                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                           Commission Only
[X] Definitive Proxy Statement                (as permitted by
                                              Rule l4a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         MERKERT AMERICAN CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: common stock, par value $.01 per share (the "common stock"), of Merkert American Corporation.
  (2) Aggregate number of securities to which transaction applies: 7,700,551 shares of common stock (includes 995,000 shares underlying options to purchase shares of common stock)
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction: $81,337,069
  (5) Total fee paid: $22,612

[X] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, Schedule or Registration Statement no.:
  (3) Filing Party:
  (4) Date Filed:

                          MERKERT AMERICAN CORPORATION
                              490 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

      NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

   YOU ARE GIVEN NOTICE that a Special Meeting in lieu of the Annual Meeting of the Stockholders of Merkert American Corporation will be held at 10:00 a.m., local time, on August 18, 1999 at the Second Floor Conference Center of Goodwin, Procter & Hoar LLP, located at Exchange Place, 53 State Street, Boston, Massachusetts 02109.

   The meeting is called:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 28, 1999 among Merkert American Corporation, Richmont Marketing Specialists Inc. and the stockholders of Richmont Marketing Specialists Inc., as amended.

     2. To consider and vote upon a proposal to amend Merkert American's Second Amended and Restated Certificate of Incorporation to change the structure and classification of the Board of Directors so that, following the merger, Merkert American will have a nine member Board of Directors classified into three classes with staggered three-year terms.

     3. To consider and vote upon a proposal to amend Merkert American's Second Amended and Restated Certificate of Incorporation to change the name of the corporation to "Marketing Specialists Corporation."

     4. To consider and vote upon a proposal to amend Merkert American's Amended and Restated 1998 Stock Option and Incentive Plan.

     5. To elect two members of the Merkert American Board of Directors to serve until the earlier to occur of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are duly elected and qualified.

     6. To consider and act upon any other matters that may properly come before the special meeting in lieu of the annual meeting or any adjournment or postponement of the meeting.

   You are entitled to vote at the special meeting in lieu of the annual meeting or at any adjournment or postponement of the meeting if you owned shares of Merkert American common stock at the close of business on July 1, 1999. A list of the stockholders entitled to vote will be available for your review at the meeting and, for the ten days before the meeting during normal business hours, at the offices of Goodwin, Procter & Hoar LLP. We have described the merger agreement and the other proposals in more detail in the accompanying proxy statement and its annexes, which form a part of this Notice.

   All stockholders are cordially invited to attend the special meeting in lieu of the annual meeting. To ensure your representation at the meeting, we urge you to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting in lieu of the annual meeting, you may vote in person even if you have already returned a proxy. If you have any questions regarding the special meeting or the merger, please call our proxy solicitation agent, D.F. King & Co., Inc. toll free at (800) 848-2998.

                                        By order of the Board of Directors

                                        /s/ Sidney D. Rogers, Jr.

Canton, Massachusetts                   Sidney D. Rogers, Jr., Secretary
July 12, 1999


                                   IMPORTANT

  Whether or not you expect to attend the special meeting in lieu of the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. If you attend the special meeting in lieu of the annual meeting, you may vote your shares in person, even though you have previously signed and returned a proxy.

                          MERKERT AMERICAN CORPORATION

                                PROXY STATEMENT

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


   The Board of Directors of Merkert American Corporation has unanimously approved the merger of Richmont Marketing Specialists Inc. with and into Merkert American Corporation. The merger will create one of the largest food brokerage companies in the nation and provide the combined company with the geographic presence to effectively service clients nationwide.

   The Merkert American stockholders must adopt the merger agreement for the merger to occur. In connection with the proposed merger, you will also be asked to approve the following three proposals that will only become effective if the stockholders adopt the merger agreement and the merger is completed:

   (a) an amendment to Merkert American's Second Amended and Restated Certificate of Incorporation to change the structure and classification of the Board of Directors so that, following the merger, Merkert American will have a nine member Board of Directors classified into three classes with staggered three-year terms;

   (b) an amendment to Merkert American's Second Amended and Restated Certificate of Incorporation that will change the name of the corporation to "Marketing Specialists Corporation;" and

   (c) an amendment to Merkert American's Amended and Restated 1998 Stock Option and Incentive Plan, which primarily would increase the total number of shares underlying the plan to 1,847,762 to reflect the increase in Merkert American's total outstanding shares following the merger.

   Finally, you will be asked to elect two members of Merkert American's Board to serve until the earlier to occur of the completion of the merger or the 2001 annual meeting of stockholders, and until their successors are duly elected and qualified.

   The date, time and place of the special meeting in lieu of the annual meeting are as follows:

                   August 18, 1999 at 10:00 a.m., local time
                          Goodwin, Procter & Hoar LLP
                          2nd Floor Conference Center
                                 Exchange Place
                                53 State Street
                                Boston, MA 02109

   Merkert American's Board of Directors has determined that the terms of the merger are fair to and in the best interests of the stockholders of Merkert American and recommends that the stockholders vote "for" the adoption of the merger agreement and "for" each of the other proposals described in the proxy statement.

   We urge you to read this document carefully before voting and to consider carefully the discussion of risks associated with the merger, which begins on page 13 under the heading "Risk Factors."

   If you have any questions regarding the special meeting or the merger, please call our proxy solicitation agent, D.F. King & Co., Inc. toll free at
(800) 848-2998.

            Proxy statement dated July 12, 1999 and first mailed to
              Merkert American stockholders on or about that date.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER..................................... Q-1

SUMMARY....................................................................   1
  The Companies............................................................   1
    Merkert American Corporation...........................................   1
    Richmont Marketing Specialists Inc.....................................   1
    The Combined Company...................................................   1
  Risk Factors.............................................................   1
  The Merkert American Special Meeting in lieu of the Annual Meeting.......   2
    Proposals to be Considered.............................................   2
    Recommendation of the Board of Directors...............................   2
    Record Date; Voting Power..............................................   2
    Vote Required..........................................................   3
    Revoking a Proxy.......................................................   3
  Proposal One--Adoption of the Merger Agreement...........................   3
    Reasons for the Merger.................................................   3
    Opinion of Tucker Anthony Cleary Gull..................................   4
    The Merger Agreement...................................................   4
    Other Related Agreements...............................................   5
    Interests of Related Parties in the Merger.............................   5
    Material Federal Income Tax Consequences...............................   5
  Proposal Two--Amendment to Structure of Merkert American's Board.........   6
  Proposal Three--Change of Corporate Name Following the Merger............   6
  Proposal Four--Amendment of Merkert American's Amended and Restated 1998
   Stock Option and Incentive Plan.........................................   6
  Proposal Five--Election of Directors.....................................   6
  Summary Unaudited Pro Forma Combined Financial Data......................   7
  Merkert American Corporation Summary Historical Financial Data...........  10
  Richmont Marketing Specialists Inc. Summary Historical Financial Data....  11
  Historical Market Data...................................................  12
  Distribution and Dividend Policy.........................................  12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................  13

RISK FACTORS...............................................................  13
  The failure to successfully integrate Richmont Marketing may adversely affect the combined company's financial condition and operations........  13
  The merger will result in manufacturer representation conflicts that could adversely affect the combined company's financial condition and results of operations...................................................  13
  If the merger fails to occur, Merkert American may incur substantial expenses and payments without obtaining any benefit.....................  14
  If the merger fails to occur, Merkert American may no longer represent some manufacturers and may lose revenue as a result.....................  14
  The combined company will have substantial indebtedness that could adversely impact its financial condition................................  14
  The merger may trigger significant obligations under Richmont Marketing's outstanding 10 1/8% senior subordinated notes due 2007 that could adversely affect the surviving company's financial condition and results of operations...........................................................  15
  A failure to satisfy the restrictive and financial covenants required by the 10 1/8% senior subordinated notes due 2007 following the merger could have an adverse impact on the financial condition of the surviving company.................................................................  16

  Merkert American cannot guarantee that it will be able to refinance
   Merkert American's and Richmont Marketing's senior credit facilities before the completion of the merger.....................................  16
  Merkert American and Richmont Marketing each have a recent history of operating losses........................................................  16
  Recent Financial Accounting Standards Board proposal regarding amortization periods could reduce Merkert American's net income and net income per share........................................................  17
  Rapid growth may impair future operations and revenues...................  17
  The amendment to Merkert American's certificate of incorporation relating to the structure of the Board of Directors will have the effect of delaying the removal of incumbent directors and discouraging unsolicited takeover bids...........................................................  17
  The post-merger voting agreement may delay the removal of incumbent directors or discourage unsolicited takeover bids.......................  17
  One large stockholder will have significant influence over Merkert
   American and could exercise this influence contrary to your interests...  18
  Merkert American's active acquisition strategy has inherent risks that could result in an adverse impact on its financial condition............  18
  The merger will result in future charges against Merkert American's earnings................................................................  18
  Computer problems related to the year 2000 may cause operating problems..  19

MERKERT AMERICAN SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING.............  20
  Purpose of Merkert American Special Meeting in lieu of the Annual
   Meeting.................................................................  20
  Recommendation of the Board of Directors.................................  20
  Record Date; Voting Power................................................  20
  Quorum...................................................................  20
  Vote Required............................................................  21
  Voting Rights; Proxies...................................................  21
  Solicitation of Proxies..................................................  22

PROPOSAL ONE--ADOPTION OF THE MERGER AGREEMENT.............................  23
  Background of the Merger.................................................  23
  Recommendation of the Special Committee and the Board of Directors of
   Merkert American; Reasons for the Merger................................  26
  Opinion of Tucker Anthony Cleary Gull....................................  28
  Reasons for Richmont Marketing's Board Approval of The Merger; Approval
   by Richmont Marketing Stockholders......................................  34
  Interests of Related Parties in the Merger...............................  35
  The Merger Agreement.....................................................  36
    Effective Time.........................................................  37
    Merger Consideration...................................................  37
    Assumption of Indebtedness ............................................  37
    Merkert American Stock Options to be Issued in the Merger..............  37
    Conduct of Business Before the Merger..................................  38
    Business Combination Proposal from Other Parties.......................  39
    Conditions to the Merger...............................................  40
    Representations and Warranties.........................................  40
    Termination............................................................  41
    Expenses...............................................................  41
    Amendments to the Merger Agreement.....................................  42
  Other Related Agreements.................................................  42
    The Pre-Merger Voting Agreements.......................................  42
    Post-Merger Voting Agreement...........................................  42
    Joint Advisory Agreement...............................................  43
    Registration Rights Agreements.........................................  43

  Regulatory Approvals Required............................................  44
  Accounting Treatment of the Merger.......................................  44
  Material Federal Income Tax Consequences.................................  45
  Nasdaq Listing...........................................................  45
PROPOSAL TWO--AMENDMENT TO MERKERT AMERICAN'S CERTIFICATE OF INCORPORATION
 RELATING TO THE STRUCTURE OF THE BOARD OF DIRECTORS.......................  46

PROPOSAL THREE--AMENDMENT TO MERKERT AMERICAN'S CERTIFICATE OF
 INCORPORATION TO CHANGE THE CORPORATE NAME................................  47

PROPOSAL FOUR--AMENDMENT TO MERKERT AMERICAN'S AMENDED AND RESTATED 1998
 STOCK OPTION AND INCENTIVE PLAN...........................................  48
  Summary of the Plan......................................................  48

PROPOSAL FIVE--ELECTION OF DIRECTORS.......................................  53

MERKERT AMERICAN CORPORATION...............................................  54
  General..................................................................  54
  Industry Overview........................................................  54
  Business Strategy........................................................  55
  Merkert American History.................................................  56
  Services and Operations..................................................  56
  Seasonality..............................................................  57
  Information Technology...................................................  57
  Competition..............................................................  58
  Employees................................................................  58
  Properties...............................................................  58
  Legal Proceedings and Administrative Matters.............................  59
  Board of Directors.......................................................  59
  Meetings of Board of Directors and Committees............................  59
  Compensation of Directors................................................  60
  Executive Compensation...................................................  60
  Stockholder Return Performance Graph.....................................  64
  Security Ownership of Certain Beneficial Owners and Management...........  64
  Certain Relationships and Related Transactions...........................  67
  Compliance with Section 16(a) of the Securities Exchange Act of 1934.....  69

SELECTED FINANCIAL DATA FOR MERKERT AMERICAN...............................  70
  Selected Consolidated Financial Data for Merkert American Corporation....  70
  Selected Financial Data for Merkert Enterprises and Rogers-American
   (Predecessor Companies).................................................  71
  Merkert Enterprises (Predecessor Company)................................  71
  Rogers-American (Predecessor Company)....................................  72

MERKERT AMERICAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION.................................................................  73
  Introduction.............................................................  73
  Acquisition History......................................................  73
  Results of Operations....................................................  74
  Results of Operations-Merkert Enterprises................................  76
  Results of Operations-Rogers-American....................................  79
  Combined Integration Activities..........................................  81
  Liquidity and Capital Resources..........................................  82
  Seasonality; Fluctuations in Quarterly Operating Results.................  84
  Inflation................................................................  84
  Year 2000 Compliance.....................................................  84
  Quantitative and Qualitative Disclosures about Market Risk...............  85

  Financial Statements and Supplementary Data.............................  85
  Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................  85

RICHMONT MARKETING SPECIALISTS INC........................................  86
  Overview................................................................  86
  Business Strengths......................................................  86
  Business Strategy.......................................................  87
  Richmont Marketing History..............................................  88
  Acquisition Activities..................................................  88
  Description of Services Provided by Richmont Marketing..................  89
  Markets.................................................................  90
  New Business Development................................................  90
  Manufacturers...........................................................  90
  Customers...............................................................  91
  Management Information Systems..........................................  91
  Competition.............................................................  92
  Facilities..............................................................  92
  Employees...............................................................  92
  Legal Proceedings.......................................................  92
  Recent Developments.....................................................  92
  Compensation of Named Executive Officers................................  93
  Compensation Committee..................................................  94
  Compensation Packages...................................................  94
  Option/Stock Appreciation Right Grants in Last Fiscal Year..............  95
  Aggregated Stock Appreciation Right Exercises in Last Fiscal Year and
   Fiscal Year-End SAR Values.............................................  95
  Deferred Compensation...................................................  96
  Employment Agreements...................................................  96
  Beneficial Ownership of Stock...........................................  97
  Relationships and Related Transactions..................................  97
RICHMONT MARKETING'S SELECTED HISTORICAL FINANCIAL DATA................... 100

RICHMONT MARKETING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS...................................... 102
  Historical Results of Operations........................................ 102
  Liquidity and Capital Resources......................................... 104
  Year 2000 Compliance.................................................... 105
  Quantitative and Qualitative Disclosures About Market Risk.............. 107
  Accounting and Financial Disclosure..................................... 107
  Note Regarding "Forward Looking Statements"............................. 107

MANAGEMENT
  Directors of the Surviving Company...................................... 108
  Management of the Surviving Company..................................... 108
  Current Directors of Merkert American................................... 108
  Current Officers of Merkert American.................................... 109
  Biographies............................................................. 109

OTHER MATTERS............................................................. 111

EXPERTS................................................................... 111

MERKERT AMERICAN STOCKHOLDER PROPOSALS.................................... 112

WHERE YOU CAN FIND MORE INFORMATION....................................... 112

INDEX TO FINANCIAL STATEMENTS............................................. F-1

ANNEXES

ANNEX A     Agreement & Plan of Merger dated as of April 28, 1999, as amended
ANNEX B     Amendment to Merkert American's Second Amended and Restated
             Certificate of Incorporation relating to the structure of the Board of Directors
ANNEX C     Amendment to Merkert American's Second Amended and Restated
             Certificate of Incorporation relating to the change of the corporate name
ANNEX D     First Amendment to Amended and Restated Merkert American 1998
             Stock Option and Incentive Plan
ANNEX E     Opinion of Tucker Anthony Cleary Gull

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: What am I being asked to vote upon?

A: You are being asked to approve five proposals:

  (1) the merger agreement, as amended, that provides for the merger of Merkert American and Richmont Marketing;

  (2) an amendment to our certificate of incorporation changing the structure and classification of our Board of Directors;

  (3) an amendment to our certificate of incorporation changing the corporate name to "Marketing Specialists Corporation;"

  (4) an amendment to our stock option plan, which primarily will increase the number of shares of common stock available for issuance under the plan; and

  (5) the election of two members to our Board of Directors to serve until the earlier to occur of the completion of the merger or the 2001 annual meeting of stockholders.

Q: Why are we proposing the merger?

A: We are proposing the merger to create a national food brokerage company with the resources to represent a wide array of manufacturers' products to customers operating in different distribution channels throughout the United States. We believe that the merger will result in significant cost savings and operating efficiencies arising out of the combined company's increased size and the elimination of overlapping support and administrative systems. In addition, we believe that the combined company will be better able to compete against local and regional food brokers because of the combined company's national coverage after the merger.

Q: What is the special committee and why was it formed?

A. The Merkert American Board of Directors formed a special committee, comprised of independent directors, to evaluate the terms of the proposed merger, and make a disinterested recommendation as to whether the Board should approve the merger agreement. The special committee of the Merkert American Board of Directors unanimously recommended the merger to the Merkert American Board of Directors.

Q: What will happen in the merger?

A: Upon completion of the merger, Richmont Marketing will merge with and into Merkert American and Richmont Marketing will cease to exist as a separate entity. In the merger, Richmont Marketing stockholders will receive approximately 48.7198 shares of Merkert American common stock for each share of Richmont Marketing common stock that they hold.

Q: What will happen to my shares in the merger?

A: Nothing will happen to the shares you currently own as a result of the merger. You will continue to own shares of Merkert American. The Richmont Marketing stockholders, however, will receive approximately 6,705,551 shares of Merkert American common stock and their Richmont Marketing shares will be canceled in the merger.

Q: Will my rights as a stockholder be altered as a result of the merger?

A: No, your rights as a stockholder will not be affected by the merger. The issuance of Merkert American common stock to the Richmont Marketing stockholders in the merger will dilute your interest in Merkert American. The combined company, however, will be much larger after the merger in terms of both assets and revenues.

Q: What is the effect of proposal two and proposal four being conditions precedent to completion of the merger?

A: One of the conditions that must be satisfied before the companies can complete the merger is that the stockholders must approve proposal four. If the stockholders do not approve this proposal, the companies will not complete the merger unless Richmont Marketing waives this condition. One of the other conditions that must be satisfied is that either the stockholders adopt proposal two or our Board increases its size to nine directors, with the resulting vacancies filled by four individuals who currently serve on Richmont Marketing's Board and one individual who is not employed at either company. If this condition is not satisfied, the companies will not complete the merger unless Richmont Marketing and Merkert American waive this condition.

Q: When will the merger be completed?

A: We intend to complete the merger shortly after we receive the necessary stockholder and regulatory approvals. We are working to complete the merger during the third quarter of 1999.

Q: How will the Board of Directors change as a result of the proposed amendment to Merkert American's certificate of incorporation?

A: If the stockholders adopt the merger agreement and the proposed amendment to the certificate of incorporation described in proposal two, Merkert American's certificate of incorporation will be amended to establish a nine member Board, four of whom currently serve on our current Board, four of whom currently serve on Richmont Marketing's Board, and one who is currently not employed by either company. The three-year Board will also be divided into three classes with staggered terms, which means that directors will stand for election every third year. If the stockholders adopt the merger agreement, as amended, but do not adopt the proposed amendment to the certificate of incorporation described in proposal two, the Board will increase its size to nine members, four of whom currently serve on our Board, four of whom currently serve on Richmont Marketing's Board and one who is currently not employed by either company.

Q: Why are we changing our name after the merger?

A: We are changing our name to "Marketing Specialists Corporation" to capitalize on recognition of that name in our industry and to describe more accurately the combined company's business.

Q: What will the proposed amendment to our stock option plan do?

A: The proposed amendment will primarily increase the number of shares available under the plan immediately following the merger to 1,847,762, which will be approximately 13% of the total shares of our common stock outstanding after the merger. Without this amendment, the number of shares available under the plan immediately after the merger would be 976,040, which would be 6.9% of the total number of shares outstanding. The current terms of the plan provide that, even without the amendment, the number of shares available for issuance would increase to 1,847,762 on January 1, 2000 if the merger is completed. The primary purpose of this amendment is to cause the number of shares underlying the stock option plan to be 13% of the total number of shares outstanding both immediately before and immediately after the completion of the merger.

Q: Why do we need to have more shares of common stock available for issuance under our stock option plan?

A: In connection with the merger, we have agreed to issue stock options to purchase 800,000 shares of Merkert American common stock to Richmont Marketing employees and other individuals associated with Richmont Marketing. This number may be increased to a maximum of 995,000 shares depending on the market price of the common stock at the effective time of the merger. Without the proposed increase, we do not have enough shares available for issuance under the plan to issue these stock options.

Q: Why are we nominating two directors for election if the merger and the proposed amendment to our certificate of incorporation will cause the members of the Board of Directors to change automatically?

A: Two of our directors have terms that expire at the meeting. The two nominees will serve until the earlier to occur of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are duly elected and qualified.

Q: What do I need to do now?

A: Just sign and mail your proxy card in the enclosed pre-paid return envelope as soon as possible, so that your shares of Merkert American common stock may be represented at the Merkert American special meeting in lieu of the annual meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Merkert American common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the merger agreement, the amendment restructuring the Board, the name change and the option plan amendment.

Q: Who can help answer your questions?

A: If you would like additional copies of this document, or if you would like to ask additional questions about the merger, you should contact our proxy solicitation agent, D.F. King & Co., Inc. toll free at (800) 848-2998 or contact us directly at:

      Merkert American Corporation
      490 Turnpike Street
      Canton, Massachusetts 02021
      Tel: (781) 828-4800
      Attention: Sidney D. Rogers, Jr.

                                    SUMMARY

   This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal and economic terms of the merger, you should carefully read this entire document and the additional documents to which we refer you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

 Merkert American Corporation (See Page 54)

   We are one of the largest food brokers in the United States. We sell and market grocery and consumer products on behalf of manufacturers. We also coordinate the execution of manufacturers' marketing programs with retailers and wholesalers. Our principal source of revenues is commissions that we receive from manufacturers. We also manage private label programs on behalf of selected retailers. We represent more than 750 manufacturers and more than 70,000 food and non-food products. We have business relationships with key retailers in 25 states primarily in the northeastern, southeastern and mid-Atlantic regions. Over the past five years, we have expanded our coverage through the acquisition and integration of 24 companies. We have three wholly-owned subsidiaries through which all of our operations occur.

   Our principal office is located at 490 Turnpike Street, Canton, MA 02021. The telephone number is (781) 828-4800.

 Richmont Marketing Specialists Inc. (See Page 86)

   Richmont Marketing Specialists Inc. is also one of the largest food brokers in the United States and is one of our competitors. Richmont Marketing provides a full array of sales, marketing, merchandising and order management services to manufacturers and retailers. Richmont Marketing represents over 1,700 manufacturers primarily across the western, southeastern, south central and mid-Atlantic regions. Since the beginning of 1996, Richmont Marketing has expanded its coverage significantly through 14 strategic acquisitions. Richmont Marketing has nine wholly-owned subsidiaries through which it conducts its operations.

   Richmont Marketing's principal office is located at 17855 Dallas Parkway, Dallas, TX 75287. The telephone number is (972) 349-6200.

 The Combined Company

   Following the merger, the combined company will be one of the largest food brokers in the United States. The combined company will have the resources and geographic presence to effectively represent a variety of manufacturers on a nationwide basis. We believe that the combined company will be better able to compete against local and regional brokers because of the combined company's national coverage after the merger. The combined company will have the ability to service key retailers in all fifty states and will initially represent approximately 2,000 manufacturers.

   Following the merger, the Board of Directors of Merkert American will have nine members, four of whom currently serve on Merkert American's Board of Directors, four of whom currently serve on Richmont Marketing's Board of Directors, and one director who is currently not employed by either company.

Risk Factors (See Page 13)

   You should carefully consider several risk factors in deciding whether to vote for the merger agreement and the other proposals described in this proxy statement. Those risks include:

 . the possibility that we will not be able to integrate successfully with Richmont Marketing, resulting in lost profitability.

 . the possibility that, if the merger is not completed, we will have expended a significant amount of time and money and will have lost customers and missed business opportunities as a result.

 . the possibility that the companies will not be able to refinance their existing credit facilities and will be unable to complete the merger as a result.

 . the existence of conflicts between manufacturers represented by Merkert
  American and manufacturers represented by Richmont Marketing that will result in the loss of manufacturer accounts of the combined company.

 . the possibility that the combined company's growth strategy will not prove profitable.

 . the fact that, following the merger, the combined company will have substantial indebtedness, which will require that it dedicate a substantial portion of its cash flow from operations to the payment of interest and principal on its indebtedness.

 . the possibility that the merger could result in substantial repayment obligations under Richmont Marketing's $100 million of 10 1/8% senior subordinated notes due 2007 that we will assume in the merger.

The Merkert American Special Meeting in lieu of the Annual Meeting (See
Page 20)

 Proposals to be Considered

   At the special meeting in lieu of the annual meeting, you will be asked to vote on five proposals.

 . The first proposal is to adopt the merger agreement, as amended.

 . The second proposal is to amend Merkert American's certificate of incorporation to change the structure and classification of the Board of Directors so that, immediately following the merger, Merkert American will have a nine member Board of Directors classified into three classes with staggered three-year terms. This amendment will only be made if the stockholders adopt the merger agreement and the companies complete the merger.

 . The third proposal is to amend Merkert American's certificate of incorporation to change the name of the corporation following the merger to "Marketing Specialists Corporation." This amendment will only be made if the stockholders adopt the merger agreement and the companies complete the merger.

 . The fourth proposal is to amend the Merkert American Amended and Restated
  1998 Stock Option and Incentive Plan, primarily to increase the total number of shares available for issuance under the plan. This amendment will only be made if the stockholders adopt the merger agreement and the companies complete the merger.

 . The fifth proposal is to elect two members of the Merkert American Board of Directors to serve until the earlier to occur of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are duly elected and qualified.

   Our current directors and executive officers beneficially own as a group approximately 26.0% of the shares of Merkert American common stock. Each of these individuals intends to, and has agreed with Richmont Marketing to, vote in favor of the first four proposals.

   At the meeting, you may also be asked to consider and vote on matters related to the conduct of the meeting.

 Recommendation of the Board of Directors

   Our Board of Directors recommends that the stockholders vote in favor of the adoption of the merger agreement, as amended, both amendments to the certificate of incorporation, and the amendment to the option plan, and the election of the two nominees to the Board of Directors.

 Record Date; Voting Power

   You are entitled to vote at the special meeting in lieu of the annual meeting if you owned shares of Merkert American common stock at the close of business on July 1, 1999. This date is known as the record date. As of the record date, there were 7,172,300 shares of Merkert American common stock issued and outstanding held by approximately 65 holders of record. Holders of Merkert American common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting in lieu of the annual meeting. As of the record date, there were 335,700 shares of restricted common stock issued and outstanding, each of which entitles the holder to 1/10 of a vote. The common stock and the restricted common stock will vote together as a single class on all five of the proposals described in this proxy statement that are to be voted on at the special meeting in lieu of the annual meeting of Merkert American stockholders.

 Vote Required

   Approval by the stockholders of the proposal to adopt the merger agreement, as amended, will require the affirmative vote of a majority of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. Approval of the amendment to Merkert American's certificate of incorporation relating to the structure of the Board will require the affirmative vote of two-thirds of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. Approval of the amendment to Merkert American's certificate of incorporation for the name change will require the affirmative vote of a majority of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. A failure to vote, a vote to abstain or a broker non-vote on any of these three proposals will have the same legal effect as a vote against any of these proposals.

   Approval of the amendment to Merkert American's option plan will require the affirmative vote of a majority of the voting power present at the meeting and entitled to vote. Neither a failure to vote nor a broker non-vote will count as a vote against this proposal, but a vote to abstain will have the same legal effect as a vote against this proposal.

   The election of the two nominees to the Merkert American Board will require the affirmative vote of a plurality of the votes cast by the stockholders on the election. The failure to vote, a vote to abstain or a broker non-vote will not count as a vote against this proposal.

   A "no" vote for any proposal on the enclosed proxy card will be a vote against that proposal. If we do not receive a sufficient number of "yes" votes on any of the proposals, then that proposal will not become effective.

 Revoking a Proxy

   You may revoke a previously given proxy at any time before it is voted at the special meeting in lieu of the annual meeting by either:

 . filing with the Secretary of Merkert American a written instrument revoking the proxy;

 . submitting a duly executed proxy bearing a later date; or

 . voting in person at the special meeting in lieu of the annual meeting.

Proposal One--Adoption of the Merger Agreement

   We have recommended adopting the merger agreement, as amended, attached as Annex A to this proxy statement relating to our proposed merger with Richmont Marketing. Proposal four is a condition precedent to the completion of the merger and the failure of Merkert American stockholders to approve the proposal may have the effect of preventing Merkert American from completing the merger unless Richmont Marketing waives this condition.

 Reasons for the Merger (See Page 26)

   In reaching its determination to recommend that the stockholders adopt the merger agreement, as amended, the special committee of the Merkert American Board of Directors and the Merkert American Board of Directors considered a number of factors including:

 . the competitive advantages to the combined company from having a nationwide geographic presence;

 . the enhanced capabilities of the combined company;

 . the strategic and financial alternatives available to Merkert American; and

 . the consolidation trend in the food brokerage industry.

   The special committee and the Board also considered a number of potentially negative factors associated with the transaction, including:

 . the manufacturers' conflicts that may arise as a result of the merger and resulting lost business;

 . the potential adverse effect on our financial condition resulting from a failure to successfully integrate the two companies and their operations;

 . the adverse effect on our operations from failing to complete the transaction after having announced it; and

 . the substantial indebtedness of Richmont Marketing that we would have to assume.

 Opinion of Tucker Anthony Cleary Gull (See Page 28)

   Tucker Anthony Cleary Gull rendered an opinion dated as of April 27, 1999 to the special committee of the Merkert American Board and the Merkert American Board that the merger is fair from a financial point of view to Merkert American. Tucker Anthony Cleary Gull is a nationally recognized investment banking firm that was retained by the special committee to deliver a fairness opinion relating to the merger. A copy of Tucker Anthony Cleary Gull's opinion, setting forth the information reviewed, assumptions made and matters considered is attached to this proxy statement as Annex E. You should read Tucker Anthony Cleary Gull's opinion in its entirety.

 The Merger Agreement (See Page 36)

General

   Merkert American and Richmont Marketing have entered into a merger agreement, as amended, that, if adopted and all of its conditions to closing are satisfied, will result in Richmont Marketing merging with and into Merkert American. Merkert American will issue a total of 6,705,551 shares of common stock to the Richmont Marketing stockholders as consideration in the merger. Immediately following the merger, the stockholders of Merkert American will own approximately 52.8% of the outstanding common stock of the combined company and the stockholders of Richmont Marketing will own approximately 47.2% of the outstanding common stock of the combined company.

Merger Consideration

   At the effective time of the merger, each issued and outstanding share of Richmont Marketing common stock will be converted into approximately 48.7198 shares of Merkert American common stock.

   Upon completion of the merger, we have agreed to grant stock options to purchase 800,000 shares of Merkert American common stock to individuals employed by or associated with Richmont Marketing. This number may increase to a maximum of 995,000 shares depending on the market price of the common stock at the effective time of the merger.

Assumption of Indebtedness

   In connection with the merger, Merkert American will assume $169.0 million of indebtedness of Richmont Marketing, including its $100 million of 10 1/8% senior subordinated notes due 2007. See "Risk Factors--The merger may trigger significant obligations under Richmont Marketing's outstanding 10 1/8% senior subordinated notes due 2007 that could adversely affect the surviving company's financial condition and results of operations" and "Risk Factors--A failure to satisfy the restrictive and financial covenants required by the 10 1/8% senior subordinated notes due 2007 following the merger could have an adverse impact on the financial condition of the surviving company."

Conditions to the Merger

   For the merger to occur, the parties must satisfy or waive the conditions specified in the merger agreement, including:

 . stockholder approval of the adoption of the merger agreement, as amended;

 . either stockholder approval of the amendment to Merkert American's certificate of incorporation described in proposal two or the Board will increase its size to nine directors with four of the five vacancies filled by individuals who currently serve on Richmont Marketing's Board and the remaining vacancy filled by an individual not currently employed by either company;

 . stockholder approval of the proposed amendment to our stock option plan described in proposal four;

 . the approval for the listing of the shares to be issued in the merger on the Nasdaq National Market;

 . refinancing of both companies' existing credit facilities;

 . either our assumption of Richmont Marketing's 10 1/8% senior subordinated notes due 2007 or our repurchase and refinancing of these notes on commercially reasonable terms;

 . the execution of the voting agreement and joint advisory agreement described in more detail below; and

 . confirmation of each party's compliance with the merger agreement.

 Other Related Agreements (See Page 42)

   In connection with the merger, our management and some of our stockholders, including our largest stockholder, and the Richmont Marketing stockholders entered into reciprocal pre-merger voting agreements. Under these agreements, all of the Richmont Marketing stockholders and our management agreed to vote all shares of common stock under their control in favor of the proposed merger agreement and against any competing transaction.

   At closing, the Richmont Marketing stockholders and two stockholders of Merkert American will enter into a voting agreement to vote in favor of five nominees for election to Merkert American's Board of Directors that are designated by Richmont Marketing's largest stockholder, provided that such nominees are reasonably acceptable to the two Merkert American stockholders. Immediately following the merger, the parties to this voting agreement will collectively control 54.5% of the total voting power of the surviving company.

   Upon the completion of the merger, we will also enter into a joint advisory agreement with Monroe & Company, LLC and Richmont Capital Partners I, L.P. for business consulting, financial advisory and investment banking services. The joint advisory agreement will provide for minimum annual fees of $1 million. The joint advisory agreement will otherwise be on substantially similar terms as, and will supersede, the existing advisory agreement between Merkert American and Monroe & Company, LLC.

 Interests of Related Parties in the Merger (See Page 35)

   Upon the completion of the merger, the combined company will pay Monroe & Company, LLC approximately $2.5 million for financial advisory services rendered to Merkert American in connection with the merger. James L. Monroe, sole manager of and a member of Monroe & Company, LLC, serves on the Board of Directors of Merkert American and will continue to do so after the merger. Mr. Monroe beneficially owns approximately 14.7% of the outstanding Merkert American common stock, including 7.0% through his relationship with Monroe & Company, LLC.

   Upon completion of the merger, the combined company may pay Richmont Capital Partners I, L.P. $500,000 for financial advisory services rendered to Richmont Marketing in connection with the merger. Richmont Capital Partners I, L.P. indirectly owns 60% of the outstanding common stock of Richmont Marketing. Four persons who may be deemed to be affiliates of Richmont Capital Partners I, L.P. serve on the Board of Directors of Richmont Marketing and will receive options to purchase a total of approximately 395,000 shares of Merkert American common stock in connection with the merger. Three of these persons will serve on the Board of Directors of Merkert American following the merger.

 Material Federal Income Tax Consequences (See Page 45)

   We expect the merger to be tax-free to Merkert American and Richmont
Marketing.

Proposal Two--Amendment to Structure of Merkert American's Board (See Page 46)

   Subject to adoption of the merger agreement, as amended, by our stockholders, we have proposed amending our certificate of incorporation in the form attached to this proxy statement as Annex B to change the structure and classification of the Board of Directors so that, following the merger, Merkert American will have a nine member Board of Directors classified into three classes with staggered three-year terms. The amendment accelerates the implementation of the three-class staggered board, which otherwise would not begin to phase in until the annual meeting of stockholders in 2000.

   Of the nine directors to be appointed by the amendment, four individuals currently serve on Merkert American's Board, four individuals currently serve on Richmont Marketing's Board, and one individual is currently not employed by either company.

   If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders. If stockholders do not approve proposal two, the Board will increase its size to nine with four of the five vacancies filled by individuals who currently serve on Richmont Marketing's Board and the remaining vacancy filled by an individual who is not employed by either company.

Proposal Three--Change of Corporate Name Following the Merger (See Page 47)

   Subject to adoption of the merger agreement, as amended, by our stockholders, we have proposed amending our certificate of incorporation in the form attached to this proxy statement as Annex C to change the corporate name of Merkert American Corporation to "Marketing Specialists Corporation" following the merger. We propose the name change to capitalize on the extensive recognition of the "Marketing Specialists" name in our industry and to describe more accurately the combined company's business.

   If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders.

Proposal Four--Amendment of Merkert American's Amended and Restated 1998 Stock Option and Incentive Plan (See Page 48)

   Subject to adoption of the merger agreement, as amended, by our stockholders, we have proposed an amendment to the Merkert American Amended and Restated 1998 Stock Option and Incentive Plan in the form attached to this proxy statement as Annex D, which primarily will increase the number of shares of Merkert American common stock immediately following the merger to 1,847,762. These shares will represent approximately 13% of the total number of shares of Merkert American common stock outstanding after the merger. Without this amendment, the number of shares underlying the plan would be 976,040, or approximately 6.9% of the total number of shares outstanding after the merger. The current terms of the plan provide that, even without the amendment, the number of shares available for issuance would increase to 1,847,762 on January 1, 2000 if the merger is completed. We have historically had 13% of our outstanding common stock available under our stock option plan and desire to maintain that balance. In addition, the number of shares available without the amendment would not be sufficient to cover the additional options that Merkert American has agreed to issue to individuals employed or otherwise associated with Richmont Marketing in connection with the merger.

   If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders. Stockholder approval of this amendment is a condition to the completion of the merger. As a result, if stockholders do not approve proposal four, the merger will not be completed unless Richmont Marketing waives this condition.

Proposal Five--Election of Directors (See Page 53)

   Our Board of Directors has nominated Gerald R. Leonard and James A. Schlindwein for election as directors of Merkert American. If elected, they will serve until the earlier of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are duly elected and qualified.

              Summary Unaudited Pro Forma Combined Financial Data
               (in thousands, except share and per share amounts)

   We were incorporated on March 4, 1998. Our only operations for the period between March 4, 1998 and December 18, 1998 related to the public offering of our common stock and the acquisition of Merkert Enterprises, Inc. and Rogers-American Company, Inc. We completed the public offering and the acquisitions of Merkert Enterprises and Rogers-American on December 18, 1998. In April 1999, we signed a definitive merger agreement with Richmont Marketing. For financial statement presentation purposes, we have been designated as the accounting acquiror. In the table below, we provide you with summary pro forma combined financial data of Merkert American, as adjusted for certain pro forma adjustments to the historical financial statements of Merkert Enterprises, Rogers-American and Richmont Marketing. The unaudited pro forma combined financial data set forth below do not purport to represent Merkert American's combined results of operations or financial position for any future period. The summary combined financial data set forth below should be read in conjunction with, and are qualified by reference to "Merkert American Management's Discussion and Analysis of Financial Condition and Results of Operations," the Merkert American Unaudited Pro Forma Combined Financial Statements and the notes thereto and the Merkert Enterprises, Rogers-American and Richmont Marketing financial statements and the notes thereto which are contained in this proxy statement.

                                                 Year Ended     Three Months
                                                December 31,   Ended March 31,
                                                    1998            1999
                                                ------------   ---------------
                                                 Pro Forma        Pro Forma
Statement of Operations Data(1)(2)(3):
Sales..........................................  $   44,605      $   12,749
Commissions....................................     394,081          96,379
                                                 ----------      ----------
Revenues.......................................     438,686         109,128
Cost of sales..................................      41,077          11,304
Selling, general and administrative expense....     390,334(4)       90,521(4)
Restructuring expense..........................       6,935             --
Depreciation and amortization(5)...............      15,915           3,979
                                                 ----------      ----------
Operating income (loss)........................     (15,575)          3,324
Interest expense, net(6).......................      22,004           5,846
Other (income) expense, net....................         430             (37)
                                                 ----------      ----------
Income (loss) before income taxes..............     (38,009)         (2,485)
Net income (loss)..............................  $  (38,009)     $   (2,485)
                                                 ==========      ==========
Basic net income (loss) per share..............  $    (2.67)     $    (0.17)
                                                 ==========      ==========
Shares used in computing basic net income
 (loss) per share(7)...........................  14,214,000      14,214,000
                                                 ==========      ==========
Diluted income (loss) per share................  $    (2.67)     $    (0.17)
                                                 ==========      ==========
Shares and potential dilutive securities used
 in computing diluted income (loss) per
 share(7)......................................  14,214,000      14,214,000
                                                 ==========      ==========
Other Financial Data:
EBITDA(8)......................................  $      340      $    7,303
                                                 ==========      ==========
EBITDA As Adjusted(8)(9).......................  $   47,417      $    7,303
                                                 ==========      ==========
                                                                    As of
                                                               March 31, 1999
                                                                  Pro Forma
                                                                 Combined(2)
                                                               ---------------
Balance Sheet Data:
Working capital................................                  $   17,301
Total assets...................................                     454,901
Total long-term debt, net of current portion...                     234,086
Stockholders' equity...........................                     141,905

            Footnotes for Summary Pro Forma Combined Financial Data

(1) The Summary Pro Forma Combined Financial Data, other than the Pro Forma Summary Balance Sheet Data, assume the merger took place on January 1, 1998 and are not necessarily indicative of the results that Merkert American would have obtained had these events actually occurred on that date or of Merkert American's future results.
(2) The Summary Pro Forma Combined Balance Sheet Data assume that the merger occurred on March 31, 1999.
(3) Includes the adjustment to record the income tax provision after considering the non-deductibility of goodwill and any deferred tax asset valuation requirements.
(4) You should read "Merkert American Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Integration Activities" for a discussion of the recent integration activities of Merkert American reflected on the Pro Forma Statement of Operations Data and "Richmont Marketing Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent integration activities of Richmont Marketing.
(5) Includes a pro forma adjustment to decrease amortization of goodwill by $23,875,000 for the year ended December 31, 1998 and $4,758,000 for the three months ended March 31, 1999 as a result of the combinations computed on the basis described in the Notes to Unaudited Pro Forma Combined Financial Statements.
(6) Includes a pro forma adjustment to decrease interest expense by $825,000 for year ended December 31, 1998 associated with the term loan that Merkert American obtained from First Union National Bank, N.A. at the closing of its acquisitions of Merkert Enterprises and Rogers-American. Interest expense is net of approximately $1.7 million of interest income for Richmont Marketing.
(7) Includes all shares of Merkert American common stock outstanding as of March 31, 1999 and 6,705,551 shares of common stock to be issued to the stockholders of Richmont Marketing. Shares used in computing diluted earnings per share exclude all outstanding options as their effect would be antidilutive.
(8) EBITDA represents earnings before interest, taxes, depreciation and amortization. Merkert American believes that EBITDA may be useful to investors for measuring Merkert American's ability to service debt, to make new investments and to meet working capital requirements. EBITDA as calculated by Merkert American may not be consistent with calculations of EBITDA by other companies. EBITDA should not be considered in isolation from or as a substitute for net income (loss), cash flows from operating activities or other statements of operations or cash flows prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(9) The adjusted unaudited pro forma EBITDA for Merkert American for the year ended December 31, 1998 was $25.6 million after giving effect to: (1) $13.1 million in savings from the elimination of duplicative salaries, and other direct costs net of revenues lost as a result of manufacturer conflicts and other factors; and (2) the elimination of $28.9 million of non-recurring charges related to the purchases of Merkert Enterprises and Rogers-American, assuming the combination of Merkert Enterprises and Rogers-American took place on January 1, 1998. You should read "Merkert American Management's Discussion and Analysis of Financial Condition-- Combined Integration Activities" for a more detailed description of the adjusted pro forma combined EBITDA for Merkert American.

   The adjusted unaudited pro forma EBITDA for Richmont Marketing for the year ended December 31, 1998 was $21.8 million after giving effect to the elimination of $5.8 million non-recurring charges consisting of: (1) $1.7 million of lease restructuring charges; (2) $1.1 million of receivable adjustments relating to prior acquisitions of Richmont Marketing and the elimination of $3.0 million of other non-recurring charges.

   On a combined basis, without giving any effect to any integration activities resulting from the combination of Merkert American and Richmont Marketing, the adjusted unaudited pro forma combined EBITDA for

  Merkert American was $47.4 million for the year ended December 31, 1998. Merkert American believes that the combined company will satisfy the 2:00 to 1:00 consolidated coverage ratio as of June 30, 1999, which is a requirement under the indenture governing Richmont Marketing's 10 1/8% senior subordinated notes due 2007 after taking into account the anticipated effects of the merger. See "Risk Factors--The merger may trigger significant obligations under Richmont Marketing's outstanding 10 1/8% senior subordinated notes due 2007 that could adversely affect the surviving company's financial condition and results of operations." The companies also intend to refinance their existing credit facilities prior to completion of the merger. If they are unable to do so, the merger will not be completed. See "Risk Factors--Merkert American cannot guarantee that it will be able to refinance Merkert American's and Richmont Marketing's senior credit facilities before the completion of the merger."

         Merkert American Corporation Summary Historical Financial Data
                             (dollars in thousands)
   In the table below, we provide you with summary historical financial data for our predecessor companies, Merkert Enterprises and Rogers-American, for the years ended December 31, 1996 and 1997, the period ended December 18, 1998, and the three months ended March 31, 1998 (unaudited). We derived the financial data of the predecessor companies from the financial statements included elsewhere in this proxy statement but do not reflect our acquisition of these companies or the related adjustments that are reflected in the Summary Pro Forma Combined Financial Data. The statement of operations and balance sheet data for Merkert American for the period from inception to December 31, 1998 and for the three months ended March 31, 1999 (unaudited) includes the operating results and assets of Merkert Enterprises and Rogers-American since their acquisition on December 18, 1998 and are derived from the financial statements and accompanying notes, as well as "Merkert American Management's Discussion and Analysis of Financial Condition and Results of Operations." We derived the consolidated income data for the three months ended March 31, 1999 and the consolidated balance sheet data at March 31, 1999 from unaudited consolidated financial statements also included elsewhere in this proxy statement. We prepared the unaudited consolidated financial statements on a basis consistent with our audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our consolidated financial position and results of operations for the period presented. The consolidated results of operations for the three months ended March 31, 1999 are not necessarily indicative of results for the year ending December 31, 1999 or any future period. We encourage you to review the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the Merkert Enterprises and Rogers-American financial statements and the notes thereto included elsewhere in this proxy statement.

                            Year Ended    Period Ended Inception to   Three Months
                           December 31,   December 18, December 31, Ended March 31,
                         ---------------- ------------ ------------ -----------------
                          1996     1997       1998         1998      1998      1999
                         ------- -------- ------------ ------------ -------  --------
                                                                      (unaudited)
Merkert Enterprises
  Commissions........... $80,661 $104,274   $90,254      $    --    $24,168  $    --
  Sales.................  44,916   43,105    42,185           --     12,424       --
                         ------- --------   -------      --------   -------  --------
  Revenues.............. 125,577  147,379   132,439           --     36,592       --
  Operating income
   (loss)(1)............     633    1,373    (6,278)          --       (283)      --
Other Financial Data
  EBITDA (1)(2).........   3,080    5,857    (1,841)          --        854       --
Rogers-American
  Commissions........... $63,311 $ 82,985   $79,558           --    $20,831       --
  Operating income
   (loss)(1)............     107    4,085   (15,949)          --      1,190       --
Other Financial Data
  EBITDA (1)(2).........   1,753    6,601   (13,510)          --      1,825       --
Merkert American
  Commissions........... $   --  $    --    $   --       $  5,975   $   --   $ 43,876
  Sales.................     --       --        --          2,420       --     12,749
                         ------- --------   -------      --------   -------  --------
  Revenues..............     --       --        --          8,395       --     56,625
  Operating income
   (loss)...............     --       --        --         (1,187)      --      5,155
Other Financial Data
  EBITDA (1)(2).........     --       --        --         (1,008)      --      6,612
Balance Sheet Data--
 Merkert American:
  Working Capital (defi-
   cit)                  $   --  $    --    $   --       $ (2,108)  $   --   $   (122)
  Total Assets..........     --       --        --        188,410       --    192,784
  Total long-term debt,
   net of current por-
   tion.................     --       --        --         74,673       --     74,443
  Shareholders' equity..     --       --        --         72,595       --     78,473

--------
(1) Includes restructuring charges for Merkert Enterprises of $5,987,000 for the period ended December 18, 1998 and $948,000 of restructuring charges for Rogers-American for the period ended December 18, 1998.
(2) EBITDA represents earnings before interest, taxes, depreciation and amortization excluding other income. Merkert American believes that EBITDA may be useful to investors for measuring Merkert American's ability to service debt, to make new investments and to meet working capital requirements. EBITDA as calculated by Merkert American may not be consistent with calculations of EBITDA by other companies. EBITDA should not be considered in isolation from or as a substitute for net income
    (loss), cash flows from operating activities or other statements of operations or cash flows prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

     Richmont Marketing Specialists Inc. Summary Historical Financial Data
                             (dollars in thousands)

   In the table below, we provide you with summary historical financial data for Richmont Marketing and its subsidiaries which should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Richmont Marketing included in this proxy statement. The statement of operations data presented for the three years ended December 31, 1998 and the balance sheet data as of December 31, 1996, 1997 and 1998 have been derived from Richmont Marketing's audited financial statements for those periods. We derived the selected historical financial information set forth below as of and for the three months ended March 31, 1999 and 1998 from unaudited financial statements which, in the opinion of management, include all normal recurring adjustments necessary for the fair presentation of these financial statements. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the full year.

   The statement of operations and balance sheet data include the operating results and assets and liabilities of Bromar, Inc. and subsidiaries since its acquisition on October 31, 1996, Tower Marketing, Inc. since its acquisition on May 31, 1997 and Atlas Marketing Company, Inc. and subsidiaries since its acquisition on December 19, 1997. Richmont Marketing has accounted for the Atlas Marketing Company, Inc. and subsidiaries acquisition effective December 31, 1997 for financial reporting purposes. The results of operations of Atlas Marketing Company, Inc. and subsidiaries during the period December 19, 1997 through December 31, 1997 were not material.

   We encourage you to review the audited financial statements and the accompanying notes, as well as "Richmont Marketing Management's Discussion and Analysis of Financial Condition and Results of Operations" which is also contained in this proxy statement.

                                                          Three Months Ended
                              Year Ended December 31,          March 31,
                             ---------------------------  --------------------
                              1996      1997      1998      1998       1999
                             -------  --------  --------  ---------  ---------
                                        (dollars in thousands)
                                                              (unaudited)
Statement of Operations Da-
 ta:
  Revenue................... $73,447  $155,932  $218,294     53,089     52,503
  Operating expenses........  74,969   159,995   235,051     58,889     59,093
                             -------  --------  --------  ---------  ---------
  Operating loss............  (1,522)   (4,063)  (16,757)    (5,800)    (6,590)
Other Financial Data:
  EBITDA(1).................   4,032    10,292    15,978      3,840        690
Balance Sheet Data (end of
 period):
  Cash and cash equiva-
   lents....................     --     41,395    26,634     36,211     21,978
  Total assets..............  84,655   211,530   174,762    203,140    165,446
  Long-term obligations, in-
   cluding current
   maturities...............  51,661   177,916   171,230    176,515    169,010
  Shareholders' equity (def-
   icit)....................  11,736     9,309   (23,028)     1,541    (33,240)

--------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization excluding other income. Merkert American believes that EBITDA may be useful to investors for measuring Richmont Marketing's ability to service debt, to make new investments and to meet working capital requirements. EBITDA as calculated by Richmont Marketing may not be consistent with calculations of EBITDA by other companies. EBITDA should not be considered in isolation from or as a substitute for net income
    (loss), cash flows from operating activities or other statements of operations or cash flows prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                             Historical Market Data

   Merkert American's common stock has traded on the Nasdaq National Market under the symbol "MERK" since its initial public offering on December 18, 1998. The following table sets forth the high and low sales prices of Merkert American common stock reported for the calendar quarters indicated.

   1998                                                            High   Low
   ----                                                           ------ ------
   Fourth Quarter (from December 18, 1998)....................... $15.63 $15.00
   1999
   ----
   First Quarter................................................. $15.38 $10.25
   Second Quarter (through June 30, 1999)........................ $11.88 $ 8.63

   The following table sets forth the last reported sales price per share of Merkert American common stock: (a) on April 27, 1999, the last trading day preceding public announcement of the terms of the merger, and (b) on July 7, 1999, the most recent date for which prices were available before printing this proxy statement.

   April 27, 1999........................................................ $11.00
   July 7, 1999.......................................................... $ 9.38

   As of July 1, 1999, the record date, there were approximately sixty-five holders of record of Merkert American's common stock. Richmont Marketing's common stock is not listed for trading on any exchange or automated quotation service. There are five holders of record of Richmont Marketing's common stock.

   Because the market price of Merkert American common stock is subject to fluctuation, we urge you to obtain current market quotations for your shares of Merkert American common stock.

                        Distribution and Dividend Policy

   We have never declared a cash dividend or distributed earnings. Consistent with our practice prior to the merger, we intend to retain earnings to finance the growth and development of our business and for general corporate purposes, including future acquisitions. We do not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the combined company's Board of Directors and will depend upon the financial condition, capital requirements and earnings of the combined company following the merger and other factors that the Board of Directors may deem relevant.

   In addition, our current credit facility with First Union National Bank, N.A. prohibits us from paying any dividend without the consent of our lenders. We anticipate that any new credit facility entered into with First Union National Bank, N.A. and The Chase Manhattan Bank, N.A. would contain similar prohibitions. The indenture governing the 10 1/8% senior subordinated notes due 2007 also prohibits the payment of any dividend unless specific financial conditions set forth in the indenture are met.

   We do not have any dividends in arrears or defaults in principal or interest regarding any of our securities and Richmont Marketing does not have any dividends in arrears or defaults in principal or interest regarding any securities of Richmont Marketing.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This document contains forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of Merkert American, Richmont Marketing and the combined company and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Merkert American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this proxy statement, could affect the future results of Merkert American, Richmont Marketing and the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements:

  . changes in economic conditions in the markets served by the companies;

  . changes in competitive conditions in the food brokerage industry;

  . a significant delay in completing the merger;

  . future regulatory actions and conditions in the companies' operating areas; and

  . other risks and uncertainties described in Merkert American's public announcements and filings.

                                  RISK FACTORS

   In addition to the other information included in this proxy statement, you should carefully consider the risk factors described below in deciding whether to vote in favor of the adoption of the merger agreement, as amended, and the other proposals set forth in this proxy statement.

The failure to successfully integrate Richmont Marketing may adversely affect the combined company's financial condition and operations.

   The failure to successfully integrate the operations of Merkert American and Richmont Marketing could have a material adverse effect on the combined company's ability to represent manufacturers and on its financial condition and results of operations. During the integration process, Merkert American may encounter unforeseen difficulties and incur unforeseen costs. Management may have to spend significant time, money and other resources to integrate these businesses and resolve these difficulties. Merkert American and Richmont Marketing use different technologies, have different capabilities and employ different management styles, all of which may be barriers to the successful integration of the combined companies. Although management of both Merkert American and Richmont Marketing believe that substantial opportunities exist in the integration of the businesses of Merkert American and Richmont Marketing and the marketing of each other's services to their respective customers, the integration process may prove to be more difficult or costly than anticipated. In addition, Merkert American cannot guarantee that the anticipated integration-related costs savings and increased revenue from cross-selling opportunities will exceed the substantial integration and transaction costs incurred by both Merkert American and Richmont Marketing in connection with the merger.

The merger will result in manufacturer representation conflicts that could adversely affect the combined company's financial condition and results of operations.

   The combined company could lose clients and experience decreased revenues because of manufacturer representation conflicts resulting from the merger. The merger will result in manufacturer representation conflicts because Merkert American and Richmont Marketing currently represent some manufacturers that sell similar or competitive products. Most manufacturers will not allow one food broker to market and sell their competitors' products in the same territories in which that food broker represents the manufacturer. Some manufacturers prohibit food brokers from marketing and selling their competitors' products in any territory. Some manufacturers can be highly subjective in their definition of "competing products" and may declare or determine that products with varying degrees of similarity are competing products.

   These conflicts are most likely to arise in the southeastern region where Merkert American's and Richmont Marketing's operations overlap significantly. The combined company may be required to choose to represent particular lines or products and to terminate its representation of others in order to resolve a conflict. In resolving any conflicts that may arise, management may choose to represent manufacturers currently represented by Richmont Marketing instead of manufacturers currently represented by Merkert American. In other cases, a manufacturer may terminate the combined company because it believes that this kind of conflict exists. The combined company may lose revenue if, as a result of the resolution of these conflicts, it cannot retain existing Richmont Marketing and Merkert American manufacturers or if it does not represent the lines of products that are ultimately the most successful. In these circumstances, some manufacturers which Merkert American does not represent may become the combined company's clients if the combined company resigns from its representation of a competitor or is terminated by a competitor.

If the merger fails to occur, Merkert American may incur substantial expenses and payments without obtaining any benefit.

   The merger may not occur even if Merkert American's stockholders adopt the merger agreement because completion of the merger requires the satisfaction of many conditions, some of which are outside the control of Merkert American. If the merger does not occur, Merkert American will have incurred substantial expenses in connection with the merger without obtaining any benefit from those expenses. Merkert American may also be obligated to pay a $2.5 million termination fee if the merger agreement is terminated in those circumstances for which the merger agreement requires the payment of the fee. Having to pay this termination fee may adversely affect the ability of Merkert American to engage in another transaction and may also have an adverse impact on Merkert American's financial condition.

If the merger fails to occur, Merkert American may no longer represent some manufacturers and may lose revenue as a result.

   In anticipation of the merger, some manufacturers have terminated their relationships with Merkert American because of conflicts with Richmont Marketing's manufacturers. If the merger does not occur, Merkert American will most likely not be able to regain these manufacturers and may have difficulty obtaining other manufacturers to replace the business and revenues lost as a result of these terminations. These lost revenues could have a material adverse impact on its financial condition and results of operations. In these circumstances, however, other manufacturers which Merkert American does not represent may be more available to become clients of Merkert American than if these terminations had not taken place.

The combined company will have substantial indebtedness that could adversely impact its financial condition and results of operations.

   Richmont Marketing has substantial indebtedness, which Merkert American will assume or refinance in the merger. As a result, Merkert American will have indebtedness that will be substantial in relation to its stockholders' equity. In addition, the indebtedness will have debt service requirements that will be significant compared to the combined company's income and cash flow from operations. At March 31, 1999, the combined company's total indebtedness would have been approximately $258 million on a pro forma basis after giving effect to the merger.

   The significant potential consequences to the combined company of this substantial indebtedness include the following:

  . the combined company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

  . a reduction in the funds available to the combined company for use in the operation of its business because a substantial portion of its cash flow from operations must be dedicated to the payment of interest and principal on its substantial indebtedness;

  . restrictions on expenditures and penalties may be imposed if financial and operating covenants in the combined company's senior credit facility and the 10 1/8% senior subordinated notes due 2007 are not met;

  . the combined company's flexibility in planning for and adjusting to changes in its business and the food brokerage industry may be limited;

  . the combined company may have less capacity to withstand competitive pressures, such as industry-wide commission reductions or profit margin erosion; and

  . the combined company will be more vulnerable to a downturn in general economic conditions or its business.

The merger may trigger significant obligations under Richmont Marketing's outstanding 10 1/8% senior subordinated notes due 2007 that could adversely affect the surviving company's financial condition and results of operations.

   In the merger, Merkert American expects to assume Richmont Marketing's obligations under $100 million of 10 1/8% senior subordinated notes due 2007. The indenture that governs these notes requires that the merger meet specified conditions, which are described in more detail below. If the merger and the surviving company do not satisfy these conditions, then Merkert American may be obligated to repay all or a significant portion of the notes, potentially at a premium to the notes' then current market price or their original issuance price. Merkert American does not have sufficient cash on hand to repurchase the notes and would need to seek alternative financing to refinance the notes. Merkert American can give no assurance that it would be able to refinance the notes on terms that are commercially reasonable and which would not adversely impact the combined company's financial condition and results of operations.

   The merger may not satisfy the conditions in the indenture relating to Richmont Marketing's ability to complete the merger.

   Unless the merger satisfies specific conditions contained in the indenture, an event of default will exist with respect to the notes. One of these conditions is the requirement that the combined company have a consolidated debt coverage ratio of 2.00:1.00 immediately following the merger determined on a pro forma basis. Merkert American believes that the combined company would satisfy the debt coverage ratio condition as of June 30, 1999 and the other conditions relating to the merger contained in the indenture after taking into account the anticipated effects of the merger. The determination of whether the merger satisfies the conditions contained in the indenture involves the application of complex legal and accounting principles and is subject to differing viewpoints. As a result, Merkert American cannot guarantee that the merger will satisfy these conditions to the merger. In the event that the merger does not satisfy these conditions, the combined company may either refinance the 10 1/8% senior subordinated notes due 2007 or solicit the consent of the noteholders to the merger. The noteholders may disagree with the combined company's determination that the merger will satisfy these conditions and may commence a lawsuit to prevent the merger or recover damages. If the combined company decides to refinance the notes, it cannot guarantee that it will be able to refinance the notes on terms which would not adversely affect the financial condition of the combined company. If Merkert American conducts a consent solicitation, it cannot guarantee that it will be able to obtain the necessary consents from the noteholders to permit the merger. Any noteholder suit could have a material adverse effect on the financial condition of the combined company or its ability to obtain alternative financing.

   The noteholders may have the right to tender their notes to the surviving company for repayment following the merger.

   Upon the occurrence of specified types of change of control events identified in the indenture, the holders of Richmont Marketing's 10 1/8% senior subordinated notes due 2007 will have the right to require Richmont Marketing or the combined company to repurchase their notes at a price that will be higher than the original issuance price of the notes and may be higher than the then-current market value of the notes. Merkert American believes that the merger will not trigger these obligations; however, it cannot guarantee that the obligations will not be triggered upon or after completion of the merger or that a future event will not trigger the repurchase obligation. The combined company will not have sufficient cash on hand to pay these obligations at the time of a required repurchase and may not be able to borrow additional funds on acceptable terms in order to complete the repurchase. A noteholder could claim that the repurchase obligations have been triggered and could sue the combined company to force a repurchase of the notes. A noteholder suit could have a material adverse effect on the financial condition of the combined company or its ability to obtain alternative financing.

A failure to satisfy the restrictive and financial covenants required by the 10 1/8% senior subordinated notes due 2007 following the merger could have an adverse impact on the financial condition of the surviving company.

   Following the merger, the combined company will have to continue to satisfy the restrictive and financial covenants required by the 10 1/8% senior subordinated notes due 2007. Merkert American cannot give any assurances that it will be able to do so or that the restrictions will not prohibit the combined company from taking actions which it would otherwise take, including making additional acquisitions or incurring additional indebtedness. If these covenants are not satisfied, the noteholders may have the right to declare a default or tender their notes to the combined company for repayment following the merger, possibly at a premium to the notes' then-current market value or their original issuance price. The combined company will not have sufficient cash on hand to make these required payments and would need to obtain alternative financing to refinance the notes. As a result, Merkert American can give no assurance that the combined company will, if required, be able to refinance Richmont Marketing's 10 1/8% senior subordinated notes due 2007 to be assumed in the merger.

Merkert American cannot guarantee that it will be able to refinance Merkert American's and Richmont Marketing's senior credit facilities before the completion of the merger.

   Because of restrictive covenants in Merkert American's and Richmont Marketing's respective senior credit facilities, the merger requires the consent of both lenders. In lieu of obtaining their consent to the merger, the parties intend to obtain from their existing lenders a new credit facility for the surviving company that would refinance both of the existing senior credit facilities through a single new facility for the combined company. Although Richmont Marketing has not borrowed funds under its existing senior credit facility and has no immediate plans to do so, it is not in compliance with some of the financial covenants imposed by its lenders under that facility and is in the process of seeking a waiver from its lenders for this non-compliance. Richmont Marketing has been unable to obtain such a waiver from its lenders to date. Richmont Marketing's inability to meet its financial covenants may have an adverse impact on the ability of the combined company to obtain financing.

   At this time, Merkert American and Richmont Marketing have not obtained a commitment from a lending institution to underwrite a new senior credit facility for the combined company. Merkert American can give no assurance that the combined company will be able to obtain a new credit facility on favorable terms, or at all, before the completion of the merger or that the combined company will be able to comply with the financial covenants required by any new senior credit facility. Refinancing the existing credit facilities is a condition to the merger and, accordingly, if the companies cannot obtain financing, the merger will not be completed. Neither Merkert American nor Richmont Marketing will waive satisfaction of this condition.

Merkert American and Richmont Marketing each have a recent history of operating losses.

   Merkert American and Richmont Marketing each have a recent history of operating losses. The surviving company may continue to experience net losses in the future or may have a greater working capital deficit in the future. If these occur, the surviving company may have an increased net loss per share and the market price of the common stock may decline as a result.

   The combined net losses of Merkert Enterprises, Rogers-American and Merkert American exclusive of any pro forma adjustments were approximately $30.3 million in 1998, $2.7 million in 1997, and $3.2 million in 1996. In addition, Merkert Enterprises' cash flow from operations and available borrowings had been insufficient to satisfy its capital requirements, which are principally to fund obligations to sellers in connection with previous acquisitions, working capital and income taxes payable.

   Richmont Marketing and its predecessors have reported operating losses of approximately $16.8 million in 1998, $4.1 million in 1997 and $1.5 million in 1996.

Recent Financial Accounting Standards Board proposal regarding amortization periods could reduce Merkert American's net income and net income per share.

   Merkert American currently uses a 40-year amortization period for goodwill and anticipates using a 40-year amortization period for goodwill resulting from the merger with Richmont Marketing. The Financial Accounting Standards Board has recently proposed a limit on amortization periods of 20 years. Merkert American believes that it will be able to continue to use a 40-year amortization period for its existing goodwill and for the additional goodwill resulting from the merger, even if the proposal becomes effective. If the proposal becomes effective, however, Merkert American will have to use a shorter amortization period for any goodwill it acquires in the future. The use of a shorter period would reduce Merkert American's net income and net income per share but will not otherwise reduce its cash flow from operations.

Rapid growth may impair future operations and revenues.

   Both Merkert American and Richmont Marketing have grown rapidly in the past five years and are still in the process of integrating their recent acquisitions. The combined company's future operations and financial strength will depend in part upon its ability to successfully integrate these acquisitions and manage this growing business. A failure to do so may impair the combined company's future operations and revenues.

   Richmont Marketing has experienced some difficulties in integrating some of the companies it acquired in the past due to decentralized information systems and poor management of working capital at the acquired company level. The surviving company may encounter similar difficulties in integrating the operations of Richmont Marketing into Merkert American and in integrating the companies recently acquired by Merkert American or its subsidiaries.

The amendment to Merkert American's certificate of incorporation relating to the structure of the Board of Directors will have the effect of delaying the removal of incumbent directors and discouraging unsolicited takeover bids.

   The amendment to Section 3, Article IV of Merkert American's certificate of incorporation set forth in proposal two and attached as Annex B hereto would result in Merkert American's Board being divided into three classes, with staggered three-year terms. Currently, Merkert American has two classes of directors, with staggered terms expiring in 1999 and 2000. Beginning in 2000, the current certificate of incorporation will shift the Board to three classes, phasing in three-year terms. The addition of a third class immediately upon completion of the merger, combined with the immediate increase to a three-year term, may operate to delay or frustrate stockholder efforts to replace incumbent directors or to assume control of Merkert American, even if replacement or assumption of control of the Board of Directors would be beneficial to stockholders.

The post-merger voting agreement may delay the removal of incumbent directors or discourage unsolicited takeover bids.

   The existing Richmont Marketing stockholders and two significant stockholders of Merkert American will enter into a voting agreement upon the completion of the merger that may have the effect of delaying the removal of incumbent directors or discouraging unsolicited takeover bids, regardless whether these bids would be in your best interest. Upon execution of this agreement, the parties will vote for five nominees to the Board of Directors designated by Richmont Marketing's majority stockholder. The parties to the agreement will, in the aggregate, control approximately 54.5% of the total voting power of the surviving company. For a more in-depth description of this voting agreement, please see "Proposal One--Adoption of the Merger Agreement--Other Related Agreements--Post-Merger Voting Agreement."

One large stockholder will have significant influence over Merkert American and could exercise this influence contrary to your interests.

   Following the merger, one stockholder will hold a significant portion of the outstanding common stock and, under a voting agreement, will be able to nominate five of the nine members of the Board of Directors. This stockholder may exercise its influence over the combined company's affairs in a manner contrary to your interests. MS Acquisition Limited currently owns 60% of the outstanding common stock of Richmont Marketing and following the merger will control approximately 28.9% of the total voting power of the combined company. In addition, upon the completion of the merger, MS Acquisition Limited will enter into a voting agreement with other stockholders of the surviving company who, in the aggregate, will control approximately 25.6% of the total voting power of the combined company. Under this voting agreement, the other stockholders will agree to vote for five nominees to the Board of Directors designated by MS Acquisition Limited. For a more in-depth description of this voting agreement, please see "Proposal One--Adoption of the Merger Agreement-- Other Related Agreements--Post-Merger Voting Agreement."

Merkert American's active acquisition strategy has inherent risks that could result in an adverse impact on its financial condition.

   Following the merger, Merkert American intends to continue to increase its revenues and expand its markets through the acquisition of additional food brokerage companies. Merkert American's inability to execute its acquisition strategy could have a material adverse effect on its business, financial condition and results of operations. Merkert American expects to face competition for acquisition candidates. This competition may limit the number of acquisition opportunities available to it and may result in higher acquisition prices. In addition, Merkert American cannot guarantee that the companies acquired in the future will achieve sales and profitability that justify purchasing them. Pursuing Merkert American's active acquisition strategy could have the following consequences:

  . adverse short-term effects on Merkert American's reported operating results;

  . the possibility that the acquisition of a company will result in manufacturer representation conflicts which will result in the loss of manufacturer accounts;

  . the possibility that management will be required to spend a significant amount of time on acquisitions;

  . the possibility that Merkert American will not be able to retain, hire and train the personnel needed to operate the acquired companies;

  . unanticipated problems or legal liabilities and amortization of acquired intangible assets; and

  . the possibility that Merkert American may have to incur additional indebtedness to acquire other businesses in the food brokerage industry.

The merger will result in future charges against Merkert American's earnings.

   Generally accepted accounting principles in the United States require use of the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed based on their fair value. As the purchase price for the merger exceeds the fair value of the net tangible assets, the surviving company will allocate the excess purchase price to intangible assets, including goodwill, which must be amortized or written-off over specified periods of time. While the amortization of these intangibles will have no effect on the combined company's cash flow, this amortization will reduce the combined company's reported earnings and earnings per share when compared to the combined company's earnings and earnings per share before amortization.

Computer problems related to the year 2000 may cause operating problems.

   The failure of our computer systems to process customer orders due to year 2000 problems would have a material adverse impact on our business and operations. The businesses of Merkert American and Richmont Marketing depend largely upon the ability of our customers to electronically place orders through us for our manufacturers' products. We also rely upon our computer systems to process these orders and to track and calculate our commissions. Some of Merkert American's and Richmont Marketing's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900, rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities. Although both Merkert American and Richmont Marketing are working with manufacturers, retailers and other parties to address these potential problems, Merkert American cannot give any assurance that its efforts, or the efforts of its manufacturers and retailers, particularly the smaller ones, have eliminated the risk of system failures. For a more in-depth discussion of Merkert American's efforts to address problems relating to the year 2000, please see "Merkert American Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance," and for a discussion of Richmont Marketing's efforts, please see "Richmont Marketing Management's Discussion and Analysis of Financial Condition--Year 2000 Compliance."

         MERKERT AMERICAN SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING

Purpose of Merkert American Special Meeting in lieu of the Annual Meeting

   At the Merkert American special meeting in lieu of the annual meeting, holders of Merkert American common stock will consider and vote on five proposals.

  . The first proposal is to approve and adopt the merger agreement, as amended.

  . The second proposal is to amend Merkert American's certificate of incorporation to change the structure and classification of the Board of Directors so that, following the merger, Merkert American will have a nine member Board of Directors classified into three classes with staggered three-year terms. This amendment will only be made if the stockholders adopt the merger agreement, as amended, and the parties complete the merger.

  . The third proposal is to amend Merkert American's certificate of incorporation to change the name of the corporation following the merger to "Marketing Specialists Corporation." This amendment will only be effected if the stockholders adopt the merger agreement, as amended, and the parties complete the merger.

  . The fourth proposal is to amend the Merkert American Amended and Restated
    1998 Stock Option and Incentive Plan to increase the total number of shares available for issuance under the plan. This amendment will only be made if the stockholders adopt the merger agreement, as amended, and the parties complete the merger.

  . The fifth proposal is to elect two members of the Merkert American Board of Directors to serve until the earlier of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are duly elected and qualified.

Holders of Merkert American common stock may also consider and vote on matters relating to the conduct of the Merkert American special meeting in lieu of the annual meeting.

Recommendation of the Board of Directors

   The Board of Directors of Merkert American has unanimously approved the merger agreement, as amended, the amendments to the certificate of incorporation relating to the structure and classification of the Board of Directors and the corporate name change, the amendment to the Merkert American stock option plan and the nomination of two directors. The Board recommends that the Merkert American stockholders vote for each of these proposals.

Record Date; Voting Power

   You are entitled to vote at the special meeting in lieu of the annual meeting if you owned shares of Merkert American common stock at the close of business on July 1, 1999. As of the record date, Merkert American had 7,172,300 shares of common stock issued and outstanding, each of which entitles the holder to one vote. As of the record date, Merkert American had 335,700 shares of restricted common stock issued and outstanding, each of which entitles the holder to 1/10 of a vote. The restricted common stock will vote with the common stock as a single class on all five of the proposals described in this proxy statement.

Quorum

   Before business may be conducted at the Merkert American special meeting in lieu of the annual meeting, a quorum of stockholders must be present. A quorum exists when shares of the Merkert American common stock and restricted common stock representing a majority of the voting power entitled to vote are present in person or represented by proxy at the meeting. In the absence of a quorum, the holders of shares representing a majority of the voting power of the shares present or represented at the meeting have the power to adjourn the meeting without further notice, other than by announcement at the meeting at the time of its adjournment.

Vote Required

   Approval by the stockholders of the proposal to adopt the merger agreement, as amended, will require the affirmative vote of a majority of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. Approval of the amendment to Merkert American's certificate of incorporation relating to the structure of the Board will require the affirmative vote of two-thirds of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. Approval of the amendment to Merkert American's certificate of incorporation relating to the name change will require the affirmative vote of a majority of the voting power of Merkert American common stock and restricted common stock outstanding on the record date. A failure to vote or a vote to abstain on any of these proposals will have the same legal effect as a vote against that proposal.

   Approval of the amendment to Merkert American's option plan will require the affirmative vote of a majority of the voting power present at the meeting and entitled to vote. A failure to vote will not count as a vote against this proposal but a vote to abstain will have the same legal effect as a vote against this proposal.

   The election of the two nominees to the Merkert American Board will require the affirmative vote of a plurality of the votes cast by the stockholders. The failure to vote or a vote to abstain will not count as a vote against this proposal.

   A "no" vote for any proposal on the enclosed proxy card will be a vote against that proposal. If we do not receive a sufficient number of "yes" votes on any of the proposals, then that proposal will not become effective.

   Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not on others. The missing votes are deemed to be "broker non-votes." The inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as present and not entitled to vote with respect to that matter, even though those shares are considered to be entitled to vote for quorum purposes and may be entitled to vote on other matters. Thus, on proposals one, two and three, broker non-votes will have the effect of a vote against each proposal. However, on proposals four and five, broker non-votes will have no legal effect.

Voting Rights; Proxies

   All shares of Merkert American common stock represented by properly executed proxies will, unless the proxies have been previously revoked, be voted as indicated on the proxies.

   If you do not indicate instructions in your proxy, your shares of Merkert American common stock will be voted in favor of the adoption of the merger agreement, as amended, the amendments to the certificate of incorporation, the amendment to the Merkert American stock option plan and the election of both nominees to the Board of Directors. The persons acting under the enclosed proxy will have the discretion to vote on any other matter properly presented at the Merkert American special meeting in lieu of the annual meeting using their best judgment, unless authorization is expressly withheld in the proxy. If you execute a proxy, you may revoke it at any time before it is exercised by:

  . giving a later dated proxy;

  . delivering to the Secretary of Merkert American a written revocation before the voting of the proxy at the Merkert American special meeting in lieu of the annual meeting; or

  . attending the Merkert American special meeting in lieu of the annual meeting and informing the Secretary of Merkert American in writing that you wish to vote your shares in person.

Attendance at the Merkert American special meeting in lieu of the annual meeting will not automatically revoke your proxy.

   If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting:

  . a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares;

  . a form of personal identification; and

  . you must obtain from the nominee a proxy issued in your name.

   The Merkert American special meeting in lieu of the annual meeting may be postponed or adjourned for any reason. At a subsequent reconvening of the Merkert American special meeting in lieu of the annual meeting, all proxies will be voted in the same manner as they would have been voted at the original meeting unless they have been revoked.

Solicitation of Proxies

   Merkert American will assume most expenses of the solicitation of proxies, including the cost of preparing and mailing this document to Merkert American stockholders. Expenses incurred for printing the proxy statement will be shared equally by Merkert American and Richmont Marketing. Merkert American has retained D.F. King & Co., Inc. to assist it in soliciting proxies and will pay approximately $15,000 plus reasonable out of pocket expenses in connection with the solicitation. Proxies may also be solicited from Merkert American stockholders by directors, officers and employees of Merkert American in person or by telephone, telegram or other means of communication. Merkert American will reimburse the directors, officers and employees who solicit proxies for reasonable out-of-pocket expenses. Merkert American will not, however, otherwise compensate them for the solicitation. Merkert American also plans to make arrangements to have proxy solicitation materials forwarded to beneficial owners of shares held by brokerage houses, custodians, nominees and fiduciaries. Merkert American will reimburse these parties for their reasonable expenses incurred in forwarding the materials.

                PROPOSAL ONE -- ADOPTION OF THE MERGER AGREEMENT

   This section of this document describes the important terms of the proposed merger and the merger agreement, as amended. We urge you to read carefully the merger agreement, as amended, attached as Annex A for a complete description of the terms of the merger.

   We recommend adopting the merger agreement, as amended, relating to our proposed merger with Richmont Marketing. Proposals two and four are conditions precedent to the completion of the merger and the failure of Merkert American stockholders to approve either of these proposals may have the effect of preventing Merkert American from completing the merger unless Richmont Marketing and Merkert American waive these conditions.

   The Board of Directors of Merkert American recommends a vote "for" the approval and adoption of the merger agreement, as amended.

Background of the Merger

   In early 1997, two executives of Merkert Enterprises, Eugene F. Merkert and Robert Q. Crane, had a series of meetings with Ronald D. Pedersen, the Chief Executive Officer of Richmont Marketing, and Timothy M. Byrd, a Director of Richmont Marketing, to discuss the possibility of a strategic business combination between Richmont Marketing and Merkert Enterprises. Management of the two companies met on several occasions and discussed in general terms a proposed structure for a business combination. After discussing the possible advantages and risks of a business combination, the Board of Directors of Merkert Enterprises decided not to pursue a transaction with Richmont Marketing at that time. Mr. Crane met with Mr. Byrd in the spring of 1997 to terminate the discussions. In December 1998, Merkert Enterprises became a subsidiary of Merkert American in connection with Merkert American's concurrent acquisition of Merkert Enterprises and initial public offering.

   In early 1999, Gerald R. Leonard, the Chief Executive Officer of Merkert American, telephoned Mr. Byrd and suggested that Merkert American and Richmont Marketing should explore the possibility of a strategic business combination. Mr. Byrd expressed a willingness to consider the possibility. Following a cursory discussion of the strategic rationale for a business combination, both executives agreed to consider further the possible advantages of a business combination and to schedule a meeting to explore the possibility in more depth.

   On February 23, 1999, Mr. Leonard and James L. Monroe met with John P. Rochon, Nick G. Bouras and Mr. Byrd in Dallas, Texas to discuss the possibility of Merkert American and Richmont Marketing pursuing a strategic business combination. Mr. Monroe serves as a Director of Merkert American as well as a member and sole manager of Monroe & Company, LLC, which performs various advisory services for Merkert American. In addition, Mr. Monroe indirectly beneficially owns 14.7% of the outstanding shares of Merkert American common stock. In addition to serving as Directors of Richmont Marketing, Messrs. Rochon, Bouras and Byrd may be deemed to be affiliates of Richmont Capital Partners I, L.P., which indirectly owns 60% of the outstanding capital stock of Richmont Marketing and performs various advisory services for Richmont Marketing. Both sides expressed an interest in continuing discussions regarding a strategic transaction and agreed to meet again.

   On March 3, 1999, representatives of Merkert American and Richmont Marketing met in New York, New York with representatives from Monroe & Company, LLC, Richmont Capital Partners I, L.P. and their respective attorneys and accountants to explore in greater depth the feasibility of a business combination. At this meeting, the participants discussed in general terms their respective businesses and business organizations, their existing markets and their strategic goals. The parties also considered, in general terms, the manner in which the combined companies might operate and what benefits to the Merkert American and Richmont Marketing stockholders would result from a business combination. At the end of this meeting, the parties concluded that the potential benefits from a strategic merger warranted a continuation of discussions regarding this matter.

   As a result of these conversations, each of Merkert American and Richmont Marketing began to analyze the potential effect of a business combination, focusing particularly on:

  . the geographic and operational fit of the two companies;

  . the other company's manufacturer relationships;

  . the magnitude and certainty of achieving cost savings from a combination;

  . the capital structures and relative costs of capital of the companies;
    and

  . the strength of the other companies' management team.

   Following the March 3, 1999 meeting, the parties commenced negotiating the terms and provisions of a mutual exclusivity/confidentiality agreement, which provided that each party would not disclose and would keep confidential all non-public due diligence materials provided to it by the other party. In addition, the agreement provided that neither party would enter into an agreement or negotiation with a third party regarding a material business combination on or before April 2, 1999. The parties executed this agreement on March 10, 1999.

   Following execution of the exclusivity/confidentiality agreement, the parties and their attorneys and accountants commenced due diligence and the preparation and negotiation of definitive documentation for the proposed business combination. At this point a number of material terms were not resolved; however, the parties believed that negotiations had proceeded to a point where the remaining differences should be addressed in the context of negotiations over definitive documentation.

   On March 10 and 11, 1999, Messrs. Bouras and Byrd met with representatives of Merkert American's management team and Mr. Monroe in Canton, Massachusetts to continue discussions regarding a possible strategic merger. At this meeting, the participants exchanged a variety of information relating to both companies' current businesses, potential acquisitions and short-term and long-term business objectives. During these meetings, Messrs. Bouras and Byrd reviewed Merkert American's financial statements and discussed the financial statements with Merkert American's management.

   On March 12, 1999, Mr. Monroe, on behalf of Merkert American, forwarded proposed terms for a strategic business combination to representatives of Richmont Marketing. The proposal contemplated Richmont Marketing becoming a subsidiary of Merkert American and the issuance of 6,705,551 shares of Merkert American common stock to the Richmont Marketing stockholders and the grant of 601,035 Merkert American stock options to some Richmont Marketing employees and four persons who may be deemed to be affiliates of Richmont Capital Partners I, L.P.

   On March 23, 1999, Merkert American provided representatives of Richmont Marketing with an initial draft of the definitive agreement. On March 30, 1999, the parties amended the exclusivity/confidentiality agreement to extend the term of the exclusivity obligations to April 30, 1999.

   On April 5 and 6, 1999, Messrs. Monroe and Leonard met with Richmont Marketing and Richmont Capital Partners I, L.P. in Dallas, Texas to continue substantive discussions regarding the terms of a possible strategic merger. Among the significant issues discussed were:

  . whether Richmont Marketing should have the right to terminate the transaction in the event of a significant decrease in the trading price of Merkert American common stock;

  . whether to provide for break-up fees payable by either Merkert American or Richmont Marketing if the transaction were to be terminated for specific reasons, and if so, the specific reasons that would trigger the obligation;

  . governance issues regarding the structure and composition of the Board of Directors of the surviving company;

  . the total number of Merkert American stock options that would be issued in connection with the merger; and

  . the treatment of the holders of Richmont Marketing's senior management appreciation rights.

   During this trip, Messrs. Monroe and Leonard also met with members of Richmont Marketing's operational management team and discussed the potential integration of both companies' businesses from an operational perspective.

   On April 13, 1999, the Board of Directors of Merkert American met in Boston, Massachusetts. The Board discussed at length recent consolidation trends in the food brokerage industry and the possible effect on Merkert American's financial and operational prospects. Mr. Monroe summarized for the Board Monroe & Company's analysis of Merkert American's most likely strategic alternatives and the results of its efforts to contact third parties to pursue these alternatives. Next, Mr. Monroe and Mr. Leonard described to the Board the status of negotiations with Richmont Marketing and the likely terms of a potential business combination. Merkert American's legal counsel presented a summary of the draft definitive agreement and the open issues regarding structure and governance. The members of the Board engaged in an extensive discussion of the strategic rationale for the proposed transaction with Richmont Marketing and questioned Mr. Monroe and Mr. Leonard at length as to the negotiations. The Board concluded that the potential benefits of the business combination warranted a continuation of the negotiations of definitive documentation with Richmont Marketing.

   At this meeting, the Board formed a special committee, consisting of two independent directors, Edward P. Grace, III and James A. Schlindwein, and authorized the committee to consider and evaluate the proposed merger with Richmont Marketing and any other proposals that might be received by Merkert American as alternatives to the proposed merger, to participate in the negotiation of the material terms and conditions of the proposed merger or any alternative transaction and to recommend to the Board of Directors the advisability of entering into a definitive agreement regarding the proposed merger or any alternative transaction. After a discussion of their responsibilities, the special committee determined that it would engage its own legal counsel and investment bankers to assist it in making its recommendation. Following the meeting, counsel to the special committee was engaged and the special committee considered the engagement of an investment banker. The special committee then commenced discussions with Tucker Anthony Cleary Gull regarding their engagement. Merkert American began providing information regarding itself and the proposed transaction to Tucker Anthony Cleary Gull promptly following the meeting so that a financial analysis could commence. The special committee entered into an agreement engaging Tucker Anthony Cleary Gull to deliver to the special committee its written opinion as to the fairness, from a financial point of view, of the proposed transaction during the week of April 19.

   On April 16, 1999, the special committee met telephonically with its counsel to discuss its duties and responsibilities, the process by which it would reach its final recommendation and the scope of the engagement of Tucker Anthony Cleary Gull. On April 20, 1999, the special committee met telephonically and discussed industry conditions and the prospects of Merkert American.

   Following the April 13, 1999 meeting of the Merkert American Board, Merkert American and its advisors were in frequent contact with Richmont Marketing and its advisors. The parties held numerous telephone conversations to discuss due diligence matters and the structure and terms of the proposed transaction. In addition, in mid-April, Richmont Marketing's independent accountants visited Merkert American's headquarters to review Merkert American's financial records and controls and Merkert American's accountants made a similar due diligence trip to Richmont Marketing's headquarters.

   On April 23, 1999, the Board of Directors of Merkert American met in Boston, Massachusetts. The special committee met separately with its counsel before the full Board meeting to discuss the status of the transaction.

At the meeting of the full Board, representatives of Tucker Anthony Cleary Gull made a lengthy presentation on the status of its analysis regarding the fairness of the consideration proposed to be paid in the transaction, its methodologies and the preliminary results of its analysis. Merkert American's legal counsel then made a presentation to the Board in which it explained the material terms of the proposed form of definitive documentation, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and the related voting agreements with specified stockholders. In addition, legal counsel reviewed a proposed timetable for completing the transaction and discussed open issues regarding governance of the surviving company. Following these presentations, the Directors asked numerous questions of management and its legal and financial advisors and discussed at length the issues raised by these presentations, including the advantages and risks of the proposed transaction that are described in "Recommendation of the Special Committee and the Board of Directors of Merkert American; Reasons for the Merger" below. The special committee then held another separate meeting with its counsel and the representatives of Tucker Anthony Cleary Gull, during which it questioned Tucker Anthony Cleary Gull further regarding its analysis and preliminary conclusions. At this time, the members of the special committee also reiterated and further discussed their views on the advantages and risks of pursuing the proposed transaction.

   Between April 23 and April 27, 1999, Merkert American and Richmont Marketing and their respective advisors finalized their due diligence reviews. In addition, the parties reached agreement on the structure of the proposed merger, the governance of the surviving corporation and the material terms of the definitive agreement.

   On April 27, 1999, the special committee of the Board of Directors of Merkert American met telephonically with its counsel and representatives of Tucker Anthony Cleary Gull. At this time, Tucker Anthony Cleary Gull updated the special committee on its further analysis. Tucker Anthony Cleary Gull then delivered its opinion that the proposed transaction was fair to Merkert American from a financial point of view. The members of the special committee questioned Tucker Anthony Cleary Gull on its opinion and further discussed the strategic rationale for engaging in the proposed transaction and the advantages and risks to Merkert American. Based on these and previous discussions, the special committee resolved to recommend approval of the proposed merger and the merger agreement to the full Board of Directors. Following the special committee meeting, the Board of Directors of Merkert American met telephonically to receive the recommendation of the special committee. At this point, legal counsel updated the Board on the terms of the proposed merger as set forth in the draft merger agreement that had been previously distributed to the Board. The Merkert American Board then unanimously approved the proposed merger, the merger agreement and the contemplated transactions on the terms discussed at the meeting. The Board authorized management to complete and execute the definitive agreement.

   On the evening of April 27, 1999, the Board of Directors of Richmont Marketing met by telephone to discuss the proposed merger and the definitive documentation. After extensive discussion with its attorneys and accountants of the advantages and risks of the proposed transaction to Richmont Marketing and its stockholders, the Richmont Marketing Board unanimously approved the proposed merger, the merger agreement and the transactions contemplated by it on the terms discussed at the meeting and authorized management to complete and execute the definitive agreement.

   On April 28, 1999, Merkert American, Richmont Marketing and the stockholders of Richmont Marketing executed the definitive Agreement and Plan of Merger and related documents.

Recommendation of the Special Committee and the Board of Directors of Merkert American; Reasons for the Merger

   In resolving to recommend approval of the proposed merger and the merger agreement to the full Board of Directors of Merkert American, the special committee, and in reaching its determination that the merger is in the best interests of the Merkert American stockholders and unanimously recommending that the Merkert

American stockholders adopt the merger agreement, the Board of Directors of Merkert American considered a number of factors. The special committee and the Merkert American Board considered the following material factors, among others, in their evaluation of the merger and the merger agreement:

  . the opportunity for the Merkert American stockholders to participate as equity owners in a larger, more diversified company and to participate in the value that may be generated through the combination of the two companies;

  . the competitive advantages to Merkert American from a significantly greater geographic presence, which will effectively enable Merkert American to represent manufacturers nationwide;

  . the enhanced capabilities of the combined company created by the merger as a result of increased operating efficiencies and cost reductions, including reductions in office space and general administrative expenses;

  . the strategic and financial alternatives available to Merkert American, including remaining an independent company; and

  . the ability of Merkert American to terminate the merger agreement and enter into an agreement relating to an alternative business combination transaction, if the Merkert American Board, or any special committee, recommends the alternative transaction as more favorable to the Merkert American stockholders from a financial point of view, subject to the payment of a $2.5 million termination fee.

   In addition, the special committee and the Merkert American Board:

  . reviewed the management, business, properties, financial condition, operating results and prospects of Richmont Marketing and the current industry, economic and market conditions;

  . reviewed the merger agreement and other related agreements, including the voting agreements and the joint advisory agreement; and

  . received the opinion of Tucker Anthony Cleary Gull that, as of the date of the opinion and based upon and subject to matters stated in the opinion, the consideration to be paid by Merkert American in the merger is fair to Merkert American from a financial point of view.

   The special committee and the Board of Directors also considered potentially negative factors associated with the proposed merger, including the following:

  . the transaction costs involved with consummating the merger and integrating the two companies;

  . manufacturers' conflicts that may arise as a result of the merger and the possibility of losing manufacturers as a result;

  . the risk that the two companies may be unable to integrate the operations of Merkert American and Richmont Marketing successfully;

  . the potential effects of failing to complete the merger after having announced it, including providing information to competitors and disrupting Merkert American's ongoing operations;

  . the assumption by Merkert American of Richmont Marketing's obligations under the $100 million of 10 1/8% senior subordinated notes due 2007 and the possibility that Merkert American will have to refinance the notes if, among other possible reasons, Merkert American does not meet the required financial covenants following the merger; and

  . the potential obligation of Merkert American to pay a termination fee and reimburse specific expenses to Richmont Marketing if the merger is not completed.

   In view of the wide variety of factors considered, neither the special committee nor the Merkert American Board found it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. The Merkert American Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. After taking into consideration all the factors set forth above, the Board determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the proposed merger. The Board of Directors of Merkert American unanimously believes that the merger is fair to and in the best interests of Merkert American stockholders.

   If the merger is not completed, Merkert American may pursue the possibility of entering into a joint venture or other strategic relationship with Richmont Marketing because the Merkert American Board of Directors believes that Richmont Marketing represents a complementary fit with Merkert American's operations. If it cannot reach agreement on a joint venture or other strategic relationship on satisfactory terms, Merkert American will continue to pursue its objective of obtaining a nationwide geographic presence through a combination of internal growth and an active acquisition program. In addition, Merkert American may seek other business combination opportunities. The Merkert American Board believes that no feasible alternatives to the merger with Richmont Marketing exist at the present time that are likely to result in greater stockholder value.

Opinion of Tucker Anthony Cleary Gull

   The special committee of the Board of Directors of Merkert American Corporation engaged Tucker Anthony Cleary Gull to render to the special committee and the full Board of Directors an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Merkert American in the merger. Tucker Anthony Cleary Gull rendered an oral fairness opinion to the special committee and the Merkert American Board on April 27, 1999, the date on which the special committee resolved to recommend the approval of the merger agreement to the Merkert American Board and the Merkert American Board considered and approved the merger agreement, that as of that date and based upon and subject to certain factors and assumptions the consideration to be paid by Merkert American under the merger agreement is fair, from a financial point of view, to Merkert American. This opinion was confirmed in a written fairness opinion dated April 27, 1999.

   The full text of Tucker Anthony Cleary Gull's fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Annex E to this proxy statement. Tucker Anthony Cleary Gull's opinion was provided to the special committee and the Merkert American Board for its information and is directed only to the fairness, from a financial point of view, to Merkert American of the consideration to be paid under the merger agreement. It does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Merkert American common stock as to how any stockholder should vote regarding the merger agreement. The summary of Tucker Anthony Cleary Gull's opinion set forth below is qualified in its entirety by reference to the full text of that opinion attached hereto as Annex
E. Stockholders of Merkert American are urged to read the opinion in its entirety.

   In arriving at its opinion, Tucker Anthony Cleary Gull reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including among other items, the following:

  . the financial terms and conditions of the merger as set forth in the draft merger agreement dated April 15, 1999;

  . historical business and financial information relating to Merkert
    American and Richmont Marketing;

  . Richmont Marketing's registration statement on Form S-4 dated March 11,
    1999 for an exchange offer of its 10 1/8% senior subordinated notes due
    2007;

  . the current financial projections and other analysis and data provided by Merkert American and Richmont Marketing;

  . public information regarding other companies in lines of business that Tucker Anthony Cleary Gull believes to be appropriate for general comparison to the business of Merkert American and Richmont Marketing;

  . the historical prices and trading volumes of the Merkert American common stock;

  . information provided to Tucker Anthony Cleary Gull by the members of senior management of Merkert American and Richmont Marketing regarding the operations, financial conditions and prospects of Richmont Marketing and Merkert American individually and as a combined entity following the merger, including the timing of realization and the amount of synergies and cost savings anticipated to result from the merger;

  . an unleveraged after-tax discounted cash flow analysis of both Merkert
    American and Richmont Marketing conducted by Tucker Anthony Cleary Gull;

  . an analysis of the relative contributions to the pro forma sales and operating results for the combined entity resulting from the merger compared to the implied percentage ownership interest of holders of Richmont Marketing common stock in Merkert American after giving effect to the merger conducted by Tucker Anthony Cleary Gull;

  . the range of values a financial investor might be willing to pay to acquire all of the equity of Merkert American and of Richmont Marketing if it were interested in pursuing these transactions;

  . the valuation of Merkert American and of Richmont Marketing by comparison to publicly-traded companies and public business combination transactions in lines of business Tucker Anthony Cleary Gull believed to be appropriate for general comparison to the businesses of Merkert American and Richmont Marketing;

  . the financial impact of the merger on Merkert American's future earnings per share; and

  . other information, financial studies, analyses and investigation and financial, economic and market criteria that Tucker Anthony Cleary Gull deemed appropriate.

   Tucker Anthony Cleary Gull did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate for purposes of its opinion. It also relied upon the reasonableness and accuracy of the current financial projections and forecasts, and analyses provided to it for each of Merkert American and Richmont Marketing, and of the strategic, financial and operational benefits including the timing of realization and the amount of cost savings and synergies anticipated from the merger described to Tucker Anthony Cleary Gull by Merkert American and Richmont Marketing. Tucker Anthony Cleary Gull assumed that all liabilities, contingent or otherwise, known or unknown, of Merkert American and Richmont Marketing are as set forth in the financial statements of Merkert American and Richmont Marketing, respectively. In arriving at its opinion, Tucker Anthony Cleary Gull stressed the importance of the ability of Merkert American and Richmont Marketing to achieve the synergies projected by Merkert American's management and expressed no view as to whether or when the synergies would be achieved. Tucker Anthony Cleary Gull assumed that (a) the holders of Merkert American and Richmont Marketing indebtedness will provide any necessary consents to the merger without additional cost to Merkert American or Richmont Marketing or that Merkert American will be able to refinance such indebtedness, in a timely manner, on generally the same terms and conditions as the existing indebtedness without incurring any additional cost and (b) that the merger will be accounted for as a purchase, in accordance with United States generally accepted accounting principles, and will be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

   Tucker Anthony Cleary Gull was not requested to, and did not participate in the negotiations of the merger or seek alternatives to the merger. Neither the special committee nor the full Board of Directors placed any limitations upon Tucker Anthony Cleary Gull regarding the procedures followed or factors considered in rendering its opinion.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial analysis or summary description. Accordingly, Tucker Anthony Cleary Gull believes that its analyses must be considered as a whole and that considering any portion of the analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Tucker Anthony Cleary Gull's opinion. In its analyses, Tucker Anthony Cleary Gull made numerous assumptions regarding industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merkert American and Richmont Marketing. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Tucker Anthony Cleary Gull's opinion and financial analyses were only two of many factors considered by the special committee and the Merkert American Board in its evaluation of the merger and should not be viewed as determinative of the views of the special committee and the Merkert American Board regarding the proposed merger. In addition, Tucker Anthony Cleary Gull has indicated that subsequent developments may affect its opinion and Tucker Anthony Cleary Gull does not have the obligation to update, or revise or affirm the opinion.

   In connection with its presentations to the special committee and the Merkert American Board on April 23 and April 27, 1999, Tucker Anthony Cleary Gull advised the special committee and the Merkert American Board that, in evaluating the consideration to be paid in accordance with the merger agreement, Tucker Anthony Cleary Gull had performed a variety of financial analyses regarding Merkert American and Richmont Marketing. The financial analyses are summarized below.

   Relative Contribution Analysis. Tucker Anthony Cleary Gull reviewed relevant financial information, including actual 1998 and projected 1999 and 2000 net revenues and earnings before interest and taxes, depreciation and amortization or "EBITDA" as provided by management, for Merkert American and Richmont Marketing. Based on that review and the fact that the shares of Richmont Marketing common stock will be converted into a total of 6,705,551 shares of Merkert American common stock, Tucker Anthony Cleary Gull determined the implied allocation of enterprise value among Merkert American and Richmont Marketing and then compared each company's relative contribution of revenues and EBITDA (excluding any synergies, as described below) to the combined company. The analysis indicated that Richmont Marketing would contribute 55.3%, 57.6% and 59.0% of revenues and 38.4%, 56.7% and 57.1% of EBITDA for 1998, 1999 and 2000, respectively. Tucker Anthony Cleary Gull contrasted these contributions to the 59.9% implied allocation of enterprise value of the combined company (equity value implied by the transaction plus outstanding debt less cash and cash equivalents) and 47.2% of the outstanding common stock of the combined company to the Richmont Marketing stockholders. Tucker Anthony Cleary Gull noted that the implied allocation of enterprise value to Richmont Marketing stockholders was slightly higher than the contribution of revenues and EBITDA.

   Pro Forma Merger Analysis. Tucker Anthony Cleary Gull analyzed the potential pro forma effect of the merger on Merkert American's earnings per share for the fiscal years ending December 31, 1999 and December 31, 2000. In performing this analysis, Tucker Anthony Cleary Gull assumed that the goodwill resulting from the merger will be amortized over 40 years and that synergies will be achieved through the merger. Management of Merkert American expects to achieve significant synergies from the merger consisting of projected revenue gains available to a firm with national versus regional coverage, offset by revenue lost due to manufacturer conflicts plus cost savings resulting from elimination of redundant sales and administrative functions. Tucker Anthony Cleary Gull combined Merkert American's projected future operating results with the corresponding projected future operating results of Richmont Marketing as well as the synergies. Tucker Anthony Cleary Gull then divided the pro forma projected operating results by the pro forma projected shares outstanding. Tucker Anthony Cleary Gull compared the pro forma earnings per share to Merkert American's stand-alone earnings per share to determine the impact of the merger on Merkert American's earnings per share. Tucker Anthony Cleary Gull based its analysis on earnings per share figures provided by Merkert American's management. Based on this analysis and these figures, the merger would be accretive to Merkert American's projected earnings per share for the fiscal year ending December 31, 2000.

   Analysis of Selected Publicly Traded Companies Comparable to Merkert American. Using publicly available information, Tucker Anthony Cleary Gull analyzed, among other things, the trading multiples of benchmark groups comprised of selected publicly traded grocery wholesalers and retailers, marketing and consulting companies and companies with specified consolidation strategies. Tucker Anthony Cleary Gull noted that there was no publicly traded company directly comparable to Merkert American or Richmont Marketing and selected the companies in the benchmarking group due to the similarities of their markets and operating strategies. Tucker Anthony Cleary Gull derived a range of multiples for enterprise value to the last twelve months revenues and EBITDA from an analysis of each of the benchmarking groups. The range of multiples was based on stock prices for each of the companies in the benchmarking groups as of April 21, 1999 or the "pricing date."

   Tucker Anthony Cleary Gull used the range of trading multiples of the benchmarking groups to derive an implied enterprise value for Merkert American. Tucker Anthony Cleary Gull noted that as of the pricing date, the ratio of the enterprise value based upon the share prices of the benchmarking groups to last twelve months net revenue and last twelve months EBITDA indicated that the appropriate ranges were from 0.80x to 1.10x and from 6.0x to 9.0x, respectively. Tucker Anthony Cleary Gull noted that as of the pricing date, Merkert American's enterprise value as a multiple of last twelve months revenue and last twelve months EBITDA were 0.71x and 6.0x, respectively.

   Analysis of Selected M&A Transactions of Comparable Companies to Merkert American. Using publicly available information, Tucker Anthony Cleary Gull analyzed, among other things, the multiples of the acquisition transactions completed by companies in the benchmarking groups as well as relevant acquisition transactions completed or expected to be completed by Merkert American or Richmont Marketing. Tucker Anthony Cleary Gull derived a range of multiples for enterprise value to last twelve months revenue, EBITDA, and earnings before interest and taxes or "EBIT" from an analysis of transactions completed by each of the benchmarking groups as well as the company transactions. Tucker Anthony Cleary Gull used the range of acquisition multiples of the benchmarking groups as well as the company transactions to derive an implied enterprise value for Merkert American. Tucker Anthony Cleary Gull noted that the ratio of the enterprise value to last twelve months net revenue, last twelve months EBITDA and last twelve months EBIT suggested ranges from 0.70x to 1.00x, from 8.0x to 9.0x and from 10.0x to 13.0x, respectively. Tucker Anthony Cleary Gull noted that based on the pricing date closing price of $10.50 per share, Merkert American's enterprise value as a multiple of last twelve months net revenue, last twelve months EBITDA and last twelve months EBIT were 0.71x, 6.0x and 7.7x, respectively.

   No company, transaction or business used for comparison purposes in the "Analysis of Selected Publicly Traded Companies Comparable to Merkert American" or "Analysis of Selected M&A Transactions of Companies Comparable to Merkert American" is identical to Merkert American or Richmont Marketing. In particular, Merkert American is the only publicly traded food broker in the United States. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and subjective judgments concerning differences of financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the benchmarking groups, the selected comparable transactions or the business segment, company or transaction to which they are being compared.

   Discounted Cash Flow Analysis of Merkert American. Tucker Anthony Cleary Gull analyzed Merkert American's enterprise value based on an unleveraged after-tax discounted cash flow analysis of the projected five-year financial performance of Merkert American as projected by Merkert American. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based on a range of EBITDA multiples from 6.5x to 7.5x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 12.0% to 14.0%. Tucker Anthony Cleary Gull derived the range of EBITDA multiples and discount rates on the basis of multiples of EBITDA and estimated risk adjusted costs of capital for the benchmarking groups. Tucker Anthony Cleary Gull noted that the discounted cash flow valuation analysis implied a range of share values of $8.25 to $11.98 per share and that Merkert American's closing stock price on April 26, 1999 of $10.50 per share was within the range.

   Merkert American Common Stock Price Trading Analysis. Tucker Anthony Cleary Gull analyzed the closing sale prices of Merkert American common stock on the Nasdaq National Market over the four-month period between the date of its initial public offering in December 1998 and the pricing date. The high and low closing sale prices for Merkert American common stock for the period were $15.63 and $10.25, respectively. Tucker Anthony Cleary Gull noted that the Merkert American closing stock price on April 26, 1999 was near the low of its trading range for the four months it has traded since its initial public offering.

   Based upon its analysis, Tucker Anthony Cleary Gull derived a theoretical range of share value for Merkert American common stock of $8.79 to $11.45 per share, with an average price per share of $10.125.

   Analysis of Selected Publicly Traded Companies Comparable to Richmont Marketing. Using publicly available information, Tucker Anthony Cleary Gull analyzed, among other things, the trading multiples of the companies in the benchmarking groups. Tucker Anthony Cleary Gull derived a range of multiples for enterprise value to the last twelve months revenues and EBITDA from analysis of each of the benchmarking groups. The range of multiples was based on stock prices for each of the companies in the benchmarking groups as of the pricing date.

   Tucker Anthony Cleary Gull used the range of trading multiples of the benchmarking groups to derive an implied enterprise value for Richmont Marketing with and without synergies available as a result of the merger. Tucker Anthony Cleary Gull noted that as of the pricing date, the ratio of the enterprise value based upon the share prices of the benchmarking groups to last twelve months net revenue and last twelve months EBITDA indicated that the appropriate ranges were from 0.80x to 1.10x and from 6.0x to 9.0x, respectively. Tucker Anthony Cleary Gull derived a public market value range for Richmont Marketing's enterprise value without synergies of $167 million to $215 million and with synergies of $239 million to $271 million. Applying a premium of twenty-five percent, based upon average takeover premiums for all merger and acquisition transactions, to the implied equity value, which is enterprise value less outstanding debt plus cash and cash equivalents, Tucker Anthony Cleary Gull derived a public market valuation plus premium range for Richmont Marketing's enterprise value without synergies of $170 million to $230 million and with synergies of $260 million to $300 million.

   Analysis of Selected M&A Transactions of Companies Comparable to Richmont Marketing. Using publicly available information, Tucker Anthony Cleary Gull analyzed, among other things, the multiples of selected merger and acquisition transactions completed by companies in the benchmarking groups as well as those transactions recently completed or expected to be completed by Merkert American or Richmont Marketing. Tucker Anthony Cleary Gull derived a range of multiples for enterprise value to the last twelve months revenues, EBITDA, and EBIT from analysis of transactions completed by each of the benchmarking groups as well as those transactions recently completed or expected to be completed by Merkert American or Richmont Marketing. Tucker Anthony Cleary Gull noted that the ratio of the enterprise value to last twelve months net revenue, last twelve months EBITDA and last twelve months EBIT suggested ranges from 0.70x to 1.00x, from 8.0x to 9.0x and from 10.0x to 13.0x, respectively. Based on this analysis, Tucker Anthony Cleary Gull derived a merger and acquisition transaction value range for Richmont Marketing's enterprise value without synergies of $160 million to $215 million and with synergies of $200 million to $250 million.

   No company, transaction or business used for comparison purposes in the "Analysis of Selected Publicly Traded Companies Comparable to Richmont Marketing" or "Analysis of Selected M&A Transactions of Companies Comparable to Richmont Marketing" is identical to Merkert American or Richmont Marketing. There is no publicly traded food broker in the United States other than Merkert American. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and subjective judgments concerning differences of financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the benchmarking groups, the selected comparable transactions or the business segment, company or transaction to which they are being compared.

   Discounted Cash Flow Analysis of Richmont Marketing. Tucker Anthony Cleary Gull analyzed Richmont Marketing's enterprise value based on an unleveraged after-tax discounted cash flow analysis of the five-year financial performance of Richmont Marketing. The annual after-tax cash flows for the five-year period were developed by Tucker Anthony Cleary Gull and were based on discussions with Richmont Marketing and Merkert American management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based on a range of EBITDA multiples from 6.5x to 7.5x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 12.0% to 14.0%. Tucker Anthony Cleary Gull derived the range of EBITDA multiples and discount rates on the basis of multiples of EBITDA and estimated risk adjusted costs of capital for the benchmarking groups. Based on this analysis, Tucker Anthony Cleary Gull derived a discounted cash flow valuation range for Richmont Marketing without synergies of $188 million to $224 million and with synergies of $358 million to $427 million.

   Based upon its analysis, Tucker Anthony Cleary Gull determined a theoretical range of enterprise value with synergies of $225 million to $260 million, implying a range of Merkert American shares to be received by Richmont Marketing of 6.756 million to 10.213 million shares (assuming each Merkert American share is worth $10.125). Tucker Anthony Cleary Gull also determined a theoretical range of enterprise value without synergies of $175 million to $210 million, implying a range of Merkert American shares to be received by Richmont Marketing of 1.818 million to 5.274 million shares (assuming each Merkert American share is worth $10.125). Tucker Anthony Cleary Gull noted that the number of Merkert American shares to be received by Richmont Marketing (6.706 million shares) was slightly below the range determined using enterprise value with synergies and was above the range determined using enterprise value without synergies.

   Tucker Anthony Cleary Gull was selected by the special committee of the Board of Directors of Merkert American to render a fairness opinion in connection with the merger because of Tucker Anthony Cleary Gull's reputation and expertise as an investment banking firm and its expertise and familiarity with the business services and distribution industries and Merkert American. Tucker Anthony Cleary Gull, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes.

   Under an engagement letter between Tucker Anthony Cleary Gull and Merkert American, Merkert American paid Tucker Anthony Cleary Gull a non-refundable retainer of $50,000 upon the signing of the engagement letter and a fee of $150,000 when the written fairness opinion was delivered to the Merkert American Board. Tucker Anthony Cleary Gull's fee was not contingent upon the contents of its fairness opinion or the consummation of the merger. Merkert American has also agreed to reimburse Tucker Anthony Cleary Gull for its reasonable out-of-pocket expenses up to $50,000 and to indemnify Tucker Anthony Cleary Gull against specific expenses and liabilities in connection with its services in connection with the merger, including those arising under federal securities laws.

   In the ordinary course of its securities business, Tucker Anthony Cleary Gull actively trades the equity securities of Merkert American for Tucker Anthony Cleary Gull's own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities. On December 15, 1998, Tucker Anthony Cleary Gull was a co-manager of Merkert American's initial public offering for which Tucker Anthony Cleary Gull received customary compensation.

Reasons for Richmont Marketing's Board Approval of the Merger; Approval by Richmont Marketing Stockholders

   In reaching its determination that the merger is in the best interests of Richmont Marketing's stockholders and in unanimously recommending that the stockholders of Richmont Marketing approve the merger agreement, the Board of Directors of Richmont Marketing consulted with its management, as well as its outside legal counsel, and considered the following material factors:

  . the Richmont Marketing Board of Directors' understanding of the present and anticipated environment in the food brokerage industry;

  . how continued consolidation within the food brokerage industry could affect Richmont Marketing's competitive position on a stand-alone basis;

  . concern as to Richmont Marketing's cash flow as a stand-alone entity over the near term, including Richmont Marketing's ability to generate sufficient cash flow to pursue additional strategic acquisitions in a consolidating industry;

  . management's judgment that a business combination with Merkert American would provide the combined company with coast-to-coast coverage and a potential competitive advantage over local and regional food brokers;

  . the combined company's potential revenue loss resulting from principal conflicts;

  . the combination of Richmont Marketing and Merkert American's operations creates opportunities to realize cost savings and operating efficiencies due to increased size and national coverage of the combined company and the elimination of overlapping support and administrative systems;

  . the Board of Directors' consideration of information concerning the financial condition, results of operations, prospects and business of Richmont Marketing and Merkert American, including the relative revenue and debt service of the companies;

  . presentations from, and discussions with, senior executives of Richmont
    Marketing, representatives of its outside legal counsel, and representatives of its independent accountants regarding the business and financial due diligence regarding Merkert American and the terms and conditions of the merger agreement;

  . the terms and structure of the merger, including the following provisions:

    . the provisions governing the exchange ratio and the consideration to be received by Richmont Marketing stockholders;

    . the provisions of the merger agreement that ensure that the combination would be a merger of equals, including the sharing of board of directors seats and senior management positions in the combined company between people from Richmont Marketing and Merkert American;

    . the changing of the combined company's name to "Marketing Specialists
      Corporation;"

    . the treatment of Richmont Marketing's senior management appreciation rights in the merger; and

    . the provisions of the merger agreement that generally limit Merkert
      American's ability to solicit other offers, while permitting Merkert American's Board of Directors to fulfill its fiduciary duties to its stockholders in the event of an unsolicited offer, and the termination fee provisions;

  . current and historical market prices and trading information regarding the Merkert American common stock;

  . the valuation placed on Richmont Marketing by Merkert American;

  . the fact that the combined company will maintain a significant presence in the Dallas, Texas area;

  . the fact that the merger will generally be tax free to both Richmont
    Marketing and Merkert American under the tax laws of the United States and other relevant jurisdictions;

  . the Board of Directors' recognition that members of the Board of Directors and management may have interests in the merger that are in addition to, and not necessarily aligned with, the interests of holders of Richmont Marketing common stock, which interests were considered in connection with its approval and adoption of the merger agreement as discussed in "Proposal One--Adoption of Merger Agreement--Interests of Related Parties in the Merger;"

  . the conditions to closing of the merger and the significant fees and expenses that would become payable in the event of a termination of the merger agreement under circumstances described in the merger agreement;

  . the significant costs involved in connection with consummating the merger and the substantial management time and effort required to effectuate the merger and integrate the business of Richmont Marketing into Merkert American;

  . the risk that the anticipated benefits of the merger might not be fully realized;

  . that provisions of the merger agreement, including the Richmont Marketing voting agreement and the no solicitation provision in the merger agreement, might discourage other persons potentially interested in merging with or acquiring Richmont Marketing from pursuing these opportunities; and

  . other matters described under "Risk Factors."

   The foregoing discussion of the factors considered by Richmont Marketing's Board of Directors is not intended to be exhaustive, but includes all material factors considered by Richmont Marketing's Board of Directors. In reaching its decision to approve the merger agreement and recommend its approval to Richmont Marketing stockholders, Richmont Marketing's Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

Interests of Related Parties in the Merger

   Upon the completion of the merger, the combined company will pay Monroe & Company, LLC approximately $2.5 million for financial advisory services rendered to Merkert American in connection with the merger. James L. Monroe, sole manager of and a member of Monroe & Company, LLC, serves on the Board of Directors of Merkert American and will serve on the Board of the combined company after the merger. Mr. Monroe beneficially owns approximately 14.7% of the outstanding Merkert American common stock, including 7.0% through his relationship with Monroe & Company, LLC. In addition, Merkert American will pay Monroe & Company, LLC a fee equal to 0.75% of the principal amount committed under any new senior credit facility. For a more detailed description of the agreement that provides for these fees, you should read "Merkert American Corporation--Certain Relationships and Related Transactions."

   On April 27, 1999, Gerald R. Leonard entered into a new employment agreement with Merkert American, which is effective upon the completion of the merger. Mr. Leonard's agreement provides for a five-year term and a continued annual base salary of $450,000. The agreement also provides for the grant of an option to purchase 60,000 shares of Merkert American common stock upon the completion of the merger. The exercise price of the options will be equal to the greater of (1) the fair market value at the date of grant, and (2) $13.50. The options will be issued under Merkert American's stock option plan.

   Upon completion of the merger, the combined company may pay Richmont Capital Partners I, L.P. $500,000 for financial advisory services rendered to Richmont Marketing in connection with the merger. Richmont Capital Partners I, L.P. indirectly owns 60% of the outstanding common stock of Richmont Marketing. Messrs. Bouras, Byrd, Reynolds and Rochon, who may be deemed to be affiliates of Richmont Capital Partners I, L.P., will receive options to purchase an aggregate of approximately 395,000 shares of Merkert American common stock at the completion of the merger, including options to be granted in connection with those persons' service on the Merkert American Board of Directors following the merger. Messrs. Bouras, Byrd, Reynolds and Rochon are members of the Board of Directors of Richmont Marketing and Messrs. Bouras, Byrd and Rochon will be members of the Board of Directors of Merkert American following the merger.

   Michael J. Merriman, Chief Executive Officer, President and a Director of Royal Appliance Mfg. Co., will become a Director of Merkert American following the merger and will receive options to purchase 20,000 shares of Merkert American common stock in connection with his service as a Director of Merkert American. Richmont Capital Partners I, L.P. owns approximately 15.6% of the common stock of Royal Appliance Mfg. Co.

   Two executive officers and stockholders of Richmont Marketing, Ronald D. Pedersen and Bruce A. Butler, will become executive officers of Merkert American following the merger.

   At the effective time of the merger, the stockholders of Richmont Marketing will enter into a voting agreement with two significant stockholders of Merkert American. In this agreement, the parties agree to vote for five nominees to the Merkert American Board of Directors that are designated by the largest stockholder of Richmont Marketing, provided that such nominees are reasonably acceptable to the two Merkert American stockholders. For a more in-depth description of this agreement, please see "Proposal One--Adoption of the Merger Agreement--Other Related Agreements--Post-Merger Voting Agreement."

   Upon the completion of the merger, we will also enter into a three year joint advisory agreement with Monroe & Company, LLC and Richmont Capital Partners I, L.P. for business consulting, financial advisory and investment banking services. The joint advisory agreement will provide for minimum annual fees of $1 million. The joint advisory agreement will otherwise be on substantially similar terms as, and will supersede, the existing advisory agreement between Merkert American and Monroe & Company, LLC. For a more in-depth description of this agreement, please see "Proposal One--Adoption of the Merger Agreement, as amended--Other Related Agreements--Joint Advisory Agreement."

The Merger Agreement

   The following is a description of the important provisions of the merger agreement, as amended, which is attached as Annex A to this document. You should read carefully the merger agreement, as amended, in its entirety.

   Merkert American and Richmont Marketing have entered into the merger agreement, as amended, that provides, among other things, for the following:

  . when and how the merger will occur;

  . the merger consideration to be paid to Richmont Marketing stockholders;

  . the conduct of business of each company from the date the merger agreement, as amended, was signed until the time the merger occurs;

  . representations and warranties made by each of Merkert American and Richmont Marketing concerning their businesses;

  . the obligations of each company prior to and after the effective time of the merger;

  . the conditions that must be met for the merger to occur;

  . the termination of the merger agreement under specific conditions; and

  . the effects of a termination upon the companies.

   Each of the provisions is discussed in further detail below.

 Effective Time

   The merger will become effective when the parties file a certificate of merger with the Office of the Secretary of State of the State of Delaware. At that time, Richmont Marketing will be merged with and into Merkert American and will cease to exist as a separate entity.

 Merger Consideration

   At the time of the merger, each issued and outstanding share of Richmont Marketing common stock will be converted into that number of fully paid and nonassessable shares of Merkert American common stock equal to the quotient obtained by dividing (a) 6,705,551 by (b) the total number of shares of Richmont Marketing common stock issued and outstanding immediately before the effective time of the merger. Assuming that no further Richmont Marketing common stock is issued before the merger, each share of Richmont Marketing common stock will convert into 48.7198 shares of Merkert American common stock.

   Fractional shares of Merkert American common stock will not be issued. Instead, each holder of Richmont Marketing common stock, upon surrender of a certificate representing ownership of Richmont Marketing common stock for exchange, will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the average closing price of Merkert American common stock on Nasdaq on the five trading days immediately preceding the second day before the effective time of the merger by (b) the fractional amount of the shares which the holder would otherwise be entitled to receive.

 Assumption of Indebtedness

   In connection with the merger, Merkert American has agreed to assume $169.0 million of Richmont Marketing's indebtedness, including $100 million of Richmont Marketing's 10 1/8% senior subordinated notes due 2007. See "Risk Factors--The combined company will have substantial indebtedness that could adversely impact its financial condition and the merger may trigger significant obligations under Richmont Marketing's outstanding 10 1/8% senior subordinated notes due 2007 that could adversely affect the surviving company's financial condition and results of operations."

 Merkert American Stock Options to be Issued in the Merger

   At the effective time of the merger, Merkert American has agreed to grant options to purchase 800,000 shares of Merkert American common stock to individuals associated with Richmont Marketing, subject to adjustment to 995,000 shares based on the market price of Merkert American common stock at the effective time of the merger. Merkert American will grant these options under its Amended and Restated 1998 Stock Option and Incentive Plan.

   Merkert American will grant options to purchase a total of 405,000 shares of Merkert American common stock to those employees of Richmont Marketing that currently hold senior management appreciation rights issued by Richmont Marketing, subject to increase to 600,000 shares based on the market price of Merkert American common stock at the effective time of the merger. These options will qualify as incentive stock options for Internal Revenue Code purposes. These options will vest ratably over a five-year term beginning from the date Richmont Marketing initially granted the senior management appreciation rights. The senior management appreciation rights will be canceled in exchange for the options. These options will be on substantially similar terms to those options which have already been granted to employees of Merkert American.

   Merkert American will also grant options to purchase a total of 335,000 shares of Merkert American common stock to four persons who may be deemed to be affiliates of Richmont Capital Partners I, L.P. as follows: 167,500 options will be granted to Mr. Rochon and 55,833 options each will be granted to Messrs. Bouras, Byrd and Reynolds. These options will have a per share exercise price equal to the greater of the fair market value of Merkert American common stock at the effective time of the merger or $13.50. These options will not qualify as incentive stock options for Internal Revenue Code purposes. These options will vest ratably over a five-year term. Mr. Reynolds is a limited partner of Richmont Capital Partners I, L.P. and Messrs. Bouras, Byrd and Rochon are shareholders of a corporation which is the managing general partner of Richmont Capital Partners I, L.P. In addition, Messrs. Bouras, Byrd, Reynolds and Rochon are members of the Board of Directors of Richmont Marketing and Messrs. Bouras, Byrd and Rochon will be members of the Board of Directors of Merkert American following the merger. Richmont Capital Partners I, L.P. indirectly owns 60% of the common stock of Richmont Marketing.

   On the fifth day after the effective date of the merger, Merkert American will grant options to purchase an additional 20,000 shares of Merkert American common stock to each of Messrs. Rochon, Bouras and Byrd. These three individuals will become directors of Merkert American in connection with the merger. Merkert American's stock option plan provides that new Directors will each receive a grant of 20,000 options. These options will have a per share exercise price equal to the fair market value of Merkert American common stock on the grant date. These options will vest ratably over a five-year term. These options will not qualify as incentive stock options for Internal Revenue Code purposes. These options are substantially similar to options already granted to members of Merkert American's Board of Directors who are not employees of Merkert American.

 Conduct of Business Before the Merger

   Merkert American and Richmont Marketing have each agreed that, before the merger, it will:

  . conduct its business only in the ordinary course of business consistent with past practice;

  . use its reasonable best efforts to preserve intact its business organizations and goodwill and keep available the services of its executive officers and material employees, its customers and manufacturers and others having business relations with it;

  . confer on a regular basis with the other party to report on material operational matters and any proposals to engage in material transactions;

  . promptly notify the other party of any material emergency or other material change in its condition, business, properties, assets, liabilities, or prospects;

  . promptly notify the other party of any material breach of any representation or warranty of the merger agreement; and

  . maintain insurance at customary levels.

   In addition, neither company will take actions not in the ordinary course of business, except as permitted by the merger agreement or required by law. For example, except as permitted by the merger agreement, neither company will:

  . amend its organizational documents;

  . pay dividends or make distributions;

  . grant or award any option, warrant, conversion right or other right, or adopt any new employee benefit plan;

  . increase any compensation, other than in the ordinary course of business consistent with past practice;

  . repurchase any capital stock;

  . sell or otherwise dispose of any material assets;

  . purchase any material assets, or acquire a significant portion of the assets of, any other entity; or

  . permit any material tax elections, settle or compromise any tax liability with any taxing authority or file any amended tax return or claim for refund.

 Business Combination Proposal from Other Parties

   In accordance with the merger agreement, Merkert American and Richmont Marketing have agreed that, until either the termination of the merger agreement or the effective time of the merger, neither will initiate, solicit or encourage any inquiries or proposal regarding:

  . a merger, consolidation or similar transaction involving the company;

  . the sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the company or its subsidiaries representing 15% or more of consolidated assets of the company and its subsidiaries;

  . the issuance, sale or other disposition of securities representing 15% or more of the votes attached to the outstanding securities of the company;

  . a transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of the company's capital stock; or

  . a recapitalization, restructuring, liquidation or dissolution of the company or any of its subsidiaries.

   If a third party contacts either Merkert American or Richmont Marketing with a proposal, the contacted party must advise the other party immediately.

   Under the merger agreement, however, Merkert American's Board of Directors may furnish information to, and enter into discussions or negotiations with, any person or group that makes an unsolicited bona fide proposal if the following conditions are satisfied:

  . the parties have entered into a confidentiality and standstill agreement containing substantially similar terms to those contained in the confidentiality agreement between Merkert American and Richmont Marketing;

  . financing, to the extent required to consummate the proposal, is then fully and unconditionally committed in writing or is, in the good faith judgment of Merkert American's Board of Directors, likely to be obtained; and

  . Merkert American's Board of Directors determines in good faith, after receiving the advice of outside counsel and its financial advisor, that the proposal is reasonably likely to be completed and would result in a transaction more favorable to Merkert American's stockholders from a financial point of view than the transaction contemplated by the merger agreement between Merkert American and Richmont Marketing.

   Merkert American's Board of Directors is required to keep Richmont Marketing informed on a current basis of the status of any inquiry, proposal or discussion of the sort described above.

 Conditions to the Merger

   Before the merger can occur, several conditions must be fulfilled, or alternatively, waived by the appropriate party or parties. If any material condition is waived, the companies will resolicit the consent of their stockholders to the merger if required by law. The conditions that remain outstanding include the following:

  . obtaining stockholder approval for the adoption of the merger agreement, as amended;

  . obtaining other governmental, regulatory and third party consents;

  . either obtaining stockholder approval for the amendment of Merkert
    American's certificate of incorporation described in proposal two or increasing the size of Merkert American's Board to nine and filling four of the five vacancies with individuals who are currently serving on Richmont Marketing's Board, Messrs. Pedersen, Byrd, Bouras and Rochon, and the remaining vacancy with an individual who is not employed by either company, Mr. Merriman;

  . obtaining approval for the amendment of Merkert American's stock option plan described in proposal four;

  . obtaining the approval for the listing of the shares issuable in the merger on the Nasdaq National Market;

  . either Merkert American assuming Richmont Marketing's 10 1/8% senior subordinated notes due 2007 or repurchasing or refinancing the notes on terms which are commercially reasonable;

  . Merkert American's and Richmont Marketing's senior credit facilities being refinanced on terms which are commercially reasonable;

  . Merkert American receiving an opinion from Goodwin, Proctor & Hoar LLP and Richmont Marketing receiving an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . Merkert American, and Richmont Marketing stockholders and certain Merkert
    American stockholders entering into registration rights agreements;

  . executing the post-merger voting agreement and the joint advisory agreement; and

  . confirming each party's compliance with the merger agreement.

 Representations and Warranties

   In the merger agreement, each of Merkert American and Richmont Marketing made reciprocal representations and warranties, subject to exceptions which were disclosed by the appropriate party, concerning their business and assets. The representations and warranties must be true and correct in all material respects at the time of the merger or else the other party will not be required to complete the merger. These representations and warranties include:

  . that each company is validly existing and in good standing and that its issued and outstanding shares of capital stock are fully paid and nonassessable;

  . that each company's Board of Directors authorized the signing and performance of the merger agreement;

  . that each company has provided and will provide accurate information to the Securities and Exchange Commission and Nasdaq;

  . that, except as otherwise disclosed, there are no suits or actions filed or threatened against the party; the party is not in violation of laws, including environmental laws and laws regulating employee benefit plans and tax laws; and

  . that the party has complied with its organizational documents including its by-laws and certificate of incorporation.

 Termination

   Merkert American or Richmont Marketing may terminate the merger agreement, whether before or after receiving stockholder approval, if:

  . the merger is not completed on or before December 31, 1999;

  . the agreement fails to receive the requisite vote for approval and adoption by the stockholders of Merkert American;

  . the Board of Directors of Merkert American, or any independent or special committee of the Board of Directors of Merkert American formed for the purpose of evaluating a proposed business combination, recommends a superior proposal;

  . any United States federal or state court of competent jurisdiction or other governmental entity issues a final order, decree or ruling permanently enjoining or prohibiting the merger and the order will have become final and nonappealable;

  . the other party fails to perform in any material respect any of its obligations required to be performed under this agreement and the failure continues for more than 30 days after notice of the failure; or

  . the parties mutually agree in writing to terminate the merger agreement.

   In addition, Richmont Marketing may terminate the merger agreement if the Board of Merkert American or the special committee of the Board of Merkert American withdraws or modifies its approval or recommendation of the merger and that modification adversely affects Richmont Marketing. If Richmont Marketing terminates the merger agreement for this reason, then Merkert American will pay to Richmont Marketing an amount in cash equal to $2.5 million plus out-of-pocket expenses incurred in connection with the merger agreement, including without limitation professional expenses. Merkert American is required to make the same termination payment to Richmont Marketing if either Merkert American or Richmont Marketing terminates the merger agreement if a committee of Merkert American's Board recommends a superior proposal. If either Merkert American or Richmont Marketing terminates the merger agreement for the second reason listed immediately above and within one year of that termination Merkert American enters into another merger agreement or the making of such recommendation or resolution, Merkert American is required to pay Richmont Marketing the termination payment. This payment will be Richmont Marketing's exclusive remedy relating to this termination and Richmont Marketing will have no right to any further damages.

 Expenses

   With four exceptions, each of Merkert American and Richmont Marketing will pay all costs or expenses incurred by it in connection with the merger agreement and the related transactions including any termination fees described above. The companies will share equally in the payment of:

  . the filing fees in connection with the filing of this proxy statement with the Securities and Exchange Commission;

  . the filing fees in connection with the listing of the shares of Merkert
    American common stock issuable in the merger and issuable upon exercise of the options on Nasdaq;

  . the expenses incurred for printing this proxy statement; and

  . the filing fees in connection with the filing under the Hart-Scott-Rodino
    Antitrust Improvements Act of 1976.

   In the event that the merger is completed, the combined company will pay all costs and expenses incurred by Merkert American, Richmont Marketing and the stockholders of Richmont Marketing in connection with the merger, subject to limitations on the legal expenses incurred by the Richmont Marketing stockholders other than MS Acquisition Limited.

 Amendments to the Merger Agreement

   The Boards of Directors of Merkert American and Richmont Marketing may amend the merger agreement before their respective stockholders' approval but only to the extent permitted by applicable law.

Other Related Agreements

 The Pre-Merger Voting Agreements

   Richmont Marketing has entered into a voting agreement with the following Merkert American stockholders: Monroe & Company, LLC, Joseph T. Casey, Glenn F. Gillam, Douglas H. Holstein, Gerald R. Leonard, Sidney D. Rogers, Jr., Thomas
R. Studer, JLM Management, LLC, Sandra Monroe, Sean Spaulding, Robert Doehler, Edward P. Grace, III, Jo-Anne Collins and James Philopkosky. In this agreement, the Merkert American stockholders agreed to vote in favor of the proposed merger and the other transactions contemplated by the merger agreement and to vote against any transaction or other proposal that could hinder or impede the completion of the proposed merger. The Merkert American stockholders also granted Richmont Marketing an irrevocable proxy to vote their shares in favor of the merger. Finally, the Merkert American stockholders agreed not to transfer or pledge their shares before the merger.

   At the time the merger agreement was executed, Merkert American entered into a voting agreement with all of the Richmont Marketing stockholders. In this agreement, the Richmont Marketing stockholders agreed to vote in favor of the proposed merger and the other transactions contemplated by the merger agreement and to vote against any transaction or other proposal that could hinder or impede the completion of the proposed merger. The Richmont Marketing stockholders also granted Merkert American an irrevocable proxy to vote their shares in favor of the merger. Finally, the Richmont Marketing stockholders agreed not to transfer or pledge their shares before the merger.

 Post-Merger Voting Agreement

   Upon the completion of the merger, the five existing stockholders of Richmont Marketing, MS Acquisition Limited, Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey and Jeffrey A. Watt, will enter into a voting agreement with Monroe & Company, LLC and JLM Management Company LLC. Under this agreement, all of the parties will agree to vote all of the Merkert American common stock held by them in favor of five nominees to the Merkert American Board that are designated in writing by MS Acquisition Limited, provided that such nominees are reasonably acceptable to the two Merkert American stockholders. MS Acquisition Limited, the majority stockholder of Richmont Marketing, is a limited partnership, one of whose general partners is Richmont Capital Partners I, L.P. James L. Monroe, a director of Merkert American, is a member and the sole manager of Monroe & Company, LLC and the sole manager of JLM Management Company, LLC. Messrs. Butler and Pedersen are both stockholders and executive officers of Richmont Marketing and both will become executive officers of Merkert American and Mr. Pedersen will become a Director of Merkert American following the merger. Immediately following the merger, the parties to the post-merger voting agreement will control approximately 54.5% of the total voting power of the combined company. In accordance with the agreement, MS Acquisition will designate the following individuals as its initial nominees for election to the Board of Directors of Merkert American: Messrs. Rochon, Bouras, Byrd, Pedersen and Merriman.

   The post-merger voting agreement will terminate upon the earlier to occur of: (a) the date on which MS Acquisition Limited and Messrs. Pedersen, Butler and Guffey cease to own in the aggregate at least 35% of the total outstanding shares of Merkert American or (b) the date on which all of the parties to the agreement cease to own, or have the right to exercise voting control over shares of Merkert American representing more than 50% of the total voting power of all outstanding voting securities of Merkert American.

 Joint Advisory Agreement

   In connection with the merger, Monroe & Company, LLC and Richmont Capital Partners I, L.P. will enter into a joint advisory agreement with Merkert American. Under this agreement, Monroe & Company, LLC and Richmont Capital Partners I, L.P. will provide business consulting, financial advisory and investment banking services to Merkert American. The agreement has a three-year term commencing upon the completion of the merger. The existing advisory agreement between Merkert American and Monroe & Company, LLC will be terminated immediately upon effectiveness of this joint advisory agreement. The joint advisory agreement will be on substantially similar terms to the existing agreement between Monroe & Company, LLC and Merkert American.

   Under the joint advisory agreement, Monroe & Company, LLC and Richmont Capital Partners I, L.P. will be paid a financial advisory fee equal to a percentage of any consideration paid by Merkert American in connection with any transaction which results in the merger, consolidation, reorganization, business combination, joint venture or other transaction in which Merkert American is acquired by, or combined with, a third party, Merkert American acquires all or a portion of the assets or capital stock of a third party, or Merkert American enters into a joint venture agreement with a third party, determined as follows:

  . 5% of the consideration paid up to $1 million, plus

  . 4% of the consideration paid in excess of $1 million and up to $2 million, plus

  . 3% of the consideration paid in excess of $2 million and up to $3 million, plus

  . 2% of the consideration paid in excess of $3 million and up to $4 million, plus

  . 1% of the consideration paid in excess of $4 million.

   Merkert American will also be obligated to pay Monroe & Company, LLC and Richmont Capital Partners I, L.P. a private placement fee equal to 0.75% of the principal amount committed under any senior credit facility. It will pay an additional fee upon increases in the amount of the senior credit facility or if the credit facility is refinanced during the term of the joint advisory agreement. Monroe & Company, LLC and Richmont Capital Partners I, L.P. may also be entitled to consulting fees for projects based on fee schedules to be mutually agreed upon by the independent directors of Merkert American, Monroe & Company, LLC and Richmont Capital Partners I, L.P.

   If the aggregate advisory fees during any of those three years are less than $1 million, Merkert American will pay Monroe & Company, LLC and Richmont Capital Partners I, L.P. the difference between the fees otherwise payable for any year and $1 million. Monroe & Company, LLC and Richmont Capital Partners I, L.P. will split all fees paid equally. In the agreement Merkert American has also agreed to indemnify each of Monroe & Company, LLC and Richmont Capital Partners I, L.P. against specified liabilities.

 Registration Rights Agreements

   Upon the completion of the merger, Merkert American will enter into a registration rights agreement with the former stockholders of Richmont Marketing, which will provide them with demand and piggyback registration rights regarding the Merkert American common stock that they receive in the merger. After 180 days following the effective time of the merger, one or more holders of at least 40% of the Merkert American common stock received by Richmont Marketing's former stockholders in connection with the merger may require Merkert American to file a registration statement covering the resale of their shares on up to six occasions. The cost of these registrations will be borne by Merkert American.

   At the same time that it enters into the registration rights agreement described above, Merkert American will amend and restate its existing registration rights agreement with Mr. Leonard and the distributees of Monroe & Company II, LLC, who consist of JLM Management, LLC, Monroe & Company, LLC, Sandra Monroe, Sean Spaulding, Robert Doehler, Edward P. Grace, III, Jo-Anne Collins and James Philopkosky. The amended registration rights agreement will be similar to the agreement with the former Richmont Marketing stockholders with the exception that Mr. Leonard and Monroe & Company II, LLC will only have the right to demand registration of their shares on two occasions.

Regulatory Approvals Required

   The merger requires the consent of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which was received on July 2, 1999.

   In addition, at any time before or after the merger, the Federal Trade Commission or the Department of Justice could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Merkert American or Richmont Marketing. At any time before or after the merger, any state or locality could take action under its own antitrust laws as it deems necessary or desirable in the public interest. This action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Merkert American or Richmont Marketing. Private parties may also seek to take legal action under the antitrust laws in specific circumstances.

   Based on the available information, each of Merkert American and Richmont Marketing believes that the merger will be in compliance with federal, state and local antitrust laws. However, a challenge to the merger on antitrust grounds might be made.

   Merkert American and Richmont Marketing do not believe that any remaining material governmental filings are required other than the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware. The merger is conditioned upon, among other things, absence of any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which prohibits or restricts the completion of the merger.

Accounting Treatment of the Merger

   United States generally accepted accounting principles require that the company deemed to be the accounting acquiror use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, the accounting acquiror will allocate the excess purchase price to intangible assets including goodwill. Merkert American will be the accounting acquiror in the merger.

Material Federal Income Tax Consequences

   The merger will have the following material United States federal income tax consequences to Merkert American:

  . the merger will be a "reorganization" within the meaning of Section
    368(a) of the Internal Revenue Code of 1986, as amended; and

  . no gain or loss should be recognized by Merkert American or Richmont
    Marketing as a result of the merger.

   The foregoing is a summary of the material federal income tax consequences of the merger and is not a complete analysis of all federal income tax consequences. Also, the foregoing summary is based on the Internal Revenue Code and related Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement. All of these laws, regulations, rulings and decisions are subject to change at any time, possibly with retroactive effect. Also, no information is provided in this proxy statement regarding the tax consequences of the merger under applicable foreign, state or local laws.

   Merkert American does not intend to request a ruling from the Internal Revenue Service regarding the merger. However, completion of the merger is conditioned upon Merkert American receiving an opinion from Goodwin, Procter & Hoar LLP and Richmont Marketing receiving an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which conclude that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The opinions of Goodwin, Procter & Hoar LLP and Skadden, Arps, Slate, Meagher & Flom LLP will represent the best legal judgment of these firms but will not be binding on the Internal Revenue Service or any court. The opinions will be based on representations and assumptions referred to in the opinion, including representations contained in certificates signed by officers of Merkert American and Richmont Marketing.

Nasdaq Listing

   For the merger to occur, the shares of Merkert American common stock to be issued to Richmont Marketing stockholders in the merger and under Merkert American's stock option plan must be approved for listing on Nasdaq, subject to the notice of issuance. Merkert American and Richmont Marketing have agreed to cooperate and promptly prepare and submit to Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Merkert American common stock that will be issued and outstanding or will be reserved for issuance at the effective time of the merger to be listed for trading on Nasdaq.

         PROPOSAL TWO -- AMENDMENT TO MERKERT AMERICAN'S CERTIFICATE OF INCORPORATION RELATING TO THE STRUCTURE OF THE BOARD OF DIRECTORS

   We are proposing an amendment to the certificate of incorporation of Merkert American in the form attached to this proxy statement as Annex B, which will accelerate the implementation of a three class staggered board. The Board of Directors unanimously approved of this amendment. If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders. Stockholder approval of this amendment is a condition to the completion of the merger. As a result, if stockholders do not approve proposal two, the merger will not be completed unless Richmont Marketing and Merkert American waive this condition. If this proposal is not approved and the merger is nonetheless completed, the Board of Directors may expand the size of the Board to nine members and fill the resulting vacancies with the new Board members set forth below.

   The amendment will effect changes to the structure and classification of Merkert American's Board of Directors by amending Section 3 of Article IV of the certificate of incorporation. In doing so, the size of the Board will be increased and the resulting vacancies will be filled with new Board members.

   Merkert American currently has a five member Board of Directors. This Board is divided into two classes with staggered two-year terms. The current certificate of incorporation also provides that the Board will convert to a Board of Directors having three classes of directors with staggered three-year terms after the first time that Class II Directors are elected.

   The amendment proposes dividing the members of the Board into three classes with staggered three-year terms. The amendment also enlarges the size of the Board of Directors to nine members by naming nine individuals to serve as directors when the amendment becomes effective. The amendment will only be effected if the merger is completed, even if the stockholders approve this proposal. The Class I Directors will serve for a term expiring at Merkert American's 2000 annual meeting. The Class II Directors will serve for a term expiring at Merkert American's 2001 annual meeting. The Class III Directors will serve for a term expiring at Merkert American's 2002 annual meeting. The directors of Merkert American following the merger will be as follows:

       Class I Directors          Timothy M. Byrd
                                  Ronald D. Pedersen
                                  James A. Schlindwein

       Class II Directors         Nick G. Bouras
                                  Edward P. Grace, III
                                  Gerald R. Leonard

       Class III Directors        James L. Monroe
                                  John P. Rochon
                                  Michael J. Merriman

   The Board of Directors of Merkert American recommends a vote "for" the proposed amendment relating to the structure of the Board of Directors.

               PROPOSAL THREE -- AMENDMENT TO MERKERT AMERICAN'S
           CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME

   Subject to adoption of the merger agreement, as amended, by the stockholders, we are proposing amending our certificate of incorporation in the form attached to this proxy statement as Annex C to change the corporate name of Merkert American Corporation to "Marketing Specialists Corporation" following the merger. We have proposed the name change to capitalize on the name recognition of "Marketing Specialists" in the food brokerage industry and to describe more accurately the combined company's business. If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders.

   The Board of Directors of Merkert American recommends a vote "for" the amendment to change the corporate name to "Marketing Specialists Corporation."

          PROPOSAL FOUR -- AMENDMENT TO MERKERT AMERICAN'S AMENDED AND
                 RESTATED 1998 STOCK OPTION AND INCENTIVE PLAN

   The Board of Directors has voted to amend section 3 of the Amended and Restated Merkert American 1998 Stock Option and Incentive Plan in the form of the amendment attached to this proxy statement as Annex D, subject to approval by the stockholders. The primary effect of the amendment will be to increase the total number of shares underlying the plan immediately following the merger from 976,040 to 1,847,762. If the merger is not completed for any reason, this amendment will not be effected, even if approved by the stockholders. Stockholder approval of this amendment is a condition to the completion of the merger. As a result, if stockholders do not approve proposal four, the merger will not be completed unless Richmont Marketing waives this condition.

   The stock option plan currently contemplates that, following Merkert American's initial public offering on December 18, 1998, the number of shares of Merkert American common stock available for issuance under the plan will equal 13% of the total number of shares of common stock outstanding as of January 1 of each year. Unless amended, the stock option plan would have 976,040 shares of common stock available for issuance immediately following the merger, which would represent only 6.9% of the total shares outstanding following the merger. Even without the amendment, the number of shares available would increase to 1,847,762 on January 1, 2000 if the merger is completed.

   In connection with the merger, Merkert American has agreed to issue options to purchase 800,000 shares of Merkert American common stock to Richmont Marketing employees and other individuals associated with Richmont Marketing. This number may increase to 995,000 shares based on the market price of the Merkert American common stock at the effective time of the merger. At the current time, Merkert American has already issued options to purchase 736,500 shares of common stock under the plan. Unless the plan is amended, Merkert American will not have enough shares available for issuance under the plan to satisfy its obligations to issue options in the merger. The issuance of these options is intended as a performance incentive for the officers, employees, consultants and independent directors of the combined company to promote the financial success and progress of the combined company following the merger.

   The proposed amendment would increase the number of shares available for issuance under the plan to 13% of the total number of shares of common stock outstanding immediately following the merger, with increases each January 1 thereafter to take into account any subsequent increases in the number of shares outstanding. This amendment will ensure that the number of shares available for issuance under the plan will be 13% of the total number of shares outstanding both immediately before and immediately after the completion of the merger. Merkert American will then be able to issue stock options to individuals who will become employees in connection with the merger.

   In addition to increasing the number of shares available for issuance, the amendment also establishes a fixed limit of 1,847,762 on the total number of incentive stock options that may be issued under the plan and a limit of 250,000 on the maximum number of options that may be issued to any one individual in any one calendar year who is subject to Section 162(m) of the Internal Revenue Code.

Summary of the Plan

   On May 20, 1998, the Board of Directors of Merkert American adopted, and the stockholders approved, the initial stock option plan and on July 1, 1998 the Board of Directors adopted, and the stockholders approved, the Amended and Restated 1998 Stock Option and Incentive Plan. The plan is designed and intended as a performance incentive for officers, employees, consultants and independent directors to promote the financial success and progress of Merkert American. Merkert American anticipates that providing these persons with a direct stake in Merkert American's welfare will result in a closer identification of their interests with those of Merkert American, stimulating their efforts on behalf of Merkert American and strengthening their desire to remain with Merkert American. All officers and independent directors are eligible to participate in the plan.

Currently, Merkert American has approximately 260 participants in the plan and, following the merger, anticipates approximately 300 participants in the plan.

   The following summary does not purport to be complete and is qualified in its entirety by the plan.

   Plan Administration; Eligibility. The plan is administered by the Board of Directors or the compensation committee of the Board. All members of the compensation committee must be "non-employee directors" as that term is defined under the rules promulgated by the Securities and Exchange Commission and "outside directors" as defined in Section 162(m) of the Internal Revenue Code and the regulations promulgated under the Internal Revenue Code. In addition, the plan permits the Board of Directors or the compensation committee to delegate all or part of its or their duties to the Chief Executive Officer regarding the granting of awards to employees who are not executive officers or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code.

   The Board of Directors has delegated the administration of the plan to the compensation committee. The compensation committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the plan. The compensation committee may permit common stock, and other amounts payable pursuant to an award, to be deferred. In these instances, the compensation committee may permit dividends or deemed dividends, if any, to be credited to the amount of deferrals.

   Persons eligible to participate in the plan will be those officers, employees and other key persons, such as consultants, of Merkert American and its subsidiaries who are responsible for or contribute to the management, growth or profitability of Merkert American and its subsidiaries, as selected from time to time by the compensation committee. Independent directors will also be eligible for specific awards under the plan.

   Stock Options. The plan permits the granting of (a) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (b) options that do not so qualify. Only employees of Merkert American and its subsidiaries may be granted incentive options. The option exercise price of each option will be determined by the compensation committee but may not be less than 100% of the fair market value of the common stock on the date of grant in the case of incentive options, and may not be less than 85% of the fair market value of the common stock on the date of grant in the case of non-qualified options.

   The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant in the case of an incentive option. The compensation committee will determine at what time or times each option may be exercised and, subject to the provisions of the plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.

   Upon exercise of options, the option price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee. If the compensation committee permits, payment may also be made by delivery of shares of common stock already owned by the optionee. The exercise price may also be delivered to Merkert American by a broker pursuant to irrevocable instructions to the broker from the optionee.

   At the discretion of the compensation committee, stock options granted under the plan may include a "re-load" feature. A re-load feature permits an optionee exercising an option by the delivery of shares of common stock to automatically be granted an additional stock option, with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted, to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. One of the purposes of this feature is to enable participants to maintain an equity interest in Merkert American without dilution.

   To qualify as incentive options, options must meet additional United States federal tax requirements. Those requirements include limits on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

   Stock Options Granted to Independent Directors. The plan provides for the automatic grant to each independent director of a non-qualified option to purchase 20,000 shares of common stock upon his or her initial election to the Board of Directors. Each independent director who is serving as a director of Merkert American on the fifth business day after each annual meeting of stockholders, beginning with the 1999 annual meeting of stockholders, will also automatically be granted on that day a non-qualified option to acquire 5,000 shares of common stock. In addition, the independent director who serves as chairman of the audit committee of the Board of Directors will receive an additional 5,000 shares of common stock on the fifth business day after each annual meeting of stockholders beginning with the 1999 annual meeting. The exercise price of each non-qualified option will be the fair market value of the common stock on the date of grant. Half of the non-qualified options granted to independent directors shall vest upon the first anniversary of the grant date, and the remaining half shall vest in equal annual installments over the number of years remaining in each Director's term as of the first anniversary of the date of grant. The options will terminate on the 10th anniversary of the date of grant.

   Stock Appreciation Rights. The compensation committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. Upon exercise of the right, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price per share specified in the related stock option multiplied by the number of shares of common stock regarding which the right is exercised. In the case of a freestanding right, the price per share specified in that right, which price may not be less than 85% of the fair market value of the common stock on the date of grant, is used instead of the exercise price per share. This amount may be paid in cash, common stock, or a combination thereof, as determined by the committee. If the right is granted in tandem with a stock option, exercise of the right cancels the related option to the extent of that exercise.

   Restricted Stock. The compensation committee may also award shares of common stock to officers, other employees and key persons of Merkert American subject to conditions and restrictions determined by the compensation committee. These conditions and restrictions may include the achievement of performance goals and continued employment with Merkert American through a specified restricted period. The purchase price of shares of restricted stock will be determined by the compensation committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of restricted stock.

   Unrestricted Stock. The compensation committee may also grant shares, at no cost or for a purchase price determined by the committee, which are free from any restrictions under the plan. Unrestricted stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees and key persons.

   Performance Share Awards. The compensation committee may also grant performance share awards to employees or other key persons of Merkert American entitling the recipient to receive shares of common stock upon the achievement of individual or Merkert American performance goals and other conditions determined by the compensation committee.

   Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the plan may be paid currently or be deemed to be reinvested in additional shares of common stock, which may accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under Merkert American's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

   Adjustments for Stock Dividends, Mergers, Etc. The compensation committee will make appropriate adjustments in the maximum number of shares reserved for issuance under the plan and to outstanding awards to reflect capital restrictions, stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of Merkert American or similar event, the compensation committee, in its discretion, may provide for substitution or adjustments of outstanding options and stock appreciation rights, or may terminate all unexercised options and stock appreciation rights with or without payment of cash consideration.

   Amendments and Termination. The Board of Directors may at any time amend or discontinue the plan and the compensation committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the plan shall be subject to approval by Merkert American's stockholders if and to the extent required by the Securities Exchange Act of 1934, as amended, to ensure that awards granted under the plan are exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, or required by the Internal Revenue Code to preserve the qualified status of incentive options.

   Change in Control Provisions. The plan provides that in the event of a sale of all or substantially all of the assets or common stock of Merkert American, a merger or consolidation which results in a change in control or the liquidation or dissolution of Merkert American, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time before or after a change in control, the compensation committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. The proposed merger with Richmont Marketing will not constitute a change in control under the plan.

                               NEW PLAN BENEFITS

   Merkert American Amended and Restated 1998 Stock Option and Incentive Plan, as amended

                                                            Dollar    Number
                      Name And Position                    Value ($) Of Units
-----------------------------------------------------------------------------
   Gerald R. Leonard, Chairman of the Board, Chief
    Executive Officer and President.......................     --     60,000
   Douglas H. Holstein, Chief Operating Officer and
    President.............................................     --         --
   Joseph T. Casey, Chief Financial Officer...............     --         --
   Sidney D. Rogers, Jr., Chief Administrative Officer....     --         --
   Glenn F. Gillam, Executive Vice President of Merkert
    American Co., Inc.....................................     --         --
   Executive Group........................................     --         --
   Non-Executive Director Group...........................     --      5,000
   Non-Executive Officer Employee Group...................     --    405,000


In connection with the completion of the merger, Merkert American will issue options to purchase 395,000 shares of Merkert American common stock to persons associated with Richmont Marketing. For additional information on these option grants, please see the section of this proxy statement entitled "Proposal One-- Adoption of the Merger Agreement--The Merger Agreement--Merkert American Stock Options to be Issued in the Merger."

                     PROPOSAL FIVE -- ELECTION OF DIRECTORS

   Currently, the Board of Directors of Merkert American is divided into two classes. Each class has a term of two years and the terms are staggered so that each year, only one class of directors is elected.

   At the special meeting in lieu of the annual meeting, the Merkert American stockholders will elect two Class I directors to the Merkert American Board who will serve until the earlier of the completion of the merger or the 2001 annual meeting of stockholders and until their successors are elected and qualified to serve. The Merkert American Board has nominated Gerald R. Leonard and James A. Schlindwein as Class I Directors. The Board anticipates that each of the nominees will serve, if elected, as a Director. If either person nominated by the Merkert American Board is unable to accept election as a director; however, the proxies will be voted for another person recommended by the Merkert American Board.

   The Board of Directors of Merkert American recommends a vote "for" Gerald R. Leonard and James A. Schlindwein.

   Mr. Leonard currently serves as a Class II director, with a term expiring at the 2000 annual meeting of stockholders. If elected as a Class I director, he will resign his Class II directorship and the Board of Directors will eliminate the vacancy by reducing the size of the Board to four. In this way, Merkert American can ensure that its two classes would be of equal size.

   If the merger agreement, as amended, is adopted by the stockholders, the Directors of Merkert American following the completion of the merger will be the individuals listed under the section of this proxy statement entitled "Management--Directors of the Surviving Company."

                          MERKERT AMERICAN CORPORATION

General

   Merkert American Corporation was incorporated on March 4, 1998 to create a leading food brokerage firm providing outsourced sales, merchandising and marketing services to manufacturers, suppliers and producers of food products and consumer goods. On December 18, 1998, we completed our initial public offering of 4,400,000 shares of common stock at an offering price of $15.00 per share. Simultaneously with the offering, we purchased in separate transactions all of the issued and outstanding capital stock of Merkert Enterprises, Inc., and Rogers-American Company, Inc. As a result, each of Merkert Enterprises and Rogers-American became a wholly-owned subsidiary of Merkert American. As of March 31, 1999, we merged Rogers-American into Merkert Enterprises and changed Merkert Enterprises' name to Merkert American Co., Inc. When we refer to our business before December 18, 1998, we mean the business of each of Merkert Enterprises and Rogers-American and of their subsidiaries. Before May 29, 1998, Merkert American operated under the name Monroe, Inc.

   We act as an independent sales and marketing representative. We sell grocery and consumer products on behalf of manufacturers and coordinate the execution of manufacturers' marketing programs with retailers and wholesalers. Our principal source of revenues is commissions that we receive from manufacturers. Our other activities include managing private label programs on behalf of selected retailers. We represent more than 750 manufacturers and more than 70,000 food and non-food products and have business relationships with key retailers in 25 states.

   We now operate through three wholly owned subsidiaries, Merkert American Co., Inc., United Brokerage Company and Buckeye Sales & Marketing, Inc.

   As of December 31, 1998, we had 39 offices servicing retailers in 25 states. In 1998, we had pro forma combined revenue of approximately $212.0 million and pro forma combined net (loss) of approximately $(26.7) million exclusive of the estimated effects of the integration activities and the elimination of specific nonrecurring charges. See "Merkert American's Management's Discussion and Analysis of Financial Condition and Results of Operations."

Industry Overview

   Food brokers serve manufacturers, retailers and food service providers for both branded and private label products. Retail food brokers represent approximately 3,200 manufacturers that sell to approximately 128,000 grocery stores, including chain and independent supermarkets, convenience stores, wholesale clubs and other stores and more than 700 wholesalers nationwide. The industry includes the following three types of food brokers.

   Retail Food Brokers. Manufacturers of branded food and non-food products use retail food brokers as a cost effective alternative to a direct sales force. They rely on retail food brokers to provide local market penetration, integrated brand and category-management and access to local merchandising data. Merkert American provides a full array of these services and generally earns commissions in a range of approximately 3-4% of the manufacturer's net sales to retailers. Retail food brokers typically perform two types of services on behalf of manufacturers, headquarters functions and retail store functions.

   Headquarters functions include services provided to both manufacturers and retailers at the headquarters level. Retail food brokers conduct business development activities, including sales calls and new product introductions to retailers, on behalf of manufacturers. Retail food brokers also assist manufacturers in developing, reviewing and executing annual marketing plans. Other headquarters services include order management, supervision of shelf space management, coordination of manufacturers' promotional spending, and facilitating the resolution of billing issues between manufacturers and retailers. Retail food brokers assist retailers by gathering and analyzing demographic, consumer, and store sales information.

   Retail store functions generally include execution of sales plans for manufacturers' products at the store level. Retail food brokers assist in merchandising, shelf and display management, new store set-ups, implementation of promotional plans, and placement of point-of-sale coupons, signs and other information. Retail food brokers also assist retailers with coupon and advertising programs, quality assurance and technical training, primarily in relation to prepared foods. In addition, retail food brokers assist retailers and manufacturers in the collection, analysis and application of retail sales data.

   We believe that the retail food brokerage industry is experiencing significant consolidation. In the past 10 years, the number of food brokerage firms has decreased from 2,500 to less than 1,000, while the number of sales representatives employed by these firms increased from 35,000 to 42,000. Five multi-regional food brokerage firms exist at the present time, including Merkert American and Richmont Marketing, each with a market share of approximately 3%. A number of the companies in the food brokerage industry, including Merkert American and Richmont Marketing, have participated in the trend towards consolidation by acquiring other food brokerage businesses. Generally, the acquiring companies finance these transactions with debt and by deferring the payment of a portion of the purchase price.

   We believe that the consolidation of food brokers is primarily the result of a desire by manufacturers and retailers to manage their businesses more efficiently and effectively by reducing the number of brokers they interact with in a given region. Additionally, we believe that consolidation within the food brokerage industry is being driven, in part, by the consolidation of retailers and manufacturers and the increasing demand for the application of more sophisticated information technology on the part of food brokers.

   Private Label Food Brokers. Private label food brokers work with manufacturers to develop and manage private label programs on behalf of retailers. A food broker's responsibilities in connection with a private label program may include procurement, inventory management and in-store delivery of private label products.

   Food Service Brokers. Food service providers include operators of restaurants, schools and hospital cafeterias and other similar establishments. The food service business also includes prepared meals sold at convenience stores. Food brokers sell manufacturers' products to food service providers through a number of means, including headquarters sales calls and the representation of manufacturers' products at trade shows.

Business Strategy

   Our objective is to become one of the leading national providers of outsourced sales, merchandising and marketing services to manufacturers, retailers and food service providers throughout the United States. We seek to increase our representation of existing manufacturers' product lines in new geographic markets and non-supermarket trade channels, including mass merchandisers, food service providers, membership warehouses, drug stores and convenience stores.

   We seek to utilize our marketing expertise and information technology to develop and implement targeted consumer sales promotions for our manufacturers' products. We also deploy category analysts who use local sales data to assist retailers with shelf schematics, category layouts and total store space management.

   Between 1994 and 1998 Rogers-American and Merkert Enterprises acquired and integrated 23 companies, adding coverage of new geographic markets and expanding representation of manufacturers' product offerings within existing markets.

   In January 1999, we acquired Sell, Inc., a full service brokerage firm in the Midwest. Sell, Inc. had revenues of approximately $9.6 million for the year ended November 30, 1998. In April 1999, we acquired United Brokerage Company, a full service brokerage firm in the Midwest, which had revenues of $9.8 million for the year ended November 30, 1998. In July 1999, we acquired Buckeye Sales & Marketing, Inc., a food brokerage company which operates in the Great Lakes region of the United States. Buckeye Sales & Marketing had revenues of $5.5 million for the year ended September 30, 1998. Our strategic acquisition plan includes the selection, acquisition and management of businesses in various brokerage markets, including the retail food, food service and private label markets.

   Following the merger, the management of the combined company will determine the business strategy for the combined company, which may differ from Merkert American's historical goals and strategies.

Merkert American History

   Merkert Enterprises, Inc. has operated as a food broker in the northeastern and mid-Atlantic regions of the United States since 1950. In 1997, Merkert Enterprises had total revenues of approximately $147.4 million and net losses of $3.4 million. For the period from January 1, 1998 through December 18, 1998, Merkert Enterprises had total revenues of $132.4 million and net losses of $11.0 million, including restructuring charges of $6.0 million. Merkert Enterprises principally derived its revenue from commissions it received from manufacturers. Merkert Enterprises also managed private label programs on behalf of selected retailers. Merkert Enterprises grew its revenues both internally and through acquisitions. It has acquired and integrated six smaller food brokers between 1994 and 1998. Merkert Enterprises financed those acquisitions, in part, with debt and by deferring the payment of a portion of the purchase price. Primarily as a result of those obligations, as well as a substantial tax liability, Merkert Enterprises experienced losses and a working capital deficit in recent years. The stockholders of Merkert Enterprises paid this tax liability from cash otherwise payable to them in connection with our acquisition of Merkert Enterprises.

   Rogers-American operated as a food broker in the southeastern region of the United States from 1934 until March 31, 1999. In 1997, Rogers-American had total revenues of approximately $83.0 million and net income of $0.7 million. For the period from January 1, 1998 through December 18, 1998, Rogers-American had total revenues of $79.6 million and a net loss of $17.9 million. Approximately $15.5 million of this loss resulted from non-recurring compensation charges recorded in the fourth quarter of 1998 by Rogers-American relating to the transfer of shares of Rogers-American common stock from the principal stockholders to some minority stockholders and the distribution of life insurance policies, including cash surrender values, distributed to some stockholders of Rogers-American. In addition, approximately $900,000 of this loss pertained to restructuring charges related to the cost of terminated employees and closed offices and $1.0 million pertained to legal fees and other liabilities incurred in connection with our purchase of Rogers-American. Rogers-American derived substantially all of its revenues from commissions it received from manufacturers. Rogers-American grew its revenues both internally and through acquisitions. It acquired and integrated 15 smaller food brokers between 1994 and 1998. Rogers-American financed those acquisitions, in part, with debt and by deferring the payment of a portion of the purchase price.

Services and Operations

   We have traditionally provided manufacturers with an array of sales, marketing and administrative services and have been paid a commission by manufacturers. In some cases, we have entered into "hybrid" arrangements with manufacturers under which we provide less than full geographic coverage and services. Commissions from full and hybrid services represented approximately 80% of our revenues for the period ended December 18, 1998 on a pro forma basis. We provide the services and functions described below.

   Full Services. We currently provide full services to most of the manufacturers that we represent. The manufacturers generally pay us a commission in the range of approximately 3-4% of the manufacturer's net sales to retailers. In general, our business managers service their manufacturers under these arrangements. The managers, customer service personnel and support staff utilize information developed by us to assist manufacturers in devising strategic sales plans and achieving merchandising goals. In addition, we use retail information to develop customized marketing strategies. These strategies include determining the assortment of current and new products to be offered and promotions designed to increase revenues and profitability.

   We also handle both order and some billing management services for manufacturers. Our order management system enables us to perform all major management functions relating to orders for goods from retailers to manufacturers.

   Our category management analysts and shelf space management analysts serve as liaisons, linking us, business managers and manufacturer teams with retailer teams. These retailer teams are comprised of headquarters account managers and retail merchandisers. These retail analysts develop information from retail data collected by our teams and by outside sources, including ACNielson Corp. and Information Resources, Inc. Business managers use this information in developing strategies with manufacturers. The retailer teams use this, as well as store-specific sales and demographic information provided by these analysts, to implement sales and merchandising strategies at the local level.

   Headquarters account managers help execute sales plans developed by business managers and manufacturers. Our retail merchandisers develop relationships with store managers and in-store category managers and assist headquarters account managers to execute sales plans for manufacturers' products. Our retail merchandisers execute sales plans at the store level by providing shelf and display management, new store set-ups, stocking of new items and placement of point-of-sale coupons and signs.

   Hybrid Services. In response to increasing demand from manufacturers who are outsourcing more of their retail services functions, we have begun using "hybrid" agreements. Under these agreements, we provide only specified services, geographic coverage and retailer coverage to a manufacturer. Providing retail-only services is a common hybrid arrangement in the industry. Retail-only services primarily include initial retail shelf set-ups and subsequent store shelf space management. These services generally provide for compensation equivalent to a commission of approximately 1% of the value of product sales to the retailer.

   Private Label. Our private label division, which accounted for approximately 18% of our revenues during 1998 on a pro forma basis, develops, procures, and manages inventory of private label products (including frozen fruits and vegetables and other products) on behalf of retailers.

   Store Supplies. Our store supplies division, which accounted for approximately 2% of our revenues during 1998 on a pro forma basis, operates as a distributor for Monarch Marking Systems, Inc. It sells price marking equipment, labels and other related store supplies to retailers in New England and metropolitan New York City. In addition, we sell a bio-degreaser product to retailers' supermarket, meat and bakery departments, restaurants and other food service customers directly and through local distributors.

Seasonality

   Merkert American has experienced and expects to continue to experience fluctuations in quarterly revenues and operating results as a result of seasonal patterns as many retailers generate relatively lower revenues in January, February, July and August. Results of operations for any particular quarter therefore are not necessarily indicative of the results of operations for any future period. Future seasonal and quarterly fluctuations could have a material adverse effect on Merkert American's business, financial condition and results of operations. See "Merkert American's Management's Discussion and Analysis of Financial Condition and Results of Operations."

Information Technology

   The application of information technology has become an increasingly important element in the food brokerage industry. To provide manufacturers and retailers with the most efficient and useful information and services, we have invested in current retail information technology.

   Electronic Data Interchange. The electronic data interchange system streamlines order communications among food brokers, retailers and manufacturers. An increasing number of manufacturers, retailers and food brokers have integrated their systems with electronic data interchange. Orders sent by electronic data interchange are transmitted on-line from the retailer to us and entered automatically into our order databases. We review orders to verify that quantities, product codes, pricing, pack sizes and promotions are correctly submitted. We then place orders with manufacturers via electronic data interchange. By reducing manual effort, the system significantly curtails order input errors, expedites order processing and reduces the number of personnel required to fulfill this function.

   Retail Information. We utilize a retail reporting system to update manufacturers with store-specific information regarding their products. Our retail representatives record information on in-store merchandise conditions, including product placement and pricing information. We then enter this information into our retail reporting system. This system allows both us and our manufacturers to easily access store-level information.

   Local Area Network and Web Technology. We were among the first food brokers to install a company-wide local area network and wide area network. These networks enable us to provide on-line information to manufacturers and retailers. We utilize the Internet and dedicated extra nets to disseminate this information. We are developing an Internet site on the worldwide web to market our services to potential manufacturers and retailers. Our on-line service allows us to provide retailers and manufacturers with marketing, sales and other information related to their products and operations.

Competition

   The food brokerage market is large and fragmented, with brokers serving numerous local markets and several large brokers serving multiple regions in the United States. We act as the exclusive broker for the products of some manufacturers only within specific geographic markets. Manufacturers typically use multiple food brokers, divided by product line or geographic market. We compete with other food brokers for the right to represent manufacturers' product lines to retailers. Competition is based primarily on breadth of geographic coverage and the quality and scope of services provided. In addition, many manufacturers, including some of the manufacturers served by us, employ sales personnel to sell directly to retailers and distributors.

   We are one of the five largest food brokers in the United States and compete with the nation's other multi-regional food brokers--Richmont Marketing, Advantage Sales, Crossmark and Acosta-PMI. On a local and regional basis we compete with Pezrow, Eastern Sales and Marketing and MAI. Some of our competitors include alliances of smaller regional food brokers.

Employees

   We have approximately 3,000 full and part-time employees. We believe that our relationships with our employees are good. None of our employees is a member of any labor union.

Properties

   We own our executive offices located in Canton, Massachusetts. This facility contains approximately 45,000 square feet of space. In addition, we maintain 32 sales offices in 25 states in the eastern region of the United States, 30 of which are leased and two of which are owned. Our two owned sales offices, which are also our largest, are as follows:

   Location                                  Principal Usage Approximate Sq. Ft.
   --------                                  --------------- -------------------
   Charlotte, NC............................     Office            54,000
   Canton, MA...............................     Office            50,000

   We expect to sell both of these facilities to third parties. The third parties will then lease these facilities back to us. Any net proceeds of the sale of the Charlotte office will be distributed to some former Rogers-American stockholders.

   We believe that our properties are generally well maintained, in good condition and are adequate for present needs. We believe that suitable additional or replacement space will be available as required.

Legal Proceedings and Administrative Matters

   The sellers of an acquired food brokerage business have filed an arbitration demand against Merkert Enterprises alleging the breach of covenants contained in the agreement with them. The sellers have claimed that these breaches have caused the acceleration of payments to them of deferred purchase price and employment-related obligations. The demand seeks an acceleration of the payment of the deferred purchase price in the amount of approximately $7.4 million, together with interest, costs and attorneys' fees. In addition, the sellers are seeking termination of their employment with Merkert Enterprises for cause, which termination would not relieve Merkert Enterprises of its liability under employment agreements with the sellers and would render the non-competition and confidentiality covenants null and void. The arbitration is currently pending before the American Arbitration Association. In connection with the acquisition of Merkert Enterprises, a portion of the cash purchase price was placed in escrow to cover certain of the potential liabilities that could result from an adverse outcome of this arbitration.

   Merkert Enterprises is currently the subject of an audit concerning its federal income tax returns for its fiscal years 1995, 1996 and 1997. In connection with the acquisition of Merkert Enterprises, a portion of the cash purchase price was placed in escrow to cover all or a portion of the liabilities, if any, resulting from the audit. Merkert American does not believe that the ultimate outcome of this audit will have a material adverse effect on its financial condition or results of operations.

   Merkert American is from time to time a party to litigation arising in the ordinary course of business. Merkert American cannot guarantee that insurance coverage will be adequate to cover all liabilities arising out of these claims.

Board of Directors

   Our Board of Directors manages our business. The Board of Directors currently consists of five persons. Our certificate of incorporation provides that the Board of Directors is divided into two classes until the 2000 annual meeting of stockholders. From and after that date, the Board of Directors will be divided into three classes. At that time, the Class II Directors will be elected for a two-year term, and the initial class of Class III Directors will be elected for a three-year term. Our certificate of incorporation further provides that at annual meetings following the election of Class III Directors, each class of the Board of Directors will be elected for staggered three-year terms upon the expiration of their then-current terms. Stockholders have no right to cumulative voting in the election of Directors. Consequently, at each annual meeting, the holders of a plurality of the voting power of the common stock will be able to elect all of the successors of the class of Directors whose terms expire at that meeting. For a description of the Board of Directors following the merger, you should read the section entitled "Management-- Directors of the Surviving Company."

Meetings of Board of Directors and Committees

   The term of each of the current Directors commenced upon completion of our initial public offering on December 18, 1998. The Board of Directors has held five meetings since the offering.

   The Board of Directors has an audit committee and a compensation committee. The audit committee, which consists of Messrs. Grace and Schlindwein, did not meet in 1998. The audit committee recommends to the Board of Directors the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit. The audit committee also reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our year-end operating results, considers the adequacy of the internal accounting procedures and considers the effect of these procedures on the accountants' independence.

   The compensation committee, which consists of Messrs. Grace and Schlindwein, did not meet in 1998. The compensation committee reviews and recommends to the Board of Directors the compensation arrangements for all Directors and officers. It approves compensation arrangements for other senior level employees and administers and takes any other action as may be required in connection with the compensation and incentive plans of Merkert American. The compensation committee also determines the number of options granted or shares of common stock issued to eligible persons under our stock option plan and prescribes the terms and provisions of each grant made under the stock option plan. In addition, the compensation committee interprets the stock option plan and grants under it, and establishes, amends and revokes rules and regulations for administration of the 1998 stock option plan.

   Merkert American does not have a standing nominating committee. The full Board of Directors performs that function.

Compensation of Directors

   Employee Directors do not receive compensation for their services on the Board of Directors or any Board committee. Each Director who is not an employee of Merkert American receives an annual fee of $25,000. In addition, upon completion of Merkert American's initial public offering, each independent Director then serving was granted an option to purchase 20,000 shares of common stock at an exercise price equal to the initial public offering price of $15.00 per share. Under Merkert American's stock option plan, each independent Director elected following the initial public offering is entitled to receive an initial option to purchase 20,000 shares of common stock upon his or her election to the Board of Directors, and each independent director who is serving as a Director on the fifth business day after each annual meeting of stockholders, beginning with the 1999 annual meeting, will receive an option to purchase 5,000 shares of common stock.

   In addition, the independent Director who serves as chairman of the audit committee received options to purchase an additional 5,000 shares of common stock upon completion of the offering and will receive options to purchase an additional 5,000 shares of common stock on the fifth business day after each annual meeting of stockholders, beginning with the 1999 annual meeting. All options granted to independent Directors under our stock option plan vest 50% upon the first anniversary of the grant date and 50% in equal annual installments over the number of years remaining in each Director's term as of the first anniversary of the grant date, will terminate upon the tenth anniversary of the grant date and have an exercise price per share equal to the fair market value of the common stock on the grant date.

   All Directors are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

Executive Compensation

   The following sections set forth and discuss the compensation paid or awarded during the last fiscal year to Merkert American's chief executive officer and each of the other executive officers named in the table below. Since Merkert American paid no compensation before the completion of its initial public offering on December 18, 1998, most of the compensation reported in these sections was paid by Merkert Enterprises and Rogers-American before their acquisition by Merkert American on December 18, 1998.

 Summary Compensation Table

   The following table shows the 1998 compensation paid by Merkert American, including compensation paid by Merkert Enterprises and Rogers-American before December 18, 1998, to the chief executive officer and each of the named executive officers.

                                                            Long Term
                                                           Compensation
                                                              Awards
                                                           ------------
                                                            Securities
                                                            Underlying        All
                                                             Options/        Other
Name and Principal Position(l)  Year Salary($)    Bonus($)   SARs(#)    Compensation($)
------------------------------  ---- ---------    -------- ------------ ---------------
Gerald R. Leonard(2)....        1998 $370,820     $    --     40,000        $11,208
 Chairman, Chief
  Executive Officer and
  President
Douglas H. Holstein.....        1998  275,866          --     50,000         72,708(3)
 Chief Operating Officer
Joseph T. Casey(4)......        1998  214,945(5)       --        --             --
 Chief Financial Officer
Sidney D. Rogers, Jr. ..        1998  201,667          --     70,000          3,583
 Chief Administrative
  Officer and Secretary
Glenn F. Gillam.........        1998  268,333      100,000   100,000         10,927
 President of Merkert
  American Co., Inc.

--------
(1) Each of the named executive officers commenced employment with Merkert American on December 18, 1998 upon completion of Merkert American's initial public offering.
(2) Mr. Leonard entered into a new employment agreement with Merkert American on April 28, 1999, which becomes effective on completion of the merger. That agreement provides for a five-year term and a continued base salary of $450,000. Mr. Leonard will receive an option to purchase 60,000 shares of Merkert American common stock upon the completion of the merger.
(3) Includes a cash bonus of $71,683 which relates to services rendered by Mr. Holstein to Rogers-American prior to its acquisition by Merkert American and was paid in connection with the acquisition.
(4) Mr. Casey entered into an employment agreement with Merkert American on April 28, 1999. That agreement provides for an annual base salary of $250,000. Mr. Casey also received an option to purchase 50,000 shares of Merkert American common stock.
(5) Includes $200,000 paid to Mr. Casey for consulting services rendered to Merkert American in connection with the purchases of Merkert Enterprises and Rogers-American and the initial public offering.

 Option Grants in Last Fiscal Year

   The following table sets forth the options granted in 1998 to the chief executive officer and each of the named executive officers:

                                                                      Potential Realizable
                                                                        Value at Assumed
                                     Percent of                         Annual Rates of
                         Number of     Total                              Share Price
                           Shares     Options    Exercise               Appreciation for
                         Underlying  Granted to   or Base                 Option Term
                          Options   Employees in   Price   Expiration --------------------
          Name            Granted   Fiscal Year  ($/share)    Date       5%        10%
          ----           ---------- ------------ --------- ---------- --------- ----------
Gerald R. Leonard
 December 1998..........   40,000       11.5%     $11.25     12/08    $ 283,200   $717,200
Douglas H. Holstein
 November 1998..........   30,000                  11.25     11/08      212,250    537,888
 December 1998..........   20,000       14.4%      15.00     12/08      188,668    478,122
Joseph T. Casey.........      --         --          --        --           --         --
Sidney D. Rogers, Jr.
 November 1998..........   50,000                  11.25     11/08      353,750    896,480
 December 1998..........   20,000       20.2%      15.00     12.08      188,668    478,122
Glenn F. Gillam
 November 1998..........   75,000                  11.25     11/08      530,625  1,344,720
 December 1998..........   25,000       28.8%      15.00     12/08      235,835    597,653

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
 Values

   The following table sets forth information concerning the number and value of unexercised options to purchase shares of Merkert American's common stock held by the chief executive officer and each of the named executive officers who held options at December 31, 1998. None of the persons listed below exercised any stock options during 1998.

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised         In-the-Money
                                                        Options at                Options at
                           Shares                  December 31, 1998(#)     December 31, 1998($)(1)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Gerald R. Leonard.......     --          --          --          40,000        --        $155,000
Douglas H. Holstein.....     --          --          --          50,000        --         118,750
Joseph T. Casey.........     --          --          --             --         --             --
Sidney D. Rogers, Jr....     --          --          --          70,000        --         196,250
Glenn F. Gillam.........     --          --          --         100,000        --         293,750

--------
(1) These values have been calculated based upon the closing sale price of Merkert American's common stock, as reported by the Nasdaq National Market, on December 31, 1998, or $15.125, less the applicable exercise price.

 Report of the Compensation Committee of the Board of Directors on Executive Compensation

   Before the purchases of Merkert Enterprises and Rogers-American and the initial public offering on December 18, 1998, Merkert American did not have a compensation committee and Merkert American's sole Director made all decisions concerning compensation of executive officers.

   Before the completion of the initial public offering, we did not compensate our only executive officer, Mr. Monroe. In connection with the completion of the initial public offering, Mr. Monroe resigned as an executive officer of Merkert American and we entered into employment agreements with the individuals who currently serve as executive officers. These employment agreements established the salaries of the chief executive officer and other executive officers at levels negotiated with representatives of Merkert Enterprises and Rogers-American in connection with the purchases of Merkert Enterprises and Rogers-American. Additionally, in connection with the closing of the initial public offering, Merkert American granted some of its executive officers options to acquire shares of Merkert American common stock.

   Since the initial public offering, the responsibility for the establishment and administration of executive compensation policies has been delegated to the compensation committee of the Board of Directors. Over the next year, the compensation committee intends to formulate compensation policies concerning the executive officers. In general, the compensation committee believes that we should utilize base salary, incentive bonuses and equity incentives as the three basic components of executive compensation. The compensation committee also believes that executive compensation should be structured so as to align the interests of executive management with the long-term interests of our stockholders.

                             Compensation Committee

                         James A. Schlindwein, Chairman
                              Edward P. Grace, III

 Employment and Non-competition Agreements with Executive Officers

   On December 18, 1998 each of Messrs. Leonard, Holstein, Rogers and Gillam entered into employment and non-competition agreements with Merkert American. Mr. Leonard's agreement provides for a base salary of $400,000. Mr. Holstein's agreement provides for a base salary of $300,000. Mr. Rogers' agreement provides for a base salary of $195,000. Mr. Gillam's agreement provides for a base salary of $300,000. Each employment and non-competition agreement is for a term of three years, and unless terminated by Merkert American or the executive officer, the term will continue after that time. In the event of termination of employment by Merkert American without cause, the executive officer is entitled to receive from Merkert American continuation of his then current base salary until the later of expiration of the initial term or twelve months from the date of termination of employment and is also entitled to receive from Merkert American continuation of health plan benefits and automobile benefits until the expiration of the initial term.

   As of April 1999, the compensation committee increased Mr. Leonard's base salary to $450,000. Mr. Leonard entered into a new employment agreement with Merkert American on April 28, 1999, which became effective upon the consummation of the merger. That agreement provides for a five-year term and a continued base salary of $450,000. Mr. Leonard will receive an option to purchase 60,000 shares of Merkert American common stock upon the completion of the merger. The exercise price of the options will be equal to the greater of
(1) the fair market value at the date of grant and (2) $13.50. If his employment is terminated, Mr. Leonard will receive his salary, health benefits and other benefits until the later of (1) the expiration of the five-year term or (2) the date 12 months after the date of termination.

   Mr. Casey entered into an employment agreement with Merkert American on April 28, 1999. That agreement provides for a three-year term and an annual base salary of $250,000. Mr. Casey also received an option to purchase 50,000 shares of Merkert American common stock with an exercise price of $11.00 per share. If his employment is terminated, Mr. Casey will receive his salary, health benefits and other benefits until the later of (1) the expiration of the three-year term or (2) the date 12 months after the date of termination.

Stockholder Return Performance Graph

   The following graph compares, during the period commencing December 15, 1998, the first day that Merkert American common stock was traded on Nasdaq and ending December 31, 1998, the cumulative total stockholder return on Merkert American's common stock, based on the market price of Merkert American's common stock and assuming reinvestment of dividends, with the total return assuming a $100 investment in Merkert American's common stock, a composite of the peer issuers and the Wilshire 5000 Index on December 15, 1998. The comparisons in this graph are historical, reflect only nine days of trading activity, and are not intended to forecast or be indicative of possible future performance of Merkert American's common stock.



                              [GRAPH APPEARS HERE]

                                   12/15/98(1) 12/31/98
                                   ----------- --------
         Wilshire Small Cap Index    $100.00   $107.60
         Peer Group(2)               $100.00   $103.40
         MAC                         $100.00   $100.80

--------
(1) The beginning measurement point is established by the market close on December 15, 1998, the first day on which Merkert American's common stock was publicly traded.
(2) The peer issuer group consists of eleven food manufacturers, retailers and distributors. The portion of the $100 deemed to be invested in each component issuer of the group is proportional to its stock market capitalization at the beginning of the measurement period. Because information regarding the number of outstanding shares of each issuer as of the date closest to September 30, 1998 as reported in such issuer's quarterly or annual reports was multiplied by the market close of its common stock on December 15, 1998 to arrive at the stock market capitalization used for purposes of apportioning the original investment of $100 among the component issuers.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information concerning the beneficial ownership of Merkert American's common stock as of June 25, 1999, by

  . each person known by Merkert American to beneficially own 5% or more of the outstanding shares of its common stock,

  .  each director and the executive officer named below,

  .  all directors and executive officers as a group and

  . each person who is proposed to be a director upon completion of the merger.

   Except as otherwise indicated, Merkert American believes that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power relating to these shares, subject to community property laws where applicable.

                                                          Percentage of
                              Number of             Shares Beneficially Owned
                                Shares    ---------------------------------------------
                             Beneficially Pre-Merger Pre-Merger Post-Merger Post-Merger
Name of Beneficial Owner(l)    Owned(2)     Equity   Voting(3)    Equity     Voting(3)
---------------------------  ------------ ---------- ---------- ----------- -----------
Gerald R. Leonard(4)....        281,196       3.7%       3.2%       2.0%        1.7%
Sidney D. Rogers,
 Jr.(5).................          5,079         *          *          *           *
Glenn F. Gillam(6)......          4,325         *          *          *           *
Edward P. Grace,
 III(7).................         55,045         *          *          *           *
Douglas H. Holstein(8)..         10,000         *          *          *           *
Joseph T. Casey(9)......         68,805         *          *          *           *
James L. Monroe(10).....      1,105,076      14.7%      12.5%       7.8%        6.5%
James A.
 Schlindwein(11)........        480,819       6.4%       6.7%       3.4%        3.5%
Alliance Capital Manage-
 ment L.P.(12)
1290 Avenue of Americas
New York, NY 10104......        447,000       6.0%       6.2%       3.1%        3.2%
Friess Associates,
 Inc.(13)
115 E. Snow King
Jackson, WY 83001.......        405,000       5.4%       5.6%       2.8%        2.9%
Merkert Enterprises,
 Inc.(14)
Employee Stock Ownership
 Trust
490 Turnpike Street
Canton, MA 02021........        473,319       6.3%       6.6%       3.3%        3.4%
Eugene F. Merkert(15)
2359 South Ocean Boule-
 vard
Highland Beach, FL
 33487..................        445,492       5.9%       6.2%       3.1%        3.2%
Richmont Marketing Spe-
 cialists Inc.(16)
17855 North Dallas Park-
 way, Suite 200
Dallas, TX 75287........      1,275,823      17.0%      17.7%       --          --
Monroe & Company,
 LLC(17)
8 Cedar Street, Suite
 54A
Woburn, MA 01801........        527,110       7.0%       5.9%       3.1%        3.0%
JLM Management, LLC(18)
8 Cedar Street, Suite
 54A
Woburn, MA 01801........        550,444       7.3%       6.2%       3.2%        3.2%
John P. Rochon(19)(20)
17855 West Dallas Park-
 way
Dallas, TX 75287........            --          *          *          *           *
Ronald D.
 Pedersen(16)(19)
17855 West Dallas Park-
 way
Dallas, TX 75287........            --          *          *        8.9%        9.0%
Timothy M.
 Byrd(16)(19)(20)
17855 West Dallas Park-
 way
Dallas, TX 75287........            --          *          *          *           *
Nick G. Bouras(19)(20)
17855 West Dallas Park-
 way
Dallas, TX 75287........            --          *          *          *           *
Richard S. Strong(21)
100 Heritage Reserve
Menomonee Falls, WI
 53051 .................        718,950      10.0%      10.0%       5.1%        5.2%
Strong Capital Manage-
 ment Inc.(21)
100 Heritage Reserve
Menomonee Falls, WI
 53051 .................        718,950      10.0%      10.0%       5.1%        5.2%
Michael J. Merriman(19)
650 Alpha Drive
Cleveland, OH 44143.....            --        --         --         --          --
All directors and execu-
 tive officers as a
 group
(9 persons).............      2,010,345      26.8%      24.0%      14.1%       12.4%

--------
 *  less than 1%

 (1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o Merkert American, 490 Turnpike Street, Canton, Massachusetts 02021.
 (2) Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of this report are deemed outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) Columns entitled "Voting" indicate the percentage of the aggregate voting power of outstanding Merkert American common stock and restricted common stock held by the applicable stockholder. Each share of common stock is entitled to one vote. Each share of restricted common stock is entitled to 1/10 of a vote.
 (4) Includes 4,275 shares of common stock held by Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to Mr. Leonard. Includes 44,760 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances. Includes an aggregate of 55,044 shares held by The Corrie E. Leonard Irrevocable Trust and The Kevin M. Leonard Irrevocable Trust, for which Mr. Leonard serves as a trustee. Mr. Leonard disclaims beneficial ownership of the shares of common stock held by such trusts. Includes 151 shares of common stock held in escrow by State Street Bank and Trust Co. Excludes 40,000 shares subject to options not exercisable within 60 days.
 (5) Includes 3,280 shares held by the Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to Mr. Rogers. Excludes 70,000 shares subject to options not exercisable within 60 days.
 (6) Includes 3,925 shares held by the Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to Mr. Gillam. Excludes 100,000 shares subject to options not exercisable within 60 days.
 (7) Includes 43,855 shares of common stock and 11,190 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances. Excludes 20,000 shares subject to options not exercisable within 60 days.
 (8) Excludes 50,000 shares subject to options not exercisable within 60 days.
 (9) Includes 54,818 shares of common stock and 13,987 shares of restricted common stock, which shares are convertible into common stock in specific circumstances. Excludes 50,000 shares subject to options not exercisable within 60 days.
(10) Includes 415,210 shares of common stock and 111,900 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances, that are held by Monroe & Company, LLC. Mr. Monroe is the sole manager of Monroe & Company, LLC. Includes 438,544 shares of common stock and 111,900 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances, held by JLM Management of which Mr. Monroe is the sole manager. Includes 21,927 shares of common stock and 5,595 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances, held by Sandra Monroe, Mr. Monroe's spouse. Excludes 20,000 shares subject to options not exercisable within 60 days.
(11) Includes 473,319 shares held by the Merkert Enterprises, Inc. Employee Stock Ownership Trust, of which Mr. Schlindwein is the trustee. Mr. Schlindwein disclaims beneficial ownership of these shares. Excludes 25,000 shares subject to options not exercisable within 60 days.
(12) Beneficial ownership information is based on the Schedule 13G filed by Alliance Capital Management L.P., AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and The Equitable Companies Incorporated on February 16, 1999.
(13) Beneficial ownership information is based on the Schedule 13G filed by Friess Associates, Inc. on January 25, 1999.
(14) Beneficial ownership information is based on the Schedule 13G filed by the Merkert Enterprises, Inc. Employee Stock Ownership Trust on December 29, 1998.
(15) Beneficial ownership information is based on the Schedule 13G filed by Eugene F. Merkert, Robert Q. Crane, Tuyet Merkert, the Eugene F. Merkert 1984 Revocable Trust and the Eugene F. Merkert 1991 Charitable Remainder Unitrust on February 16, 1999.
(16) Under the terms of a voting agreement, dated April 28, 1999, Monroe & Company, LLC, Joseph T. Casey, Glenn F. Gillam, Douglas H. Holstein, Gerald R. Leonard, Sidney D. Rogers, Jr. Thomas R.

     Studer, JLM Management, Sandra Monroe, Sean P. Spaulding, Robert Doehler, Edward P. Grace, III, Jo-Anne Collins and James Philipkosky granted an irrevocable proxy coupled with an interest to Richmont Marketing and its chief executive officer, Ronald D. Pedersen, and chief financial officer, Timothy M. Byrd, to vote their shares solely in favor of the merger and against any action which would impede the merger. This voting agreement will terminate upon the earlier of (1) the completion of the merger or (2) the termination of the merger agreement under its terms. Mr. Byrd and Mr. Pedersen disclaim beneficial ownership of these shares.
(17) Includes 415,210 shares of common stock and 111,900 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances. Mr. Monroe is a member of and the sole manager of Monroe & Company, LLC.
(18) Includes 438,544 shares of common stock and 111,900 shares of restricted common stock, which shares are convertible into shares of common stock in specific circumstances. Mr. Monroe is the sole manager of JLM Management, LLC.
(19) These individuals are proposed to become directors of Merkert American if the merger is completed.
(20) After the merger is completed, Messrs. Rochon, Bouras and Byrd may be deemed to share beneficial ownership of 4,023,330 shares of Merkert American common stock owned by MS Acquisition Limited by virtue of their status as stockholders in the corporation which is the managing general partner of Richmont Capital Partners I, L.P., which indirectly controls
     MS Acquisition Limited. Messrs. Rochon, Bouras and Byrd disclaim beneficial ownership of these shares.
(21) Beneficial ownership information is based on the Schedule 13G filed by Strong Capital Management, Inc. on June 10, 1999. According to the
     Schedule 13G, Strong Capital Management, Inc. has sole voting power of 507,950 shares of common stock and sole dispositive power of 718,950 shares of common stock. Richard S. Strong is the Chairman of the Board and the principal stockholder of Strong Capital Management, Inc.

Certain Relationships and Related Transactions

   For a description of related transactions that will occur in connection with the merger, please see "Proposal One--Adoption of the Merger Agreement-- Interests of Officers and Directors of Merkert American in the Merger."

   Simultaneously with the completion of its initial public offering on December 18, 1998, Merkert American separately purchased all of the issued and outstanding capital stock of each of Merkert Enterprises and Rogers-American. Under the stock purchase agreement with Merkert Enterprises, Merkert American paid the stockholders of Merkert Enterprises aggregate consideration of $31.0 million in cash and 1,166,667 shares of common stock. Under the stock purchase agreement with Rogers-American, Merkert American paid the stockholders of Rogers-American cash in the aggregate amount of $25.6 million.

   The consideration paid for each of Merkert Enterprises and Rogers-American was determined through arm's length negotiations between Merkert American and representatives of each of Merkert Enterprises and Rogers-American. The factors considered by the parties in determining the consideration included, among others, the historical revenues and pro forma EBITDA of each of Merkert Enterprises and Rogers-American.

   In connection with the purchases, the following former stockholders of each of Merkert Enterprises and Rogers-American became directors and/or executive officers of Merkert American and received the indicated consideration:

                                                                     Shares of
                                                           Cash     Common Stock
                                                        ----------  ------------
   Gerald R. Leonard................................... $   89,049     5,974*
   Douglas H. Holstein.................................  3,700,000         0
   Sidney D. Rogers, Jr................................     73,369*    4,979*
   Marty D. Carter.....................................  1,250,000         0
   Glenn F. Gillam.....................................     63,753*    3,925*

--------
* Includes cash and shares paid to the Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to these individuals.

   In addition, Merkert American paid specific expenses incurred by these individuals in connection with the purchases.

   As a result of negotiations between the stockholders of Rogers-American and Merkert American regarding the purchase of Rogers-American, Messrs. Holstein and Carter each will receive 10% of any net proceeds resulting from the expected sale to a third party of the Charlotte, North Carolina property that was the headquarters of Rogers-American. Messrs. Holstein and Carter will receive cash bonuses in an amount equal to approximately $266,000 for Mr. Holstein and $95,000 for Mr. Carter based upon income tax refunds receivable held by Merkert American. Merkert American also has paid cash bonuses to Messrs. Holstein and Carter, accrued by Rogers-American before the purchase, of $71,683 for Mr. Holstein and $55,644 for Mr. Carter.

   In connection with the purchase, we used a portion of the net proceeds of the offering and the net available borrowings under the credit facility to fund the buyouts of two Merkert Enterprise employees and stockholders. Eugene F. Merkert received a cash payment of $876,929 and Robert Q. Crane received a cash payment of $583,900. In connection with those buyouts, we are also providing family health insurance benefits and disability insurance coverage for three years to Mr. Merkert and transferred one automobile to each of Messrs. Merkert and Crane.

   Monroe & Company, LLC, is party to a consulting agreement with Merkert American which provides that Monroe & Company, LLC will provide business consulting, financial advisory and investment banking services to Merkert American on an exclusive basis for three years. James L. Monroe, a director of Merkert American, is a member and sole manager of Monroe & Company, LLC.

   Under the consulting agreement, Merkert American will pay Monroe & Company, LLC a financial advisory fee equal to 5% of any consideration paid by Merkert American in connection with any transaction which results in the merger, consolidation or combination of Merkert American and a third party, the acquisition by Merkert American of the capital stock or assets of a third party or Merkert American enters a joint venture with any third party, determined as follows:

  . 5% of the consideration paid up to $1 million, plus

  . 4% of the consideration paid in excess of $1 million and up to $2 million, plus

  . 3% of the consideration paid in excess of $2 million and up to $3 million, plus

  . 2% of the consideration paid in excess of $3 million and up to $4 million, plus

  . 1% of the consideration paid in excess of $4 million.

   Under the consulting agreement, Monroe & Company, LLC was also paid a fee (amounting to approximately $562,000) equal to 0.75% of the principal amount committed under a senior credit facility. Merkert American will pay Monroe & Company, LLC an additional fee upon increases in the amount of the credit facility or upon the refinancing of the credit facility with a new lender during the term of the consulting agreement. Monroe & Company, LLC is also entitled to consulting fees based on projects and fee schedules to be mutually agreed upon by Monroe & Company, LLC and the independent directors of Merkert American. Merkert American has agreed to indemnify Monroe & Company, LLC against some liabilities. If the parties complete the merger, this agreement will be superceded by a new advisory agreement, which is described in more detail in "Proposal One--Adoption of the Merger Agreement--Other Related Agreements--Joint Advisory Agreement."

   Monroe and Company, LLC is a member and the sole manager of Monroe & Company II, LLC and Mr. Grace, one of our directors, is also a member of Monroe & Company II, LLC, which provided Merkert American with advice and expertise regarding the purchases and the offering. Expenses paid by Merkert American before the offering were financed with funds advanced to Merkert American by Monroe & Company II, LLC. Outstanding advanced amounts bore interest at the applicable federal rate in effect under Section

1274(d) of the Internal Revenue Code of 1986, as amended, as of the respective dates on which the advances were made, compounded semi-annually. Monroe & Company II, LLC advanced approximately $800,000 to Merkert American for these expenses. Merkert American repaid the advanced amounts plus interest to Monroe & Company II, LLC upon completion of the initial public offering. Effective June 1, 1999, Monroe & Company II, LLC distributed all of the shares of common stock and restricted common stock of Merkert American held by it to its members pro rata in accordance with their ownership interests.

   In April 1998, Mr. Leonard, Chairman of the Board, Chief Executive Officer and President of Merkert American, purchased 275,222 shares of Merkert American common stock for an aggregate purchase price of $1,500,000. The purchase price for this stock was paid by a promissory note from Mr. Leonard to Merkert American in the principal amount of $1,500,000. The note provides that amounts outstanding under it will bear interest at a rate per annum of 6%, compounded semi-annually and that the entire principal amount and accrued interest will be due and payable on April 8, 2003. Mr. Leonard's obligations under the note are secured by a pledge of 53,601 shares of common stock and 44,760 shares of restricted common stock under a stock pledge agreement. The note is a recourse obligation of Mr. Leonard regarding the sum of the outstanding principal amount from time to time less $750,000, but not less than $0, plus one-half of the accrued and unpaid interest at such time.

   Merkert American, Monroe & Company II, LLC and Mr. Leonard are parties to a registration rights agreement. Effective June 1, 1999, upon Monroe & Company II, LLC's distribution mentioned above, the members of Monroe & Company, LLC succeeded to the registration rights of Monroe & Company II, LLC. The members of Monroe & Company II, LLC and Mr. Leonard have the right, subject to specific restrictions, beginning on June 16, 1999, to cause Merkert American to effect a registration of their shares of common stock under the Securities Act of 1933, on not more than two occasions. These holders also have "piggyback" registration rights which are triggered if we register any securities on our own account or for security holders exercising their registration rights. If the parties complete the merger, these holders will enter into an amended registration rights agreement with Merkert American which is described in more detail in "Proposal One--Adoption of the Merger Agreement--Other Related Agreements--Registration Rights Agreement."

   We also have a registration rights agreement with the former stockholders of Merkert Enterprises, including Messrs. Leonard, Gillam, Rogers, Merkert, Crane and the Merkert Employee Stock Ownership Trust. Those stockholders have "piggyback" registration rights, subject to specific restrictions, to include their shares of common stock received in the Merkert Enterprise acquisition in the registration statement in the event Merkert American registers any of its securities under the Securities Act.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Our executive officers and directors and beneficial owners of more than 10% of its common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to Merkert American. Based solely on a review of the copies of reports furnished to Merkert American, and written representations from certain reporting persons that no other reports were required, Merkert American believes that during 1998 no person who was a director, executive officer or beneficial owner of more than 10% of the common stock failed to file on a timely basis all reports required by Section 16(a) except:

  (1) Mr. Casey inadvertently failed to timely file a Form 3 following his appointment as an executive officer of Merkert American on December 18, 1998;
  (2) Mr. Gillam inadvertently failed to timely report his purchase of 400 shares of common stock through the initial public offering's reserved share program;
  (3) Mr. Rogers inadvertently failed to timely report his purchase of 100 shares of common stock through the initial public offering's reserved share program; and
  (4) Mr. Schlindwein inadvertently failed to timely report his purchase of 7,500 shares of common stock in connection with the initial public offering.

   Messrs. Casey, Gillam, Rogers and Schlindwein subsequently filed or amended the required form.

                  SELECTED FINANCIAL DATA FOR MERKERT AMERICAN
                (in thousands, except share and per share amounts)

Selected Consolidated Financial Data for Merkert American Corporation

   In the table below, we provide you with selected consolidated financial data for Merkert American and its subsidiaries for the year ended December 31, 1998 and the three months ended March 31, 1999. We derived the consolidated statement of operations data for the period from inception (March 4, 1998) through December 31, 1998 and the consolidated balance sheet data at March 31, 1998 and December 31, 1998 from the consolidated financial statements of Merkert American which were audited by Arthur Andersen LLP, independent auditors and are included elsewhere in this proxy statement. We derived the consolidated income data for the three months ended March 31, 1999 and the consolidated balance sheet data at March 31, 1999 from unaudited consolidated financial statements also included elsewhere in this proxy statement. We derived the unaudited consolidated financial statements on a basis consistent with our audited financial statements of Merkert American and, in the opinion of management, they include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our consolidated financial position and results of operations of Merkert American for the period presented. The consolidated results of operations for the three months ended March 31, 1999 are not necessarily indicative of results for the year ending December 31, 1999 or any future period. We encourage you to review our Unaudited Pro Forma Combined Financial Statements and the notes thereto and the Merkert Enterprises and Rogers-American financial statements and the notes thereto included elsewhere in this proxy statement. The financial data presented below are qualified by reference to the consolidated financial statements included elsewhere in this proxy statement and should be read in conjunction with those financial statements and their accompanying notes and "Merkert American Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    Period from
                                                    Inception to  Three Months
                                                    December 31, Ended March 31,
                                                        1998          1999
                                                    ------------ ---------------
                                                                   (unaudited)
   Statement of Operations Data:
     Commissions...................................  $    5,975    $   43,876
     Sales.........................................       2,420        12,749
                                                     ----------    ----------
       Revenues....................................       8,395        56,625
     Operating (loss) income.......................      (1,187)        5,155
     Net (loss) income.............................      (1,466)        1,832
     Net income (loss) per share--basic............  $    (0.78)   $     0.25
                                                     ==========    ==========
     Weighted average shares--basic................   1,891,000     7,447,000
                                                     ==========    ==========
     Net income (loss) per share--diluted..........  $    (0.78)   $     0.25
                                                     ==========    ==========
     Weighted average shares--diluted..............   1,891,000     7,447,000
                                                     ==========    ==========

                                                March 31, December 31, March 31,
                                                  1998        1998       1999
                                                --------- ------------ ---------
   Balance Sheet Data:
     Total assets..............................   $789      $188,410   $192,784
     Long-term obligations.....................    --         74,919     75,553
     Total stockholders' equity................    --         72,595     78,473

Selected Financial Data for Merkert Enterprises and Rogers-American (Predecessor Companies)

   In the tables below, we provide you with selected consolidated statements of operations data for each of the four years ended December 31, 1994 (unaudited), 1995, 1996 and 1997, for the period ended December 18, 1998 and for the three months ended March 31, 1999 (unaudited) and consolidated balance sheet data at December 31, 1993 (unaudited), 1994 (unaudited), 1995, 1996 and 1997 and at March 31, 1998. The selected consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997 and for the period ended March 31, 1999, and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from consolidated financial statements of each of Merkert Enterprises and Rogers-American which have been audited by Arthur Andersen LLP, independent auditors. We have included the 1996, 1997 and 1998 financial statements elsewhere in this proxy statement. We derived the selected financial information at December 31, 1993 and 1994 and for the year ended December 31, 1994 for Merkert Enterprises and October 31, 1994 for Rogers-American from unaudited financial statements not included in this proxy statement. We prepared each of Merkert Enterprises and Rogers-American's unaudited consolidated financial statements on a basis consistent with the audited financial statements of each of Merkert Enterprises and Rogers-American and, in our opinion they include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and results of operations of each of Merkert Enterprises and Rogers-American for these periods. The consolidated results of operations for the period ended December 18, 1998 are not necessarily indicative of results for the year ending December 31, 1999 or any future period.

Merkert Enterprises

                                 Year ended December 31,            Period Ended  Three Months
                         -----------------------------------------  December 18,     Ended
                            1994        1995      1996      1997        1998     March 31, 1998
                         ----------- ----------- -------  --------  ------------ --------------
                                                  (dollars in thousands)
                         (unaudited)                                              (unaudited)
Statement of Operations
 Data:
Commissions.............   $68,247     $73,336   $80,661  $104,274    $90,254       $24,168
Sales...................    37,395      49,233    44,916    43,105     42,185        12,424
                           -------     -------   -------  --------    -------       -------
  Revenues..............   105,642     122,569   125,577   147,379    132,439        36,592
Operating income
 (loss)(1)..............      (329)      2,434       633     1,373     (6,278)         (283)
Net (loss)..............      (750)       (461)   (2,074)   (3,449)   (10,988)       (1,615)
Other Financial Data:
EBITDA(2)(3)............     2,054       4,566     3,080     5,857     (1,841)          854
                                            At December 31,
                         -------------------------------------------------------
                            1993        1994      1995      1996        1997     March 31, 1998
                         ----------- ----------- -------  --------  ------------ --------------
                                                  (dollars in thousands)
                         (unaudited) (unaudited)                                  (unaudited)
Balance Sheet Data:
Total assets............   $28,418     $27,759   $31,425  $ 47,422    $58,699       $56,648
Long-term debt, less
 current maturities.....     3,554       1,508     3,458    15,590     21,278        24,193
Convertible preferred
 stock..................     6,360       6,360     6,360     6,360      5,720         5,720

Rogers-American

                                 Year ended December 31,          Period Ended  Three Months
                         ---------------------------------------- December 18, Ended March 31,
                            1994        1995      1996     1997       1998          1998
                         ----------- ----------- -------  ------- ------------ ---------------
                                                (dollars in thousands)
                         (unaudited)                                             (unaudited)
Statement of Operations
 Data:
Commissions.............   $30,626     $47,496   $63,311  $82,985   $ 79,558       $20,831
Operating income
 (loss).................       816       3,149       107    4,085    (15,949)        1,190
Net (loss)..............        13       1,034    (1,089)     745    (17,889)          232
Other Financial Data:
EBITDA(2)(4)............     1,245       4,222     1,753    6,601    (13,510)        1,825
                                 At October 31,             At December 31,
                         -------------------------------  --------------------
                            1993        1994      1995     1996       1997     March 31, 1998
                         ----------- ----------- -------  ------- ------------ ---------------
                                                (dollars in thousands)
                         (unaudited) (unaudited)                                 (unaudited)
Balance Sheet Data:
Total assets............   $10,948     $13,406   $23,318  $37,761   $ 38,999       $39,636
Long-term debt, less
 current maturities.....     5,812       7,093    15,009   24,849     30,830        22,209

--------
(1) Includes a restructuring charge of approximately $6.0 million for the period ended December 18, 1998.
(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. Merkert American believes that EBITDA may be useful for measuring Merkert American's ability to service debt, to make new investments and to meet working capital requirements. EBITDA as calculated by Merkert American may not be consistent with calculations of EBITDA by other companies. EBITDA should not be considered in isolation from or as a substitute for net income (loss), cash flows from operating activities or other statements of operations or cash flows prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(3) In addition to a restructuring charge of approximately $6.0 million, Merkert Enterprises incurred approximately $3.5 million of non-recurring charges (consisting primarily of severance related costs) for the period ended December 18, 1998.
(4) Approximately $15.5 million of the loss for the period ended December 18, 1998 pertains to aggregate nonrecurring compensation charges recorded in the fourth quarter of 1998 by Rogers-American pertaining to the (1) transfer of shares of common stock of Rogers-American by the principal stockholders to some minority stockholders and (2) the life insurance policies, including cash surrender values, to be distributed to some stockholders of Rogers-American. In addition, approximately $0.9 million of this loss pertains to restructuring charges related to the cost of terminated employees and closed offices and $1.0 million pertaining to legal fees and other liabilities incurred in connection with the purchase.

  MERKERT AMERICAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Introduction

   Merkert American was organized in March 1998 to create a leading food brokerage firm providing outsourced sales, merchandising and marketing services to manufacturers. Merkert American is an independent sales and marketing representative. It sells grocery and consumer products on behalf of manufacturers and coordinates the execution of manufacturers' marketing programs with retailers. Merkert American's principal source of revenue is commissions it receives from manufacturers. Merkert American also manages private label programs on behalf of selected retailers.

   Before December 18, 1998 Merkert American conducted operations only in connection with the purchases of Merkert Enterprises and Rogers-American and its initial public offering. On December 18, 1998, Merkert American purchased all of the issued and outstanding capital stock of Merkert Enterprises and Rogers-American.

   On December 18, 1998 Merkert American sold 4.4 million shares of its common stock at a price of $15.00 per share and in January, 1999, Merkert American sold an additional 290,000 shares in connection with the exercise of the underwriters' over-allotment option. The net proceeds from the offering, net of the underwriters' discount, were $65.5 million. Merkert American also borrowed $50.0 million under the term loan portion of a credit agreement with First Union National Bank.

   The operating results of Merkert American reflect only activity after the purchases of Merkert Enterprises and Rogers-American and the offering, from December 18, 1998 to December 31, 1998. Before December 18, 1998 Merkert American's Statement of Operations only reflects the non-recurring, non-cash compensation charge of approximately $13 million in the second quarter of 1998 pertaining to the April 1998 purchases of 275,222 shares of common stock from Merkert American.

   Before the purchases of Merkert Enterprises and Rogers-American, Merkert Enterprises and Rogers-American operated throughout the periods presented as independently owned entities. For financial reporting purposes, Merkert American is presented as acquiring Merkert Enterprises and Rogers-American. Merkert Enterprises, headquartered in Canton, Massachusetts, was founded in 1950 and operates 10 offices throughout New England, New York, and the mid-Atlantic, from Maine west to Ohio and south to Virginia. Rogers-American, headquartered in Charlotte, North Carolina, was founded in 1934 and formerly operated 20 offices throughout the southeastern and mid-Atlantic United States.

   Merkert American has long-standing relationships with many of its manufacturers and represents more than 750 manufacturers. Industry practice is that food brokers' relationships with manufacturers are generally governed by contracts which are typically terminable by either party upon 30 days' notice. In the ordinary course of business Merkert American experiences turnover in these relationships as a result of manufacturer conflicts or strategic decisions by Merkert American or a manufacturer. Merkert American has incurred losses and may continue to incur losses in revenue as a result of potential manufacturer conflicts associated with the purchases of Rogers-American and Merkert Enterprises, the merger with Richmont Marketing or future acquisitions by Merkert American.

Acquisition History

   The food brokerage industry has experienced significant consolidation as the number of food brokerage firms has decreased from 2,500 to less than 1,000 over the past 10 years. A number of the companies in the food brokerage industry, including Merkert American and Richmont Marketing, have participated in the trend toward consolidation by acquiring other food brokerage businesses. Generally, the acquiring companies finance these transactions with debt and by deferring the payment of a portion of the purchase price.

   In January 1999, Merkert American acquired Sell, Inc., a full service brokerage firm in the midwest region of the United States. The operating results of Sell, Inc. are included in the operating results of Merkert American from the date of acquisition.

   In April 1999, Merkert American completed the acquisition of United Brokerage Company. United Brokerage Company had operated in the midwest region of the United States under an alliance known as "The Sell Group" since 1998.

   In July 1999, Merkert American completed the acquisition of Buckeye Sales & Marketing, Inc. Buckeye Sales & Marketing had operated in the Great Lakes region of the United States under an alliance known as "The Sell Group" since 1998.

   As part of their business development, both Merkert Enterprises and Rogers-American were active in pursuing acquisition opportunities. Each of Merkert Enterprises and Rogers-American has completed several acquisitions during 1996 and 1997.

   Merkert Enterprises completed four asset acquisitions of food brokerage companies. These included ABD Sales, Inc. in metropolitan New York (October
1996), DelGrosso, Richardson, Morrison, Inc. in the mid-Atlantic region (October 1996), JP Luciano, Inc. and Luciano Food Brokers, Inc. in upstate New York (January 1997) and Toomey-DeLong, Inc. in New England (January 1997). DelGrosso, Richardson, Morrison was the only acquisition outside an existing territory of Merkert Enterprises.

   Rogers-American completed eight significant acquisitions of food brokerage companies including, among others, G.B.S. (October 1996) and Fitzwater (November 1996) in the mid-Atlantic region, Sales Support in South Carolina (November 1996) and Marketing Performance, Inc. in Alabama (November 1996).

Results of Operations

   The following defined terms are used in conjunction with both Merkert Enterprises' and Rogers-American's discussion of operating results.

   Revenues. Revenues are derived mainly from commissions earned from manufacturers based on the manufacturers' invoices to retailers for products sold. Commissions are usually expressed as a percentage of the invoice as agreed by contract between the manufacturer and broker. Commission rates typically range from approximately 3-4% for full brokerage services to 1% for retail-only services. Merkert Enterprises also derives revenues, referred to as "Sales," from the sale of products including private label packaging materials and frozen products, such as fruits and vegetables, to retailers, and other products for specific manufacturers. See "Business--Services and Operations."

   Cost of sales. Cost of sales are primarily the direct cost of private label products sold by Merkert Enterprises, such as the cost of packaging and frozen vegetables purchased from suppliers.

   Selling, general and administrative expenses. Selling expenses are predominately comprised of salaries, fringe benefits and incentives for personnel directly involved in providing services to manufacturers and retailers. Other selling expenses include, among other things, automobiles utilized by the sales personnel, promotional expenses, and travel and entertainment. General and administrative expenses consist primarily of salaries and fringe benefits for administrative and corporate personnel, occupancy and other office expenses, information technology, communications and insurance.

   Depreciation and amortization expenses. Depreciation and amortization expenses relate to property, plant and equipment and intangible assets, including goodwill incurred and non-compete agreements entered into in connection with Merkert American's acquisition program.

   The following table sets forth the results of operations of Merkert American for the three months ended March 31, 1999. The 1998 amounts represent the combined, historical results of Merkert Enterprises, Inc. and Rogers-American and do not reflect the effect of any pro forma adjustments (dollars in thousands).

                                               Three months ended March 31,
                                              ----------------------------------
                                                   1998              1999
                                              ----------------- ----------------
Commissions.................................. $ 44,999          $ 43,876
Sales........................................   12,424            12,749
                                              --------          --------
Revenues.....................................   57,423   100.0%   56,625  100.0%
Selling expenses.............................   31,929    55.6    27,377   48.3
Cost of sales................................   11,420    19.9    11,304   20.0
General and administrative...................   11,395    19.8    11,332   20.0
Depreciation and amortization................    1,772     3.1     1,457    2.6
                                              --------  ------  -------- ------
Operating income.............................      907     1.6     5,155    9.1
Interest expense, net........................    1,779     3.1     1,824    3.2
Other expenses, net..........................      103     0.2       --     --
                                              --------  ------  -------- ------
Income (loss) before income taxes............     (975)   (1.7)    3,331    5.9
Provision for income taxes...................      408     0.7     1,499    2.7
                                              --------  ------  -------- ------
Net income (loss)............................   (1,383)   (2.4)    1,832    3.2
                                              ========  ======  ======== ======

   Commissions. Commissions decreased by $1.1 million, or 2.5%, from $45.0 million for the three months ended March 31, 1998 to $43.9 million for the three months ended March 31, 1999. The decrease in commissions is primarily attributable to approximately $1.4 million in lost business arising from the resolution of manufacturer conflicts resulting from the purchases of Rogers-American and Merkert Enterprises and $1.5 million of other manufacturer conflicts, offset by approximately $1.8 million of increased revenue as a result of the acquisition of Sell, Inc.

   Sales. Sales increased by $0.3 million, or 2.6%, from $12.4 million for the three months ended March 31, 1998 to $12.7 million for the three months ended March 31, 1999, due primarily to increases in private label sales.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $4.6 million, or 10.7%, from $43.3 million for the three months ended March 31, 1998 to $38.7 million for the three months ended March 31, 1999. The decrease is primarily due to reductions in personnel relating to the integration of Merkert and Rogers-American operations.

   As a percentage of revenues, selling, general and administrative expenses decreased from 75.4% for the three months ended March 31, 1998 to 68.3% for the three months ended March 31, 1999.

   Depreciation and amortization. Depreciation and amortization expenses decreased by $0.3 million, or 17.8%, from $1.8 million for the three months ended March 31, 1998 to $1.5 million for the three months ended March 31, 1999. The decrease is primarily attributable to amortizing goodwill over 40 years in 1999 as compared to the use of various lives ranging from 5 to 20 years during the same period in 1998.

   Interest expense. Interest expense remained substantially unchanged for the three months ended March 31, 1999 as compared to the comparable period in 1998.

   Provision for income taxes. Provision for income taxes is based on the statutory tax rates after considering non-deductible amortization.

Results of Operations-Merkert Enterprises

   The following table sets forth the results of operations of Merkert Enterprises on a historical basis. The historical results of Merkert Enterprises discussed below do not reflect the operations of Rogers-American or the effect of any pro forma adjustments (dollars in thousands).

                            Years ended December 31,           Period ended
                          ---------------------------------    December 18,
                               1996              1997              1998
                          ---------------   ---------------   ---------------
Commissions.............  $ 80,661          $104,274          $ 90,254
Sales...................    44,916            43,105            42,185
                          --------          --------          --------
  Revenues..............  $125,577  100.0%  $147,379  100.0%  $132,439  100.0%
Cost of sales...........    41,890   33.4     39,027   26.5     38,709   29.2
Selling expenses........    52,510   41.8     69,913   47.4     59,778   45.1
General and
 administrative.........    28,097   22.4     32,582   22.1     29,806   22.5
Depreciation and
 amortization...........     2,447    1.9      4,484    3.1      4,437    3.4
Restructuring expense...       --     --         --     --       5,987    4.5
                          --------  -----   --------  -----   --------  -----
Operating income
 (loss).................       633    0.5      1,373    0.9     (6,278)  (4.7)
Interest expense, net...     2,150    1.8      4,954    3.4      4,180    3.2
Other (income) expense,
 net....................      (247)  (0.3)       (23)  (0.1)       530    0.4
                          --------  -----   --------  -----   --------  -----
(Loss) before income
 taxes..................    (1,270)  (1.0)    (3,558)  (2.4)   (10,988)  (8.3)
Provision (benefit) for
 income taxes...........       804    0.6       (109)  (0.1)       --     --
                          --------  -----   --------  -----   --------  -----
Net (loss)..............    (2,074)  (1.6)    (3,449)  (2.3)   (10,988)  (8.3)
Preferred stock
 dividend...............       445    0.4        445    0.3        300    0.2
                          --------  -----   --------  -----   --------  -----
Net (loss) applicable to
 common stockholders....  $ (2,519)  (2.0)% $ (3,894)  (2.6)% $(11,288)  (8.5)%
                          ========  =====   ========  =====   ========  =====

 Merkert Enterprises results for the period ended December 18, 1998 compared to 1997

   Revenues. Revenues decreased by $14.9 million, or 10.1%, from $147.4 million for the year ended December 31, 1997 to $132.4 million for the period ended December 18, 1998. Approximately $5.5 million of this decrease is attributable to the shortened operating period ended December 18, 1998. Of the remaining $9.5 million decrease in revenues, commission revenue decreased by approximately $11.0 million or 10.5% from $104.3 million for the year ended December 31, 1997 to $93.3 million on an annualized basis in 1998. Approximately 31% of the decrease in revenues from commissions is due to the impact of a discontinued retail merchandising operation which had been established in 1995 to serve one specific retailer. Approximately 25% of the decrease in revenues from commissions is due to lost business arising from the resolution of manufacturer conflicts resulting from the purchases of Merkert Enterprises and Rogers-American while the remaining 44% is attributable to the resolution of manufacturer conflicts arising from prior acquisitions. See "-- Combined Integration Activities."

   Sales. Sales increased by $1.5 million, or 3.5%, from $43.1 million for the year ended December 31, 1997 to $44.6 million on an annualized basis in 1998 due to increases in promotional programs as well as increases in private label sales.

   Selling expenses. Selling expenses decreased by $10.1 million, or 14.4%, from $69.9 million in 1997 to $59.8 million for the period ended December 18, 1998. Approximately $2.2 million of this decrease is due to the shorter operating period in 1998. The remaining decrease of $7.9 million is primarily due to reductions in personnel associated with acquisitions in overlapping geographic areas which were made in late 1996 and during 1997, reductions relating to the integration of Merkert Enterprises and Rogers-American operations before the purchases of Merkert Enterprises and Rogers-American and reductions associated with the discontinued merchandising operations.

   General and administrative expenses. General and administrative expenses decreased by $2.8 million, or 8.5% from $32.6 million for the year ended December 31, 1997 to $29.8 million for the period ended December 18, 1998. Approximately $1.0 million of this decrease is due to the shorter 1998 operating period. The remaining decrease is due to reductions in personnel associated with acquisitions in overlapping geographic areas which were made in late 1996 and during 1997, reductions relating to the integration of Merkert Enterprises and Rogers-American operations before the purchases of Merkert Enterprises and Rogers-American and reductions associated with the discontinued merchandising operations. Included in the 1998 general and administrative expenses is $4.0 million of cost attributable to the purchases of Merkert Enterprises and Rogers-American, including $2.7 million of severance costs.

   As a percentage of revenues, selling, general and administrative expenses decreased from 69.5% for 1997 to 67.6% on an annualized basis in 1998.

   Restructuring expense. The results for the period ended December 18, 1998 reflect restructuring expenses of $6.0 million with no corresponding charge during 1997. These expenses relate to severance costs associated with elimination of some positions primarily as a result of integration activities in the metropolitan New York and mid-Atlantic regions, as well as costs associated with some sales offices made redundant in the integration activities in these regions.

   Depreciation and amortization. Depreciation and amortization expenses were substantially unchanged from the year ended December 31, 1997 to the period ended December 18, 1998. On an annualized basis, depreciation expense would have been approximately $0.1 million higher in 1998 versus 1997 due to deprecation expense increases associated with the new Merkert Enterprises corporate headquarters completed in the third quarter of 1997.

   Interest expense. Interest expense decreased by $0.8 million, or 16.5%, from $5.0 million for the year ended December 31, 1997 to $4.2 million for the period ended December 18, 1998. Approximately $0.1 million of the decrease is attributable to the shorter 1998 operating period. The remaining $0.7 million decrease was caused by reductions in debt due to principal payments made during the period and a reduction in interest expense associated with the IRS obligation.

   (Loss) before income taxes. The loss before income taxes increased from $(3.6) million for the year ended December 31, 1997 to $(11.0) million for the period ended December 18, 1998.

   Provision (benefit) for income taxes. The provision for income taxes increased by $0.1 million from a benefit of $(0.1) million for the year ended December 31, 1997 to no provision for the period ended December 18, 1998 due to the increase in the valuation allowance for deferred tax assets.

   Net (loss). The net loss increased by approximately $8.3 million from ($3.4) million for the year ended December 31, 1997 to ($11.0) million for the period ended December 18, 1998.

   Preferred stock dividends. The amount payable in respect of preferred stock dividends decreased by $0.1 million due to the shorter 1998 operating period.

   Net (loss) applicable to common stockholders. The net loss applicable to common stockholders increased by $7.4 million from the year ended December 31, 1997 to the period ended December 18, 1998.

 Merkert Enterprises results for 1997 compared to 1996

   Revenues. Revenues increased by $21.8 million, or 17.4%, from $125.6 million in 1996 to $147.4 million in 1997. Revenues from commissions increased by $23.6 million, or 29.3% from $80.7 million to $104.3 million. Substantially all of the commission increase is attributable to acquisitions completed in late 1996 and early 1997 net of account losses associated with product conflicts related to the acquired companies and other factors. Sales of products decreased by $1.8 million, or 4.0%, from $44.9 million in 1996 to $43.1 million in 1997 primarily as a result of a major retailer choosing to manage its private label frozen vegetable program internally in the fourth quarter of 1996.

   Selling expenses. Selling expenses, principally related to payroll, auto and related costs, increased by $17.4 million, or 33.1%, from $52.5 million in 1996 to $69.9 million in 1997 due to increased personnel associated with the acquisitions.

   General and administrative expenses. General and administrative expenses increased by $4.5 million, or 16.0%, from $28.1 million in 1996 to $32.6 million in 1997 also due principally to costs associated with the full year effect of the acquisitions. These expenses were offset, in part, by savings relating to the integration of these acquisitions.

   In 1997, Merkert Enterprises focused on the integration of acquisitions into Merkert Enterprises' operating system. Included in these activities was the reduction of selling, general and administrative expenses in connection with Merkert Enterprises' metropolitan New York operations. The Boerner Division, which operated as one of three separate Merkert Enterprises divisions in the metropolitan New York area following the ABD acquisition, was merged into Merkert Enterprises' remaining two metropolitan New York divisions. Additionally, Merkert Enterprises undertook staff reductions in the mid-Atlantic region in response to competitive conditions.

   Annualized payroll was reduced by $11.6 million, or 17.9%, from $64.8 million in January 1997 to $53.2 million in December 1997 as a result of these efforts as well as the discontinuation of the merchandising operation. Since the changes were made over the course of the year, the historical periods do not reflect the full effect of the implementation of these cost-saving initiatives. Selling, general and administrative expenses in 1997 also reflect the impact of approximately $1.0 million of restructuring costs associated with severance of personnel and the elimination of duplicative offices as a result of these acquisitions.

   Depreciation and amortization. Depreciation and amortization increased by $2.0 million, or 83.2%, from $2.4 million in 1996 to $4.5 million in 1997, primarily as a result of the amortization of goodwill and other intangible assets associated with acquisitions.

   Interest expense. Interest expense increased by $2.8 million from $2.2 million in 1996 to $5.0 million in 1997, due mainly to interest expense related to obligations to sellers in connection with acquisitions. Interest expense associated with the revolving line of credit and Merkert Enterprises's real estate mortgage increased by $0.6 million due to increased borrowings to fund working capital as well as a new corporate headquarters that was completed late in 1997.

   (Loss) before income taxes. The loss before income taxes increased by $2.3 million from ($1.3) million in 1996 to ($3.6) million in 1997, mainly due to the effects of the charges for amortization and interest associated with the acquisitions.

   Provision (benefit) for income taxes. The provision for income taxes represented a benefit of ($0.1) million in 1997 versus a $0.8 million provision in 1996. The 1996 provision resulted from an increase in the valuation allowance of $1.6 million for deferred tax assets, as well as to permanent non-deductible expenses, principally related to travel and entertainment expenses.

   Net (loss). The net loss increased by $1.3 million, or 66.3%, from ($2.1) million in 1996 to ($3.4) million in 1997 due to the significant increase in acquisition-related amortization, interest expense and other factors as discussed above.

   Preferred stock dividends. Preferred stock dividends paid to participants in the Merkert Enterprises, Inc. Employee Stock Ownership Plan (the "ESOP") totaled $0.4 million in 1996 and 1997. These dividends are a direct charge to retained earnings and do not impact the net loss as reported.

   Net (loss) applicable to common stockholders. The net loss applicable to common stockholders increased by $1.4 million, or 54.6%, from ($2.5) million in 1996 to ($3.9) million in 1997 as "Net income (loss)" and "Net income (loss) available to common stockholders" differ only by the direct retained earnings charge for the preferred stock dividend.

Results of Operations-Rogers-American

   The following table sets forth the results of operations of Rogers-American on a historical basis. The historical results of Rogers-American discussed below do not reflect the operations of Merkert Enterprises or the effect of any pro forma adjustments (dollars in thousands).

                               Years ended December 31,        Period ended
                              ------------------------------   December 18,
                                  1996             1997            1998
                              --------------   -------------  ---------------
Commissions.................  $63,311  100.0%  $82,985 100.0% $ 79,558  100.0%
Selling expenses............   50,614   79.9    63,361  76.3    76,894   96.7
General and administrative..   10,944   17.3    13,023  15.7    15,226   19.1
Depreciation and
 amortization...............    1,646    2.6     2,516   3.0     2,439    3.0
Restructuring expense.......      --     --        --    --        948    1.2
                              -------  -----   ------- -----  --------  -----
Operating income (loss).....      107    0.2     4,085   5.0   (15,949) (20.0)
Interest expense............    1,656    2.6     2,536   3.1     2,617    3.3
                              -------  -----   ------- -----  --------  -----
Income (loss) before income
 taxes......................   (1,549)  (2.4)    1,549   1.9   (18,566) (23.3)
Provision (benefit) for
 income taxes...............     (460)  (0.7)      804   1.0      (677)  (0.8)
                              -------  -----   ------- -----  --------  -----
Net income (loss)...........  $(1,089)  (1.7)% $   745   0.9% $(17,889) (22.5)%
                              =======  =====   ======= =====  ========  =====

 Rogers-American's results for the period ended December 18, 1998 compared to
 1997

   Revenues. Commission revenues decreased by $3.4 million, or 4.1%, from $83.0 million for the year ended December 31, 1997 to $79.6 million for the period ended December 18, 1998. Approximately $2.9 million or 85% of the decrease in revenues is attributable to the shortened operating period in 1998. The balance of the decrease is due to revenues lost due to manufacturer conflicts, principally in the Mid-Atlantic, offset by additional revenues gained in other markets. The conflict related losses are principally due to the integration of the Rogers-American and Merkert Enterprises Mid-Atlantic operations during the second half of 1998.

   Selling expenses. Selling expenses increased by $13.5 million, or 21.3%, from $63.4 million for the year ended December 31, 1997 to $76.9 million for the period ended December 18, 1998. On a full year basis, selling expenses for Rogers-American are estimated to be $80.4 million, an increase of $17.0 million over 1997. All of the increase is attributable to non-recurring items associated with the purchases of Merkert Enterprises and Rogers-American. Approximately $14.8 million of this amount relates to non-cash compensation charges due to the transfer of shares of common stock of Rogers-American by the then principal stockholders to certain minority stockholders and the assignment of life insurance policies and other assets distributed or to be distributed to certain former stockholders of Rogers-American. The remaining $2.2 million of non-recurring items is attributable to severance and payroll taxes relating to the aforementioned compensation charges.

   General and administrative expenses. General and administrative expenses increased by $2.2 million, or 16.9%, from $13.0 million for the year ended December 31, 1997 to $15.2 million for the period ended December 18, 1998. This increase is attributable to increases in legal fees and travel related costs incurred in connection with the purchases of Merkert Enterprises and Rogers-American, increases in communication costs (including for Internet and Intranet applications) and computer software upgrades.

   Depreciation and amortization. Depreciation and amortization expenses decreased by approximately $0.1 million from $2.5 million for the year ended December 31, 1997 to $2.4 million for the period ended December 18, 1998 mainly due to the shorter 1998 operating period.

   Restructuring expense. The results for the period ended December 18, 1998 reflect restructuring expenses of $0.9 million, with no corresponding change during 1997. These expenses relate to severance costs associated with elimination of certain positions primarily as a result of integration activities in the mid-Atlantic regions as well as costs associated with certain sales offices made redundant in the integration activities in the region.

   Interest expense. Interest expense increased by $0.1 million, from $2.5 million for the year ended December 31, 1997 to $2.6 million for the period ended December 18, 1998. The increase was due to higher average outstanding borrowings on Rogers-American' bank line of credit mainly due to increased expenses associated with restructuring and other Combination activity.

   Income (loss) before taxes. Income before taxes decreased by $20.1 million, from pre-tax income of $1.5 million for the year ended December 31, 1997 to a pre-tax loss of $(18.6) million in the period ended December 18, 1998.

   Provision (benefit) for income taxes. The provision for income taxes decreased by $1.5 million from a provision of $0.8 million in 1997 to a benefit of $(0.7) million in 1998 due to the decrease in income before income taxes discussed above.

   Net income (loss). Net income decreased by $18.6 million, from net income of $0.7 million for the year ended December 31, 1997 to a net loss of $(17.9) million for the period ended December 18, 1998.

 Rogers-American results for 1997 compared to 1996

   Revenues. Commission revenues increased by $19.7 million, or 31.1%, from $63.3 million in 1996 to $83.0 million in 1997. Approximately $13.0 million of the increase is due to acquisitions made in late 1996, mainly in the mid-Atlantic region (Fitzwater and G.B.S.). The balance of the increase, $6.7 million, is due to revenue growth from both new manufacturers and existing manufacturers represented. This represents an internal growth rate of 10.6% and is largely attributable to the development of manufacturer relationships in newly acquired regions, including significant growth in Florida.

   Selling expenses. Selling expenses, principally related to payroll, auto and related costs, increased by $12.8 million, or 25.2%, from $50.6 million for 1996 to $63.4 million for 1997, due to temporary increases in staffing levels associated with acquisitions.

   General and administrative expenses. General and administrative expenses increased by $2.1 million or 19.0% from $10.9 million in 1996 to $13.0 million in 1997 also due principally to increased costs associated with acquisitions.

   Salaries and related expenses declined as a percentage of commission revenues from 66.1% in 1996 to 61.0% in 1997 due to the continuing integration of acquisitions into Rogers-American and related synergies coupled with improved utilization of existing personnel relating to the internal growth.

   Depreciation and amortization. Depreciation and amortization increased by $0.9 million, or 52.9%, from $1.6 million in 1996 to $2.5 million in 1997 due to the amortization of goodwill and other intangible assets associated with the acquisitions.

   Interest expense. Interest expense increased by $0.8 million, or 53.1%, from $1.7 million in 1996 to $2.5 million in 1997, due mainly to continuing principal payments on obligations to sellers in connection with acquisitions. Interest expense associated with Rogers-American's revolving line of credit increased by $0.4 million due to increased borrowings to fund Rogers-American's working capital.

   Income (loss) before taxes. Income before taxes increased by $3.0 million from a loss of ($1.5) million in 1996 to income of $1.5 million in 1997.

   Provision (benefit) for income taxes. Provision for income taxes increased by $1.3 million from a benefit of ($0.5) million in 1996 to a provision of $0.8 million in 1997. This increase results from the corresponding increase in income before taxes.

   Net income (loss). Net income increased by $1.8 million from a loss of ($1.1) million in 1996 to income of $0.7 million in 1997. This increase is a result of the corresponding increase in income before taxes.

Combined Integration Activities

   Since 1994, Merkert Enterprises and Rogers-American acquired a total of 21 companies, adding geographic coverage and resulting in increased revenues. In 1997, Merkert Enterprises conducted integration activities to eliminate duplicative costs and operations resulting from some of these acquisitions. As part of this initiative, Merkert Enterprises integrated the Toomey-DeLong acquisition into its New England Division and merged ABD Sales into its two remaining Merkert Enterprises divisions in the metropolitan New York area sales.

   During 1998, Merkert Enterprises integrated its two metropolitan New York business units into one operation. In addition, during 1998, Merkert Enterprises and Rogers-American began the integration of their combined operations. This process resulted in the integration of the mid-Atlantic region and the closure of a total of five offices in that region. The integration plan was substantially completed on December 18, 1998. As a result of its ongoing integration activities, Merkert Enterprises recorded a $6.0 million restructuring charge during the period ended December 18, 1998 while Rogers-American recorded a restructuring charge of $0.9 million for the same period.

   Assuming the implementation of Merkert Enterprises' 1997 integration plans, Merkert Enterprises' 1998 integration of its two metropolitan New York business units, and the integration of the combined operations of Merkert Enterprises and Rogers-American all occurred as of January 1, 1997, Merkert American would have eliminated duplicative salaries, benefits, bonuses and other direct costs of $19.4 million for the year ended December 31, 1997 and $14.3 million for the year ended December 31, 1998. In addition, Merkert American's integration activities would have resulted in the net reduction of rental and other office expenses of $0.5 million for the year ended December 31, 1997 and $0.5 million for the year ended December 31, 1998. Further, in connection with these integration activities, Merkert American has identified approximately $12.9 million of revenues in 1997 and $5.9 million of revenues in the year ended December 31, 1998 that would have been lost as a result of manufacturer conflicts and other factors.

   Merkert American's pro forma combined EBITDA for the year ended December 31, 1997 was $13.2 million and for the period ended December 18, 1998 was $14.6 million. After giving effect, on a pro forma basis, to the elimination and other effects of Merkert American's integration activities described above, assuming these integration activities were completed as of January 1, 1997, and the elimination of $28.9 million of non-recurring charges related to the purchases of Merkert Enterprises and Rogers-American and as described below, Merkert American's adjusted unaudited pro forma combined EBITDA and adjusted unaudited pro forma combined net income for the year ended December 31, 1997 would have been $20.8 million and $4.6 million, respectively, and Merkert American's adjusted unaudited pro forma combined EBITDA and adjusted unaudited pro forma combined net income for the period ended December 18, 1998 would have been $25.6 million and $7.4 million, respectively.

   The non-recurring charges which have been eliminated for the calculation of Merkert American's 1998 adjusted unaudited pro forma combined EBITDA and 1998 adjusted unaudited pro forma combined net income are: a $1.3 million non-cash compensation charge relating to the purchase of stock by Gerald R. Leonard, Merkert American's President and Chief Executive Officer; a $10.3 million non-cash compensation charge for the transfer of shares of common stock of Rogers-American by principal stockholders to some minority stockholders; $12.0 million of severance and other charges which primarily related to the termination of employees and the closing of some redundant facilities; $4.6 million relating to cash and life insurance policies distributed to some stockholders of Rogers-American; and $0.7 million of various charges for legal fees, relocation and other costs.

   EBITDA represents earnings before interest, taxes, depreciation and amortization. Merkert American believes that EBITDA may be useful for measuring Merkert American's ability to service debt, to make new investments and to meet working capital requirements. EBITDA as calculated by Merkert American may not be consistent with calculations of EBITDA by other companies. EBITDA should not be considered in isolation from or as a substitute for net income (loss), cash flows from operating activities or other statements of operations or cash flows prepared under generally accepted accounting principles or as a measure of profitability or liquidity. None of the unaudited pro forma financial data, as adjusted, purports to represent what Merkert American's combined results of operations would have been or may be for any future period and all information should be read only in conjunction with Merkert American's Consolidated Financial Statements and the Notes to those statements and the Merkert Enterprises and Rogers-American Financial Statements and the Notes to those statements included in the Annual Report on Form 10-K.

Liquidity and Capital Resources

   On December 18, 1998, Merkert American completed an initial public offering of its common stock, raising net proceeds of approximately $57.9 million and simultaneously purchased, in separate transactions, all of the outstanding common stock of Merkert Enterprises and Rogers-American. Of the net proceeds, approximately $56.6 million was used to pay the cash portion of the purchase price of Merkert Enterprises and Rogers-American.

   In January 1999, Merkert American issued 290,000 shares of its common stock in connection with the exercise of a portion of the over-allotment option by the underwriters of the offering, raising net proceeds of approximately $4.1 million.

   In connection with the offering and the purchases of Merkert Enterprises and Rogers-American, Merkert American obtained a $75 million credit facility from First Union National Bank and First Union Capital Markets. First Union National Bank is an affiliate of Wheat First Securities, Inc., one of the underwriters of the offering. First Union Capital Markets is a division of Wheat First Securities, Inc. The credit facility consists of a five-year, secured, fully amortizing $50 million term loan and a three-year, secured $25 million revolving line of credit. Merkert American paid commitment and other fees of approximately $3.0 million in connection with obtaining the credit facility. The balance outstanding under the credit facility was $51.4 million at March 31, 1998.

   Together with the remaining net proceeds of the offering, Merkert American used amounts available under the term loan portion of the credit facility to:

  . repay approximately $15.8 million of indebtedness of Merkert Enterprises and Rogers-American assumed in connection with the offering; pay, or reserve for the payment of, approximately $27.1 million of obligations to some sellers of previously acquired businesses;

  . repay approximately $0.8 million outstanding under a promissory note payable to Monroe & Company II, LLC which was attributable to some of Merkert American's expenses; and

  . fund approximately $1.5 million of buyouts of employment arrangements of some departing executives of Merkert Enterprises and pay approximately $5.6 million of expenses incurred by Merkert American, and each of Merkert Enterprises and Rogers-American and their respective stockholders in connection with the purchases of Merkert Enterprises and Rogers-American.

   The credit facility is secured by a lien on substantially all of the assets of Merkert American, Merkert Enterprises, Rogers-American and their subsidiaries and by a pledge of 100% of the capital stock of Merkert Enterprises, Rogers-American and such subsidiaries. In addition, the credit facility is jointly and severally guaranteed by Merkert Enterprises, Rogers-American and their subsidiaries.

   Interest is payable on the term loan and the revolving credit at a rate based on one of two customary interest rates plus an additional interest margin of 75 to 350 basis points. This rate was 8.73% as of December 31, 1998 on the term loan. The applicable margin is determined based on financial ratios of Merkert American. The credit facility requires Merkert American to make mandatory prepayments of amounts outstanding under the credit facility with the use of excess cash flow and proceeds of debt and equity financing. The credit facility requires Merkert American to comply with various affirmative and negative covenants, including, among others: the maintenance of certain financial ratios, restrictions on additional indebtedness, restrictions on liens, guarantees, dividends and the disposition of assets and obtaining the lenders' consent to acquisitions involving cash consideration in excess of a specified amount.

   We anticipate entering into a new credit facility which will refinance Merkert American and Richmont Marketing's existing credit facilities. Although the terms have not been set, we expect that any credit facility will contain customary covenants similar to those in Merkert American's existing credit facility. See "Risk Factors--Merkert American cannot guarantee that it will be able to refinance Merkert American's and Richmont Marketing's senior credit facilities before the completion of the merger."

   At March 31, 1999, the working capital deficit of Merkert American was approximately $100,000. Merkert American anticipates that its cash flow from operations, cash on hand and anticipated borrowings available under the revolving credit facility will provide cash sufficient to satisfy Merkert American's working capital needs, debt service requirements and planned capital expenditures for at least the next 12 months. Merkert has experienced the loss of some manufacturer representation resulting from, among other factors, continuing consolidation in the food brokerage industry and direct manufacturer conflicts resulting from the proposed merger with Richmont Marketing. Recent manufacturer losses will adversely impact Merkert American's results of operations for the second quarter of 1999.

   Merkert American incurred approximately $12.4 million in integration costs associated with the purchases of Merkert Enterprises and Rogers-American of which approximately $2.0 million was paid before the closing of the offering by Merkert Enterprises and Rogers-American. In addition, approximately $1.6 million of the integration costs were paid from proceeds of the offering, $1.0 million was paid by Merkert American before December 31, 1998 and the remainder was or will be paid after December 31, 1998.

   Net cash used in operating activities for the three months ended March 31, 1999 was $1.6 million. The use of cash for operations in 1999 resulted primarily from a decrease in accounts payable and accrued expenses. Net cash used in investing activities for the three months ended March 31, 1999 was $2.8 million, primarily as a result of the acquisition of Sell, Inc. Net cash provided by financing activities for the three months ended March 31, 1999 was $4.6 million, primarily as a result of the issuance of additional shares of common stock and borrowings under the revolving credit facility, offset by term loan repayments.

   Merkert American intends to pursue acquisition opportunities and expects to fund future acquisitions through the issuance of additional common stock, borrowings available under the revolving credit, debt or equity financing and cash flow from operations.

   Merkert American is obligated to make payments relative to its credit facility and to the sellers of specific businesses acquired by Merkert Enterprises and Rogers-American. In addition, Merkert American is obligated to make payments relative to the mortgages on the Merkert Enterprises and Rogers-American's headquarters. Merkert American estimates the total principal and interest payments under these various obligations will be approximately $16.4 million, $21.0 million, $16.7 million, $18.0 million and $17.3 million over each of the next five years. A portion of the net available borrowings under the credit facility were used to repay, before their scheduled maturity, obligations of Merkert Enterprises and Rogers-American to specific sellers of previously acquired businesses. The $9.3 million mortgage, which is a twenty-year obligation at an interest rate of 8.56%, does not contain any financial covenants, but prohibits prepayment. The mortgage is payable in equal monthly installments over its life.

   Merkert American estimates future requirements for capital expenditures, based on the requirements of Merkert Enterprises and Rogers-American, will be approximately $2.5 million per year. Capital expenditures in information technology and systems will be made by Merkert American to maintain its position in these areas. In addition, Merkert American anticipates that significant capital will be required to upgrade and integrate the systems of companies acquired in the future. On a combined basis, Merkert Enterprises and Rogers-American made capital expenditures of $1.6 million in 1998.

Seasonality; Fluctuations in Quarterly Operating Results

   Merkert American, Merkert Enterprises and Rogers-American have experienced and Merkert American expects to experience fluctuations in quarterly revenues and operating results as a result of seasonal patterns. Historically, Rogers-American's business has been stronger in the first calendar quarter compared to Merkert Enterprises' business due to its presence in Florida. Merkert Enterprises' business, on the other hand, has been stronger in the fourth calendar quarter as a result of the historically strong sales associated with the holiday season. Merkert American expects to experience fluctuations in quarterly revenues and operating results as a result of seasonal patterns. Results of operations for any particular quarter therefore are not necessarily indicative of the results for any future period. Future seasonal and quarterly fluctuations could have a material adverse effect on Merkert American's business, financial condition and results of operations.

Inflation

   Merkert American does not believe that its revenues have been materially affected by inflation.

Year 2000 Compliance

   The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date sensitive systems recognize the year 2000 as 1900 or not at all. The inability to recognize or properly respond to the year 2000 issue may cause systems to incorrectly process financial and operational information.

   Merkert American has developed and begun the implementation of a plan to evaluate, remediate and, where necessary, replace its information technology infrastructure, software, hardware and communications systems because of the year 2000 issue. Merkert American has substantially completed the evaluation of its systems, such as climate control, copying machines and security systems, for potential exposure to problems associated with year 2000 compliance. Merkert American's assessment and evaluation efforts have included the testing of systems, inquiries of third parties and other research.

   Primarily as a result of the implementation of significant systems upgrades, Merkert American believes that it has substantially reduced its potential exposure to year 2000 problems. These upgrades have included the replacement of Merkert Enterprises' order processing system, including the electronic data interchange, with new hardware and software. Merkert American has tested the application of this order processing system at Merkert Enterprises and these tests have yielded satisfactory results. As a result, Merkert American believes that this order processing system is year 2000 compliant. Additionally, during the second quarter of 1999, Merkert American intends to convert Rogers-American's mid-Atlantic operations to the order processing system currently in use by Merkert Enterprises and by Rogers-American in regions other than the mid-Atlantic, which Merkert American believes is year 2000 compliant. The estimated cost of this conversion is approximately $100,000.

   Merkert American has determined that Merkert Enterprises' financial reporting system is not year 2000 compliant and intends to replace it with Rogers-American's existing system, which has been recently upgraded and which Merkert American believes is year 2000 compliant. This replacement is expected to be completed by July 1999 and is estimated to cost approximately $200,000.

   Substantially all of the costs incurred by Merkert American relating to the improvement of its software, hardware and communications systems were incurred in connection with planned upgrading activities rather than in response to the results of Merkert American's year 2000 compliance evaluation. Merkert American does not anticipate any significant additional costs in connection with its year 2000 compliance activities. However, if Merkert American's year 2000 compliance efforts are not completed as scheduled, or if the cost of achieving year 2000 compliance exceeds Merkert American's current estimates, the year 2000 issue could have a material adverse effect on Merkert American's business, financial condition or results of operations.

   Merkert American intends to replace several PBX telephone systems at Rogers-American because they are not year 2000 compliant. The estimated cost of the new telephone systems is $100,000. In addition, approximately $200,000 of personal computers, which cannot be upgraded, will be replaced in the second quarter of 1999.

   Merkert American also is vulnerable to the failure by manufacturers, retailers or other third-party vendors or customers to identify and remedy their own year 2000 issues. Although Merkert American has initiated efforts to communicate with these parties regarding their year 2000 compliance efforts, Merkert American is unable to estimate the nature or extent of any potential impact resulting from the failure of these third parties to achieve year 2000 compliance. There can be no guarantee that any one or more of these third parties will not experience year 2000 problems or that these problems will not have a material adverse effect on Merkert American.

   Merkert American has developed a contingency plan to transmit data that is ordinarily transmitted on the electronic data interchange system to third parties that are not year 2000 compliant. Other than regarding the transmission of data, Merkert American has not developed a contingency plan if it has not achieved year 2000 compliance on or before December 31, 1999. The results of Merkert American's assessment and evaluation efforts to date have not yet identified a need for this contingency planning. Merkert American intends to continue to assess its year 2000 compliance, to implement its year 2000 compliance plans and to communicate with material third parties regarding their year 2000 compliance efforts. If Merkert American develops information indicating that contingency planning would be prudent, Merkert American intends to undertake that planning and to implement appropriate measures accordingly.

Quantitative and Qualitative Disclosures about Market Risk

   Merkert American is exposed to market risk related to its credit facility as discussed in the notes to Merkert American's consolidated financial statements. The interest on borrowings under the credit facility is subject to fluctuations in the market. Merkert American has entered into an interest rate swap agreement with a financial institution to hedge a portion of this risk. Merkert American does not believe the remaining market risk is material to Merkert American's consolidated financial statements.

Financial Statements and Supplementary Data

   The financial statements and financial statement schedule filed as a part of this proxy statement are listed on the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedule on page F-1.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   None.

                      RICHMONT MARKETING SPECIALISTS INC.

Overview

   Richmont Marketing is one of the largest food brokers in the United States. It represents a variety of manufacturers of consumer goods and products. These manufacturers are known in the food brokerage industry as "principals." Richmont Marketing sells and markets its principals' products to retailers and wholesalers known in the industry as "customers." These customers include grocery stores, mass merchandisers, such as Wal-Mart, membership warehouses, such as Sam's Club, drug stores and convenience stores. Richmont Marketing provides a comprehensive array of sales, marketing, merchandising and order management services to its principals and customers. Historically, Richmont Marketing's goal has been to maximize the sales volume of its principals' products through the various services and technology it provides.

   Richmont Marketing has long-term relationships with a large number of major principals and customers. Richmont Marketing employs over 1,000 account service and business development personnel. These employees work closely with principals developing and planning sales programs. Richmont Marketing also has over 2,300 retail and merchandising employees who implement these sales programs at the customers' retail stores, by providing display, shelf management, schematic design, pricing and promotional services. Richmont Marketing believes that it has built and maintained long-term principal and customer relationships by:

  . providing superior sales, marketing, retail and order management services;

  . utilizing information technology to collect and analyze local market data to optimize sales; and

  . providing wide geographic coverage of the country.

Business Strengths

   Richmont Marketing believes that it benefits from the following competitive advantages:

   An Industry Leader. Richmont Marketing has operations primarily in the western, southeastern, south central and mid-Atlantic regions of the United States. Richmont Marketing believes that its size and market penetration enable it to more effectively develop and execute product sales plans across multiple geographic regions for its principals and customers. Its knowledge of local and regional markets allows it to customize these plans for its principals and customers based on local conditions.

   Dedicated Client Support of Principals and Customers. Richmont Marketing's reputation for quality and service, as well as its broad geographic presence, has enabled it to establish and strengthen its long-term relationships with principals and customers. Senior account executives maintain primary relationships with principals and customers and work with them to develop sales programs. Richmont Marketing employs retail representatives to support its principals' merchandising efforts in the retail stores. These employees gain a working knowledge of their principals' accounts and develop a close working relationship with store managers. Richmont Marketing believes that its dedicated client support to principals and customers gives it a competitive advantage over competitors that provide similar services primarily through temporary workers less knowledgeable about the local markets.

   Innovative Marketing Through Use of Technology and Market
Information. Richmont Marketing has access to extensive local market data which tracks the sales performance of its principals' products. Richmont Marketing uses both retail information that it collects and data that it receives from national marketing research companies, including Nielsen and Information Resources Inc. Richmont Marketing developed an information technology system that collects and downloads individual store sales data into a central reporting system. Richmont Marketing uses store-specific product information, local demographic information and information about store conditions to understand consumer buying habits in local markets. From this knowledge, Richmont Marketing develops and executes targeted consumer promotions for its principals' products and strategic marketing plans for principals and customers. Category analysts work inside many major grocery stores to assist the retailers with shelf schematics, category layouts and total store space plans. Richmont Marketing maximizes the efficiency of its communications with principals and customers through local and wide area networks. Richmont Marketing also utilizes an electronic data interchange system, commonly referred to as "EDI," to process customer orders. This system allows Richmont Marketing to process orders in a more timely and efficient manner. Richmont Marketing believes that its customer relationships are strengthened by providing these services, which also serves to attract new principals.

Business Strategy

   Richmont Marketing was an early leader in pursuing consolidation opportunities within the food brokerage industry. Through the acquisitions it has completed, Richmont Marketing's historical strategy has been to provide a local presence in each location where customers purchase products, referred to within the industry as "procurement points," and retail coverage for its principals' products. Richmont Marketing strives to maintain its high level of service to principals and customers while it continues its growth strategy. Richmont Marketing has historically pursued its strategy through the following measures:

   Consolidation Strategy. Richmont Marketing believes that national principals prefer to deal with a small number of brokers, each with an ability to cover a large region of the country. Richmont Marketing therefore believes that strategic acquisitions expanding its geographic coverage allow it to better serve its existing principals and attract new principals seeking nationwide coverage. Richmont Marketing took a large step toward achieving its goal of nationwide coverage with its acquisition of Atlas Marketing Company, Inc. in 1997, which helped Richmont Marketing establish a presence into the southeast and mid-Atlantic areas of the country.

   As part of its continuing strategy, Richmont Marketing completed the acquisitions of two regional food brokerage companies in early 1999, and intends to complete the acquisitions of two additional regional brokerage companies within the next six months. These companies operate in the northwestern and midwestern regions of the United States, areas in which Richmont Marketing has not yet, at the time of each acquisition, established a strong market presence. The completed acquisitions have been, and the pending acquisitions will be, financed with a combination of cash and promissory notes.

   Upon completion of the two pending transactions and consummation of the proposed merger with Merkert American, Richmont Marketing will have substantially achieved its goal of nationwide coverage.

   Develop Principal Relationships and Increase Customer Coverage. Through its acquisition activities in the food brokerage industry, Richmont Marketing expects to expand its existing principal base and attract new principals which recognize its ability to provide superior marketing services on both a national and local basis at a cost much lower than what a principal could provide through its own sales force. As consolidation in the retailing and wholesaling industries continues to take place, Richmont Marketing believes that 30 retailers and wholesalers will represent approximately 80% of grocery store revenue within three to five years. Establishing and maintaining a presence in as many geographic areas as possible will allow Richmont Marketing to both maintain its current customer relationships and develop new ones during these anticipated retailer consolidations.

   Richmont Marketing also recognizes the growing importance of non-traditional outlets for grocery products, such as mass-merchandisers and wholesale clubs. Richmont Marketing's Channel Marketing division represents principals that sell their products in non-grocery classes of trade. This division will continue developing relationships with mass merchandisers and membership warehouses and expand existing principals' products into these non-grocery outlets. Richmont Marketing's current relationships include Wal-Mart, Sam's Club, Kmart and Target. This division currently provides retail services to non-grocery customers located in every state.

   Increase Hybrid Service Agreements with Principals Richmont Marketing generally provides customers with a full range of account, retail, marketing and sales services and order management on behalf of its principals. Richmont Marketing receives commissions from principals based on a percentage of product sales. In the last several years, it has also entered into agreements with principals to provide only specified retail services, referred to as "hybrid" agreements. Under these arrangements, Richmont Marketing is compensated by a percentage of sales, by a flat fee per service provided, or a combination of both. Richmont Marketing believes that manufacturers with sales personnel that previously did not utilize brokers are beginning to outsource retail services to eliminate the expense of maintaining their own retail representatives. Richmont Marketing believes that it is well positioned to take advantage of this trend due to its broad geographic coverage and knowledge of local markets. Hybrid agreements currently represent nearly 8% of Richmont Marketing's revenue. Richmont Marketing anticipates that hybrid agreements will, in the future, generate significant revenue and attract new principals.

   Following the merger, the management of the combined company will determine the business strategy for the combined company, which may differ from Richmont Marketing's historical goals and strategies.

Richmont Marketing History

   Richmont Marketing's predecessor was a food brokerage business formed in 1947. Richmont Marketing's business, until the beginning of 1996, was primarily limited to Texas, Florida and Georgia. Since that time, Richmont Marketing has expanded its operations beyond these states through several strategic acquisitions, and Richmont Marketing currently services markets in 33 states.

Acquisition Activities

   Richmont Marketing has been a leader in pursuing consolidation opportunities within the food brokerage industry. Its strategy, as discussed above, has been to identify acquisition targets in areas where it does not currently operate, including the midwest and northeast regions, to better service its principals and customers.

   Richmont Marketing's recent acquisitions have enabled it to increase the number of leading national principals and customers it serves and expand its operations onto the east and west coasts. Richmont Marketing has been able to improve the operations of the companies it has acquired through:

  . the reduction of personnel performing redundant job functions; and

  . the consolidation of local offices and computer support facilities.

   Richmont Marketing's two largest acquisitions since the beginning of 1997 were the acquisitions of Tower Marketing, Inc. for $14.4 million and Atlas Marketing Company, Inc. for approximately $45.7 million. Tower served principals and customers primarily in Texas. Atlas was based in Charlotte, North Carolina and serves principals and customers throughout the southeast and mid-Atlantic regions of the United States. Effective December 31, 1997, Richmont Marketing merged the operations of Tower into its wholly-owned subsidiary Marketing Specialists Sales Company.

   Richmont Marketing did not acquire any regional food brokerage companies in 1998, but it has completed two acquisitions in early 1999. The larger of the two recently acquired companies, Timmons-Sheehan d/b/a The Sell Group-- Minneapolis, had established a significant presence in the midwest at the time of its acquisition. Richmont Marketing paid approximately $4.4 million in cash and notes for Timmons-Sheehan.

   Richmont Marketing has also been engaged in negotiations and has recently entered into a definitive letter agreement to acquire all of the capital stock of a regional food broker with operations in the midwest. The purchase price for this company will not exceed $11.0 million. Richmont Marketing has also signed a letter of intent for the acquisition of a food broker based in the northwest. The price for this company will not exceed $10.0 million.

   Historically, Richmont Marketing has purchased local and regional food brokers for a combination of cash and deferred obligations. Deferred obligations consist of covenants not to compete and deferred payment and compensation plans. As of December 31, 1998, Richmont Marketing had outstanding $18.1 million in covenants not to compete and $32.0 million in total deferred payment and compensation plans.

Description of Services Provided by Richmont Marketing

   The services provided by Richmont Marketing can be divided into the following categories:

  . account service and business development;

  . retail services;

  . marketing services; and

  . order management.

   Traditionally, Richmont Marketing has provided principals with a full array of these services and has been paid by principals based on a percentage of products sold. This percentage varies, but is typically within a range of approximately 3-4% for full brokerage services. In recent years, Richmont Marketing has entered into hybrid agreements under which it provides only specified retail services. These arrangements are in response to principals that have started outsourcing retail services. These services primarily include initial retail shelf set-ups and follow-up shelf management. In hybrid agreements, Richmont Marketing is compensated for providing services either as a percentage of product sales, a flat fee, or a combination of both. Richmont Marketing believes that offering hybrid services will attract new principals and may result in sales of additional services to principals. For the end of 1998, Richmont Marketing derived approximately 92% of its revenue from full services and 8% of its revenue was derived from hybrid services.

   Account Service and Business Development. Richmont Marketing's brand development managers and customer development managers are senior executives who act as the primary interface between its largest principals and customers. The brand development managers are dedicated to and work closely with principals to develop strategic sales plans for particular products. They also assist principals in achieving their merchandising goals, including those related to product distribution and shelf placement. Customer development managers serve specific customers at the headquarters level. They work with customers in the development of category management initiatives and shelf schematics. Category management involves the strategic grouping and positioning of a principal's product among other similar type products. The sales plans developed by brand development managers and customer development managers are executed through the account executive service teams. These teams coordinate and implement the specific sales initiatives on a local basis. For smaller principals and customers, these services are performed on a local level by account executives. Richmont Marketing currently employs approximately 1,000 account service personnel.

   Retail Services. Richmont Marketing's retail and merchandising service personnel provide principals and customers with an in-store presence to assess product performance and merchandising conditions. Retail representatives develop relationships with store managers and assist account executives in developing sales plans for principals' products. Richmont Marketing's Retail Sales Organization executes sales plans at the store level by providing merchandising, shelf management, display, schematic design, pricing and promotional program services. It is also responsible for collecting and reporting in-store conditions. Additionally, Richmont Marketing assists customers with quality assurance and product damage control. Richmont Marketing currently employs over 2,300 retail and merchandising service personnel.

   Marketing Services. Richmont Marketing's marketing services group uses current retail information it collects, together with data received from national marketing research companies to analyze local market conditions and develop marketing strategies for its principals. Retail data is used to determine how products should be priced and placed, the optimal mix of current and new products, and the types of promotions desirable to increase sales. Richmont Marketing's marketing services group includes approximately 90 people at the corporate, regional and local levels. The group also initiates and promotes local market events, which often involve sponsorship by principals and customers of charity promotions, to build brand equity for products.

   Order Management. Richmont Marketing performs all major order management functions to facilitate the movement of goods from its principals to customers. All ordering responsibility begins at the local market. Richmont Marketing has a centralized order management system responsible for the receipt and transmission of electronic orders through electronic data interchange. Richmont Marketing is able to verify quantities, prices, pack sizes and promotions through the use of this system. Its order management system also reconciles principal invoices with customer purchase orders and processes promotional allowances and other credits for customers. Approximately 20 employees work in the order management group at the corporate level. Richmont Marketing also employs account administrators and customer service representatives who perform order management functions in the local markets.

Markets

   Richmont Marketing provides full-service brokerage services to markets in 33 states throughout the western, southeastern, south central and mid-Atlantic regions of the United States representing 29.5%, 17.6%, 22.2%, and 22.3%, respectively, of its revenue for the year ended December 31, 1998. Within these regions, California, Florida, Texas and North Carolina represent the states in which Richmont Marketing generates the largest revenue. Richmont Marketing serves these markets through 51 local offices, which provide principal and customer headquarters' services and in-store retail and merchandising services.

New Business Development

   Richmont Marketing's sales and marketing efforts are designed to develop new business in national, regional and local markets. Its brand development managers and customer development managers are primarily responsible for new business development through existing principals and customers. Through their established relationships with principals and customers, the brand development managers and customer development managers have an understanding of the needs and objectives of these clients. From this information, Richmont Marketing is able to develop sales plans specifically designed to meet the new business needs and objectives of both principals and customers. In addition, Richmont Marketing's senior management takes an active leadership role in new business development both in pursuing new relationships and fostering existing ones. Management believes that its long-term relationships with senior management of leading national principals and customers and its ability to create customized sales plans provide Richmont Marketing with a competitive advantage in winning new business within its existing client base.

Manufacturers

   Richmont Marketing provides a comprehensive array of marketing, retailing, merchandising and order management services to over 1,700 manufacturers of consumer goods and products. Richmont Marketing believes that it has been able to establish numerous long-term relationships with some of the leading principals in the United States due to its strong reputation, quality of service and market coverage. Richmont Marketing's top 5 principals are Del Monte, Great Springs Water of America, Perrier, Nestle, Kal Kan and Ocean Spray. These principals represent less than 15% of Richmont Marketing's revenue. Richmont Marketing's principals provide a diverse and stable base of revenue for Richmont Marketing across geographic markets. Richmont Marketing believes its ability to develop strong relationships with leading national principals has been advanced by the establishment of relationships with management and personnel at various levels within the principals' organizations.

   While Richmont Marketing enjoys long-term relationships with many of its principals, the typical brokerage contract in the industry provides for a 30 day termination clause. The principal and customer turnover that Richmont Marketing has experienced has been largely due to consolidations among principals and customers. Richmont Marketing's broad geographic coverage serves to reduce the risk of loss of principals and customers resulting from the relocation of the post-consolidation headquarters.

Customers

   Richmont Marketing markets and sells its principals' products to grocery stores, mass merchandisers, membership warehouses, drug stores and convenience stores across the country. After a customer has decided to sell a principal's product, Richmont Marketing provides detailed sales planning and full in-store retail and merchandising support.

   Richmont Marketing's five largest customers are Albertsons, Publix, Winn Dixie, Safeway and Food Lion. These customers collectively represented approximately 34% of Richmont Marketing's third and fourth quarter revenues in 1998. The remaining revenue is generated from sales to other grocery stores, wholesalers, mass merchandisers and membership warehouses, and drugstore chains.

   Richmont Marketing believes that the strength of its customer relationships has been driven by its ability to provide superior sales, marketing and merchandising services, technologically advanced order management and innovative promotional planning. Richmont Marketing's relationships with customers are also based upon its ability to satisfy a customer's geographic needs for services. Recent consolidations among retailers have resulted in fewer, but larger customers that operate in a greater number of geographic markets. These consolidations have resulted in the geographic relocation of some customer procurement points.

   In addition, Richmont Marketing believes that consumers' purchase points for food and other products, traditionally grocery stores, now include non-grocery outlets such as mass-merchandisers and membership warehouses. Richmont Marketing's Channel Marketing Division markets and sells its principals' products through these alternative retail outlets. This division is structured to provide services through teams dedicated to a particular non-grocery customer. Richmont Marketing's broad geographic presence and technological capabilities have attracted large, national chains, such as Wal-Mart, Kmart, Target and Sam's Club. Richmont Marketing is a preferred provider to Wal-Mart. Sales to alternative channel customers represented approximately 5.5% of Richmont Marketing's 1998 revenue.

Management Information Systems

   A trend in the food brokerage industry has been the development of technological advances. Richmont Marketing has invested in the application of current retail technology to provide principals and customers with the most efficient and useful information available.

   Electronic Data Interchange. The EDI system streamlines order communications between food brokers, customers and principals. Orders sent by EDI are transmitted on-line from the customer to Richmont Marketing. Richmont Marketing then places the order with the principal via EDI. The EDI system significantly reduces order input errors and other inefficiencies. Currently, the majority of Richmont Marketing's larger principals and customers utilize EDI and nearly 80% of all sales are made through EDI orders.

   Retail Information. Richmont Marketing utilizes an advanced retail reporting system called RW3 Enterprise to provide principals with current in-store data regarding their products. Retail representatives record in-store merchandising conditions using small, hand-held computers. This information is then downloaded to Richmont Marketing's retail reporting system. This system allows Richmont Marketing's retail employees to access data from customers' retail outlets to effectively respond to changing conditions.

   PeopleSoft Conversion. In 1998, Richmont Marketing made a substantial investment to upgrade its financial and human resources systems. Richmont Marketing purchased application software from PeopleSoft and hired a consulting firm to assist in the implementation of these new systems. Richmont Marketing used approximately $3.1 million of the proceeds from its 10 1/8% senior subordinated notes due 2007 to purchase the software license and for installation in connection with this upgrade.

Competition

   The food brokerage market is large and fragmented, with many small brokers serving numerous local markets and a few large brokers serving multiple regions in the United States.

   As a large broker, Richmont Marketing competes with other food brokers for product lines based primarily on breadth of geographic coverage and the level of services provided. Richmont Marketing's chief competitors are Kelly Clarke/Acosta/ PMI, Merkert American, Cross Mark and Advantage Sales and Marketing. Richmont Marketing also competes with third party merchandising companies, such as PIA Merchandising Services, Inc. for retail services only.

   In addition, many manufacturers, including some of Richmont Marketing's principals, maintain their own sales and marketing departments which sell directly to retailers.

Facilities

   Richmont Marketing owns facilities in Orange County, California, Phoenix, Arizona and Charlotte, North Carolina. In August 1998, Richmont Marketing relocated its headquarters from Irving, Texas to Dallas, Texas. Richmont Marketing's lease obligations continue on the Irving space. The Irving building is owned by a limited partnership, of which Richmont Marketing's chief executive officer, Ronald D. Pederson, is the general partner. The partnership has recently signed a purchase agreement with a prospective purchaser for the sale of the building. The sale is currently expected to close, subject to the purchaser's right to conduct due diligence, in June 1999. If the purchase is completed, Richmont Marketing expects to be released from further liability under this lease.

   Richmont Marketing's headquarters are now located in a new office building in Dallas, Texas. The headquarters are leased and consist of approximately 40,700 square feet. Richmont Marketing also leases office space in 62 other locations in 27 states. Richmont Marketing currently occupies 53 facilities, including three properties owned by Richmont Marketing. Nine leased facilities are now vacant. As Richmont Marketing completes acquisitions, it intends to systematically reduce the number of leased facilities.

Employees

   As of December 31, 1998, Richmont Marketing had a total of 3,869 employees, including 2,958 full-time employees and 911 part-time employees. None of its employees are union members.

Legal Proceedings

   Various suits and claims are filed against Richmont Marketing in the ordinary course of business. Richmont Marketing is not party to any legal proceeding which, in the opinion of its management, will have a material adverse effect on its business or financial condition.

Recent Developments

   Completed Acquisitions. On April 30, 1999, Richmont Marketing, through its subsidiary Marketing Specialists Sales Company, acquired all of the capital stock of Timmons-Sheehan Inc., d/b/a The Sell Group-- Minneapolis. The purchase price for the capital stock of Timmons-Sheehan was approximately $4.4 million, which was paid as a combination of $1.7 million in cash and approximately $2.7 million in promissory notes. Before the acquisition, Timmons-Sheehan operated in the midwest region with annual revenues of approximately $5 million. Effective May 12, 1999, Timmons-Sheehan merged with and into Marketing Specialists Sales Company.

   Planned Acquisitions. Richmont Marketing has been engaged in negotiations and has recently entered into a definitive letter agreement to acquire all of the capital stock of a regional food broker with operations in the midwest. The purchase price for this company will not exceed $11.0 million. Richmont Marketing has also signed a letter of intent for the acquisition of food broker based in the northwest. The price for this company will not exceed $10.0 million. In addition to the payment of the purchase prices, Richmont Marketing will be assuming all of the outstanding liabilities of the acquired companies at closing. It intends to finance these acquisitions with a combination of $13.0 million in cash and the balance in promissory notes. The acquisition of the northwest target is scheduled for completion in August 1999, and the acquisition of the midwest target is scheduled to be consummated concurrently with the merger of Richmont Marketing with Merkert American.

   Southeastern Food Service Operations. Richmont Marketing has terminated its food service operations in Florida, Georgia and Tennessee. Richmont Marketing's food service division primarily sells products and related services to restaurants and institutions such as hospitals and schools. Richmont Marketing does not anticipate any significant charges related to terminations, relocation costs or facilities consolidation as a result of the closure of its operations in Florida, Georgia, and Tennessee. Richmont Marketing maintains its operations in other areas of the country.

Compensation of Named Executive Officers

   The summary compensation table below sets forth information concerning compensation paid in the fiscal year ended 1998 to Richmont Marketing's chief executive officer and Richmont Marketing's five other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                           Long-Term
                                     Annual Compensation  Compensation
                                     ------------------  -------------
                                                 Other
                                                 Annual    Securities  All Other
                                                Compen-    Underlying   Compen-
                                      Salary   sation(1)  Options/SARs sation(2)
Name and Principal Position     Year   ($)        ($)         (#)         ($)
---------------------------     ---- --------- --------  ------------- ---------
Ronald D. Pedersen(3).......... 1998   441,000        --      --         4,632
 President, CEO and Director
Bruce A. Butler(4)............. 1998   307,154    270,613     --         5,618
 Executive Vice President and
  Director
Jeffrey B. Hill(5)............. 1998   300,932     33,696     888        5,632
 Executive Vice President and
  Director
Richard Silvers................ 1998   179,808     43,708     533        2,660
 Executive Vice President and
 Chief Information Officer
 (commenced employment January
 26, 1998)
M. Brian Healy................. 1998   123,077        --      355           81
 Executive Vice President,
 Chief Financial Officer and
 Assistant Treasurer (commenced
 employment on May 18, 1998,
 and resigned on March 22,
 1999)
Gary Guffey.................... 1998   178,045        --      --         4,230
 Executive Vice President and
 Director (resigned on June 15,
 1998)

--------
(1) Other annual compensation includes reimbursement of $243,113, $43,708 and $33,696 in moving expenses for Messrs. Butler, Silvers and Hill, respectively.
(2) Marketing Specialists Sales Company's matching contributions to its 401(k) plan in 1998 for the executive officers were as follows: Mr. Pedersen, $4,500; Mr. Butler, $5,486; Mr. Hill, $5,500; Mr. Silvers, $2,538; Mr.
    Healy, $0; and Mr. Guffey, $4,154. Marketing Specialists Sales Company paid for life insurance in 1998 for the officers in the amounts as follows: Mr. Pedersen, $132; Mr. Butler, $132; Mr. Hill, $132; Mr. Silvers, $122; Mr. Healy, $84; and Mr. Guffey, $76.

(3) Mr. Pedersen's employment agreement, dated April 2, 1996, provides for an annual base salary of $372,000, subject to annual adjustment by Richmond Marketing's Board of Directors. Mr. Pedersen's salary has been fixed at $441,000 for 1999.
(4) Mr. Butler's employment agreement, dated April 2, 1996, provides for an annual base salary of $240,000, subject to annual adjustment by Richmont Marketing's Board of Directors. Mr. Butler's salary has been fixed at $330,000 for 1999.
(5) On April 1, 1999, Richmont Marketing entered into a new employment agreement with Mr. Hill which will provide Mr. Hill with an annual base salary of $330,000, subject to annual adjustment.

Compensation Committee

   Richmont Marketing's board of directors does not have a compensation committee. The board approves the compensation of executive officers based on the recommendations made by the human resources and financial planning and budgeting departments.

Compensation Packages

   The primary element of Richmont Marketing's compensation program consists of fixed compensation in the form of base salary and a discretionary bonus. Another element of its compensation program consists of variable compensation in the form of stock appreciation rights granted under its incentive plan. Richmont Marketing's compensation policies regarding each of these elements, including the basis for the compensation awarded to Mr. Pedersen, its chief executive officer, are discussed below.

   Base Salaries. Base salaries for executive officers are determined based on several factors, including the responsibilities of the position held, the experience and expertise of the individual, salary survey results for similarly situated companies, salaries historically paid by Richmont Marketing, and its performance relative to its competition.

   Discretionary Bonus. In the past, Richmont Marketing has paid performance bonuses annually in the sole discretion of its management. In 1998, performance bonuses were specifically tied to overall revenue and EBITDA goals for Richmont Marketing without regard to individual performance. Except for contractual obligations to pay specific bonuses, Richmont Marketing did not pay bonuses to executives for 1998. In order to better motivate employees, beginning in 1999, Richmont Marketing's bonus policy will be based on three factors: individual performance, the performance of the individual's region and overall company performance. In determining the amount of bonus payable, these factors will be weighted as follows: 25% for individual performance, 25% for regional performance and 50% for Richmont Marketing's overall company performance.

   Incentive Compensation Awards. The third component of non-stockholder, executive officer compensation consists of stock appreciation rights awarded under Richmont Marketing's incentive plan. These rights reflect a desire to provide an equity-based incentive for the executive officers and key personnel of Richmont Marketing. The incentive plan is administered by a committee appointed by the board of directors to administer and monitor the plan. The committee members are Messrs. Rochon, Byrd, Bouras and Butler. The committee has responsibility for deciding which employees will receive stock appreciation right awards, the number of stock appreciation rights to be received and the terms of the stock appreciation rights.

   Chief Executive Officer Compensation. In setting Mr. Pedersen's compensation, Richmont Marketing's board of directors considers factors such as corporate performance, without regard to any specific performance-related targets, and individual experience and expertise. In addition, the board considered Mr. Pedersen's salary history and compensation levels of chief executive officers of other comparable companies. No particular weight is given by the board to any of the foregoing factors.

Option/Stock Appreciation Right Grants in Last Fiscal Year

   Under Richmont Marketing's incentive plan, Richmont Marketing has awarded senior management stock appreciation rights to 36 key employees. Each stock appreciation right entitles the employee to realize the appreciation in value of Richmont Marketing common stock over a five year period.

   The stock appreciation rights vest five years after the date of their grant and terminate 10 years from the date of their grant, unless sooner exercised or canceled. Once vested, 20% of the stock appreciation rights become immediately exercisable and an additional 20% becomes exercisable each year thereafter for four years.

   Upon a "change of control," as defined in Richmont Marketing's incentive plan, all holders of outstanding stock appreciation rights, whether vested or unvested, are deemed to have exercised their stock appreciation rights immediately upon the occurrence of a change of control and cash is immediately due and payable in respect of the stock appreciation rights. Richmont Marketing believes that the proposed merger will not trigger these changes in control obligations.

   The following table sets forth information regarding stock appreciation rights granted to Richmont Marketing's chief executive officer and Richmont Marketing's five other most highly compensated executive officers during fiscal 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                        Annual Rates of
                                                                                          Stock Price
                                                                                       Appreciation for
                                                                                      Stock Appreciation
                            Individual Stock Appreciation Right Grants                   Right Term(1)
                         ------------------------------------------------            ---------------------
                                                 Percent of
                                                 Total Stock
                              Number of      Appreciation Rights
                             Securities          Granted to
                             Underlying           Employees      Exercise
                         Appreciation Rights      in Fiscal       Price   Expiration
Name                         Granted(#)             Year          ($/sh)     Date      5%($)      10%($)
----                     ------------------- ------------------- -------- ---------- ---------- ----------
Ronald D. Pedersen......         --                  --            --           --          --         --
Bruce M. Butler.........         --                  --            --           --          --         --
Jeffrey B. Hill.........         888                 9.3%          518     12/31/07     289,790    731,375
Richard Silvers.........         533                 5.6%          518     12/31/07     173,939    438,989
M. Brian Healy(2).......         355                 3.7%          518     12/31/07     115,851    292,385
Gary Guffey.............         --                  --            --           --          --         --

--------
(1) The figures presented are based on the assumption that the stock price underlying the stock appreciation rights will appreciate at rates of 5% and 10% per year, respectively, compounded over the full 10 year term of the stock appreciation rights. However, the holding terms of the stock appreciation rights and actual appreciation in the value of the underlying stock, if any, may vary substantially from these assumptions.
(2) Mr. Healy resigned from his position at Richmont Marketing on March 22, 1999. In conection with this termination of employment, Mr. Healy's stock appreciation rights were surrendered.

Aggregated Stock Appreciation Right Exercises in Last Fiscal Year and Fiscal Year-End SAR Values

   The following table provides information on the number of stock appreciation rights held by Richmont Marketing's chief executive officer and Richmont Marketing's five other most highly compensated executive officers at fiscal year-end 1998.

  AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES IN LAST FISCAL YEAR AND
                YEAR-END OPTION/STOCK APPRECIATION RIGHT VALUES

                                                Number of Securities
                                                     Underlying             Value of Unexercised
                                                  Unexercised Stock          In-the-Money Stock
                           Shares              Appreciation Rights at      Appreciation Rights at
                         Acquired on  Value      Fiscal Year End(#)          Fiscal Year End($)
                          Exercise   Realized ------------------------- ----------------------------
Name                         (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable(1)
----                     ----------- -------- ----------- ------------- ----------- ----------------
Ronald D. Pedersen......       0       --           0            0            0           --
Bruce M. Butler.........       0       --           0            0            0           --
Jeffrey B. Hill.........       0       --           0          888            0           --
Richard Silvers.........       0       --           0          533            0           --
M. Brian Healy..........       0       --           0          355            0           --
Gary Guffey.............       0       --           0            0            0           --

--------
(1) Because all outstanding stock appreciation rights have been issued for less than five years, none of the outstanding stock appreciation rights have vested or possess current value.

Deferred Compensation

   Richmont Marketing has entered into deferred compensation plans with each of Messrs. Pedersen, Butler and Guffey. Under the plans, Mr. Pedersen will be entitled to receive $2,750,000, and Mr. Butler will be entitled to receive $1,250,000, upon the termination of their employment with Richmont Marketing. Payments are to be made in monthly installments over a period not to exceed 120 months. Mr. Guffey is currently receiving monthly payments under his deferred compensation plan; total payments to be made to Mr. Guffey over a ten year period will equal $950,000. For a further description of the plans, you should read "Richmont Marketing Specialists Inc.--Management Deferred Compensation Plans."

Employment Agreements

   On April 2, 1996, Richmont Marketing entered into employment agreements with Ronald D. Pedersen and Bruce A. Butler. Under the employment agreements, the executives are employed in the executive capacity or capacities as determined by Richmont Marketing's Board of Directors. Under the terms of their respective employment agreements, Mr. Pedersen receives an annual base salary of $372,000, and Mr. Butler receives an annual base salary of $240,000, in each case subject to annual adjustment. In 1998, as adjusted, Mr. Pedersen received a salary of $451,000, and Mr. Butler received a salary of $317,153. On April 1, 1999, Richmont Marketing entered into an employment agreement with Jeffrey B. Hill, under which Mr. Hill will serve as President of Business Development of Marketing Specialists Sales Company, or in any other capacity designated by management from time to time. Mr. Hill will receive an annual base salary of $330,000, subject to annual adjustment. In addition to the base salary, each executive is entitled to receive a bonus, pursuant to Richmont Marketing's bonus policy and subject to the sole and exclusive discretion of the Board of Directors.

   Mr. Pedersen's employment agreement provides for a five-year term expiring on April 2, 2001. The initial term of Mr. Butler's employment agreement provides for a three-year term, and expired on April 2, 1999. At that time, Mr. Butler's employment agreement was automatically renewed for a one-year period. Mr. Hill's employment agreement provides for a one-year term, expiring on April 1, 2000. Each of Mr. Pedersen's and Mr. Butler's employment agreements is automatically renewed for a one-year period on its expiration date, and on each anniversary thereof, unless the board of directors delivers to the executive a notice of termination at least one year plus 120 days prior to the then-current expiration date. Mr. Hill's employment agreement automatically renews for a one-year period on the expiration date and on each anniversary thereof unless terminated by Richmont Marketing in accordance with the terms of his agreement. If Richmont Marketing terminates an executive without cause, that executive shall receive all compensation and benefits entitled him under his employment agreement through the expiration date. In addition, if Mr. Hill's contract is not renewed other than for cause, he is entitled to severance payments equal to his annual salary. Following the expiration date, Mr. Hill may not compete with Richmont Marketing for a period of one year; in addition, Messrs. Pedersen and Butler may not compete with Richmont Marketing for a period of two years following the expiration date in the event either is terminated for cause.

Beneficial Ownership of Stock

   The following table sets forth the beneficial ownership of the common stock of Richmont Marketing by:

  . each person who is known by Richmont Marketing to own beneficially more than 5% of the common stock of Richmont Marketing;

  . each of Richmont Marketing's directors and executive officers who are shareholders; and

  . all directors and executive officers of Richmont Marketing as a group.

                                                          Number
                                                            of   Percentage of
                                                          Shares    Shares
                                                          ------ -------------
Stockholders Owning 5% or more of Richmont
Marketing Common Stock
MS Acquisition Limited
4300 Westgrove Drive
Dallas, Texas 75248...................................... 82,581     60.0%
Jeffrey A. Watt.......................................... 16,826     12.2%

Officers and Directors
John P. Rochon(1)........................................    --       --
Ronald D. Pedersen....................................... 25,842     18.8%
Timothy M. Byrd(1).......................................    --       --
Nick G. Bouras(1)........................................    --       --
Bruce A. Butler..........................................  6,193      4.5%
All directors and executive officers of Richmont
 Marketing Specialists as a group........................ 32,035     23.3%

--------
(1) Messrs. Rochon, Bouras and Byrd may be deemed to share beneficial ownership of the 82,581 shares of common stock owned by MS Acquisition Limited by virtue of their status as stockholders in the corporation which is the managing general partner of Richmont Capital Partners I, L.P., which indirectly controls MS Acquisition Limited. Messrs. Rochon, Bouras and Byrd disclaim beneficial ownership of these shares.

Relationships and Related Transactions

 Stockholders Agreement

   On October 7, 1997, Richmont Marketing entered into a stockholders agreement with MS Acquisition Limited, and Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey and Jeffrey A. Watt. Messrs. Pedersen, Butler, Guffey and Watt comprise the minority stockholders of Richmont Marketing. These parties constitute all of Richmont Marketing's common stockholders. Among other things, the stockholders agreement:

     (1) places significant restrictions on the ability of a minority stockholder to transfer, pledge or otherwise dispose of his shares of Richmont Marketing common stock prior to the initial public offering of Richmont Marketing common stock;

     (2) grants "tag-along" rights, i.e., rights to participate in a sale of Richmont Marketing common stock on a pro rata basis, to each minority stockholder in connection with the sale by MS Acquisition Limited of more than 5% of its common stock of Richmont Marketing;

     (3) places on the minority stockholders "come along" obligations, i.e., MS Acquisition Limited has the right to require Minority Stockholders to participate in a sale of all Richmont Marketing common stock, regarding all Richmont Marketing common stock held by the minority stockholders, in connection with a sale by MS Acquisition Limited of all of its Richmont Marketing common stock to a non-affiliated third party;

     (4) grants to MS Acquisition Limited, first, Richmont Marketing, second and the minority stockholders, third, a right of first refusal in the event that a minority stockholder or his transferee desires to transfer any Richmont Marketing common stock;

     (5) grants, at any time during the first 15 days of each fiscal quarter occurring between January 1, 2001 and December 31, 2003, to each minority stockholder who is no longer an employee an option to sell, and requires Richmont Marketing to purchase, his Richmont Marketing common stock, at a per share price generally based on a negotiated multiple of Richmont Marketing's EBITDA less funded debt, and payable in cash, notes, or a combination of both;

     (6) grants, at any time during the first 15 days of the second full fiscal quarter occurring after the death or disability of a minority stockholder, to the legal guardian or representative of the deceased or disabled minority stockholder, an option to sell, and requires Richmont Marketing to purchase, the Richmont Marketing common stock owned by the deceased or disabled minority stockholder, at a per share price generally based on a negotiated multiple of Richmont Marketing's EBITDA less funded debt, and payable in cash, notes, or a combination of both; and

     (7) grants to Richmont Marketing an option to repurchase, at a purchase price described in the stockholders agreement, all or any of the Richmont Marketing common stock owned by any minority stockholder who has been terminated for cause by Richmont Marketing or Marketing Specialists Sales Company, has become disabled, or has transferred shares of Richmont Marketing common stock to a third party by operation of law pursuant to or otherwise in connection with any minority stockholder's divorce, bankruptcy or death.

   The terms of Richmont Marketing's senior credit facility and the notes currently restrict the amount of funds it may use, or its ability to incur additional indebtedness, each of which may be necessary to satisfy its commitments under the stockholders agreement.

   In addition, the stockholders agreement contains a voting agreement, under which Ronald D. Pedersen will nominate three members of Richmont Marketing's Board of Directors and MS Acquisition Limited will nominate four members.

   As of December 31, 1998, two of the four minority stockholders, owning an aggregate of 16.7% of Richmont Marketing common stock, were no longer employed by Richmont Marketing.

   Upon consummation of the merger, the stockholders agreement will terminate under its terms.

 Registration Rights Agreement

   Under a registration rights agreement between Richmont Marketing and MS Acquisition Limited dated as of October 7, 1997, Richmont Marketing granted demand registration rights and incidental registration rights to MS Acquisition Limited regarding the sale of Richmont Marketing common stock held by it. The registration rights agreement contains customary cutback provisions which may limit the number of shares of common stock that MS Acquisition Limited may have registered in an underwritten offering.

 Equity Contribution Agreement

   In connection with Richmont Marketing's becoming the holding company of MSSC, on October 7, 1997, all of the stockholders of Marketing Specialists Sales Company exchanged their Marketing Specialists Sales Company common stock for an equivalent number of shares of Richmont Marketing common stock.

 Gateway Lease Agreement

   On May 1, 1991, Richmont Marketing's predecessor entered into a 10 year lease with ABP Partners Ltd. relating to a 23,000 square foot building known as 2324 Gateway Drive in Irving, Texas. Ronald D. Pedersen is a general partner of ABP Partners Ltd.

   The Gateway lease contains customary covenants and provisions. Under the terms of the Gateway lease, Richmont Marketing pays monthly rent of $20,700. In August 1998, Richmont Marketing relocated its corporate headquarters and therefore, no longer occupies this lease space. ABP Partners Ltd. recently entered into a purchase agreement with a prospective purchaser for the sale of the building. Subject to the prospective purchaser's right to conduct due diligence, the sale is expected to close in June 1999. If the building is sold, Richmont Marketing expects to be released from further obligations under the Gateway lease.

 Management Deferred Compensation Plans

   Richmont Marketing has entered into deferred compensation plans with the minority stockholders under which the minority stockholders will receive payments upon termination of active employment with Richmont Marketing. Payments of deferred compensation under these deferred compensation plans are to be made in monthly installments over a period not to exceed 120 months. Pursuant to amendments to each of these deferred compensation plans, dated November 20, 1995, the minority stockholders became fully vested in the deferred compensation plans. The minority stockholders are to receive aggregate deferred compensation of $6.9 million.

 The Debt Agreement

   Under an agreement among MS Acquisition Limited, the minority stockholders and Marketing Specialists Sales Company, dated as of September 12, 1997, promissory notes held by MS Acquisition Limited in the amount of $1.5 million and by the minority stockholders in the amount of $2 million were canceled and contributed to the capital of Richmont Marketing. In addition, MS Acquisition Limited contributed $1.5 million in cash. Following the consummation of this capital contribution, the stock ownership of Marketing Specialists Sales Company did not change.

            RICHMONT MARKETING'S SELECTED HISTORICAL FINANCIAL DATA

   In the table below, we provide you with selected historical financial data for Richmont Marketing. Richmont Marketing has prepared this information using the consolidated financial statements of Richmont Marketing or its predecessor Marketing Specialists Sales Company for the five years ended December 31, 1998 and for the three months ended March 31, 1999 and 1998. The statement of operations data for the four years ended December 31, 1998 and the balance sheet data at December 31, 1998, 1997, 1996 and 1995 has been derived from its audited financial statements for those periods. The statement of operations data for the year ended December 31, 1994 and the balance sheet data at December 31, 1994 is unaudited. The selected historical financial information set forth below as of and for the three months ended March 31, 1999 and 1998 was derived from unaudited financial statements which, in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of these financial statements. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the full year.

   The statement of operations and balance sheet data includes the operating results and assets and liabilities of Bromar, Inc. and its subsidiaries since its acquisition on October 31, 1996, Tower Marketing, Inc. since its acquisition on May 31, 1997 and Atlas Marketing Company, Inc. and Subsidiaries since its acquisition on December 19, 1997. Richmont Marketing has accounted for the Atlas acquisition effective December 31, 1997 for financial reporting purposes. The results of operations of Atlas during the period December 19, 1997 through December 31, 1997 were not material.

   When you read this historical financial data, it is important that you read along with it the historical financial statements and related notes, and "Richmont Marketing Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this proxy statement.

                            Three Months Ended               Year Ended December 31,
                                 March 31,           (in thousands except per share amount)
                          ------------------------  -------------------------------------------------
                             1999         1998        1998       1997      1996      1995      1994
                          -----------  -----------  --------   --------   -------   -------   -------
                                    (dollars in thousands, except per share data)
                          ---------------------------------------------------------------------------
                          (unaudited)  (unaudited)
Statement of Operations
 Data:
Revenue.................   $ 52,503     $ 53,089    $218,294   $155,932   $73,447   $49,612   $46,359
Operating expenses:
 Salaries, fringe
  benefits and bonuses..     34,089       34,390     135,934     98,036    46,486    31,805    30,722
 Automobiles and related
  expenses..............      4,761        4,655      18,989     14,477     6,944     4,369     4,223
 Sales and marketing
  expense...............      3,790        3,229      13,866     11,122     5,181     3,718     1,880
 Lease restructure
  charge................        --           --        1,700        --        --        --        --
 General and
  administrative
  expense...............      9,173        6,975      31,827     22,005    10,804     7,582     6,265
 Depreciation and
  amortization..........      7,280        9,640      32,735     14,355     5,554     2,786     2,551
                           --------     --------    --------   --------   -------   -------   -------
 Total expenses.........     59,093       58,889     235,051    159,995    74,969    50,260    45,641
                           --------     --------    --------   --------   -------   -------   -------
Operating (loss)
 income.................     (6,590)      (5,800)    (16,757)    (4,063)   (1,522)     (648)      718
Interest expense........     (4,297)      (4,316)    (17,489)    (5,409)   (2,671)   (1,998)   (1,742)
Other income (expense)..        313          754       1,836        876       509       505        (9)
                           --------     --------    --------   --------   -------   -------   -------
Loss before taxes.......    (10,574)      (9,362)    (32,410)    (8,596)   (3,684)   (2,141)   (1,033)
Income tax expense
 (benefit)..............       (362)      (1,594)        (73)    (1,169)     (552)      138        60
                           --------     --------    --------   --------   -------   -------   -------
Net loss................   $(10,212)    $ (7,768)   $(32,337)  $ (7,427)  $(3,132)  $(2,279)  $(1,093)
                           ========     ========    ========   ========   =======   =======   =======
Net loss per share......   $ (74.20)    $ (56.44)    (234.95)    (53.96)   (34.80)   (23.43)    (8.27)
                           ========     ========    ========   ========   =======   =======   =======
Balance Sheet Data (end
 of period):
Total assets............   $165,446     $203,140    $174,762   $211,530   $84,655   $23,893   $21,719
Long-term obligations,
 including current
 maturities.............    169,011      176,515     171,230    177,916    51,661    26,923    21,505
Shareholders' equity
 (deficit)..............    (33,240)       1,541     (23,028)     9,309    11,736    (8,838)   (4,820)

   The following table sets forth certain operating data as a percentage of revenue for the periods indicated.

                            Three Months Ended
                                 March 31,                   Year Ended December 31,
                          ------------------------  -------------------------------------------------
                             1999         1998        1998       1997      1996      1995      1994
                          -----------  -----------  --------   --------   -------   -------   -------
                          (unaudited)  (unaudited)
Revenue.................      100.0 %      100.0 %     100.0 %    100.0 %   100.0 %   100.0 %   100.0 %
Operating expenses:
 Salaries, fringe
  benefits and bonuses..       64.9 %       64.8 %      62.3 %     62.9 %    63.3 %    64.1 %    66.3 %
 Automobiles and related
  expenses..............        9.1 %        8.8 %       8.7 %      9.3 %     9.5 %     8.8 %     9.1 %
 Sales and marketing....        7.2 %        6.1 %       6.4 %      7.1 %     7.1 %     7.5 %     4.1 %
 Lease restructure
  charge................        0.0 %        0.0 %       0.8 %      0.0 %     0.0 %     0.0 %     0.0 %
 General and
  administrative........       17.5 %       13.1 %      14.6 %     14.1 %    14.7 %    15.3 %    13.5 %
 Depreciation and
  amortization..........       13.9 %       18.2 %      15.0 %      9.2 %     7.6 %     5.6 %     5.5 %
                           --------     --------    --------   --------   -------   -------   -------
 Total expenses.........      112.6 %      110.9 %     107.7 %    102.6 %   102.1 %   101.3 %    98.5 %
                           --------     --------    --------   --------   -------   -------   -------
Operating income........      (12.6)%      (10.9)%      (7.7)%     (2.6)%    (2.1)%    (1.3)%     1.5 %
Interest expense........       (8.2)%       (8.1)%      (8.0)%     (3.5)%    (3.6)%    (4.0)%    (3.8)%
Other income (expense)..        0.6 %        1.4 %       0.8 %      0.6 %     0.7 %     1.0 %     0.0 %
                           --------     --------    --------   --------   -------   -------   -------
Loss before taxes.......      (20.1)%      (17.6)%     (14.8)%     (5.5)%    (5.0)%    (4.3)%    (2.2)%
Income tax expense
 (benefit)..............       (0.7)%       (3.0)%       0.0 %     (0.7)%    (0.8)%     0.3 %     0.1 %
                           --------     --------    --------   --------   -------   -------   -------
Net loss................      (19.5)%      (14.6)%     (14.8)%     (4.8)%    (4.3)%    (4.6)%    (2.4)%
                           ========     ========    ========   ========   =======   =======   =======

 RICHMONT MARKETING MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis includes the historical results of Richmont Marketing's operations and financial condition. Richmont Marketing, which has no independent operations, was formed for the purpose of serving as the holding company for Marketing Specialists Sales Company and its subsidiaries and Atlas Marketing Company, Inc. and its subsidiaries. Richmont Marketing is the primary obligor regarding some debt obligations, including the 10 1/8% senior subordinated notes due 2007. This discussion and analysis should be read in conjunction with Richmont Marketing's historical financial statements and accompanying footnote disclosures.

Historical Results of Operations

 General

   Richmont Marketing is one of the largest food brokers in the United States, with operations covering the western, southeastern, south central, north central and mid-Atlantic regions of the United States. Richmont Marketing provides a comprehensive array of sales, marketing, merchandising, and order management services to over 1,700 manufacturers of consumer goods and products. Richmont Marketing markets the products of these manufacturers to leading retailers and wholesalers operating in a variety of trade channels, including grocery stores, mass merchandisers, membership warehouses, drug stores and convenience stores. Richmont Marketing is generally paid a percentage of product sales made by manufacturers to retailers. This percentage is normally a commission of approximately 3-4% for manufacturer accounts for which Richmont Marketing renders full services. Richmont Marketing does not assume ownership of the products it markets for manufacturer.

   As part of its growth strategy, Richmont Marketing has been a leader in pursuing consolidation opportunities within the food brokerage industry. Since the beginning of 1996, Richmont Marketing has completed 14 acquisitions of local and regional food brokerage companies. The food brokerage companies that Richmont Marketing acquired have generally had operating cost structures similar to Richmont Marketing except for large compensation expenses paid to previous owners and senior managers eliminated as the result of the acquisitions.

   On a historical basis, Richmont Marketing's revenue has been fairly consistent throughout the year, with some seasonal increase realized during the fourth quarter of each year due to increased sales during the holiday season. Richmont Marketing does not believe that its revenues have been materially affected by inflation or changing prices.

 Quarter Ended March 31, 1999 Compared to Quarter Ended March 31, 1998

   Revenue for the quarters ended March 31, 1999 as compared to the same period in 1998, decreased 1% to $52.5 million from $53.1 million. This decrease reflects the continued volatility in the food industry as retailers, food companies and brokers continue to consolidate. These consolidations can effect the relationship between food companies and their brokers and sometimes result in the gains or losses of representation.

   Total operating expenses increased to $59.1 million for the quarter ended March 31, 1999, as compared to $58.9 million for the quarter ended March 31, 1998. Operating expenses, excluding amortization and depreciation, as a percentage of revenues, increased to 98.7% for the quarter ended March 31, 1999, as compared to 92.8% for the quarter ended March 31, 1998. This increase was primarily attributable to increased travel costs resulting from Richmont Marketing's continued expansion into new markets and costs incurred relating to Richmont Marketing's continued efforts to improve computers, software and communications infrastructure. Depreciation and amortization decreased to $7.3 million (13.9% of revenue) in 1999 from $9.6 million (18.2% of revenue) in 1998. This decrease was primarily due to the reduction of the estimated useful lives of goodwill and trained workforce that resulted in an additional one-time charge of $1.7 million of amortization in the first quarter of 1998. As a result of these factors, the operating loss increased to

$6.6 million for the quarter ended March 31, 1999, as compared to an operating loss of $5.8 million for the quarter ended March 31, 1998.

   Interest expense was $4.3 million for the quarter ended March 31, 1999 and 1998, primarily relating to the 10 1/8% senior subordinated notes.

   Net loss increased to $10.2 million in the quarter ended March 31, 1999, as compared to a net loss of $7.8 million in the quarter ended March 31, 1998, as a result of the factors noted above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue increased to $218.3 million for the year ended December 31, 1998, as compared to $155.9 million for the year ended December 31, 1997. Richmont Marketing's revenue for the year ended December 31, 1998, included $49.4 million attributable to Atlas. Revenue excluding Atlas for the year ended December 31, 1998, increased $13 million (8.3%) from revenue for the year ended December 31, 1997 primarily as a result of the acquisition of Tower in May, 1997. Revenue included revenue attributable to Tower of $26.2 million for 1998 and $15.2 million for 1997.

   Total operating expenses increased to $235.1 million for the year ended December 31, 1998, as compared to $160 million for the year ended December 31, 1997. The increase was due primarily to the inclusion of the Tower and Atlas operating expenses for the year ended December 31, 1998. As a percentage of revenue, however, operating expenses, excluding amortization, depreciation and the lease restructure change, decreased to 91.9% of revenue for the year ended December 31, 1998, down from 93.4% of revenue for the year ended December 31, 1997. This decrease was primarily attributable to the ongoing integration of acquired businesses and the reduction of headcount appropriate for the current revenue base resulting in a reduction of salaries, associated fringe benefits, automobiles, and sales and marketing expense. Depreciation and amortization increased to $32.7 million (15% of revenue) in 1998 from $14.4 million (9.2% of revenue) in 1997. Approximately $8.9 million of the increase is due to the amortization of intangible assets resulting from the Tower and Atlas acquisitions and approximately $9.4 million of the increase is due to the reduction of the estimated useful lives of goodwill and trained workforce. The 1998 results also include a nonrecurring lease restructure charge of $1.7 million. As a result of these factors, Richmont Marketing's operating loss increased to $16.8 million for the year ended December 31, 1998, as compared to an operating loss of $4.1 million for the year ended December 31, 1997. See "Richmont Marketing Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting and Financial Disclosure" for a discussion of the reduction of Richmont Marketing's amortization periods and an explanation of the lease restructure charge.

   Operating income before depreciation, amortization, and the lease restructure charge increased to $17.7 million for the year ended December 31, 1998, as compared to $10.3 million for the year ended December 31, 1997, as a result of the factors noted above.

   Interest expense increased to $17.5 million in the year ended December 31, 1998, as compared to $5.4 million for the year ended December 31, 1997, primarily due to the issuance of the notes and increases in outstanding debt associated with acquisitions.

   Net loss increased to $32.3 million in the year ended December 31, 1998, as compared to a net loss of $7.4 million in the year ended December 31, 1997, as a result of the factors noted above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenue increased to $155.9 million for the year ended December 31, 1997, as compared to $73.4 million for the year ended December 31, 1996. The increase was primarily attributable to the operations of Bromar and Tower, which were acquired by Richmont Marketing in October 1996 and May 1997, respectively. Revenue for the year ended December 31, 1997 included $71.2 million attributable to Bromar and approximately $15.2 million attributable to Tower. Richmont Marketing's revenue for 1996 included Bromar revenue of

$11.3 million for the two months ended December 31, 1996. Excluding revenue attributable to Bromar and Tower, revenue for the year ended December 31, 1997 increased 11.9% from the year ended December 31, 1996, as the result of several smaller acquisitions.

   Total operating expenses increased to $160 million for the year ended December 31, 1997, as compared to $75 million for the year ended December 31, 1996. The increase was due primarily to the addition of Bromar's operating expenses for the entire year and Tower's operating expenses from June 1, 1997. As a percentage of revenues, operating expenses excluding amortization and depreciation did not change significantly from the previous year, decreasing to 93.4% for 1997, from 94.5% for 1996.

   Operating income before depreciation and amortization increased to $10.3 million in 1997, as compared to $4 million in 1996, primarily due to the inclusion of a full year of Bromar operating activity and seven months of Tower operating activity. Operating loss increased to $4.1 million for the year ended December 31, 1997, as compared to an operating loss of $1.5 million for the year ended December 31, 1996, due to additional amortization expenses associated with the Bromar and Tower acquisitions.

   Interest expense increased to $5.4 million in 1997, as compared to $2.7 million in 1996, primarily due to increases in outstanding debt associated with acquisitions completed during the year, increases in operating lines of credit, and the issuance of the notes.

   Net loss increased to $7.4 million in 1997, as compared to a net loss of $3.1 million in 1996, as a result of the factors noted above.

Liquidity and Capital Resources

   On December 19, 1997, Richmont Marketing completed a $100 million offering of notes. The proceeds were used to acquire the common stock of Atlas Marketing Company, a North Carolina-based broker, for $19.8 million in cash and repay approximately $13.8 million of existing Atlas indebtedness. Additionally, proceeds were used to repay approximately $15.5 million of existing Richmont Marketing indebtedness, pay various debt issue costs of approximately $5.3 million, and purchase for $3.1 million software for accounting and human resource applications. Richmont Marketing is using the remaining proceeds primarily for anticipated future acquisitions, working capital, and general corporate purposes.

   Net cash provided by operating activities was $1.7 million for the year ended December 31, 1998, as compared to net cash provided by operating activities of $0.2 million for the same period in 1997. Results for 1998 include semi-annual interest payments aggregating to $10 million during the year related to the notes.

   Net cash used in investing activities was $4.6 million for the year ended December 31, 1998, as compared to $35.9 million for the year ended December 31, 1997. The decrease was due primarily to the $33.6 million cash paid toward the purchase of Atlas in 1997. Total capital expenditures for the year ended December 31, 1998 were $6.8 million as compared to $2.8 million for the year ended December 31, 1997. This increase was due to Richmont Marketing's continued effort to significantly improve computers, software and communications infrastructure.

   Net cash used in financing activities was $11.8 million for the year ended December 31, 1998, as compared to net cash provided by financing activities of $77 million for the year ended December 31, 1997. In the year ended December 31, 1998, Richmont Marketing received no proceeds from borrowings or contributed capital, as compared to net borrowings of $91.8 million and a capital contribution of $2.4 million for the year ended December 31, 1997. In the year ended December 31, 1997, Richmont Marketing paid various debt issue costs of approximately $2 million compared to $0.3 million for the year ended December 31, 1998. In the years ended December 31, 1998 and 1997, Richmont Marketing made principal payments on debt, deferred payment agreements and capital lease obligations of $11.5 million and $15.1 million, respectively. Payments in 1997 include a non-recurring payment of approximately $1.2 million for an acquisition-related note assumed by Richmont Marketing.

   Net cash provided by operating activities was $.07 million for the quarter ended March 31, 1999, as compared to net cash provided by operating activities of $0.1 million for that same period in 1998.

   Net cash used in investing activities was $1.3 million for the quarter ended March 31, 1999, as compared to net cash used in investing activities of $1.8 million for the quarter ended march 31, 1998. These costs were primarily associated with Richmont Marketing's effort to improve computers, software and communications infrastructure. Richmont Marketing estimates its future requirements for capital expenditures will be approximately $5 million per year. Capital expenditures for information technology and systems will continue to be made by Richmont Marketing to keep pace with the rapid changes occurring in information technology.

   Net cash used in financing activities was $3.4 million for the quarter ended March 31, 1999, as compared to net cash used in financing activities of $3.5 million for the quarter ended March 31, 1998. In the quarter ended March 31, 1998, Richmont Marketing paid various debt issue costs of approximately $0.3 million. In the quarters ended March 31, 1999 and 1998, Richmont Marketing made principal payments on debt, deferred payment agreements and capital lease obligations of $3.4 million and $3.2 million, respectively.

   Richmont Marketing's long-term obligations totaled $160.5 million as of March 31, 1999, as compared to $159.6 million as of March 31, 1998. These long term obligations at March 31, 1999 consist of $100 million due under the notes, approximately $18.3 million payable under promissory notes relating to the purchase price of acquired companies, approximately $10.0 million due under covenants not to compete, approximately $30.0 million payable in deferred payment and compensation arrangements and approximately $1.3 million in lease obligations. Richmont Marketing estimates that the total principal and interest payments under these various obligations will be approximately $23.2 million in 1999, $23.0 million in 2000, $21.5 million in 2002 and $18.2 million in 2003.

   Richmont Marketing has a bank credit facility that provides for borrowings not to exceed the lesser of $25,000,000 or a maximum borrowing base calculated on certain percentages of eligible accounts receivable. As of March 31, 1999, Richmont Marketing was not in compliance with certain covenant requirements of the credit agreement. Under an amendment to the credit agreement, which management expects to negotiate, all covenants would be waived through September 30, 1999. Amounts outstanding under this facility are collateralized by substantially all of Richmont Marketing's assets. At March 31, 1999, there were no borrowings under the facility; however, a $1.3 million letter of credit was outstanding. If the credit agreement is not amended, Richmont Marketing will have no borrowings available under the facility. If an amendment to the credit agreement is obtained and the terms of the borrowing base calculation remain the same, the amount available for borrowings under the facility as amended would be approximately $10.6 million as of March 31, 1999.

   Richmont Marketing believes that cash flows provided by its operations, together with our existing cash and amounts that will be available under the senior credit facility, should be sufficient to fund Richmont Marketing's debt service requirements, working capital needs, capital expenditures, and other operating expenses in the foreseeable future. Richmont Marketing's future operating performance and ability to service or refinance the notes will be subject to future economic conditions and to financial, business, and other factors, many of which are beyond our control.

Year 2000 Compliance

   The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date sensitive systems recognize the year 2000 as 1900 or not at all. The inability to recognize or properly respond to the year 2000 issue may cause information technology (IT) systems and non-IT systems to incorrectly process data resulting in among other things, a temporary inability to process transactions or otherwise engage in normal business activities. Non-IT systems include telephone systems, climate control, copy machines and other comparable systems.

   Richmont Marketing's business depends largely upon the ability of customers, including grocery stores and mass merchandisers, to place orders through it for its principals' products. Approximately eighty percent of all sales placed through Richmont Marketing are done so electronically. Upon its receipt of these orders, Richmont Marketing processes and forwards these orders electronically to its principals. This order management system only works efficiently if its computer systems and those of its customers and principals are functioning properly. Through its order management system, Richmont Marketing also maintains records regarding the sales volume it places, which is necessary in determining its earned commissions.

   Richmont Marketing has completed its assessment of both its IT and non-IT systems for potential exposure to problems associated with year 2000 issues. Richmont Marketing's assessment and evaluation efforts have included extensive testing of both IT and non-IT systems, discussions with third parties, participation in industry-wide committees dedicated to addressing year 2000 issues and other research.

   Primarily as a result of the implementation of upgrades of the order management system and the conversion to PeopleSoft financial systems in 1998, Richmont Marketing believes that it has substantially reduced its potential exposure to operational disruptions resulting from year 2000 issues. Both the upgrades to the order management system and PeopleSoft are year 2000 compliant. PeopleSoft includes accounting and human resources applications. The conversion to PeopleSoft was part of an overall plan to integrate the operations of recently acquired businesses and not in response to year 2000 issues. Similarly, all of the costs incurred relating to the improvement of the order management system were incurred in connection with planned upgrading activities rather than in response to the results of its year 2000 compliance evaluation.

   The order management system for Richmont Marketing's operations acquired from Atlas has not yet been converted, but is scheduled to be upgraded in June 1999. Replacements for personal computers, which were not year 2000 compliant, have recently been purchased at a cost of approximately $128,000. Following this upgrade and these installations, Richmont Marketing believes all of its systems will be compliant.

   In addition to IT systems, Richmont Marketing is upgrading its non-IT systems. Testing was conducted on its telephone systems in each of its offices. Fourteen systems were found to be non-compliant. Each of these systems will be replaced with new systems by September 30, 1999 at an approximate total cost of $200,000. Richmont Marketing has engaged in communications with the property management companies of its leased properties to assess their plans to ensure that its facilities will be year 2000 compliant. Richmont Marketing will continue these communications until it gains assurances that the systems within its facilities will be fully operational in the year 2000.

   Assuming the satisfactory operations of universal providers, such as utility and telephone companies, Richmont Marketing's most reasonably likely worst case will be the failure by its manufacturers and customers to remedy their own year 2000 issues. Although Richmont Marketing has initiated efforts to communicate with these parties regarding their year 2000 plans, it has not received written assurances that they have addressed and corrected all expected year 2000 problems which may have a material adverse effect on Richmont Marketing. Richmont Marketing's own testing and evaluation efforts of its IT systems, including its order management system, have included some of its key principals and customers. All test orders have been completed successfully. Richmont Marketing will continue this testing and its efforts to gain assurances these third parties' systems, particularly those related to electronic order management, will be operational.

   Richmont Marketing has not completed a comprehensive written contingency plan in the event that it has not achieved year 2000 compliance including the receipt of sufficient assurances from its customers, manufacturers and third-party vendors that they are ready. Richmont Marketing expects to have one completed by August 1, 1999. Its order management system currently includes the ability to fax orders, which some customers currently use. In preparation for the possibility that all or some orders may not be capable of being electronically transmitted, approximately 15 additional fax machines will be installed and trained personnel in place to receive, process and transmit orders by fax. Future contingency plans will also include a plan to have employees personally pick up and deliver orders if necessary.

   Richmont Marketing has not delayed any planned projects as a result of year 2000 issues.

Quantitative and Qualitative Disclosures About Market Risk

   Richmont Marketing is exposed to market risk related to its credit facility as discussed in the notes to Richmont Marketing's consolidated financial statements. The interest rate on borrowings under the credit facility is subject to fluctuations in the market. Richmont Marketing does not believe its market risk is material to Richmont Marketing's consolidated financial statements.

Accounting and Financial Disclosure

   Effective January 1, 1998, Richmont Marketing reduced the amortization period of goodwill from ten years to five years to more accurately reflect the current estimated useful life of the recorded intangibles.

Note Regarding "Forward Looking Statements"

   The information set forth herein includes "forward looking statements" within the meaning of the securities laws. All statements regarding Richmont Marketing's expected financial position, business, and financing plans are forward looking statements. Although Merkert American and Richmont Marketing believe that the expectations reflected in such forward looking statements are reasonable, Richmont Marketing can not give any assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from these expectations are disclosed in this document and should be considered in conjunction with the forward looking statements included in this document. All subsequent written and oral forward looking statements relating to Richmont Marketing, or its operations, are expressly qualified in their entirety by the cautionary statements.

                                   MANAGEMENT

Directors of the Surviving Company

   The Board of Directors of the surviving company will consist of nine directors. Of the nine directors, four currently serve on the Merkert American Board of Directors, four currently serve on the Richmont Marketing Board of Directors and one is currently unaffiliated with either company. The following individuals will be the directors of the surviving company:

Name                     Age Position
----                     --- --------
Timothy M. Byrd.........  44 Director
Nick G. Bouras..........  46 Director
Edward P. Grace, III....  48 Director
Gerald R. Leonard.......  52 Chief Executive Office, President and Director
James L. Monroe.........  40 Director
Ronald D. Pedersen......  59 Chairman of the Board of Directors
John P. Rochon..........  47 Director
James A. Schlindwein....  70 Director
Michael J. Merriman.....  42 Director

Management of the Surviving Company

   The following individuals will serve as executive officers of the surviving company in the indicated capacities:

Name                     Age Position
----                     --- --------
Ronald D. Pedersen......  59 Chairman of the Board of Directors
Gerald R. Leonard.......  52 Chief Executive Officer and President
Bruce A. Butler.........  50 Chief Operating Officer
Joseph T. Casey.........  44 Chief Financial Officer
Douglas H. Holstein.....  55 Executive Vice President--Sales
Jeffrey A. Hill.........  44 Executive Vice President--New Business Development
Sidney D. Rogers, Jr....  47 Chief Administrative Officer

Current Directors of Merkert American

   The following table sets forth information concerning Merkert American's current directors:

Name                     Age Position
----                     --- --------
Gerald R. Leonard.......  52 Chairman of the Board, Chief Executive Officer and President
Douglas H. Holstein.....  55 Chief Operating Officer of Merkert American and Director
Edward P. Grace, III....  48 Director
James L. Monroe.........  40 Director
James A. Schlindwein....  70 Director

   Under Merkert American's current certificate of incorporation, the terms of Messrs. Holstein and Schlindwein expire at the 1999 annual meeting. The terms of Messrs. Leonard, Grace and Monroe expire at the annual meeting of stockholders to be held in 2000.

Current Officers of Merkert American

     The following table sets forth information concerning Merkert American's current executive officers:

Name                      Age Position
----                      --- --------
Gerald R. Leonard.......   52 Chairman of the Board, Chief Executive Officer and President
Douglas H. Holstein.....   55 Chief Operating Officer of Merkert American and Director
Joseph T. Casey.........   44 Chief Financial Officer
Sidney D. Rogers, Jr. ..   47 Chief Administrative Officer and Secretary
Marty D. Carter.........   39 Vice President of Acquisitions
Glenn F. Gillam.........   47 Executive Vice President of Merkert American Co., Inc.

Biographies

   Nick G. Bouras is Vice President, Assistant Secretary and a Director of Richmont Marketing and Vice President, Assistant Secretary and a Director of Marketing Specialists Sales Company. Mr. Bouras has been President and Chief Executive Officer of Richmont Corporation since 1989. Prior to his role at Richmont, Mr. Bouras was Vice President, Investments of Mary Kay, Inc. Mr. Bouras also spent several years as a tax accountant with Ernst & Young and Touche Ross & Company. Mr. Bouras has been a Director of Richmont Marketing since 1997.

   Bruce A. Butler is Executive Vice President and a Director of Richmont Marketing. Mr. Butler has served as a Director of Richmont Marketing since 1997. Mr. Butler has held several positions since 1991, including Vice President--Branch Manager, Tampa Operations and Director of Confection, and currently serves as Marketing Specialists Sales Company's Executive Vice President. Mr. Butler is responsible for all operating units in Marketing Specialists Sales Company and is a member of the Board of Directors of Marketing Specialists Sales Company. Mr. Butler began his career with Marketing Specialists Sales Company when his former employer, the Trigg Company, Inc., was acquired by Marketing Specialists Sales Company in 1991. Prior to that time, Mr. Butler held management positions with the Kroger Company and Paul Inman Associates, Inc., a Detroit based food broker.

   Timothy M. Byrd is the Chief Administrative Officer, Assistant Treasurer and a Director of Richmont Marketing. Mr. Byrd has served as a Director of Richmont Marketing since 1997. Mr. Byrd has also served as the Chief Administrative Officer of Marketing Specialists Sales Company since September 1998 and as a Director of Marketing Specialists Sales Company since 1996. Since 1990, Mr. Byrd has been the Chief Financial Officer of Mary Kay Holding Corporation as well as the Chief Financial Officer of Richmont Corporation. From 1980 to 1990, Mr. Byrd served in various accounting and finance positions at Mary Kay, Inc., including Chief Financial Officer and Vice President and Controller. He is also a member of the Office of the Chairman of Mary Kay Holding Corporation.

   Marty D. Carter has served as Vice President of Acquisitions of Merkert American since the consummation of Merkert American's initial public offering. Mr. Carter has also served as Chief Financial Officer of Rogers from 1987 until its acquisition by Merkert American.

   Joseph T. Casey has served as Chief Financial Officer of Merkert American since the consummation of Merkert American's initial public offering. Mr. Casey was previously Chief Financial Officer of Monroe & Company, LLC, a merchant banking firm, from 1997 until December 1998. From 1993 to 1997, Mr. Casey was Chief Financial Officer for the Quality Systems Group of Intertek Testing Services, a consumer products testing company. In these positions, Mr. Casey had general charge and responsibility for all financial matters.

   Glenn F. Gillam has served as Executive Vice President of Merkert American Co., Inc. since April 1999. Mr. Gillam was President of Merkert Enterprises from June 1998 to April 1999. Mr. Gillam was President of the Food Enterprises, New England Division, of Merkert Enterprises from 1994 until 1998, and has been with Merkert Enterprises in various capacities since 1983.

   Edward P. Grace, III has served as a Director of Merkert American since the consummation of its initial public offering. Mr. Grace is President of Phelps Grace International, Inc., a restaurant consulting and investment company. From 1989 until September 1996, Mr. Grace served as Chairman of the Board, President and Chief Executive Officer of Bugaboo Creek Steak House, Inc., operator of Bugaboo Creek Steak House and The Capital Grille restaurants. Mr. Grace is Vice Chairman and a director of RARE Hospitality International, Inc. and a director of Professional Facilities Management, Inc. He also serves as a Trustee of the University of Vermont, Bryant College, and Johnson & Wales University.

   Jeffrey B. Hill is Executive Vice President and a Director of Richmont Marketing. Mr. Hill has served as a director of Richmont Marketing since 1998. With Marketing Specialists Sales Company, Mr. Hill has served as Executive Vice President and President of the Western Division. Mr. Hill held various management positions with Bromar, a company acquired by Marketing Specialists Sales Company, including Chief Executive Officer. He has also held management positions with Combe, Inc. and Johnson & Johnson.

   Douglas H. Holstein has been Chief Operating Officer and a Director of Merkert American since consummation of Merkert American's initial public offering. Mr. Holstein was President of Rogers from January 1993 until its acquisition by Merkert American. Mr. Holstein has been in various executive capacities with Rogers beginning in 1981. Prior to joining Rogers, Mr. Holstein was the Regional Director of the Southeast for the Green Giant Company.

   Gerald R. Leonard has been Chairman of the Board, Chief Executive Officer and President of Merkert American since the consummation of Merkert American's initial public offering. Mr. Leonard was previously Chief Executive Officer of Merkert American Co., Inc., formerly known as Merkert Enterprises, Inc., from September 1994 until December 1998 and served as the President of Merkert Enterprises from September 1994 until June 1998. From May 1992 to September 1994, Mr. Leonard served Merkert Enterprises as President of the Food Enterprises, New England Division, and has been with Merkert Enterprises in various executive capacities since 1983.

   Michael J. Merriman has served as a Director of Royal Appliance Mfg. Co., the parent company of Dirt Devil, Inc., since October 1993. Mr. Merriman was appointed Chief Executive Officer of Royal Appliance in July 1995 and President and Chief Operating Officer in January 1995. From May 1992 until his appointment as President, he had been Vice President--Finance, Treasurer and Secretary of Royal Appliance. Richmont Capital Partners I, L.P. owns approximately 15.6% of the common stock of Royal Appliance.

   James L. Monroe has served as a Director of Merkert American since March 1998. Mr. Monroe was the President and sole Director of Merkert American from March 1998 until the consummation of the initial public offering in December 1998. Since 1997, Mr. Monroe has been a principal of Monroe & Company, LLC, a merchant banking firm he founded that invests in companies in consolidating industries. From January 1994 until December 1996, Mr. Monroe was a Senior Vice President of Oppenheimer & Co., Inc., an investment banking and brokerage firm, where he managed the Boston corporate finance department and the national consumer industry banking practice.

   Ronald D. Pedersen is President, Chief Executive Officer and a Director of Richmont Marketing. Mr. Pedersen has served as a director of Richmont Marketing since 1997. Mr. Pedersen is also President, Chief Executive Officer and a Director of Marketing Specialists Sales Company. Mr. Pedersen has been in the food industry for over 30 years, including three years with Anderson Clayton foods and 7 years with Colgate Palmolive. He is a past Chairman and current member of the Board of the Association of Sales and Marketing Companies.

   John P. Rochon is the Chairman of the Board of Directors of Richmont Marketing and has served in this capacity and as a Director since 1997. Mr. Rochon has served on Marketing Specialists Sales Company's Board of Directors since 1996, and is currently Chairman of the Board of Directors of Richmont Corporation, a merchant banking, investment holding and trading company, and Chief Executive Officer of Mary Kay Holding

Corporation, a role he has had since 1991. Formerly, Mr. Rochon held several executive positions with Mary Kay, Inc., including Vice Chairman, Chief Financial Officer, Corporate Controller and Director of Manufacturing. Mr. Rochon currently serves on the Board of Directors of Nu-kote Holding, Inc. and Royal Appliance Mfg. Co.

   Sidney D. Rogers, Jr. has served as Chief Administrative Officer and Secretary of Merkert American since the consummation of Merkert American's initial public offering. Mr. Rogers was Chief Financial Officer and Vice President of Merkert Enterprises from 1994 until Merkert American's acquisition of Merkert Enterprises in December 1998. He began working at Merkert Enterprises in 1977 and served as Vice President of Administration of Merkert Enterprises from 1986 to 1994.

   James A. Schlindwein has been a Director of Merkert American since the consummation of its initial public offering. Prior to his retirement in September 1994, Mr. Schlindwein served as Executive Vice President, Merchandising Services, and a director of Sysco Corporation, a national institutional food service distributor, where he had served since 1980. He is also a director of Tri-Valley Growers, EMMPAK Foods, Inc., Alaska Seafood International, Agra Quest, Inc., Chilay Corporation and Thompson's Pet Pasta Products, Inc.

   There are no family relationships among any of the current or proposed Directors and executive officers of Merkert American.

                                 OTHER MATTERS

   Merkert American does not expect that any matters other than those described in this document will be brought before the Merkert American annual meeting. If any other matters are presented, however, the persons named in the Merkert American proxy intend to vote the proxy in their discretion.

                                    EXPERTS

   The financial statements of Merkert American, Merkert Enterprises, Inc. and Rogers-American included in this proxy statement, to the extent of and for the periods indicated in the reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports, and are included herein in reliance upon the authority of that firm as experts in giving said reports.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Richmont Marketing at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. These consolidated financial statements are included in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the financial statements of Atlas Marketing Company, Inc. for each of the two years in the period ended December 31, 1997, as set forth in their report. These consolidated financial statements are included in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the financial statements of Bromar for the ten month period ended October 31, 1996, as set forth in their report. These consolidated financial statements are included in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Representatives from Arthur Andersen will be present at the special meeting in lieu of the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions.

                     MERKERT AMERICAN STOCKHOLDER PROPOSALS

   In order for us to consider a stockholder proposal for inclusion in next year's proxy materials we must receive the stockholder proposal at 490 Turnpike Street, Canton, Massachusetts 02021, Attention: Secretary, no later than 5:00 p.m., local time, March 14, 2000. For all other matters that a stockholder wishes to bring before next year's annual meeting, the stockholder proposal must be received by us, at the address above, after April 20, 2000 but prior to 5:00 p.m. local time, June 3, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   Merkert American files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Merkert American files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Merkert American public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   We may have sent to you some of the documents we have filed with the Securities and Exchange Commission, but you can obtain any of them by contacting us or the Securities and Exchange Commission or by accessing the Securities and Exchange Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                           Merkert American Corporation
                                490 Turnpike Street
                                 Canton, MA 02021
                             Telephone: (781) 828-4800
                         Attention: Sidney D. Rogers, Jr.

   We will send any document so requested to you by first class mail or other equally prompt means within one day of receiving the request.

   If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of these documents before the annual meeting.

   In addition, please contact our proxy solicitation agent, D.F. King & Co., Inc., toll free at (800) 848-2998 should you have any questions regarding the special meeting or the merger or if you need additional copies of this proxy statement, the Form 10-K or a proxy card.

   You should rely only on the information contained in this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 12, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Consolidated Financial Statements:
Pro Forma Combined Financial Statements
Pro Forma Balance Sheet as of March 31, 1999 (unaudited)..................   F-6
Pro Forma Combined Statement of Operations for the year ended December 31,
 1998 and Quarter ended March 31, 1999 (unaudited)........................   F-8

Merkert American Corporation and Subsidiaries:
Condensed Consolidated Balance Sheets as of December 31, 1998 and March
 31, 1999 (unaudited).....................................................  F-10
Condensed Consolidated Statement of Operations Quarter ended March 31,
 1999 (unaudited).........................................................  F-11
Condensed Consolidated Statement of Cash Flows Quarter ended March 31,
 1999 (unaudited).........................................................  F-12
Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-13
Predecessor Company--Merkert Enterprises, Inc. and Subsidiary Consolidated
 Statement of Operations Quarter ended March 31, 1998 (unaudited).........  F-15
Predecessor Company--Merkert Enterprises, Inc. and Subsidiary Consolidated
 Statement of Cash Flows Quarter ended March 31, 1998 (unaudited).........  F-16
Predecessor Company--Rogers American Company, Inc. and Subsidiary
 Consolidated Statement of Operations Quarter ended March 31, 1998
 (unaudited)..............................................................  F-17
Predecessor Company--Rogers American Company, Inc. and Subsidiary
 Consolidated Statement of Cash Flows Quarter ended March 31, 1998
 (unaudited)..............................................................  F-18
Predecessor Company--Notes to Consolidated Financial Statements
 (unaudited)..............................................................  F-19

Merkert American Corporation and Subsidiaries:
 Report of Independent Public Accountants.................................  F-20
 Consolidated Balance Sheets as of March 31, 1998 and December 31, 1998...  F-21
 Consolidated Statement of Operations for the period March 4, 1998 to
  December 31, 1998.......................................................  F-22
 Consolidated Statement of Stockholders' Equity for the period March 4,
  1998 to
  December 31, 1998.......................................................  F-23
 Consolidated Statement of Cash Flows for the period March 4, 1998 to
  December 31, 1998.......................................................  F-24
 Notes to Consolidated Financial Statements...............................  F-25

Predecessor Company--Merkert Enterprises, Inc. and Subsidiary:
 Report of Independent Public Accountants.................................  F-39
 Consolidated Balance Sheets as of December 31, 1996 and December 31,
  1997....................................................................  F-40
 Consolidated Statements of Operations for the years ended December 31,
  1996, December 31, 1997 and the period ended December 18, 1998..........  F-41
 Consolidated Statements of Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and the period ended December 18, 1998..........  F-42
 Consolidated Statements of Cash Flows for the years ended December 31,
  1996, December 31, 1997 and the period ended December 18, 1998..........  F-43
 Notes to Consolidated Financial Statements...............................  F-44

Predecessor Company--Rogers-American Company, Inc. and Subsidiary:
 Report of Independent Public Accountants.................................  F-53
 Consolidated Balance Sheets as of December 31, 1996 and December 31,
  1997....................................................................  F-54
 Consolidated Statements of Operations for the years ended December 31,
  1996, December 31, 1997 and the period ended December 18, 1998..........  F-55
 Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and the period ended December 18, 1998....  F-56

                                                                           Page
                                                                           -----
 Consolidated Statements of Cash Flows for the years ended December 31,
  1996, December 31, 1997 and the period ended December 18, 1998.........   F-57
 Notes to Consolidated Financial Statements..............................   F-58

Consolidated Financial Statement Schedule:
Merkert American Corporation and Subsidiaries:

  II. Valuation and Qualifying Accounts for the period ended December 31,
   1998..................................................................   F-68

Historical Consolidated Financial Statements of Richmont Marketing
 Specialists Inc.:
Comparative Consolidated Balance Sheets at March 31, 1999 (unaudited) and
 December 31, 1998.......................................................   F-69
Comparative Consolidated Statements of Operations Quarters ended March
 31, 1999 and March 31, 1998 (unaudited).................................   F-70
Comparative Consolidated Statements of Cash Flows Quarters ended March
 31, 1999 and
 March 31, 1998 (unaudited)..............................................   F-71
Notes to Consolidated Financial Statements (unaudited)...................   F-72
Report of Independent Auditors...........................................   F-76
Consolidated Balance Sheets at December 31, 1998 and 1997................   F-77
Consolidated Statements of Operations for the Years Ended December 31,
 1998, 1997 and 1996.....................................................   F-78
Consolidated Statements of Shareholders' Equity (Deficit) for the Years
 Ended December 31, 1998, 1997 and 1996..................................   F-79
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998, 1997 and 1996.....................................................   F-80
Notes to the Consolidated Financial Statements...........................   F-81

Historical Consolidated Financial Statements of Atlas Marketing Company,
 Inc. and Subsidiaries:
Report of Independent Auditors...........................................   F-94
Consolidated Statements of Operations for the Years Ended December 31,
 1997 and 1996...........................................................   F-95
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997 and 1996...........................................................   F-96
Notes to the Consolidated Financial Statements...........................   F-97

Historical Consolidated Financial Statements of Bromar, Inc. and
 Subsidiaries:
Report to Independent Auditors...........................................  F-102
Consolidated Statement of Income for the Ten Months Ended October 31,
 1996....................................................................  F-103
Consolidated Statement of Cash Flows for the Ten Months Ended October 31,
 1996....................................................................  F-104
Notes to the Consolidated Financial Statements...........................  F-105

          MERKERT AMERICAN CORPORATION AND RICHMONT MARKET SPECIALISTS

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

   The following unaudited pro forma combined financial statements give effect to the merger of Merkert American and Richmont Marketing. This merger will be accounted for using the purchase method of accounting. Merkert American has been designated as the accounting acquiror as the current stockholders of Merkert American will own the largest portion of common stock of the combined company.

   The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on March 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 gives effect to:

  (i) the combination of Merkert American, Merkert Enterprises, Inc. and Rogers-American Company, Inc. as if that combination occurred on January 1, 1998; and

  (ii) the merger of Merkert American and Richmont Marketing as if that merger occurred on January 1, 1998.

   The unaudited pro forma combined statement of operations for the three months ended March 31, 1999 gives effect to the merger of Merkert American and Richmont Marketing as if that merger occurred on January 1, 1998.

   The pro forma adjustments discussed herein are based on estimates, and certain assumptions. It is management's opinion that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts. Management anticipates that the final price allocation will be completed soon after the consummation of the transaction. The pro forma financial data do not purport to represent what Merkert American's financial position or results of operation would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Merkert American's financial position or results of operation of Merkert American for any future period.

          MERKERT AMERICAN CORPORATION AND RICHMONT MARKET SPECIALISTS

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. General

   Merkert American was organized in March 1998 to create a leading food brokerage firm providing outsourced sales, merchandising and marketing services to manufacturers, suppliers and producers of food products and consumer goods ("Manufacturers"). Merkert American acts as an independent sales and marketing representative, selling grocery and consumer products on behalf of Manufacturers and coordinating the execution of Manufacturers' marketing programs with retailers and wholesalers ("Retailers"). Merkert American's principal source of revenue is commissions it receives from Manufacturers. Merkert American's other activities include managing private label programs on behalf of selected Retailers.

   Prior to December 18, 1998 Merkert American conducted operations only in connection with the combination of Merkert Enterprises and Rogers-American (the "Combination") and Merkert American's initial public offering (the "Offering"). On December 18, 1998, Merkert American purchased all of the issued and outstanding capital stock of Merkert Enterprises and Rogers-American in the Combination.

   On December 18, 1998 Merkert American sold 4.4 million shares of its common stock at a price of $15.00 per share.

   The operating results of Merkert American reflect only activity subsequent to the Combination and the Offering, from December 18, 1998 to December 31, 1998 with respect to Merkert Enterprises and Rogers-American. Prior to December 18, 1998 Merkert American's Statement of Operations only reflects the non-recurring, non-cash compensation charge of approximately $1.3 million in the second quarter of 1998 pertaining to the April 1998 purchases of 275,222 shares of common stock from Merkert American.

   Prior to the Combination, Merkert Enterprises and Rogers-American operated throughout the periods presented as independently owned entities. For financial reporting purposes, Merkert American is presented as acquiring Merkert Enterprises and Rogers-American. Merkert Enterprises, headquartered in Canton, Massachusetts, was founded in 1950 and operated 10 offices throughout New England, New York, and the mid-Atlantic, from Maine west to Ohio and south to Virginia. Rogers-American, headquartered in Charlotte, North Carolina, was founded in 1934 and operated 20 offices throughout the southeastern and mid-Atlantic United States.

2. Merger with Richmont Marketing Specialists Inc.

   In April 1999, Merkert American signed a definitive merger agreement with Richmont Marketing Specialists Inc. Under the terms of the transaction, the stockholders of Richmont Marketing will receive 6,705,551 shares of Merkert American's common stock. In addition, Merkert American will grant to certain stockholders and employees of Richmont Marketing options to purchase an additional 800,000 shares (subject to increase by 195,000 to 995,000 shares) of Merkert American's stock at a per share price equal to the greater of fair market value at the grant date or $13.50. For purposes of computing the estimated purchase price for accounting purposes, the fair value of the shares is determined by applying a 10% discount to the market value of the shares issued due to restrictions on the sale and transferability of the shares issued. The shares issued to the stockholders of Richmont will be unregistered shares. Accordingly, unless registered, these shares cannot be sold except under Rule 144 or another applicable exemption from registration under the Securities Act of 1933, as amended. Merkert American will assume all of Richmont Marketing's outstanding debt, which net of cash on hand at March 31, 1999 totaled approximately $147 million. The excess of the purchase price over the fair value of the net liabilities assumed will be assigned to goodwill, subject to an appraisal of the assets.

   Upon the consummation of the merger, Merkert American plans to complete the integration of the two companies. As part of this integration, Merkert American will consolidate several offices in geographic locations in which both Merkert American and Richmont Marketing currently operate. Merkert American expects to achieve significant savings associated with these consolidations including payroll and other operating costs associated with reduced headcount and office expenses. In addition, Merkert American expects to eliminate several executive, selling and general administrative personnel that the management of Merkert American believe will no longer be required upon the integration.

   The estimated results of Merkert American's plans of integration are not reflected in the accompanying Pro Forma Combined Financial Statements.

                          MERKERT AMERICAN CORPORATION

                            PRO FORMA BALANCE SHEET
                                  (Unaudited)

                              As of March 31, 1999

                                   Merkert  Richmont    Pro forma    Pro forma
                                   American Marketing  Adjustments   Combined
                                   -------- ---------  -----------   ---------
Assets
Cash and cash equivalents......... $  1,362 $ 21,978     $(8,300)(a) $ 15,040
Restricted cash...................    8,281                             8,281
Accounts receivables, net.........   23,971   28,742                   52,713
Inventories.......................    1,423                             1,423
Income taxes receivable...........    2,441                             2,441
Prepaid expenses and other........    1,158    3,582                    4,740
                                   -------- --------     -------     --------
  Total current assets............   38,636   54,302      (8,300)      84,638
Plant and equipment, net..........   17,202   22,930                   40,132
Goodwill and other intangible
 assets, net......................  131,049   81,550     104,971 (a)  317,570
Other assets......................    5,897    6,664                   12,561
                                   -------- --------     -------     --------
  Total assets.................... $192,784 $165,446     $96,671     $454,901
                                   ======== ========     =======     ========
Liabilities and Stockholders'
 Equity
Accounts payable and accrued
 expenses......................... $ 24,512 $ 19,212                 $ 43,724
Current maturities of long term
 debt.............................   14,246    9,367                   23,613
                                   -------- --------                 --------
  Total current liabilities.......   38,758   28,579                   67,337
Long term debt, net of current
 portion..........................   74,443  159,643                  234,086
Other liabilities.................    1,110   10,463                   11,573
                                   -------- --------                 --------
  Total liabilities...............  114,311  198,685                  312,996
Stockholders' equity
  Common Stock....................       75        2          65 (b)      142
  Additional paid in capital......   78,032   31,306      32,059 (c)  141,397
  Retained earnings (Accumulated
   deficit).......................      366  (63,042)     63,042 (b)      366
  Treasury stock..................      --    (1,505)      1,505 (b)        0
                                   -------- --------     -------     --------
    Total stockholders' equity
     (deficit)....................   78,473  (33,239)     96,671      141,905
                                   -------- --------     -------     --------
Total liabilities and
 stockholders' equity............. $192,784 $165,446     $96,671     $454,901
                                   ======== ========     =======     ========

    See the accompanying notes to the unaudited Pro Forma combined Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                           BALANCE SHEET ADJUSTMENTS

                              AS OF MARCH 31, 1999

   (a) Records the goodwill resulting from the merger of Richmont Marketing with and into Merkert American. The goodwill is calculated as follows:

      Fair value of shares of common stock and options issued.......... $63,432
      Transaction costs................................................   8,300
                                                                        -------
                                                                         71,732
      Plus: fair value of net liabilities assumed......................  33,239
                                                                        -------
      Net increase in goodwill......................................... 104,971
                                                                        =======

   (b) Records the par value of common stock issued and the elimination of the historical equity accounts of Richmont Marketing.

   (c) Records the paid in capital resulting from the merger with Richmont Marketing.

      Fair value of shares and options issued........................  $63,432
      Less: allocated to common stock................................      (67)
                                                                       -------
                                                                        63,365
      Less: Paid in capital recorded on the books of Richmont Market-
       ing...........................................................  (31,306)
                                                                       -------
      Net increase to paid in capital................................  $32,059
                                                                       =======

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31,1998

               (in thousands, except share and per share amounts)

                                                    Period from
                          Period Ended Period Ended Inception to
                          December 18, December 18, December 31,
                              1998         1998         1998
                            Merkert       Rogers      Merkert      Richmont     Pro forma        Pro forma
                          Enterprises    American     American   Marketing (h) adjustments      Combined (d)
                          ------------ ------------ ------------ ------------- -----------      ------------
Commission income.......    $ 90,254     $ 79,558     $ 5,975      $218,294                     $   394,081
Sales...................      42,185          --        2,420           --                           44,605
                            --------     --------     -------      --------                     -----------
Revenues................     132,439       79,558       8,395       218,294                         438,686
Cost of sales...........      38,709          --        2,368           --                           41,077
Selling, general and
 administrative
 expenses...............      89,584       92,120       7,035       202,316         (722)(a)(e)     390,333
Restructuring expense...       5,987          948         --            --                            6,935
Depreciation and
 amortization...........       4,437        2,439         179        32,735      (23,875)(b)         15,915
                            --------     --------     -------      --------      -------        -----------
Operating income
 (loss).................      (6,278)     (15,949)     (1,187)      (16,757)      24,597            (15,574)
Interest expense, net...       4,180        2,617         273        15,759         (825)(c)         22,004
Other (income) expense,
 net....................         530          --            6          (106)                            430
                            --------     --------     -------      --------      -------        -----------
Income (loss) before
 income taxes...........     (10,988)     (18,566)     (1,466)      (32,410)      25,422            (38,008)
Provision (benefit) for
 income taxes...........         --          (677)        --            (73)         751 (f)            --
                            --------     --------     -------      --------      -------        -----------
Net income (loss).......    $(10,988)    $(17,889)    $(1,466)     $(32,337)     $24,671        $   (38,008)
                            ========     ========     =======      ========                     ===========
Basic net income (loss)
 per share..............                                                                        $     (2.67)
                                                                                                ===========
Shares used in computing
 basic net income (loss)
 per share..............                                                                         14,214,000 (g)
                                                                                                ===========
Diluted net income
 (loss) per share.......                                                                        $     (2.67)
                                                                                                ===========
Shares and potential
 dilutive shares used in
 computing earnings
 (loss) per share.......                                                                         14,214,000 (g)
                                                                                                ===========

--------
(a) Represents the salaries, fringe benefits and other directly attributable expenses of certain former stockholders of Merkert Enterprises and Rogers-American.
(b) Represents the net decrease of amortization of goodwill and other intangibles as a result of the purchase of Merkert Enterprises and Rogers-American, and the merger of Richmont Marketing with and into Merkert American. Merkert American has assigned a 40-year life for goodwill and lives ranging from 5 to 7 years for other intangibles.
(c) Represents the reduction of interest expense as a result of Merkert American's repayment of certain obligations of Merkert Enterprises and Rogers-American.
(d) The pro forma combined statement of operations includes in the aggregate approximately $15 million of non-recurring compensation charges recorded in the fourth quarter of 1998 by Merkert American, Merkert Enterprises and Rogers-American. These compensation charges relate to: (1) employment contract settlements of $1,500 paid to certain executives of Merkert Enterprises who are departing Merkert American; (2) cash and life insurance policies to be distributed to certain stockholders of Rogers-American; and (3) the transfer of shares of common stock of Rogers-American by the principal stockholders to certain minority stockholders.
(e) Includes $178 of compensation expense related to stock options granted to certain employees. Merkert American granted 245,000 options to purchase shares of common stock in October 1998 for $11.25 per share. Merkert American will recognize compensation expense for the difference between the exercise price and the Offering price of $15.00 per share over the five-year vesting period.
(f) Represents the adjustment to record the income tax provision after considering non-deductible goodwill amortization and any deferred tax asset valuation allowance requirements.
(g) Includes all shares of Merkert American common stock outstanding as of March 31, 1999 and 6,705,551 shares of common stock to be issued to the shareholders of Richmont Marketing. Shares used in computing diluted earnings per share exclude the impact of all outstanding options as their effect would be antidilutive.
(h) Certain historical amounts have been reclassified for consistent presentation.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

               (in thousands, except share and per share amounts)

                              Merkert    Richmont    Pro forma      Pro forma
                              American Marketing (d) adjustment     Combined
                              -------- ------------- ----------    -----------
Commission income...........  $43,876    $ 52,503                  $    96,379
Sales.......................   12,749         --                        12,749
                              -------    --------                  -----------
Revenues....................   56,625      52,503                      109,128
Cost of sales...............   11,304         --                        11,304
Selling, general and
 administrative expense.....   38,709      51,812                       90,521
Depreciation and
 Amortization...............    1,457       7,280      (4,758)(a)        3,979
                              -------    --------     -------      -----------
Operating income (loss).....    5,155      (6,589)     (4,758)           3,324
Interest expense, net.......    1,824       4,022                        5,846
Other (income) expense,
 net........................      --          (37)                         (37)
                              -------    --------     -------      -----------
Income (loss) before income
 taxes......................    3,331     (10,574)     (4,758)          (2,485)
Provision (benefit) for
 income taxes...............    1,499        (362)     (1,137)(b)          --
                              -------    --------     -------      -----------
Net income (loss)...........  $ 1,832    $(10,212)    $(5,895)     $    (2,485)
                              =======    ========                  ===========
Basic net income per share..                                       $     (0.17)
                                                                   ===========
Shares used in computing
 basic net income per
 share(c)...................                                        14,214,000
                                                                   ===========
Diluted net income per
 share......................                                       $     (0.17)
                                                                   ===========
Shares and potential
 dilutive shares used in
 computing diluted earnings
 per share(c)...............                                        14,214,000
                                                                   ===========

--------
(a) Represents the net decrease of amortization of goodwill as a result of the merger of Richmont Marketing with and into Merkert American. Merkert American has assigned a 40-year life for goodwill.
(b) Represents the adjustment to record the income tax provision after considering non-deductible goodwill amortization and any deferred tax asset valuation allowance requirements.
(c) Includes all shares of Merkert American common stock outstanding as of March 31, 1999 and 6,705,551 shares of common stock to be issued to the shareholders of Richmont Marketing. Shares used in computing diluted earnings per share exclude all outstanding options as their effect would be antidilutive.
(d) Certain historical amounts have been reclassified for consistent presentation.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                  (amounts in thousands, except share amounts)

                                                       December 31,  March 31,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (Unaudited)
                        ASSETS
Current assets:
  Cash................................................   $  1,185    $  1,362
  Restricted cash.....................................      9,981       8,281
  Accounts receivable, less allowance for doubtful
   accounts of $1,374 at December 31, 1998 and March
   31, 1999...........................................     22,334      23,971
  Income taxes receivable.............................      2,647       2,441
  Inventories.........................................      1,623       1,423
  Prepaid expenses and other..........................      1,018       1,158
                                                         --------    --------
    Total current assets..............................     38,788      38,636
                                                         --------    --------
Property, plant and equipment, net....................     17,417      17,202
Noncompete agreements, net............................      1,986       1,885
Goodwill, net.........................................    124,475     129,164
Other assets..........................................      5,744       5,897
                                                         --------    --------
    Total assets......................................   $188,410    $192,784
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and notes
   payable............................................   $ 10,523    $ 14,246
  Accounts payable....................................      9,293       5,480
  Accrued expenses....................................     21,080      19,032
                                                         --------    --------
    Total current liabilities.........................     40,896      38,758
                                                         --------    --------
Long-term debt, net of current portion................     74,673      74,443
                                                         --------    --------
Other liabilities.....................................        246       1,110
                                                         --------    --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value--Authorized 54,000,000
   shares issued and outstanding--7,218,000 and
   7,508,000, respectively............................         72          75
  Additional paid in capital..........................     75,489      79,532
  Note for sale of common stock.......................     (1,500)     (1,500)
  Accumulated earnings (deficit)......................     (1,466)        366
                                                         --------    --------
    Total stockholders' equity........................     72,595      78,473
                                                         --------    --------
    Total liabilities and stockholders' equity........   $188,410    $192,784
                                                         ========    ========

            See notes to condensed consolidated financial statements

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1999

    (unaudited and amounts in thousands, except share and per share amounts)

Commission income................................................... $   43,876
Sales...............................................................     12,749
                                                                     ----------
  Revenues..........................................................     56,625
Cost of sales.......................................................     11,304
Selling expenses....................................................     27,377
General and administrative expenses.................................     11,332
Depreciation and amortization.......................................      1,457
                                                                     ----------
  Operating income..................................................      5,155
Interest expense, net...............................................      1,824
                                                                     ----------
  Income before provision for income taxes..........................      3,331
Provision for income taxes..........................................      1,499
                                                                     ----------
  Net income........................................................ $    1,832
                                                                     ==========
Net income per share--basic......................................... $     0.25
                                                                     ==========
Shares used in computing net income per share--basic................  7,447,000
                                                                     ==========
Net income per share--diluted....................................... $     0.25
                                                                     ==========
Shares used in computing net income per share--diluted..............  7,447,000
                                                                     ==========


            See notes to condensed consolidated financial statements

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 31, 1999

                      (unaudited and amounts in thousands)

Cash flows from operating activities:
Net income............................................................ $ 1,832
  Adjustments to reconcile net income to cash used in operating activities:
  Depreciation and amortization.......................................   1,457
  Deferred income taxes...............................................   1,499
  Changes in assets and liabilities, exclusive of acquisitions--
  (Increase) decrease in--
    Restricted cash...................................................     135
    Accounts receivable...............................................    (683)
    Income tax receivable.............................................     206
    Inventories.......................................................     200
    Prepaid expenses and other........................................      55
  Increase (decrease) in--
    Accounts payable..................................................  (3,965)
    Accrued expenses..................................................  (2,342)
                                                                       -------
      Net cash used in operating activities...........................  (1,606)
                                                                       -------
Cash flows from investing activities:
  Acquisitions, net of cash acquired..................................  (2,687)
  Purchase of property, plant and equipment...........................     (99)
  Increase in cash surrender value of life insurance..................      (8)
                                                                       -------
    Net cash used in investing activities.............................  (2,794)
                                                                       -------
Cash flows from financing activities:
  Borrowings under revolving credit facility..........................   3,000
  Repayments of long term debt........................................  (4,154)
  Issuance of common stock, net of expenses...........................   4,046
  Restricted cash.....................................................   1,685
                                                                       -------
    Net cash provided by financing activities.........................   4,577
                                                                       -------
    Net increase in cash..............................................     177
Cash at beginning of period...........................................   1,185
                                                                       -------
Cash at end of period................................................. $ 1,362
                                                                       =======
Supplemental disclosures of:
  Cash flow information--
  Cash payments for--
    Interest.......................................................... $ 2,051
                                                                       =======
    Income taxes...................................................... $   --
                                                                       =======
Non-cash flow information--
    Purchase price financed with debt................................. $ 3,767
                                                                       =======
    Assets acquired................................................... $   781
                                                                       =======

            See notes to condensed consolidated financial statements

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    (unaudited and amounts in thousands, except share and per share amounts)

1. Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. This financial information should be read in conjunction with the consolidated financial statements and notes thereto for the period ended December 31, 1998, included in the Annual Report on Form 10-K of Merkert American Corporation and Subsidiaries (the "Company"), for the period ended December 31, 1998. The results of operations for the interim periods are not necessarily indicative of the operating results for the year.

2. Operations and Acquisitions

   Merkert American Corporation was incorporated on March 4, 1998. Merkert American's only operations for the period between March 4, 1998 and December 18, 1998 related to the public offering of Merkert American's stock and the acquisition of Merkert Enterprises, Inc. and Rogers-American Company, Inc. The acquisitions of Merkert Enterprises and Rogers-American were consummated on December 18, 1998 and have been accounted for using the purchase method of accounting. Accordingly, the results of operations of both Merkert Enterprises and Rogers-American have been included in Merkert American's consolidated statement of operations since the date of acquisition. Due to the significance of the operations of Merkert American's predecessors (Merkert Enterprises and Rogers-American), Merkert American has included the statements of operations and cash flows for the three months ended March 31, 1998 for Merkert Enterprises and Rogers-American in this proxy statement.

   In January 1999, Merkert American completed the acquisition of Sell, Inc. ("Sell"), a full service brokerage firm in the Midwest region of the United States, for an aggregate purchase price of approximately $3 million in cash and $3.8 million in notes. The acquisition was accounted for using the purchase method of accounting. Goodwill resulting from the acquisition is being amortized over its estimated useful life. The operating results of Sell are included in the operating results of Merkert American since the acquisition date.

   In April 1999, Merkert American completed the acquisition of United Brokerage Company ("UBC"), for an aggregate purchase price of approximately $3.2 million in notes in addition to debt assumed. The acquisition will be accounted for using the purchase method of accounting. Goodwill resulting from the acquisition will be amortized over its estimated useful life. UBC has operated in the Midwest region of the United States under an alliance known as "The Sell Group" since 1998.

   In April 1999, Merkert American signed a definitive merger agreement with Dallas, Texas-based Richmont Marketing Specialists Inc. ("Marketing Specialists"). Under the terms of the transaction, the stockholders of Marketing Specialists will receive 6,705,551 shares of Merkert American's common stock. In addition, Merkert American will grant to certain stockholders and employees of Marketing Specialists options to purchase an additional 800,000 shares (subject to increase up to 1,000,000 shares) of Merkert American's stock at a per share price equal to the greater of fair market value upon grant or $13.50. Merkert American will assume all of Marketing Specialists' outstanding debt, which net of cash on hand at December 31, 1998 totaled approximately $150 million. The transaction is subject to customary conditions and approvals, including regulatory and Company shareholder approval, and is expected to close in the third quarter of 1999.

   In July 1999, Merkert American completed the acquisition of Buckeye Sales & Marketing, Inc. ("Buckeye") for an aggregate purchase price of $2.6 million in deferred payments in addition to debt assumed.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

The acquisition was accounted for using the purchase method of accounting. Goodwill resulting from the acquisition will be amortized over its estimated useful life. Buckeye has operated in the Great Lakes region of the United States under an alliance known as "The Sell Group" since 1998.

Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share for the period ended March 31, 1999:

      Numerator:
        Net income................................................... $   1,832
                                                                      =========
      Denominator:...................................................
        Weighted average shares--basic............................... 7,447,000
        Dilutive stock options.......................................       --
                                                                      ---------
        Weighted average shares--assuming dilution................... 7,447,000
                                                                      =========
        Number of options excluded as they would be antidilutive.....   245,000
                                                                      =========
      Net income per common share:
        Basic and diluted............................................ $    0.25
                                                                      =========

4. Segment Information

   Merkert American operates in two principal segments: food brokerage and private label principally in the United States. Merkert American provides outsourced sales and marketing services to manufacturers of branded food and non-food products in the food brokerage segment. Private label includes Merkert American's private label division, which procures private label products on behalf of certain retailers as well as the distribution of price marking equipment and other ancillary products to retailers.

   Information on Merkert American's business segments was as follows:

      For the period ended March 31, 1999:
        Revenues:
          Food Brokerage.............................................. $ 43,876
          Private Label...............................................   12,749
                                                                       --------
                                                                       $ 56,625
                                                                       ========
      Operating Profit:
        Food Brokerage................................................    7,828
        Private Label.................................................    1,445
        General corporate expenses....................................   (4,118)
                                                                       --------
        Operating profit.............................................. $  5,155
                                                                       ========
      At March 31, 1999:
      Identifiable Assets:
        Food Brokerage................................................ $ 19,805
        Private Label.................................................    5,589
        General corporate assets......................................  167,390
                                                                       --------
                                                                       $192,784
                                                                       ========

                              PREDECESSOR COMPANY

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998

                      (unaudited and amounts in thousands)

   Revenues:
     Commissions...................................................... $24,168
     Sales............................................................  12,424
                                                                       -------
                                                                        36,592
   Operating expenses:
     Selling expenses.................................................  16,144
     Cost of sales....................................................  11,420
     General and administrative.......................................   8,174
     Depreciation and amortization....................................   1,137
                                                                       -------
       Operating loss.................................................    (283)
                                                                       -------
   Other income (expense):
     Interest expense.................................................  (1,129)
     Other income (expense)...........................................    (103)
                                                                       -------
       Total other income (expense)...................................  (1,232)
   Loss before provision for income taxes.............................  (1,515)
   Provision for income taxes.........................................     100
                                                                       -------
       Net loss.......................................................  (1,615)
   Preferred stock dividends..........................................     100
                                                                       -------
   Net loss applicable to common shareholders......................... $(1,715)
                                                                       =======

                              PREDECESSOR COMPANY

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 31, 1998

                      (unaudited and amounts in thousands)

Cash flows from operating activities:
Net loss.............................................................. $(1,615)
  Adjustments to reconcile net loss to cash provided by (used in)
   operating activities:
    Depreciation and amortization.....................................   1,137
    Gain on disposal of fixed assets..................................    (224)
  Changes in assets and liabilities, exclusive of acquisitions
   (increase) decrease in:
    Accounts receivable, net..........................................   2,419
    Inventories, prepaid expenses and advances........................  (1,537)
    Other assets......................................................    (131)
    Accounts payable..................................................  (5,130)
    Accrued expenses..................................................   2,345
                                                                       -------
    Net cash used in operating activities.............................  (2,736)
                                                                       -------
Cash flows from investing activities:
  Additions to property, plant and equipment..........................    (410)
  Net proceeds from sale of property, plant and Equipment.............     512
  Increase in cash surrender value, net of increase in policy loans...      (3)
                                                                       -------
    Net cash provided by investing activities.........................      99
                                                                       -------
Cash flows from financing activities:
  Borrowings under revolving line of credit...........................      40
  Issuance of long term debt..........................................   3,170
  Repayment of notes payable..........................................    (761)
                                                                       -------
    Net cash provided by financing activities.........................   2,449
                                                                       -------
    Net decrease in cash..............................................    (188)
Cash at beginning of year.............................................   1,161
                                                                       -------
Cash at end of period................................................. $   973
                                                                       =======

                              PREDECESSOR COMPANY

                  ROGERS AMERICAN COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998

                      (unaudited and amounts in thousands)

   Revenues:
     Commissions....................................................... $20,831
   Operating expenses:
     Selling expenses..................................................  15,785
     General and administrative........................................   3,221
     Depreciation and amortization.....................................     635
                                                                        -------
       Operating income................................................   1,190
   Interest expense....................................................    (650)
                                                                        -------
   Income before provision for income taxes............................     540
   Provision for income taxes..........................................     308
                                                                        -------
       Net income...................................................... $   232
                                                                        =======

                              PREDECESSOR COMPANY

                  ROGERS AMERICAN COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 31, 1998

                      (unaudited and amounts in thousands)

   Cash flows from operating activities:
   Net income........................................................ $   232
     Adjustments to reconcile net loss to cash provided by (used in)
      operating activities:
       Depreciation and amortization.................................     635
     Changes in assets and liabilities, exclusive of acquisitions
      (increase) decrease in:
       Restricted cash...............................................    (177)
       Accounts receivable, net......................................  (1,229)
       Prepaid expenses and advances.................................     (22)
       Accounts payable..............................................    (302)
       Accrued expenses..............................................    (231)
                                                                      -------
       Net cash used in operating activities.........................  (1,094)
                                                                      -------
   Cash flows from investing activities:
     Additions to property, plant and equipment......................     (66)
     Acquisition of business, net of cash acquired...................     159
                                                                      -------
       Net cash provided by investing activities.....................      93
                                                                      -------
   Cash flows from financing activities:
     Borrowings under revolving line of credit.......................   9,560
     Principal payments on line of credit............................  (8,369)
     Repayment of notes payable......................................    (252)
                                                                      -------
       Net cash provided by financing activities.....................     939
                                                                      -------
       Net decrease in unrestricted cash.............................     (62)
   Cash at beginning of year.........................................     556
                                                                      -------
   Cash at end of period............................................. $   494
                                                                      =======
   Supplemental disclosures of cash flow information:
     Cash payments for--
       Interest...................................................... $   569
                                                                      =======
       Income taxes.................................................. $   582
                                                                      =======

                              PREDECESSOR COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (unaudited)

1. Presentation

   The Merkert Enterprises and Rogers-American consolidated financial statements are presented as predecessors of Merkert American Corporation and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. This financial information should be read in conjunction with the consolidated financial statements and notes thereto for the period ended December 31, 1998, included in the Annual Report on Form 10-K of Merkert American Corporation and Subsidiaries, for the period ended December 31, 1998. The results of operations for the interim periods are not necessarily indicative of the operating results for the year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merkert American Corporation and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of Merkert American Corporation and Subsidiaries (the "Company") as of March 31, 1998 and December 31, 1998, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from inception (March 4, 1998) through December 31, 1998. These financial statements are the responsibility of Merkert American's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merkert American Corporation and Subsidiaries as of March 31, 1998 and December 31, 1998, and the consolidated results of their operations and their cash flows for the period from inception (March 4, 1998) through December 31, 1998, in conformity with generally accepted accounting principles.

   Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 30, 1999

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                         March 31, December 31,
                                                           1998        1998
                                                         --------- ------------
                         ASSETS
Current assets:
  Cash..................................................   $500      $  1,185
  Restricted cash.......................................    --          9,981
  Accounts receivable, less allowance for doubtful
   accounts of $1,374...................................    --         22,334
  Income taxes receivable...............................    --          2,647
  Inventories...........................................    --          1,623
  Prepaid expenses and other............................    289         1,018
                                                           ----      --------
    Total current assets................................    789        38,788
                                                           ----      --------
Property, plant and equipment, net......................    --         17,417
Noncompetes, net........................................    --          1,986
Goodwill, net...........................................    --        124,475
Deferred income taxes...................................    --          1,328
Other assets............................................    --          4,416
                                                           ----      --------
    Total assets........................................   $789      $188,410
                                                           ====      ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and notes
   payable..............................................   $500      $ 10,523
  Accounts payable......................................    --          9,293
  Accrued expenses......................................    289        21,080
                                                           ----      --------
    Total current liabilities...........................    789        40,896
                                                           ----      --------
Long-term debt, net of current portion..................    --         74,673
                                                           ----      --------
Other liabilities.......................................    --            246
                                                           ----      --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value-Authorized--54,000,000
   shares issued and outstanding--0 and 7,218,000,
   respectively.........................................    --             72
    Additional paid in capital..........................    --         75,489
    Note for sale of common stock.......................    --         (1,500)
    Accumulated deficit.................................    --         (1,466)
                                                           ----      --------
      Total stockholders' equity........................    --         72,595
                                                           ----      --------
      Total liabilities and stockholders' equity........   $789      $188,410
                                                           ====      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (MARCH 4, 1998) TO DECEMBER 31, 1998
                      (in thousands, except share amounts)

   Commission income............................................... $    5,975
   Sales...........................................................      2,420
                                                                    ----------
     Revenues......................................................      8,395
   Cost of sales...................................................      2,368
   Selling expenses................................................      4,293
   General and administrative expenses.............................      2,742
   Depreciation and amortization...................................        179
                                                                    ----------
     Operating loss................................................     (1,187)
   Interest expense, net...........................................        273
   Other expenses, net.............................................          6
                                                                    ----------
     Loss before provision for income taxes........................     (1,466)
   Provision for income taxes......................................        --
                                                                    ----------
     Net loss...................................................... $   (1,466)
                                                                    ==========
   Net loss per share-basic........................................ $    (0.78)
                                                                    ==========
   Shares used in computing net loss per share-basic...............  1,891,000
                                                                    ==========
   Net income per share-diluted.................................... $    (0.78)
                                                                    ==========
   Shares used in computing net loss per share-diluted.............  1,891,000
                                                                    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (MARCH 4, 1998) TO DECEMBER 31, 1998
                      (in thousands, except share amounts)

                           Common Stock,
                           $.01 Par Value
                          ----------------
                                           Additional
                                            paid in   Note for sale of Accumulated
                           Shares   Amount  capital     Common Stock     Deficit    Total
                          --------- ------ ---------- ---------------- ----------- -------
Balance, March 4, 1998..        --  $ --    $   --        $   --         $   --    $   --
Shares issued upon
 founding and
 organization...........  1,376,111    14       (14)          --             --        --
Shares issued to
 employee...............    275,222     2     2,769        (1,500)           --      1,271
Shares issued in
 connection with the
 Combination............  1,166,667    12    14,863           --             --     14,875
Shares sold in
 connection with the
 Offering, net of
 expenses...............  4,400,000    44    57,871           --             --     57,915
Net loss................        --    --        --            --          (1,466)   (1,466)
                          --------- -----   -------       -------        -------   -------
Balance, December 31,
 1998...................  7,218,000 $  72   $75,489       $(1,500)       $(1,466)  $72,595
                          ========= =====   =======       =======        =======   =======



  The accompanying notes are an integral part of these consolidated financial statements.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (MARCH 4, 1998) TO DECEMBER 31, 1998

                                 (in thousands)

   Cash flows from operating activities:
   Net loss.......................................................... $(1,466)
     Adjustments to reconcile net loss to net cash provided by (used
      in) operating activities-- ....................................
     Depreciation and amortization...................................     179
     Changes in assets and liabilities, exclusive of acquisitions--
      ...............................................................
     (Increase) decrease in-- .......................................
       Restricted cash...............................................     (28)
       Accounts receivable, net......................................     950
     Inventories.....................................................    (277)
       Increase (decrease) in--
       Accounts payable..............................................  (3,141)
       Accrued expenses..............................................  (1,700)
                                                                      -------
       Net cash (used in) operating activities.......................  (2,083)
                                                                      -------
   Cash flows from investing activities:
       Acquisitions, net of cash acquired............................ (96,147)
                                                                      -------
   Cash flows from financing activities:
     Issuance of long term debt......................................  50,000
     Restricted cash.................................................  (9,000)
     Issuance of Common Stock, net of expenses.......................  57,915
                                                                      -------
       Net cash provided by financing activities.....................  98,915
                                                                      -------
       Net increase in cash..........................................     685
   Cash at beginning of period.......................................     500
                                                                      -------
   Cash at end of year............................................... $ 1,185
                                                                      =======
   Supplemental disclosures of:
     Cash flow information--
     Cash payments for--
       Interest...................................................... $     7
       Income taxes..................................................     --
     Non-cash flow information.......................................
       Note for sale of Common Stock................................. $ 1,500
       Common Stock issued in the Combination........................ $14,875
                                                                      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (in thousands, except share amounts)

1. Business and Organization

   Merkert American Corporation was incorporated on March 4, 1998 in order to create a leading national food brokerage firm providing outsourced sales, merchandising and marketing services to manufacturers, suppliers and producers of food products and consumer goods ("Manufacturers"). On December 18, 1998, simultaneously with the consummation of Merkert American's Initial Public Offering (the "Offering"), Merkert American purchased in separate transactions (collectively the "Combination") all of the issued and outstanding capital stock of Merkert Enterprises, Inc., a Massachusetts corporation ("Merkert Enterprises") and Rogers-American Company, Inc., a North Carolina corporation ("Rogers-American"). As a result, each of Merkert and Rogers-American became separate wholly owned subsidiaries of Merkert American. From March 4, 1998 through December 18, 1998, Merkert American's only operations related to the Offering and Combination.

   Merkert American acts as an independent sales and marketing representative, selling grocery and consumer products on behalf of Manufacturers and coordinating the executions of Manufacturers' marketing programs with retailers and wholesalers ("Retailers"). Merkert American's other activities include managing private label programs on behalf of selected Retailers. Merkert American primarily operates throughout the northeast, mid-Atlantic and southeast regions of the United States.

2. Summary of Significant Accounting Policies

   The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Merkert American and its subsidiaries, Merkert Enterprises and Rogers-American subsequent to the Combination on December 18, 1998. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

 Revenue Recognition

   Commissions are earned and recognized upon shipment by the Manufacturer to the retailer or wholesaler. Product sales revenue is recognized upon shipment by Merkert American.

 Fair Value of Financial Instruments

   Effective March 4, 1998, Merkert American adopted Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 requires Merkert American to disclose estimated fair values for certain of its financial instruments. Merkert American's financial

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

instruments consist of cash, restricted cash, accounts receivable, accounts payable, long-term debt and an interest rate swap. The carrying value of Merkert American's financial instruments approximates fair value at December 31, 1998.

 Concentration of Credit Risk

   Financial instruments that potentially subject Merkert American to concentrations of credit risk principally consist of trade receivables. Merkert American's trade receivables result primarily from commission sales. Merkert American maintains reserves for potential credit losses and such losses have been immaterial.

 Inventories

   Inventories are primarily finished goods and consist of price marking guns and labels as well as other supplies sold to retailers. Inventories are stated at the lower of cost or market and are valued on a first-in, first-out (FIFO) basis.

 Property and Equipment

   Property and equipment are stated at estimated fair value, or cost (subsequent to the acquisition). Depreciation is computed using either the straight-line or accelerated methods based upon the estimated useful lives of the assets. See Note 6.

 Intangibles

   Intangibles consist of the following at December 31, 1998:

      Goodwill........................................................ $124,587
      Noncompete agreements...........................................    2,000
                                                                       --------
                                                                        126,587
      Accumulated amortization........................................     (126)
                                                                       --------
                                                                       $126,461
                                                                       ========

   Goodwill, the excess of the acquired business purchase price over the fair value of the assets acquired and liabilities assumed, is amortized on a straight-line basis over its estimated useful life of 40 years. Noncompete agreements are amortized on a straight-line basis over the life of the respective agreement. Amortization expense was $126 for the period ended December 31, 1998. See Note 4.

 Income Taxes

   Merkert American provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 recognizes tax assets and liabilities for the cumulative effect of all temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rates which will be in effect when these differences are expected to reverse.

 Comprehensive Income

   In 1998, Merkert American adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and other comprehensive income items. In

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

general, comprehensive income combines net income and other changes in equity during the year from non-owner sources. The adoption of this statement had no impact on total shareholders' equity.

 Impairment of Long-Lived Assets

   Merkert American evaluates the carrying value of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Accordingly, Merkert American evaluates long-lived assets including property and equipment and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under SFAS No. 121, an assessment is made to determine whether the sum of the expected future undiscounted cash flows from the use of the assets and eventual disposition is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows for the applicable operation or independent appraisal). At December 31, 1998, management believes no such impairment of assets was indicated.

 Accrued Expenses

   Accrued expenses consist of the following at December 31, 1998:

       Compensation..................................................... $ 9,295
       Restructuring....................................................   5,146
       Other............................................................   6,639
                                                                         -------
                                                                         $21,080
                                                                         =======

 Restructuring

   Merkert Enterprises incurred restructuring charges in the period ended December 18, 1998 of $5,987 in connection with severance and other costs incurred prior to the Combination. Rogers-American incurred a restructuring charge of $948 million in the same period. Payments of $1,789 were made prior to December 31, 1998. The balance of the restructuring charges, $5,146, have been, or will be paid subsequent to December 31, 1998.

 Stock-Based Compensation Plans

   Merkert American accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Merkert American has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

 Earnings Per Share

   In February 1997, the Financial Accounting Standard Board issued SFAS No. 128, Earnings per Share. SFAS No. 128 requires the presentation of basic earnings per share ("EPS") and diluted earnings per share. Basic EPS excludes dilution and is calculated using the weighted-average number of common shares outstanding for the period. Diluted EPS is calculated using the weighted-average number of common shares and dilutive potential common shares outstanding for the period. Dilutive potential shares consist of stock options and are calculated using the treasury stock method.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)


 Prepaid Expenses and Other

   Prepaid expenses and other assets at March 31, 1998 consisted primarily of legal, accounting and other professional fees incurred in connection with the Offering and the Combination. All costs associated with the Combination as of December 31, 1998 are included as a component of the purchase price pursuant to the purchase method of accounting. All costs associated with the Offering have been charged to Stockholder's Equity as a reduction to the proceeds upon the closing of the Offering.

 Segment Reporting

   Merkert American reports information about operating segments in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers.

3. The Offering

   On December 18, 1998, Merkert American completed the Offering and sold 4,400,000 shares of its common stock at an offering price of $15.00 per share. The net proceeds of approximately $61,400 raised by Merkert American were used primarily to fund the Combination. The common stock sold in the offering does not include an additional 1,651,333 shares issued to related parties in connection with the organization and initial capitalization of Merkert American (see Note 11) nor 1,166,667 shares issued in connection with the Combination (see Note 4).

   On January 18, 1999, the Underwriters partially exercised an over-allotment option and Merkert American issued an additional 290,000 shares of Common Stock at the offering price of $15.00 per share. This resulted in additional proceeds to Merkert American of approximately $4,350 that was used by Merkert American to fund certain acquisitions and for other corporate purposes. See Note 17.

   Merkert American and certain executives and directors are parties to a Registration Rights Agreement, dated May 18, 1998, pursuant to which the individuals have the right, subject to certain restrictions, beginning on the date that is 180 days following the completion of the Offering, to cause Merkert American to effect a registration of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), on not more than two occasions. These individuals also have certain "piggy-back" registration rights in the event Merkert American registers any of its securities for either itself or for security holders exercising their registration rights.

   In connection with the Combination, Merkert American entered into Registration Rights Agreements with the former stockholders of Merkert Enterprises and Rogers-American, respectively, pursuant to which such former stockholders have the right, subject to certain restrictions, to include their shares of Common Stock received in the Combination in a registration statement filed by Merkert American under the Securities Act.

4. Business Combinations

   In December 1998, concurrently with and as a condition to the consummation of the Offering, Merkert American purchased all of the outstanding capital stock of Merkert Enterprises and Rogers-American. Merkert American was designated as the accounting acquiror pursuant to Staff Accounting Bulletin 97, because the then

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

current stockholders of Merkert American owned the largest portion of common stock after the consummation of the Offering and the Combination.

   The aggregate consideration paid by Merkert American for Merkert Enterprises and Rogers-American was approximately $74,100, consisting of approximately $56,600 in cash and 1,166,667 shares of common stock. In connection with the Combination, Merkert American repaid in the aggregate, approximately $34,000 of indebtedness and certain then existing acquisition obligations of Merkert Enterprises and Rogers-American from a portion of the net proceeds of the Offering and from net available borrowings under Merkert American's $75,000 Credit Facility (as described in Note 7, the "Credit Facility"). In addition, on behalf of Merkert, Merkert American funded approximately $1,461 of buyouts of certain employment agreements with two former employees of Merkert.

   The Combination was accounted for using the purchase method of accounting; accordingly, the results of operations of Merkert and Rogers-American are included in the accompanying consolidated financial statements from December 18, 1998. The purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values at the date of the Combination. The purchase price allocations are preliminary. It is management's opinion that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts. Merkert American has recorded the excess of the purchase price over the estimated fair value of the businesses acquired, approximately $124,587 (net of approximately $2,000 in value assigned to certain noncompete agreements) as "goodwill" in the accompanying consolidated balance sheet. The goodwill is being amortized over a 40 year period.

   The following unaudited pro forma combined statement of operations information gives effect to the Combination and the Offering as if they had occurred on January 1, 1997.

                                                         Year ended Period Ended
                                                          12/31/97    12/18/98
                                                         ---------- ------------
                                                               (unaudited)
   Revenues.............................................  $230,364    $211,997
   Net income (loss)....................................        91     (26,697)
   Net income per share--basic..........................       .01       (3.70)
   Net income per share--diluted........................       .01       (3.70)

   The preceding unaudited pro forma amounts reflect the results of operations for Merkert American assuming the Combination and the Offering were completed on January 1, 1997. Additionally, the amounts shown in the table reflect (a) reductions in salaries, fringe and other direct expenses of former stockholders/employees of Merkert and Rogers-American; (b) additional rental expense reflecting the expected sale and leaseback of Rogers-American's headquarters; (c) net reductions in the amortization of goodwill and other intangibles as a result of the purchase of Merkert and Rogers-American; (d) income tax provisions after considering non-deductible goodwill amortization; and (e) net reductions in interest expense attributable to the pay down of certain indebtedness.

5. Restricted Cash

   At December 31, 1998 cash in the amount of approximately $9,000 was restricted for use in connection with obligations to repay certain sellers of previously acquired businesses. In addition, certain funds are restricted for promotional purposes. See Note 12.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)


6. Property, Plant and Equipment

   Property, plant and equipment are comprised of the following at December 31, 1998:

                                                       Depreciable
                                                         Amount    Life in Years
                                                       ----------- -------------
   Land...............................................   $ 1,081        --
   Buildings..........................................    10,418         40
   Furniture and equipment............................     4,348          5
   Data processing....................................       702          3
   Motor vehicles.....................................        43          5
   Leasehold improvements.............................       878          5
                                                         -------
                                                          17,470
   Less-Accumulated depreciation......................        53
                                                         -------
                                                         $17,417
                                                         =======

   Depreciation expense for the period ended December 31, 1998 amounted to approximately $53.

7. Long-Term Debt

   As of December 31, 1998, debt consists of the following:

   Credit Facility (as defined):
     Revolving Credit.................................   $   --
     Term Loan........................................    50,000
   Acquisition obligations............................    20,750
   Bank-mortgage loans................................    13,078
   Commercial promissory notes........................       778
   Leases.............................................       306
   Other..............................................       284
                                                         -------
                                                          85,196
   Less--Current maturities...........................    10,523
                                                         -------
     Net long-term debt...............................   $74,673
                                                         =======

   In connection with the Offering and the Combination, Merkert American obtained a $75,000 credit facility from First Union National Bank and First Union Capital Markets. First Union National Bank is an affiliate of Wheat First Securities, Inc., one of the Underwriters of the Offering. First Union Capital Markets is a division of Wheat First Securities, Inc. The Credit Facility consists of a five-year, secured, fully amortizing $50,000 term loan (the "Term Loan") and a three-year, secured $25,000 revolving line of credit (the "Revolving Credit"). Merkert American paid commitment and other fees of approximately $3,035 in connection with obtaining the credit facility.

   The credit facility is secured by a lien on substantially all of the assets of Merkert American, Merkert Enterprises, Rogers-American and their respective subsidiaries and by a pledge of 100% of the capital stock of Merkert Enterprises, Rogers-American and such subsidiaries. In addition, the credit facility is jointly and severally guaranteed by Merkert Enterprises, Rogers-American and their respective subsidiaries.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)


   Interest is payable on the term loan and the revolving credit at a rate based on one of two customary interest rates plus an additional interest margin of 75 to 350 basis points. The rate on the outstanding balance of the term loan was 8.73% as of December 31, 1998. The applicable margin is determined based on certain financial ratios of Merkert American. The credit facility requires Merkert American to make certain mandatory prepayments of amounts outstanding under the credit facility with the use of certain excess cash flow and certain proceeds of debt and equity financing. The credit facility requires Merkert American to comply with various affirmative and negative covenants, including, among others: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees, dividends and the disposition of assets and (iv) obtaining the lenders' consent to acquisitions involving cash consideration in excess of a specified amount.

   In December 1998, Merkert American entered into an interest rate swap agreement with a financial institution to reduce the impact of interest rate changes on the term loan. The agreement, which matures on December 31, 2001 has a notational principal amount of $25,000. The swap agreement effectively converts a portion of the term loan to a fixed rate. Merkert American pays the counterparty a fixed rate of 5.17% per annum and receives payments based upon the floating three month LIBOR rate. Merkert American is exposed to credit loss in the event of nonperformance by the counterparty; however, Merkert American does not anticipate such nonperformance.

   The amounts due under the acquisition agreements represent the total estimated payments to be made pursuant to these agreements. The total estimated payments have been discounted at rates ranging from 8% to 10%. Cash of approximately $9,000 is held in escrow as of December 31, 1998 in connection with obligations to repay certain sellers of previously acquired businesses. The amounts due under the acquisition agreements are unsecured and extend through 2011. These amounts are payable in either monthly or quarterly installments.

   Merkert American's corporate office space is secured by a mortgage with a real estate lender. The balance outstanding under the mortgage note of approximately $9,360 at December 31, 1998 bears interest at 8.56%, requires monthly payments of approximately $82 including interest and matures on March 1, 2018.

   Merkert American also has a mortgage note with a bank which is secured by certain land, a building and fixtures. The balance outstanding under this mortgage of approximately $3,718 at December 31, 1998 bears interest at 8.50% with monthly payments of approximately $34 including interest through December 1999 and a balloon payment of approximately $3,646 due in January 2000.

   Future principal payments on long-term debt for the years ending December 31, are as follows:

       1999............................................................. $10,523
       2000.............................................................  15,846
       2001.............................................................  12,646
       2002.............................................................  15,172
       2003.............................................................  15,148
       Thereafter.......................................................  15,861
                                                                         -------
         Total.......................................................... $85,196
                                                                         =======

8. Employee Benefit Plans

   Merkert American sponsors separate contributory plans for employees under the provisions of Section 401(k) of the Internal Revenue Code (the "401(k) Plans"). Merkert Enterprises amended its Employee Stock

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

Ownership Plan and Trust ("ESOP") on January 1, 1997 to provide for a contributory plan. Eligible employees of Merkert Enterprises and Rogers-American can make voluntary contributions to their respective 401(k) Plans.

   Under the provisions of the 401(k) Plans, Merkert American currently matches varying percentages of an eligible employee's contribution up to certain limits determined by Merkert American of the employee's salary. On an annual basis, Merkert American may make a discretionary contribution into the profit sharing component of Rogers American's 401(k) Plan.

   On December 18, 1998 all of the Merkert Enterprises shares held by the ESOP were purchased by Merkert American as part of the Combination.

   For the period ended December 31, 1998, Merkert American's expense with regard to the 401(k) plans was not material.

9. Postretirement Benefits

   Merkert American provides medical and dental benefits to certain eligible former employees and their eligible dependents of Merkert Enterprises and Rogers-American (the "Postretirement Plan"). The accumulated postretirement benefit obligation, which is unfunded, recorded in Other liabilities in the accompanying consolidated balance sheet as of December 31, 1998, amounted to approximately $484. This obligation was determined using an estimated discount rate of 8% based on estimated payments required over future periods. An increase of 1% in health care cost rates would not have a material effect on Merkert American's financial position or results of operations.

10. Income Taxes

   The provision for income taxes for the period ended December 31, 1998 is as follows:

      Federal--
        Current............................................................ $--
        Deferred...........................................................  --
                                                                            ----
      State--
        Current............................................................  --
        Deferred...........................................................  --
                                                                            ----
                                                                            $--
                                                                            ====

   A reconciliation between the provision for income taxes computed at U.S. federal statutory rates and the effective rates reflected in the accompanying consolidated statement of operations is as follows:

      Federal income tax provision (benefit) at statutory rates......... $(513)
      State income taxes, net of federal benefit........................  (132)
      Permanent items...................................................    74
      Other.............................................................   571
                                                                         -----
                                                                         $ --
                                                                         =====

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

   The tax effect of temporary differences which give rise to deferred income tax assets (liabilities) at December 31, 1998 are as follows:

   Assets--
     Net operating loss carryforwards.................................. $ 9,575
     Tax credit carryforwards..........................................     157
     Receivable reserves...............................................     542
     Other.............................................................   7,081
                                                                        -------
       Total assets....................................................  17,355
     Valuation allowance............................................... (16,328)
                                                                        -------
       Total assets, net of valuation allowance........................   1,027
                                                                        -------
   Liabilities--
     Property basis differences........................................    (366)
     Other.............................................................    (661)
                                                                        -------
       Total liabilities...............................................  (1,027)
                                                                        -------
       Net assets...................................................... $   --
                                                                        =======

   At December 31, 1998, Merkert American had net operating loss carryforwards of approximately $22,098 for federal income tax purposes which expire in varying amounts through 2018.

   Merkert American has provided a valuation allowance on the portion of the net deferred tax assets due to the uncertainty of their realizability.

   Merkert Enterprises is currently the subject of an audit with respect to its federal income tax returns for its fiscal years 1995, 1996 and 1997. In connection with the acquisition of Merkert Enterprises by Merkert American, a portion of the cash purchase price has been held in escrow to cover potential liabilities resulting from the audit. Merkert American does not believe that the ultimate outcome of the audit will have a material adverse effect on its financial condition or results of operations.

11. Related Party Transactions

   In connection with the founding and organization of Merkert American, Monroe & Company II, LLC purchased 1,376,111 shares of Common Stock for a nominal purchase price. On May 11, 1998, Monroe & Company, LLC entered into a consulting agreement with Merkert American pursuant to which Monroe & Company, LLC was engaged to render certain business consulting, financial advisory and investment banking services to Merkert American on an exclusive basis for three years. Pursuant to the consulting agreement, Monroe & Company, LLC is paid a financial advisory fee equal to (i) 5% of any consideration paid by Merkert American in connection with any transaction which results in the merger, consolidation or combination of Merkert American and a third party, the acquisition by Merkert American of the capital stock or assets of a third party or a joint venture with any third party ("Consideration") up to $1,000, plus
(ii) 4% of the Consideration paid in excess of $1,000 and up to $2,000, plus
(iii) 3% of the Consideration paid in excess of $2,000 and up to $3,000, plus
(iv) 2% of the Consideration paid in excess of $3,000 and up to $4,000, plus
(v) 1% of the Consideration paid in excess of $4,000. Under the consulting agreement, Monroe & Company, LLC will also be paid a fee equal to 0.75% of any principal amount committed under a senior credit facility for Merkert American from a lending institution. An additional fee shall be payable to Monroe & Company, LLC upon increases in such amount or upon refinancing with a new lender during the term of the consulting

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

agreement. Monroe & Company, LLC will also be entitled to consulting fees based on projects and fee schedules to be mutually agreed upon by Monroe & Company, LLC and the independent directors of Merkert American (the "Board"). All fees related to financial advisory services and private placement will be paid to Monroe & Company, LLC in cash at the closing of the respective transaction. Consulting fees are paid on a monthly basis as services are rendered. For the period ended December 31, 1998, Monroe & Company, LLC was paid approximately $0.6 million for such services.

   In April 1998, Gerald R. Leonard, who became Chairman of the Board, Chief Executive Officer and President of Merkert American upon consummation of the Offering, purchased 275,222 shares of Common Stock from Merkert American for an aggregate purchase price of $1,500. As a result, Merkert American recorded a non-recurring compensation charge of $1,271 in the second quarter of 1998. The purchase price for such stock was paid by a promissory note from Mr. Leonard to Merkert American in the principal amount of $1,500 (the "Leonard Note"). The Leonard Note provides that amounts outstanding thereunder will bear interest at a rate of 6% per annum, and that the entire principal amount and accrued interest will be due and payable on April 8, 2003. Mr. Leonard's obligations under the Leonard Note are secured by a pledge of the 275,222 shares of Common Stock purchased thereby pursuant to a stock pledge agreement.

   The Leonard Note is a recourse obligation of Mr. Leonard with respect to the sum of (i) the outstanding principal amount from time to time less $750 (but not less than zero dollars) and (ii) one-half of the accrued and unpaid interest at such time.

12. Commitments and Contingencies

 Promotional Funds

   Certain manufacturers provide Merkert American with funds to be used solely for advertising and other promotional activities. As of December 31, 1998, Merkert American had cash of $772 which was restricted to payment for promotional activities on behalf of its manufacturers. The offsetting liability is included in accrued liabilities in the consolidated balance sheet at December 31, 1998.

 Legal Proceedings

   Merkert American has received written notice from the seller of a food brokerage business acquired by Merkert Enterprises alleging that Merkert Enterprises has breached certain covenants contained in an agreement with such seller, claiming that such breaches have caused the acceleration of certain obligations of Merkert Enterprises to such seller and have filed an arbitration demand which is currently pending before the American Arbitration Association. In the opinion of management, any liability that Merkert American might incur upon the resolution of this arbitration will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of Merkert American.

   Merkert American is involved in various legal proceedings that arise in the ordinary course of business. Management believes the outcome of such legal proceedings will not have a material adverse impact on Merkert American's consolidated financial position or results of operations.

 Leases

   Merkert American leases certain office and warehouse facilities under operating leases expiring on various dates through 2005.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)


   Rental costs, including real estate taxes, amounted to approximately $188 for the period ended December 31, 1998.

   The following is a schedule of future minimum rental payments exclusive of real estate taxes required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998:

                                                                   Rent Payments
                                                                   -------------
   Year ending December 31,
     1999.........................................................    $ 4,354
     2000.........................................................      3,131
     2001.........................................................      2,707
     2002.........................................................      2,210
     2003.........................................................      1,809
     Thereafter...................................................      2,482
                                                                      -------
       Total......................................................    $16,693
                                                                      =======

13. Stockholders' Equity

   On December 15, 1998, Merkert American effected a stock dividend of 729.9074 shares of common stock and 186.5 shares of restricted common stock in respect of each share of common stock outstanding on December 15, 1998. All share and per share amounts give effect to such stock dividend.

   The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of restricted common stock are entitled to 1/10th of one vote for each share held on all matters on which they are entitled to vote. Holders of restricted common stock are entitled to vote on all matters on which holders of common stock are entitled to vote.

   Each share of restricted common stock will automatically convert into common stock on a share for share basis upon a disposition of such shares of restricted common stock (i) which occurs after the later to occur of (x) the first day after the second anniversary of the consummation of the Offering and the Combination and (y) the first day after the first election of Class II Directors occurring after the consummation of the Offering and the Combination.

   Upon amendment and restatement of Merkert American's Certificate of Incorporation, Merkert American's authorized capital stock consists of 54,000,000 shares of Common Stock, $.01 par value per share, of which 4,000,000 are designated as Restricted Common Stock and 1,000,000 shares of undesignated preferred stock.

 Common Stock

   Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders.

   In the event of any liquidation, dissolution or winding-up of the affairs of Merkert American, holders of common stock will be entitled to share ratably in the assets of Merkert American remaining after payment or provision for payment of all of Merkert American's debts and obligations and after liquidation payments to holders of the outstanding shares of undesignated preferred stock, if any.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

 Undesignated Preferred Stock

   At December 31, 1998, there were no shares of undesignated preferred stock outstanding. Holders of undesignated preferred stock would have priority over the holders of common stock with respect to dividends, and to other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without stockholder authorization, to issue shares of undesignated preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations.

14. Stock Option Plan

   Merkert American has adopted the Merkert American Corporation 1998 Stock Option and Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan provides for the award of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights, deferred stock awards, restricted and unrestricted stock awards, performance share awards and dividend equivalent rights to all directors and employees of and consultants to Merkert American. The number of shares authorized for issuance under the 1998 Stock Plan is 938,340. In general, the terms of the awards granted are established by either the Board of Directors or a committee established by the Board of Directors, which will consist of no less than two non-employee directors.

   In November and December 1998, Merkert American granted NQSOs to purchase up to 245,000 shares of Common Stock under the 1998 Stock Plan to persons who are officers of Merkert American following the consummation of the Offering. These options were issued at an exercise price of $11.25 per share and become exercisable in five annual installments beginning on the first anniversary of the date of grant. The difference between the exercise price, $11.25, and the offering price will be recognized as compensation expenses over the vesting period. In addition, in connection with the Offering, Merkert American granted to employees of Merkert American options under the 1998 Stock Plan to purchase an aggregate of 347,000 shares of common stock. Each such option has a per share exercise price equal to the Offering price, will expire ten years from the date of grant and generally will become exercisable in five annual installments beginning on the first anniversary of the date of grant. Merkert American also granted to directors, options under the 1998 Stock Plan to purchase an aggregate of 65,000 shares of common stock. Each such option has a per share exercise price equal to the offering price, expires 10 years from the date of grant and generally becomes exercisable in annual installments vesting 50% upon the first anniversary of the grant date and the remaining 50% vesting in equal installments over the number of years remaining in each director's term as of the first anniversary of the date of the grant.

   Information with respect to all stock options is summarized below:

                                                                 Weighted Avg.
                                          ISOs    NQSs    Total  Exercise Price
                                         ------- ------- ------- --------------
Outstanding at March 4, 1998............     --      --      --         --
  Granted............................... 347,000 310,000 657,000     $13.60
  Exercised.............................     --      --      --         --
  Canceled..............................     --      --      --         --
                                         ------- ------- -------     ------
Outstanding at December 31, 1998........ 347,000 310,000 657,000     $13.60
                                         ======= ======= =======     ======

   Merkert American has adopted the disclosure-only provisions of SFAS No. 123. As such, had compensation expense for Merkert American's 1998 Stock Plan been determined based on the fair value at the grant dates for awards in 1998, Merkert American's net (loss), basic and diluted net (loss) per share would

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)

have been $(1,502), $(0.79) and $(0.79), respectively on a pro-forma basis for the period ended December 31, 1998. Pro forma compensation expense for options granted is reflected over the vesting period; therefore future pro forma compensation expense may be greater as additional options are granted.

   The fair value of stock options granted during 1998 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value was $5.67 per share assuming an expected volatility of 32.5%, a risk free interest rate of 5.25%, expected lives of 9.9 years, and no dividend yield.

15. Segment Information

   Merkert American operates in two principal business segments: food brokerage and private label principally in the United States. Merkert American provides outsourced sales and marketing services to manufacturers of branded food and non-food products in the food brokerage segment. Private label includes Merkert American's private label division, which procures private label products on behalf of certain retailers as well as the distribution of price marking equipment and other ancillary products to retailers.

   The financial information provided below reflects only those operations from December 18, 1998, the date of acquisition of Merkert and Rogers-American, through December 31, 1998. Merkert American had no operating history in these segments prior to December 18, 1998.

   Food Brokerage revenues are reported as Commissions on the Consolidated Statement of Operations, while private label revenues are reported as Sales. Operating profit is total revenue less operating expenses and excludes general corporate expenses, interest expense and income taxes.

   Information on Merkert American's business segments was as follows:

   For the period from inception (March 4, 1998) to December 31, 1998:

   Revenues:
     Food Brokerage.................................................. $  5,975
     Private Label...................................................    2,420
                                                                      --------
                                                                      $  8,395
                                                                      ========
   Operating Profit:
     Food Brokerage..................................................      598
     Private Label...................................................       52
     General corporate expenses......................................   (1,837)
                                                                      --------
   Operating (loss).................................................. $ (1,187)
                                                                      ========
   At December 31, 1998:
     Identifiable Assets:
       Food Brokerage................................................ $ 19,036
       Private Label.................................................    4,920
       General corporate assets......................................  164,454
                                                                      --------
                                                                      $188,410
                                                                      ========

   Two supermarket customers accounted for 75% of the private label sales segment in the period from December 18, 1998 to December 31, 1998.

                 MERKERT AMERICAN CORPORATION AND SUBSIDIARIES

                      (in thousands, except share amounts)


16. Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share for the period ended December 31, 1998:

Numerator:
  Net income (loss)................................................. $  (1,466)
                                                                     =========
Denominator:
  Weighted average shares-basic..................................... 1,891,000
  Dilutive stock options............................................       --
                                                                     ---------
  Weighted average shares-assuming dilution......................... 1,891,000
                                                                     =========
Net income (loss) per common share:
  Basic and diluted................................................. $   (0.78)
                                                                     =========
  Number of options excluded as they would be antidilutive..........   657,000
                                                                     =========

17. Subsequent Events

   In January 1999, Merkert American acquired Sell, Inc. ("Sell") for cash consideration of approximately $2,400 and notes payable of $3,800. Sell, a full service brokerage firm in the Midwest, had revenues of $9,600 for the year ended November 30, 1998.

   In April 1999, Merkert American acquired United Brokerage Company ("UBC") for an aggregate purchase price of approximately $3,200 in notes in addition to debt assumed. UBC, a full service brokerage firm in the Midwest, had revenues of $9,800 for the year ended November 30, 1998.

   In July 1999, Merkert American acquired Buckeye Sales & Marketing, Inc. ("Buckeye") for an aggregate purchase price of approximately $2,600 in deferred payments in addition to debt assumed. Buckeye, a full service brokerage firm in the Great Lakes region of the United States, had revenues of $5,500 for the year ended September 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merkert Enterprises, Inc. and Subsidiary:

   We have audited the accompanying consolidated balance sheets of Merkert Enterprises, Inc. and Subsidiary ("Merkert") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merkert Enterprises, Inc. and Subsidiary as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 30, 1999

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                      (in thousands, except share amounts)

                                                               1996      1997
                                                             --------  --------
                          ASSETS
Current assets:
  Cash.....................................................  $    730  $    566
  Restricted cash..........................................       368       595
  Accounts receivable, less allowance for doubtful accounts
   of $225 and $575, respectively..........................    16,708    18,437
    Inventories............................................     1,834     1,911
    Prepaid expenses and advances..........................       240       318
                                                             --------  --------
      Total current assets.................................    19,880    21,827
                                                             --------  --------
Property, plant and equipment, net.........................     8,155    12,628
                                                             --------  --------
Intangibles, net of amortization...........................    18,027    23,613
                                                             --------  --------
Other assets...............................................     1,360       631
                                                             --------  --------
      Total assets.........................................  $ 47,422  $ 58,699
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt.....................  $    651  $    693
  Revolving line of credit.................................     1,430     5,883
  Current maturities of notes payable and lease
   obligations.............................................     2,746     4,085
  Accounts payable.........................................     8,611     8,184
  Accrued expenses.........................................    23,844    27,942
                                                             --------  --------
      Total current liabilities............................    37,282    46,787
                                                             --------  --------
Long-term debt and notes payable, less current maturities..    15,590    21,278
                                                             --------  --------
Commitments and contingencies
Convertible redeemable preferred stock:
    $.01 par value, at redemption value--
     Authorized--500,000 shares
     Issued and outstanding--237,446 and 213,566,
     respectively..........................................     6,360     5,720
Common Stock, subject to redemption, $.01 par value--
 Issued and outstanding--370,753 and 411,853 shares,
 respectively..............................................       805     1,619
Stockholders' deficit:
  Common stock, $.01 par value--
    Authorized--3,500,000 shares
    Issued and outstanding--1,232,582 and 1,224,582 shares,
    respectively...........................................        14        14
    Additional paid-in capital.............................     3,126     3,126
  Accumulated deficit......................................   (12,048)  (15,942)
  Treasury stock-at cost...................................    (3,707)   (3,903)
                                                             --------  --------
                                                              (12,615)  (16,705)
                                                             --------  --------
      Total liabilities and stockholders' deficit..........  $ 47,422  $ 58,699
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                        Year ended December 31,    Period ended
                                        -------------------------  December 18,
                                           1996          1997          1998
                                        -----------  ------------  ------------
Revenues:
  Commissions.........................  $    80,661  $    104,274    $ 90,254
  Sales...............................       44,916        43,105      42,185
                                        -----------  ------------    --------
                                            125,577       147,379     132,439
Operating expenses:...................
  Selling expenses....................       52,510        69,913      59,778
  Cost of sales.......................       41,890        39,027      38,709
  General and administrative..........       28,097        32,582      29,806
  Depreciation and amortization.......        2,447         4,484       4,437
  Restructuring expense...............          --            --        5,987
                                        -----------  ------------    --------
    Operating income (loss)...........          633         1,373      (6,278)
                                        -----------  ------------    --------
Other income (expense):
  Interest expense, net...............       (2,150)       (4,954)     (4,180)
  Other income (expense), net.........          247            23        (530)
                                        -----------  ------------    --------
    Total other income (expense)......       (1,903)       (4,931)     (4,710)
                                        -----------  ------------    --------
Loss before provision for income
 taxes................................       (1,270)       (3,558)    (10,988)
Provision (benefit) for income taxes..          804          (109)        --
                                        -----------  ------------    --------
    Net loss..........................       (2,074)       (3,449)    (10,988)
Preferred stock dividends.............          445           445         300
                                        -----------  ------------    --------
Net loss applicable to common
 stockholders.........................  $    (2,519) $     (3,894)   $(11,288)
                                        ===========  ============    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                      (in thousands, except share amounts)

                          Common Stock,
                          $0.1 Par Value  Treasury Stock
                         ---------------- ---------------
                                                           Additional
                                                            Paid-in   Accumulated
                          Shares   Amount Shares   Amount   Capital     Deficit    Total
                         --------- ------ -------  ------  ---------- ----------- --------
Balance, December 31,
 1995................... 1,447,582  $14   123,000  $2,042    $3,126    $ (9,529)  $ (8,431)
 Net loss...............       --             --      --        --       (2,074)    (2,074)
 Preferred dividend
  declared..............       --   --        --      --        --         (445)      (445)
 Purchase of treasury
  stock.................       --   --     92,000   1,665       --          --      (1,665)
                         ---------  ---   -------  ------    ------    --------   --------
Balance, December 31,
 1996................... 1,447,582   14   215,000   3,707     3,126     (12,048)   (12,615)
 Net loss...............       --   --        --      --        --       (3,449)    (3,449)
 Preferred dividend
  declared..............       --   --        --      --        --         (445)      (445)
 Issuance of stock--
  401(k)................       --   --    (10,500)   (174)      --          --         174
 Purchase of treasury
  stock.................       --   --     18,500     370       --          --        (370)
                         ---------  ---   -------  ------    ------    --------   --------
Balance, December 31,
 1997................... 1,447,582   14   223,000   3,903     3,126     (15,942)   (16,705)
 Net loss...............       --   --        --      --        --      (10,988)   (10,988)
 Preferred dividend
  declared..............       --   --        --      --        --         (300)      (300)
                         ---------  ---   -------  ------    ------    --------   --------
Balance, December 18,
 1998................... 1,447,582  $14   223,000  $3,903    $3,126    $(27,230)  $(27,993)
                         =========  ===   =======  ======    ======    ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                  Year ended
                                                 December 31,     Period ended
                                                ----------------  December 18,
                                                 1996     1997        1998
                                                -------  -------  ------------
Cash flows from operating activities:
Net loss....................................... $(2,074) $(3,449)   $(10,988)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities--
  Depreciation and amortization................   2,447    4,484       4,437
  Loss (gain) on disposal of fixed assets......      45      115        (251)
  Deferred income taxes........................     --       --       (1,576)
  Changes in assets and liabilities, exclusive
   of acquisitions
  (Increase) decrease in--
    Restricted cash............................     309     (227)         16
    Accounts receivable, net...................  (1,565)  (1,729)      4,076
    Inventories, prepaid expenses and
     advances..................................     718     (155)        516
    Other assets...............................    (348)     527        (330)
  Increase (decrease) in--
    Accounts payable...........................   2,266     (427)      3,163
    Accrued expenses...........................   2,584    4,098       1,865
                                                -------  -------    --------
      Net cash provided by operating
       activities..............................   4,382    3,237         928
                                                -------  -------    --------
Cash flows from investing activities:
Additions to property, plant and equipment.....  (3,356)  (7,273)     (1,586)
Net proceeds from sale of property, plant and
 equipment.....................................     117      530         647
Acquisitions, net of cash acquired.............  (1,421)    (748)        --
(Increase) decrease in cash surrender value,
 net of increase in policy loans...............     (26)     202         (12)
                                                -------  -------    --------
      Net cash (used in) investing activities..  (4,686)  (7,289)       (951)
                                                -------  -------    --------
Cash flows from financing activities:
Dividends paid.................................    (445)    (445)       (300)
Borrowings under revolving line of credit......   1,430    4,453       2,146
Issuance (repayment) of long--term debt........   1,473    3,419         978
Net (repayment) of notes payable...............  (1,292)  (2,529)       (540)
Redemption of convertible preferred stock......     --      (640)       (622)
Redemption of redeemable common stock..........     --       --         (350)
(Repurchase) issuance of treasury stock........  (1,665)    (370)        --
                                                -------  -------    --------
      Net cash (used in) provided by financing
       activities..............................    (499)   3,888       1,312
                                                -------  -------    --------
      Net increase (decrease) in cash..........    (803)    (164)      1,289
Cash at beginning of year......................   1,533      730         566
                                                -------  -------    --------
Cash at end of period.......................... $   730  $   566    $  1,855
                                                =======  =======    ========
Supplemental disclosures of:
  Cash flow information--
  Cash payments for--
    Interest................................... $   934  $ 3,501    $  4,200
                                                =======  =======    ========
    Income taxes............................... $ 1,825  $    21    $  1,780
                                                =======  =======    ========
  Non-cash flow information--
    Purchase price financed by seller.......... $13,947  $ 6,292    $    --
                                                =======  =======    ========
    Liabilities assumed........................ $   724  $   560    $    --
                                                =======  =======    ========
    Stock issued to ESOP....................... $   --   $   174    $    871
                                                =======  =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (in thousands, except share amounts)

1. Nature of Business

   Merkert Enterprises, Inc. ("Merkert Enterprises") is a broker of food and various food-related products. Merkert Enterprises provides sales, marketing and merchandising services to manufacturers ("Manufacturers") of consumer goods and serves as an intermediary between the Manufacturers and retailers and wholesalers of the consumer goods. Merkert Enterprises also provides development, inventory management and procurement and packaging services of private label frozen fruit and vegetable products for several retailers. Merkert Enterprises primarily operates throughout the northeast and mid-Atlantic regions of the United States.

   On May 20, 1998, and as amended from time to time, Merkert Enterprises entered into a stock purchase agreement with Merkert American Corporation and the stockholders of Merkert Enterprises (the "Purchase Agreement"). On December 18, 1998, pursuant to the Purchase Agreement and simultaneously with an Initial Public Offering of Merkert American Corporation common stock (collectively the "Combination"), Merkert American Corporation purchased all of the outstanding shares of common and convertible redeemable preferred stock of Merkert Enterprises. The consideration paid by Merkert American Corporation was approximately $31,000 in cash and 1,166,667 shares of its common stock. The cash portion of the consideration does not reflect approximately $17,200 of payments made by Merkert Enterprises of certain federal and state tax obligations resulting from the settlement of an examination of Merkert Enterprises's tax filings for 1992, 1993 and 1994. See further discussion in
Note 9.

   On December 18, 1998, as a result of the Combination, Merkert Enterprises became a wholly-owned subsidiary of Merkert American Corporation.

2. Summary of Significant Accounting Policies

 Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of Merkert Enterprises and its wholly-owned subsidiary Merkert Laboratories, Inc. These financial statements reflect the historical balance sheets of Merkert Enterprises as of December 31, 1996 and 1997 and the statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

 Revenue Recognition

   Commissions are earned and recognized upon shipment by the Manufacturer to the retailer or wholesaler. Merkert Enterprises recognizes product sales revenue upon shipment.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


 Fair Value of Financial Instruments

   Effective December 31, 1995, Merkert Enterprises adopted Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 requires that Merkert Enterprises disclose estimated fair values for certain of its financial instruments. Merkert Enterprises's financial instruments consist of cash, restricted cash, accounts receivable, notes payable, accounts payable and long-term debt. The carrying value of Merkert Enterprises's financial instruments approximates fair value at December 31, 1996 and 1997.

 Concentration of Credit Risk

   Financial instruments that potentially subject Merkert Enterprises to concentrations of credit risk principally consist of trade receivables. Merkert Enterprises's trade receivables result primarily from commission sales. Merkert Enterprises maintains reserves for potential credit losses and such losses have been immaterial.

 Inventories

   Inventories are primarily finished goods and consist of price marking guns and labels as well as other supplies sold to retailers. Inventories are stated at the lower of cost or market and are valued on a first-in, first-out (FIFO) basis.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed principally by accelerated methods over the estimated useful lives of the assets. See Note 4.

 Intangibles

   Intangibles consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
    Goodwill.................................................  $17,160  $20,595
    Noncompete agreements....................................    1,857    5,883
                                                               -------  -------
                                                                19,017   26,478
    Accumulated amortization.................................     (990)  (2,865)
                                                               -------  -------
                                                               $18,027  $23,613
                                                               =======  =======

   Goodwill, the excess of the acquired business purchase price over the fair value of the acquired assets, is amortized on a straight-line basis over estimated useful lives that range from 10 to 20 years. Noncompete agreements are amortized on a straight-line basis over the life of the respective agreement. Amortization expense was $861, $2,615 and $2,607 for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, respectively.

                   MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                     (in thousands, except share amounts)


 Income Taxes

   Merkert Enterprises provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 recognizes tax assets and liabilities for the cumulative effect of all temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rates which will be in effect when these differences are expected to reverse.

 Impairment of Long-Lived Assets

   Merkert Enterprises evaluates the carrying value of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Accordingly, Merkert Enterprises evaluates the carrying value of its long-lived assets, including property and equipment and goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under SFAS No. 121, an assessment is made to determine whether the sum of the expected future undiscounted cash flows from the use of the assets and eventual disposition is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows for the applicable operation or independent appraisal). At December 31, 1996 and 1997 and December 18, 1998, management believes no such impairment of assets was indicated.

 Accrued Expenses

   Accrued expenses consist of the following:

                                                                  December 31,
                                                                 ---------------
                                                                  1996    1997
                                                                 ------- -------
   Compensation................................................. $ 3,125 $ 3,589
   Taxes........................................................  14,353  16,972
   Other........................................................   6,366   7,381
                                                                 ------- -------
                                                                 $23,844 $27,942
                                                                 ======= =======

 Restructuring

   Merkert Enterprises incurred restructuring charges in the period ended December 18, 1998 of $5,987 in connection with severance and other costs incurred prior to the Combination. Payments of $975 were made prior to December 31, 1998. The balance of the restructuring charges of $5,012 have been, or will be paid, subsequent to December 31, 1998.

3. Acquisitions

   Merkert Enterprises completed acquisitions of several food brokerage businesses during 1996 and 1997.

   The acquisitions were accounted for using the purchase method of accounting; accordingly, the results of operations are included in the accompanying consolidated financial statements from their respective dates of acquisition. The purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. A portion of the purchase price in certain acquisitions is payable contingent upon achieving defined performance criteria. Merkert Enterprises's policy is to estimate the net present value of the expected payments and record that amount as part of the purchase price. Merkert

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)

Enterprises records any ultimate changes to the estimate as an adjustment to the goodwill. Purchase price in excess of net identified tangible and intangible assets is recorded as goodwill and amortized on a straight-line basis over periods ranging from 10 to 20 years. The following is a summary of the acquisitions that were consummated in 1996 and 1997:

                                 Purchase Price
                                ------------------
                                                     Net
                                                   Tangible
                                 Cash    Financed   Assets
                          Date   Paid    by Seller Acquired Goodwill Intangible
                          ----- -------  --------- -------- -------- ----------
ABD Sales, Inc........... 10/96 $(1,121)  $(9,275)   $(63)  $10,147    $ 312
DelGrosso-Richardson-
 Morrison, Inc........... 10/96    (300)   (4,672)     88     3,554    1,330
Toomey-Delong, Inc.......  1/97    (635)   (5,144)    593     1,160    4,026
Luciano..................  1/97    (113)   (1,148)   (405)    1,666      --

   Had each of these acquisitions been consummated on January 1, 1996, the unaudited pro forma revenues and net loss for Merkert Enterprises for the year ended December 31, 1996 would have been $164,877 and $(1,787), respectively.

4. Property, plant and equipment

   Property, plant and equipment are comprised of the following at December 31, 1996 and 1997:

                                                                     Depreciable
                                                                        Life
                                                       1996   1997    In Years
                                                      ------ ------- -----------
   Land.............................................. $  693 $   693      --
   Buildings.........................................  5,780  10,113    25-39
   Furniture and equipment...........................  4,744   5,590        5
   Data processing...................................  4,010   5,497        3
   Motor vehicles....................................  1,061     354        5
   Leasehold improvements............................  1,036     217        5
                                                      ------ -------
                                                      17,324  22,464
   Less-Accumulated depreciation.....................  9,169   9,836
                                                      ------ -------
                                                      $8,155 $12,628
                                                      ====== =======

   Depreciation expense for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, was $1,586 and $1,869 and $1,830, respectively.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


5. Long-Term Debt

   As of December 31, debt consists of the following:

                                                                 1996    1997
                                                                ------- -------
   Revolving line of credit.................................... $ 1,430 $ 5,883
   Bank mortgage and term loans................................   2,834   6,253
   Subordinated promissory notes...............................   1,951   1,242
   Leases......................................................     --      186
   Acquisition Agreement-DRM...................................   4,577   3,532
   Acquisition Agreement-ABD...................................   8,723   8,513
   Acquisition Agreement-FSS...................................     625     327
   Acquisition Agreement-Luciano...............................     --    1,345
   Acquisition Agreement-Toomey-DeLong.........................     --    4,509
   Other.......................................................     277     149
                                                                ------- -------
                                                                 20,417  31,939
   Less-Current maturities.....................................   4,827  10,661
                                                                ------- -------
     Net long-term debt........................................ $15,590 $21,278
                                                                ======= =======

   On October 31, 1996, Merkert Enterprises entered into an $8,500 secured revolving line of credit agreement with a bank. The revolving line of credit bears interest at the bank's base rate (8.5% at December 31, 1997). On December 23, 1997, the revolving line of credit agreement was amended to extend the term of the agreement through February 1, 1999. On December 18, 1998, the then outstanding balance under this agreement of $8,000 was paid off in connection with the Combination.

   On September 5, 1996, a bank mortgage secured by a building was refinanced and Merkert Enterprises entered into a new loan agreement with a bank. The agreement provided for a $4,335 mortgage loan and amended the existing term loan to increase the availability under the loan to $2,765. Proceeds from these borrowings were used to refinance the old bank mortgage note, existing commercial promissory note, and to fund construction of Merkert Enterprises's new office space. The mortgage loan required monthly interest payments only, beginning October 5, 1996 through July 5, 1997. Effective July 5, 1997, both principal and interest were due monthly. The mortgage loan matured September 5, 2006, at which time a balloon payment of the remaining balance would have been due. On February 13, 1998, Merkert Enterprises entered into a $9,500 secured mortgage agreement, effective April 1, 1998, with a real estate lender that replaced their existing mortgage and term loans. The mortgage note bears interest at 8.56%. The loan requires monthly payments of $82, beginning April 1, 1998 and matures March 1, 2018.

   In September 1995, Merkert Enterprises repurchased 115,000 shares of common stock for an aggregate purchase price of $1,909. Merkert Enterprises paid $581 in cash and delivered an unsecured promissory note in the amount of $1,328. The note requires three annual principal payments of $443 and bears interest at 8.75%.

   In February 1996, Merkert Enterprises repurchased 92,000 shares of common stock for an aggregate purchase price of $1,665. Merkert Enterprises paid $333 and delivered an unsecured subordinated promissory note in the amount of $1,332. The note requires five annual principal payments of $266 and bears interest at 8.25%.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


   In July 1997, Merkert Enterprises elected to repurchase 8,000 shares of common stock for an aggregate purchase price of $160. At December 31, 1997, Merkert Enterprises had delivered an unsecured subordinated promissory note in settlement of this obligation.

   The amounts due under the acquisition agreements represent the total estimated payments to be made pursuant to these agreements. The total estimated payments have been discounted using a rate of approximately 10%. In connection with the Combination, the then outstanding balances of the Luciano and Toomey-Delong obligations aggregating approximately $5,089 were paid in full on December 18, 1998. The amount then outstanding under the ABD obligation of approximately $9,000 is held in escrow pending the resolution of the matter discussed in Note 9. The remaining obligations under the acquisition agreements are unsecured, payable in quarterly installments and extend through 2006.

   Future principal payments on long-term debt as of December 31, 1997 for the years ending December 31, were as follows:

      1998................................. $ 4,778
      1999.................................   3,049
      2000.................................   2,726
      2001.................................   1,899
      2002.................................   2,084
      Thereafter...........................  11,520
                                            -------
        Total.............................. $26,056
                                            =======

6. Employee Benefit Plans

   Merkert Enterprises sponsors the Merkert Enterprises, Inc. Employee Stock Ownership Plan and Trust ("ESOP"). On January 1, 1997, Merkert Enterprises amended its ESOP to provide for a contributory plan under the provisions of
Section 401(k) (the"401(k) Plan") of the Internal Revenue Code. As of January 1, 1997, eligible employees can make voluntary contributions to the 401(k) Plan.

   Under the provisions of the 401(k) Plan, Merkert Enterprises currently matches 100% of an eligible employee's contribution up to certain limits determined by Merkert Enterprises (currently 4%) of the employee's salary. Prior to the adoption of the 401(k) Plan, Merkert Enterprises's contributions were made at the discretion of the Board of Directors.

   For the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, Merkert Enterprises expensed approximately $1,249, $988 and $1,311, respectively, under the terms of the ESOP and 401(k) Plans. On December 23, 1997, the Board of Directors authorized the issuance to the ESOP of 51,600 shares held as treasury stock to satisfy the fiscal 1997 obligation. The common stock was issued to the 401(k) at fair value based on an independent appraisal.

   At December 31, 1997, the ESOP owned 25% of the common stock and 100% of the redeemable convertible preferred stock outstanding. On December 18, 1998, these shares were purchased by Merkert Enterprises American Corporation as part of the Combination. See Note 1.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


7. Convertible Redeemable Preferred Stock

   The convertible redeemable preferred stock was issued in September 1991. Each share is convertible into one share of common stock under certain circumstances. The convertible redeemable preferred stock is subject to a cumulative annual dividend of $1.875 per share and has pro rata participation rights in any common stock dividends. The convertible redeemable preferred stock is redeemable by the holder at any time, only to the extent necessary for such holder to provide for distributions to participants in the ESOP. The preferred stock is redeemable at a price equal to the greater of the appraised value per share or $26.785 per share plus any unpaid dividends. All shares of common and convertible redeemable preferred stock have equal voting rights. On December 18, 1998, these shares were purchased by Merkert Enterprises American Corporation as part of the Combination. See Note 1.

8. Contingencies

   Merkert Enterprises is involved in various legal proceedings that have arisen in the ordinary course of business. Management believes the outcome of such legal proceedings will not have a material adverse impact on Merkert Enterprises's consolidated financial position or results of operations.

9. Commitments

 Promotional Funds

   Certain Manufacturers provide Merkert Enterprises with funds to be used solely for advertising and other promotional activities. At December 31, 1996 and 1997, Merkert Enterprises had cash of $368 and $595, respectively, use of which was restricted to payment for promotional activities on behalf of its Manufacturers. The offsetting liability is included in accrued liabilities in the balance sheet at December 31, 1996 and 1997.

 Legal Proceedings

   Merkert Enterprises has received written notice from the seller of a food brokerage business acquired by Merkert Enterprises alleging that Merkert Enterprises has breached certain covenants contained in an agreement with such seller, claiming that such breaches have caused the acceleration of certain obligations of Merkert Enterprises to such seller and have filed an arbitration demand which is currently pending before the American Arbitration Association. Merkert Enterprises believes that this matter, if determined adversely to Merkert Enterprises, would not have a material adverse effect on Merkert Enterprises.

 Leases

   Merkert Enterprises leases certain office and warehouse facilities under operating leases expiring on various dates through 2005.

   Rental costs, including real estate taxes, amounted to approximately $3,469, $4,386 and $3,489 in 1996, 1997 and for the period ended December 18, 1998, respectively.

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


10. Income Taxes

   The provision (benefit) for income taxes is as follows:

                                                    Year ended     Period ended
                                                   December 31,    December 18,
                                                  ---------------  ------------
                                                   1996    1997        1998
                                                  ------  -------  ------------
   Federal--
     Current....................................  $  603  $   (82)   $   --
     Deferred...................................     --       --         --
                                                  ------  -------    -------
                                                     603      (82)       --
                                                  ------  -------    -------
   State--
     Current....................................     201      (27)       --
     Deferred...................................     --       --         --
                                                  ------  -------    -------
                                                     201      (27)       --
                                                  ------  -------    -------
                                                  $  804  $  (109)   $   --
                                                  ======  =======    =======

   A reconciliation between the provision for income taxes computed at U.S.
federal statutory rates and the effective rates reflected in the accompanying consolidated statements of operations are as follows:

                                                    Year ended     Period ended
                                                   December 31,    December 18,
                                                  ---------------  ------------
                                                   1996    1997        1998
                                                  ------  -------  ------------
   U.S. federal statutory provision.............  $ (432) $(1,210)   $(3,726)
   State income taxes, net of federal income tax
    effect......................................     (76)    (213)      (585)
   Change in valuation allowance................   1,137    1,613      4,399
   Permanent items..............................     314      459        702
   Other........................................    (139)    (758)      (790)
                                                  ------  -------    -------
     Effective tax provision....................  $  804  $  (109)   $   --
                                                  ======  =======    =======

                    MERKERT ENTERPRISES, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


   The tax effect of temporary differences which give rise to deferred income tax assets (liabilities) are as follows:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Assets--
     Accrued interest........................................... $1,900  $2,487
     Intangibles................................................    244   1,737
     Receivable reserves........................................     90     230
     Health insurance...........................................     15     240
     Net operating loss carryforwards...........................    --      164
     Alternative minimum tax credit.............................    --      157
     Other......................................................  1,255   1,062
                                                                 ------  ------
       Total assets.............................................  3,504   6,077
     Valuation allowance........................................ (3,390) (5,003)
                                                                 ------  ------
       Total assets, net of valuation allowance.................    114   1,074
                                                                 ------  ------
   Liabilities--
     Property basis differences.................................    --     (264)
     Prepaid expenses...........................................   (114)   (164)
     Other......................................................    --     (646)
                                                                 ------  ------
       Total liabilities........................................   (114) (1,074)
                                                                 ------  ------
       Net assets (liabilities)................................. $  --   $  --
                                                                 ======  ======

   Merkert Enterprises has provided a valuation allowance on the portion of the net deferred tax assets that are not likely to be realized. The valuation allowance increased in fiscal 1997 and fiscal 1996 by approximately $1,613 and $1,137, respectively.

   Merkert Enterprises's federal and state tax filings for 1992, 1993 and 1994 were audited by tax authorities. On May 18, 1998, Merkert Enterprises entered into a settlement with the Internal Revenue Service which resolved matters raised by them in the examinations. In connection with the settlement, Merkert Enterprises agreed to pay approximately $17,200, in the aggregate, to both the Internal Revenue Service and the applicable state tax authorities. The amount of the settlement did not differ materially from recorded reserves. On December 18, 1998, pursuant to the Combination, the former stockholders of Merkert Enterprises used a portion of the cash proceeds received to pay the tax settlement.

   In May 1998, Merkert Enterprises became subject to an audit with respect to its federal income tax returns for its fiscal years 1995, 1996 and 1997. Merkert Enterprises has established reserves in various years that it believes will be adequate to cover any potential liability, however the ultimate outcome of this matter is uncertain.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rogers-American Company, Inc. and Subsidiary:

   We have audited the accompanying consolidated balance sheets of Rogers-American Company, Inc. ("Rogers-American") and Subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998. These financial statements are the responsibility of Rogers American's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rogers-American and Subsidiary as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 30, 1999

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                      (in thousands, except share amounts)

                                                               1996     1997
                                                              -------  -------
                           ASSETS
Current assets:
  Cash....................................................... $   730  $   556
    Restricted cash..........................................     220      505
    Accounts receivable, less allowance for doubtful accounts
     of $484 and $799, respectively..........................   6,413    9,072
    Prepaid expenses and advances............................     292      218
    Income taxes receivable..................................     512      --
    Deferred tax asset.......................................     546      639
                                                              -------  -------
      Total current assets...................................   8,713   10,990
                                                              -------  -------
Property, plant and equipment, net...........................   5,953    5,931
                                                              -------  -------
Intangibles, net of amortization.............................  20,519   18,671
                                                              -------  -------
Other assets:
  Cash value of life insurance, net..........................   2,449    3,239
    Deferred tax asset.......................................     117      149
    Other assets.............................................      10       19
                                                              -------  -------
      Total other assets.....................................   2,576    3,407
                                                              -------  -------
      Total assets........................................... $37,761  $38,999
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt....................... $ 6,344  $ 1,949
    Accounts payable.........................................   3,087    2,034
    Accrued expenses.........................................   3,971    3,880
                                                              -------  -------
      Total current liabilities..............................  13,402    7,863
                                                              -------  -------
Long-term debt, less current maturities......................  24,849   30,830
                                                              -------  -------
Other liabilities............................................     316      479
                                                              -------  -------
Commitments and contingencies
Stockholders' deficit:
  Common stock, $1.00 par value--
    Authorized--100,000 shares
    Issued--955 shares.......................................       1        1
  Additional paid-in capital.................................     149       37
  Accumulated deficit........................................    (956)    (211)
                                                              -------  -------
      Total stockholders' deficit............................    (806)    (173)
                                                              -------  -------
      Total liabilities and stockholders' deficit............ $37,761  $38,999
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                  Year ended      Period ended
                                                 December 31,     December 18,
                                                ----------------  ------------
                                                 1996     1997        1998
                                                -------  -------  ------------
Revenues:
Commissions.................................... $63,311  $82,985    $ 79,558
Operating expenses:
  Selling expenses.............................  50,614   63,361      76,894
  General and administrative...................  10,944   13,023      15,226
  Depreciation and amortization................   1,646    2,516       2,439
  Restructuring expense........................     --       --          948
                                                -------  -------    --------
    Operating income (loss)....................     107    4,085     (15,949)
Interest expense...............................  (1,656)  (2,536)     (2,617)
                                                -------  -------    --------
Income (loss) before provision for income
 taxes.........................................  (1,549)   1,549     (18,566)
Provision (benefit) for income taxes...........    (460)     804        (677)
                                                -------  -------    --------
  Net income (loss)............................ $(1,089) $   745    $(17,889)
                                                =======  =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      (in thousands, except share amounts)

                          Common Stock,
                         $1.00 Par Value
                         ------------------
                                                          Retained
                                             Additional   Earnings
                                              Paid-in   (Accumulated
                         Shares     Amount    Capital     Deficit)    Total
                         --------   -------  ---------- ------------ --------
Balance, December 31,
 1995...................    1,091    $    1   $   225     $    133   $    359
Net loss................      --        --        --        (1,089)    (1,089)
Redemption of 59
 shares.................      (59)      --        (76)         --         (76)
                         --------    ------   -------     --------   --------
Balance, December 31,
 1996...................    1,032         1       149         (956)      (806)
Net income..............      --        --        --           745        745
Redemption of 76.4
 shares.................      (77)      --        --                     (112)
                         --------    ------   -------     --------   --------
Balance, December 31,
 1997...................      955         1        37         (211)      (173)
Net loss................      --        --        --       (17,889)   (17,889)
Transfer of ownership
 interest...............      --        --     10,319          --      10,319
                         --------    ------   -------     --------   --------
Balance, December 18,
 1998...................      955    $    1   $10,356     $(18,100)  $ (7,743)
                         ========    ======   =======     ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                   Year ended      Period ended
                                                  December 31,     December 18,
                                                 ----------------  ------------
                                                  1996     1997        1998
                                                 -------  -------  ------------
Cash flows from operating activities:
Net income (loss)..............................  $(1,089) $   745    $(17,889)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities--
  Compensation expense.........................      --       --       15,529
  Depreciation and amortization................    1,646    2,516       2,438
  Loss on disposal of fixed assets.............      --       --           91
  Deferred income taxes........................     (500)    (126)        612
Changes in assets and liabilities, exclusive of
 acquisitions (Increase) decrease in--
  Restricted cash..............................      (20)    (285)        131
  Accounts receivable, net.....................   (1,707)  (2,659)        148
  Income taxes receivable......................     (512)     512      (1,147)
  Prepaid expenses and advances................      (77)      74         (10)
  Other assets.................................       29       (9)        (41)
 Increase (decrease) in--
  Accounts payable.............................    1,588   (1,053)        729
  Accrued expenses.............................      129      (91)      2,646
  Other liabilities............................      711     (572)        --
                                                 -------  -------    --------
   Net cash provided by (used in) operating
    activities.................................      198     (948)      3,237
                                                 -------  -------    --------
Cash flows from investing activities:
 Additions to property, plant and equipment....   (1,045)    (453)        (16)
 Acquisitions, net of cash acquired............  (11,231)    (192)        --
 (Increase) decrease in cash surrender value,
  net of increase in policy loans..............     (487)    (789)       (296)
  Net cash provided by (used in) investing
   activities..................................  (12,763)  (1,434)       (312)
                                                 -------  -------    --------
Cash flows from financing activities:
  Borrowings under revolving line of credit,
   net of repayments...........................    3,024    4,546        (553)
  Issuance of long-term debt...................   10,157      --          --
  Repayment of long-term debt..................      --    (2,226)     (2,656)
  Redemption of Common Stock...................      (76)    (112)        --
                                                 -------  -------    --------
   Net cash provided by (used in) financing
    activities.................................   13,105    2,208      (3,209)
                                                 -------  -------    --------
   Net increase (decrease) in unrestricted
    cash.......................................      540     (174)       (284)
Unrestricted cash at beginning of year.........      190      730         556
                                                 -------  -------    --------
Unrestricted cash at end of period.............  $   730  $   556    $    272
                                                 =======  =======    ========
Supplemental disclosures of cash flow
 information:
 Cash payments for--
  Interest.....................................  $ 1,635  $ 2,486    $  2,494
  Income taxes.................................  $   722  $   180    $    234
 Non-cash flow information--
  Purchase price financed by seller............  $10,626  $    48    $    --
  Liabilities assumed..........................  $ 1,227  $   --     $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                 ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (in thousands, except share amounts)

1. Nature of Business

   Rogers-American Company, Inc. ("Rogers-American") is a broker of food and various food-related products. Rogers-American provides sales, marketing and merchandising services to manufacturers ("Manufacturers") of consumer goods and serves as an intermediary between the Manufacturers and retailers and wholesalers of the consumer goods. Rogers-American primarily operates throughout the southeast and mid-Atlantic regions of the United States.

   On May 22, 1998 and as amended on November 16, 1998, Rogers-American entered into a stock purchase agreement with Merkert American Corporation and the stockholders of Rogers-American (the "Purchase Agreement"). On December 18, 1998, pursuant to the Purchase Agreement and simultaneously with an Initial Public Offering of Merkert American Corporation common stock (collectively the "Combination"), Merkert American Corporation purchased all of the outstanding shares of common stock of Rogers-American for approximately $25,635 in cash. On December 18, 1998, as a result of the Combination, Rogers-American became a wholly-owned subsidiary of Merkert American Corporation.

   In connection with the consummation of the Purchase Agreement, the former principal stockholders of Rogers-American transferred a portion of their shares of common stock to certain minority stockholders to compensate those employees for valuable prior services. As a result, the accompanying consolidated statement of operations includes a compensation charge of $10,319 and other non-recurring charges of approximately $5,210 for the period ended December 18, 1998. See Notes 2, 5 and 11.

2. Summary of Significant Accounting Policies

 Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of Rogers-American and its wholly-owned subsidiary Rogers-American Company of Florida, Inc. These financial statements reflect the historical balance sheets of Rogers-American as of December 31, 1996 and 1997 and the statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 18, 1998. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

 Revenue Recognition

   Commissions are earned and recognized upon shipment by the Manufacturer to the retailer or wholesaler.

 Fair Value of Financial Instruments

   Effective December 31, 1995, Rogers-American adopted Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires that

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)

Rogers-American disclose estimated fair values for certain of its financial instruments. Rogers American's financial instruments consist of cash, restricted cash, accounts receivable, accounts payable and long-term debt. The carrying value of Rogers American's financial instruments approximates fair value at December 31, 1996 and 1997.

 Concentration of Credit Risk

   Financial instruments that potentially subject Rogers-American to concentrations of credit risk consist principally of trade receivables. Rogers American's trade receivables result from commission sales. Rogers-American maintains reserves for potential credit losses and such losses have been immaterial.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. See
Note 4.

 Intangibles

   Intangibles consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Goodwill................................................... $17,283  $17,460
   Noncompete agreements......................................   6,589    6,604
                                                               -------  -------
                                                                23,872   24,064
   Accumulated amortization...................................  (3,353)  (5,393)
                                                               -------  -------
                                                               $20,519  $18,671
                                                               =======  =======

   Goodwill, the excess of the acquired business purchase price over the fair value of the acquired assets, is amortized on a straight-line basis over estimated useful lives that range from 5 to 20 years. Noncompete agreements are amortized on a straight-line basis over the life of the respective agreement. Amortization expense was $1,285, $2,040 and $1,946 for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, respectively.

 Cash Surrender Value of Life Insurance

   Included within other assets is the cash surrender value of life insurance, net of policy loans. Rogers-American maintains these life insurance policies with a face amount of $32,266 on certain officers and key employees. The cash surrender value of the policies amounted to $3,727 and $4,305, against which Rogers-American has loans of $1,278 and $1,066 on December 31, 1996 and December 31, 1997, respectively.

   In connection with the consummation of the Purchase Agreement, Rogers-American assigned the life insurance policies on key executives to certain former stockholders. As a result, the accompanying consolidated statements of operations includes a compensation charge of $3,535 for the period ended December 18, 1998.

 Income Taxes

   Rogers-American provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 recognizes tax assets and liabilities for the cumulative effect of all temporary

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)

differences between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to be in effect when these differences are expected to reverse.

 Impairment of Long-Lived Assets

   Rogers-American evaluates the carrying value of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of. Accordingly, Rogers-American evaluates the carrying value of its long-lived assets, including property and equipment and goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under SFAS No. 121, an assessment is made to determine whether the sum of the expected future undiscounted cash flows from the use of the assets and eventual disposition is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows for the applicable operation or independent appraisal). At December 31, 1996 and 1997 and December 18, 1998, management believes no such impairment of assets was indicated.

 Accrued Expenses

   Accrued expenses consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Payroll and employee benefits................................. $1,361 $  535
   Promotional funds.............................................    220    505
   Income taxes..................................................    996  1,270
   Health insurance..............................................    351    476
   Interest......................................................     49     99
   Other.........................................................    994    995
                                                                  ------ ------
                                                                  $3,971 $3,880
                                                                  ====== ======

 Restructuring

   Rogers-American incurred a restructuring charge of $948 in the period ended December 18, 1998 in connection with the Combination. Payments of $814 were made prior to December 31, 1998. The balance of the restructuring charges, $134, have been, or will be paid subsequent to December 31, 1998.

3. Acquisitions

   Rogers-American completed acquisitions of several food brokerage businesses during 1996 and 1997. The acquisitions were accounted for using the purchase method of accounting; accordingly, the results of operations are included in the accompanying consolidated financial statements from their respective dates of acquisition. The purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. A portion of the purchase price in certain acquisitions is payable contingent upon achieving defined performance criteria. Rogers American's policy is to estimate the net present value of the expected payments and record that amount as part of the purchase price. Rogers-American records any ultimate changes to the estimate as an adjustment to goodwill. Purchase price in excess of identified tangible and intangible assets is recorded as goodwill and amortized on a straight-line basis over periods ranging from 5 to 20 years. The following is a summary of the acquisitions that were consummated in 1996 and 1997.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


                                  Purchase Price     Net
                                  ---------------- Tangible
                                  Cash   Financed   Assets
                           Date   Paid   by Seller Acquired Goodwill Intangibles
                          ------- -----  --------- -------- -------- -----------
   G.B.S................    10/96 $ --    $  (982)   $288    $  555     $ 139
   Fitzwater............    11/96  (800)   (5,924)    800     4,739     1,185
   Sales Support, Inc...    11/96   --       (997)    --        --        997
   Tinney & Associates..    11/96   --     (1,377)    218       927       232
   Brown & Stagner......    11/96   --     (1,905)     97     1,446       362
   Others...............  Various   --     (1,001)     36       486       479

   Had each of these acquisitions been consummated on January 1, 1996, the unaudited pro forma revenues and net income (loss) for Rogers-American would have been $81,328 and $(1,033), respectively, for the year ended December 31, 1996 and $83,100 and $(771), respectively, for the year ended December 31, 1997.

4. Property, plant and equipment

   Property, plant and equipment are comprised of the following at December 31, 1996 and 1997:

                                                                    Depreciation
                                                                        Land
                                                       1996   1997    In Years
                                                      ------ ------ ------------
   Land.............................................. $  500 $  500     --
   Building..........................................  3,500  3,500      40
   Furniture and equipment...........................  3,117  3,476     5-7
   Motor vehicles....................................     79     79     3-5
   Leasehold improvements............................    694    789      20
                                                      ------ ------
                                                       7,890  8,344
   Less-Accumulated depreciation.....................  1,937  2,413
                                                      ------ ------
                                                      $5,953 $5,931
                                                      ====== ======

   Depreciation expense for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998 was $361, $476 and $492, respectively.

   In connection with the consummation of the Purchase Agreement, Rogers-American intends to sell its corporate headquarters and distribute the net cash proceeds to certain former stockholders.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


5. Long-Term Debt

   As of December 31, debt consists of the following:

                                                                 1996    1997
                                                                ------- -------
Revolving line of credit....................................... $ 3,824 $ 8,370
Mortgage loan..................................................   3,871   3,794
Acquisition Agreement-Clarke & Wittekind.......................   1,224   1,147
Acquisition Agreement-A.A. Green...............................   1,050     930
Acquisition Agreement-Dopson-Hicks.............................   2,659   2,396
Acquisition Agreement-G.B.S. ..................................     972     823
Acquisition Agreement-Fitzwater................................   6,812   5,193
Acquisition Agreement-Sales Support, Inc. .....................     997   1,002
Acquisition Agreement-Tinney & Associates......................   1,098     990
Acquisition Agreement-Brown & Stagner..........................   1,790   1,806
Other acquisitions.............................................   6,800   6,268
Bank-Notes payable.............................................      96      60
                                                                ------- -------
                                                                 31,193  32,779
Less-Current maturities........................................   6,344   1,949
                                                                ------- -------
  Net long-term debt........................................... $24,849 $30,830
                                                                ======= =======

   On November 8, 1996, Rogers-American entered into a $10,000 secured revolving credit facility with a bank. The revolving line of credit bears interest at a variable rate based on the lesser of the bank's prime rate or LIBOR plus 2.7%, (8.67% at December 31, 1997). Interest is payable monthly. In April 1998, the revolving line-of-credit agreement was amended to extend the term of the agreement through January 31, 1999. Rogers-American's borrowings under the agreement are limited to certain percentages of eligible receivables and cash surrender value of life insurance. The line is collateralized by commission receivables, cash value of life insurance, intangible assets and proceeds thereof. At December 31, 1997, Rogers-American had available to it, unused borrowing capacity of $1,630 under the line of credit. The agreement contains certain restrictive covenants. At December 31, 1997, Rogers-American was in compliance with these covenants. On December 18, 1998, in connection with the Combination, the then outstanding balance of $7,817 of this debt was fully repaid.

   A mortgage note was entered into in February 1991 and refinanced in February 1995. The note is secured by land, building and fixtures. The note bears interest at 8.5% with monthly payments of $34 including interest through December 1999 and a balloon payment of $3,646 on January 2000.

   The amounts due under the acquisition agreements represent the total estimated payments to be made pursuant to these agreements. The total estimated payments have been discounted using a rate of approximately 8%. The amounts due under these notes payable are unsecured and extend through 2011. These amounts are payable in either monthly or quarterly installments.

   Rogers-American has the following debt resulting from business acquisitions:

   Bay Brokerage--Unsecured notes payable bearing interest at 10% per annum with monthly payments of $4 through June 2007 and various other assumed liabilities with various payments through September 2007. In connection with the Combination, the then outstanding balance of approximately $2,448 was paid in full on December 18, 1998.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


   T&M--Unsecured notes payable bearing interest at 8% per annum, with monthly payments of $2 through September 1999 and $6 through September 2004.

   G.B.S.--Unsecured note payable bearing interest at 7% per annum with monthly payments of $1 starting October 1998 through January 2000. Unsecured note payable bearing interest at 7% per annum with monthly payments of $8 starting October 1997 through September 1998, $7 through September 2005, $5 through August 2006, and one final payment of $7 due on September 2006. Unsecured note payable bearing interest at 7% per annum with monthly payments of $1 starting October 1999 through September 2009. In connection with the Combination, the then outstanding balance of approximately $701 was paid in full on December 18, 1998.

   Tinney & Associates--Unsecured note payable with imputed interest at 10% per annum, with monthly payments of $6 through July 2000.

   Brown & Stagner--Unsecured note payable with imputed interest of 8% per annum and monthly payments of $3 through July 2000.

   Clarke & Wittekind--Unsecured note payable with imputed interest of 7.8% per annum and monthly payments of $1 through March 2005. In connection with the Combination, approximately $501 of the then outstanding balance of approximately $986 was paid on December 18, 1998.

   Dopson-Hicks--Note payable secured by certain tangible assets and stock of the subsidiary bearing interest at 8% per annum and monthly payments of $13 through October 2000, $33 through October 2005 and $21 through October 2010. In connection with the Combination, the then outstanding balance of approximately $2,271 was paid in full on December 18, 1998. Additionally, in connection with the Combination, the Company recorded a compensation charge of $675 for the period ended December 18, 1998.

   Rogers-American has unsecured notes payable to various banks bearing interest at 10% and 8.5% with monthly payments of $3 and $1 through June 1999 and through February 2000, respectively.

   Future principal payments on long-term debt as of December 31, 1997 for the years ending December 31, are as follows:

   1998................................................................. $ 1,949
   1999.................................................................  10,593
   2000.................................................................   5,688
   2001.................................................................   2,207
   2002.................................................................   2,144
   Thereafter...........................................................  10,198
                                                                         -------
     Total.............................................................. $32,779
                                                                         =======

6. Employee Benefit Plans

   Rogers-American sponsors the Rogers-American Company, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan") under the provisions of Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all employees, except flexible part-time employees, who are at least 21 years of age with at least six months of employment service. These eligible employees can make voluntary contributions to the 401(k) Plan.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


   Under the provisions of the 401(k) Plan, Rogers-American currently matches 25% of an eligible employee's contribution up to certain limits determined by Rogers-American (currently 6%) of the employee's salary. On an annual basis, Rogers-American may make a discretionary contribution into the profit sharing component of the 401(k) Plan. For the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, Rogers-American expensed approximately $615, $403 and $444, respectively, under the terms of the 401(k) Plan.

7. Postretirement Benefits

   Rogers-American provides medical and dental benefits to certain eligible former employees and their eligible dependents (the "Postretirement Plan"). The accumulated postretirement benefit obligation, which is unfunded, is recorded in Accrued expenses in the accompanying consolidated balance sheets. This obligation was determined using an estimated discount rate of 8% based on estimated payments required over future periods. An increase of 1% in health care cost rates would not have a material effect on Rogers American's financial position or results of operations.

8. Contingencies

   Rogers-American is subject to various legal proceedings that arise in the ordinary course of business. Based on the opinion of Rogers American's external legal counsel, management believes the outcome of such legal proceedings will not have a material adverse impact on Rogers American's consolidated financial position or results of operations.

9. Commitments

   Several key employees of Rogers-American have employment agreements that contain incentive bonus awards. The awards are discretionary in nature and are in effect for the period from 1999 to 2007. As of December 31, 1997, Rogers-American has not accrued a liability for these awards and no amount is due for the year ended December 31, 1997. Rogers-American may terminate any of the employment agreements for just cause without incurring any liability.

   Rogers-American has various supplemental pension agreements with individual employees. These agreements provide benefits to those individuals at age 65 or upon the termination of their employment with Rogers-American, whichever is later. The estimated liability under the agreement is being accrued over the expected remaining years of employment on a present value basis. At December 31, 1996 and 1997, Rogers-American had accrued approximately $316 and $479, respectively. The vested benefits are payable in 120 equal monthly installments subsequent to the employee's separation or retirement from Rogers-American. The amount expensed under these agreements for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998 was $0, $163 and $0, respectively. As a condition of the acquisition of Rogers-American by Merkert American Corporation, all but one of the supplemental pensions were voided. The remaining obligation of $246 has been fully reflected in Rogers American's consolidated financial statements.

   Certain of Rogers American's former shareholders, as a group, lease a sales office located in North Carolina to Rogers-American. The annual rental of approximately $88 is at fair value in the estimation of management. The lease expires in 2003.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)

 Promotional Funds

   Certain of Rogers American's Manufacturers provide Rogers-American with funds to be used solely for marketing, advertising and other promotional activities. At December 31, 1997, Rogers-American had cash of $505 which use was restricted to payment of promotional funds on behalf of its Manufacturers. An offsetting promotional funds liability was recorded in the balance sheet at December 31, 1997. At December 31, 1996, Rogers-American had $220 of restricted cash and promotional funds liability on the balance sheet.

 Legal Proceedings

   Rogers-American has received written notice from the sellers of a food brokerage business acquired by Rogers-American alleging breach of certain covenants contained in an agreement with such seller claiming such breaches have caused the acceleration of certain obligations of Rogers-American to the seller. In December 1998, Rogers-American entered into a settlement agreement with such sellers providing for the buyout of substantially all obligations to such sellers and a release of such sellers' security for a cash payment of $4,270 which payment was funded by Merkert American Corporation in the Combination on December 18, 1998.

 Leases

   Rogers-American leases certain office and warehouse facilities and automobiles under operating leases expiring on various dates through 2003.

   Rental costs, including real estate taxes, amounted to approximately $5,773, $7,985 and $7,778 for the years ended December 31, 1996 and 1997 and for the period ended December 18, 1998, respectively.

10. Related Party Transactions

   Rogers-American owns 49% of the outstanding voting common stock of an affiliated merchandising entity which began operations in 1997. In addition, Rogers-American has guaranteed a $500 line of credit with a bank to this affiliate. At December 31, 1997, approximately $75 was outstanding under the line of credit. Sales and net income (loss) of the affiliate for 1997 and 1998 were $922 and $(1) and $2,948 and $1, respectively. Total assets at December 31, 1997 were $218. Rogers-American had no trade receivables outstanding at December 31, 1997 from this affiliate. During 1997 and 1998, Rogers-American had no sales to this affiliate.

   Certain of Rogers American's former shareholders, as a group, owned 49% of the voting common stock of another affiliated entity. During 1996, 1997 and 1998, Rogers-American recorded commission revenues of approximately $230, $183 and $253 from this affiliate. Trade receivables at December 31, 1997 were $56.

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)

11. Income Taxes

   The provision (benefit) for income taxes is as follows:

                                                      Year ended
                                                     December 31,   Period ended
                                                     -------------- December 18,
                                                      1996   1997       1998
                                                     ------  ------ ------------
   Federal--
     Current........................................ $   30  $ 698     $(508)
     Deferred.......................................   (375)   (95)      --
                                                     ------  -----     -----
                                                       (345)   603      (508)
   State--
     Current........................................     10    232      (169)
     Deferred.......................................   (125)   (31)      --
                                                     ------  -----     -----
                                                       (115)   201      (169)
                                                     ------  -----     -----
                                                     $ (460) $ 804     $(677)
                                                     ======  =====     =====

   A reconciliation between the provision for income taxes computed at U.S. federal statutory rates and the effective rates reflected in the accompanying consolidated statements of operations are as follows:

                                                    Year ended
                                                   December 31,   Period ended
                                                   ---------------December 18,
                                                    1996    1997      1998
                                                   -------  ------------------
   U.S. federal statutory provision...............  $(527)  $ 527   $(6,312)
   State income taxes, net of federal income tax
    effect........................................     (74)    87      (872)
   Permanent items................................     171    140       713
   Valuation allowance............................     --     --      5,794
   Other..........................................     (30)    50       --
                                                   -------  -----   -------
     Effective tax provision......................  $(460)  $ 804   $  (677)
                                                   =======  =====   =======

   The tax effect of temporary differences which give rise to deferred income tax assets (liabilities) are as follows:

                                                                  December 31,
                                                                  -------------
                                                                  1996    1997
                                                                  ------ ------
   Assets--
     Net operating loss carryforwards............................ $ 362  $  --
     Tax credit carryforwards....................................    24     --
     Receivable reserves.........................................   189     312
     Other.......................................................   170     585
                                                                  -----  ------
       Total assets..............................................   745     897
                                                                  =====  ======
   Liabilities--
     Property basis differences..................................   (35)    (53)
     Other.......................................................   (47)    (56)
     Total liabilities...........................................   (82)   (109)
                                                                  -----  ------
       Net assets................................................ $ 663  $  788
                                                                  =====  ======

                  ROGERS-AMERICAN COMPANY, INC. AND SUBSIDIARY

                      (in thousands, except share amounts)


   In connection with the Combination, the Company has agreed to distribute approximately $1,000 of refundable income taxes to the selling shareholders. Accordingly, the accompanying consolidated statement of operations includes a compensation charge of $1,000.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             (Dollars in thousands)

Column A                 Column B   Column C   Column D   Column E    Column F
--------                 --------- ---------- ---------- ----------- ----------
                                   Additions  Additions  Deductions
                          Balance  charged to charged to Written off Balance of
                         beginning  Cost and    other      Against     end of
Description              of period  Expenses   accounts    Reserve     period
-----------              --------- ---------- ---------- ----------- ----------
December 31, 1998:
Allowance for doubtful
 accounts...............   $--        $--       $1,374      $--        $1,374
Restructuring reserve...    --         --        5,146       --         5,146

                      RICHMONT MARKETING SPECIALISTS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                March 31, 1999 December 31, 1998
                                                -------------- -----------------
                                                 (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents...................   $ 21,978,001    $ 26,633,832
  Accounts receivable net of allowance for
   doubtful accounts of $4,560,305 and
   $5,225,079, respectively...................     28,741,622      28,295,152
  Current portion of notes receivable.........        110,438         110,438
  Deferred taxes..............................      1,932,286       1,932,286
  Prepaid expenses and other current assets...      1,540,112         967,164
                                                 ------------    ------------
    Total current assets......................     54,302,459      57,938,872
Other assets..................................      6,663,861       7,047,070
Property and equipment, net...................     22,929,775      23,019,089
Intangible assets.............................     81,550,016      86,756,991
                                                 ------------    ------------
    Total assets..............................   $165,446,111    $174,762,022
                                                 ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................   $  3,063,406    $  5,085,651
  Accrued expenses............................     14,644,931       8,980,959
  Promotional advances........................      1,503,966       1,566,308
  Current portion of long-term obligations....      9,367,396       9,434,064
                                                 ------------    ------------
    Total current liabilities.................     28,579,699      25,066,982
Deferred taxes................................      9,649,740      10,025,601
Long-term obligations less current portion:
  Notes payable...............................    118,334,462     119,500,145
  Covenants not to compete....................      9,999,916      10,550,070
  Deferred compensation liabilities...........     30,024,955      30,324,378
  Capital lease obligations...................      1,283,775       1,421,609
                                                 ------------    ------------
Total long-term obligations...................    159,643,108     161,796,202
Other liabilities.............................        813,583         901,075
Redeemable common stock.......................            --              --
Shareholders' equity (deficit):
Common stock, $.01 stated value:
  Authorized shares--10,000,000
  Issued and outstanding shares--197,474......          1,975           1,975
  Additional paid-in capital..................     31,305,469      31,305,469
  Retained deficit............................    (63,042,096)    (52,829,915)
  Treasury stock at cost--59,839 shares.......     (1,505,367)     (1,505,367)
                                                 ------------    ------------
    Total shareholders' equity (deficit)......    (33,240,019)    (23,027,838)
                                                 ------------    ------------
    Total liabilities and shareholders' equity
     (deficit)................................   $165,446,111    $174,762,022
                                                 ============    ============

                             See accompanying notes

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Three months ended March 31,
                                                 ------------------------------
                                                      1999           1998
                                                 --------------  --------------
                                                  (unaudited)     (unaudited)
Revenues........................................ $   52,503,383  $  53,089,581
Expenses:
 Salaries.......................................     28,907,758     29,415,867
 Payroll taxes and benefits.....................      5,181,758      4,974,347
 Automobiles and related expenses...............      4,761,143      4,655,248
 Sales and marketing............................      3,790,164      3,229,277
 General and administrative.....................      9,172,887      6,974,565
 Depreciation and amortization..................      7,279,658      9,640,166
                                                 --------------  -------------
 Total expenses.................................     59,093,368     58,889,470
                                                 --------------  -------------
Operating loss..................................     (6,589,985)    (5,799,889)
Other income (expenses):
 Interest expense...............................     (4,297,530)    (4,315,623)
 Other income...................................        312,950        753,650
                                                 --------------  -------------
 Loss before income taxes.......................    (10,574,565)    (9,361,862)
 Income tax benefit.............................       (362,384)    (1,593,605)
                                                 --------------  -------------
 Net loss....................................... $  (10,212,181) $  (7,768,257)
                                                 ==============  =============
 Net loss per share............................. $       (74.20) $      (56.44)
                                                 ==============  =============


                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Three months ended March 31,
                                                 ------------------------------
                                                      1999           1998
                                                 --------------  --------------
                                                  (unaudited)     (unaudited)
Operating Activities:
Net loss........................................ $  (10,212,181) $  (7,768,257)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Provision for losses on accounts receivable...      4,015,258      2,008,500
  Compensation expense for stock appreciation
   rights.......................................         55,904            --
  Compensation expense related to deferred
   compensation plans...........................        300,411         11,334
  Amortization of intangible assets.............      5,851,057      8,314,884
  Depreciation..................................      1,428,601      1,325,282
  Amortization of debt issuance costs...........        170,555        131,131
  Imputed interest expense on deferred
   compensation, deferred payment agreements,
   and covenants not to compete.................        317,480        673,109
  Gain on disposal of assets....................        (16,281)       (26,195)
  Deferred income taxes.........................       (375,861)    (2,152,474)
  Changes in operating assets and liabilities:
   Accounts and notes receivable................     (4,461,728)    (4,086,589)
   Prepaid expenses and other current assets....       (500,825)      (315,087)
   Other assets.................................        (68,059)       367,605
   Accounts payable and accrued expenses........      3,506,649      1,804,184
   Income taxes payable.........................            --        (871,508)
   Promotional advances.........................         58,041        714,143
                                                 --------------  -------------
    Net cash provided by operating activities...         69,021        130,062
Investing activities:
Purchases of property and equipment.............     (1,410,554)    (1,879,695)
Proceeds from disposal of assets................        183,048         83,937
Cash paid in purchase of businesses.............        (72,123)           --
                                                 --------------  -------------
    Net cash used in investing activities.......     (1,299,629)    (1,795,758)
Financing activities:
Payment of professional fees related to bond
 offering.......................................            --        (310,567)
Principal payments on covenants not to compete
 and deferred payment agreements................     (1,628,380)    (1,771,070)
Principal payments on debt and lease
 obligations....................................     (1,796,843)    (1,435,234)
                                                 --------------  -------------
    Net cash used in financing activities.......     (3,425,223)    (3,516,871)
                                                 --------------  -------------
Net decrease in cash and cash equivalents.......     (4,655,831)    (5,182,567)
Cash and cash equivalents at beginning of
 period.........................................     26,633,832     41,393,614
                                                 --------------  -------------
Cash and cash equivalents at end of period...... $   21,978,001  $  36,211,047
                                                 ==============  =============

                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

       NOTES TO COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

   The accompanying unaudited consolidated financial statements have been prepared by Richmont Marketing Specialists Inc. (the "Richmont Marketing") in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Richmont Marketing for the periods indicated have been made. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date.

   Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These footnotes should be read in conjunction with the Company's historical financial statements.

2. Intangible Assets

   Intangible assets include goodwill, covenants not to compete, principal relationships, and trained workforce. Goodwill represents the excess of the purchase price over the fair value of net assets of various businesses acquired. Effective January 1, 1998, Richmont Marketing revised the estimated life of its goodwill related to prior acquisitions from ten to five years. Acquisitions prior to January 1, 1993 with unamortized goodwill at January 1, 1998 were written off in the first quarter of 1998. The net loss for the first quarter of 1998 would have decreased by $4.0 million without this change.

   Covenants not to compete are recorded at fair value based on independent appraisal and are being amortized over the term of the related agreement, generally three to ten years. Principal relationships and trained workforce are recorded at fair value based on independent appraisals and are amortized over periods ranging from one to seven years.

   Periodically, the carrying value of intangible assets is reviewed if the facts and circumstances suggest that they may be impaired. If the review indicates that the intangible assets will not be recoverable, as determined by the undiscounted cash flow method, the asset will be reduced to its estimated recoverable value.

3. Lines of Credit

   On October 14, 1997, Richmont Marketing entered into a bank credit facility. On December 18, 1997, this facility was amended and restated and further amended on August 12, 1998 effective June 30, 1998 and on March 3, 1999 effective October 1, 1998 (collectively, the "Credit Agreement"). The Credit Agreement provides for borrowings not to exceed the lesser of $25,000,000 or a maximum borrowing base calculated on certain percentages of eligible accounts receivable. The available borrowings will be reduced for any outstanding letters of credit. Borrowings under the facility will be used to provide working capital for Richmont Marketing, to finance certain permitted acquisitions, and to facilitate other general corporate purposes. Borrowings under the Credit Agreement bear interest at the prime rate plus a margin of between 0.00% and 0.75% or the LIBOR rate plus a margin of between 1.00% and 2.50%, based upon defined calculations, at the option of Richmont Marketing. Richmont Marketing is required to pay commitment fees under the facility at a rate ranging from .25% to .5625 %, based upon defined calculations. The facility will mature on October 14, 2002. The facility also places restrictions and limitations on dividends, redemptions, and repurchases of capital stock, additional indebtedness, capital expenditures, mergers, and asset sales.

                      RICHMONT MARKETING SPECIALISTS INC.

   The Credit Agreement requires Richmont Marketing to maintain certain financial ratios and meet certain indebtedness tests. As of March 31,1999, Richmont Marketing was in default of certain covenant requirements of the Credit Agreement. Under an amendment to the Credit Agreement, which management expects to negotiate, all covenants would be waived through September 30, 1999. At March 31, 1999, there were no borrowings under the facility, however, a $1.3 million letter of credit was outstanding. If the Credit Agreement is not amended, Richmont Marketing will have no borrowings available under the facility. If an amendment to the Credit Agreement is obtained and the terms of the borrowing base calculation remain the same, the amount available for borrowings under the facility as amended would be approximately $10.6 million as of March 31, 1999.

   Amounts outstanding under this facility are collateralized by substantially all of Richmont Marketing's assets.

4. Long-Term Obligations

 Debt

                                                      March 31,    December 31,
                                                         1999          1998
                                                     ------------  ------------
Senior Subordinated Notes, unsecured, bearing
 interest at 10 1/8% payable semi-annually and
 principal due December 15, 2007...................  $100,000,000  $100,000,000
Unsecured notes payable to former owners of Atlas,
 bearing interest at 10%, principal and interest
 payable monthly in the amount of $262,500 over
 terms ranging from one to five years..............    11,184,943    11,655,660
Unsecured notes payable to other entities, bearing
 interest at rates ranging from 5.6% to 12%,
 principal and interest payable under various
 arrangements over terms ranging from one to
 fourteen years....................................     6,375,001     6,953,790
Unsecured notes payable to related parties, bearing
 interest at rates ranging from 6.5% to 8.5%,
 principal and interest payable under various
 arrangements over terms ranging from one to ten
 years.............................................     5,398,778     5,514,955
                                                     ------------  ------------
                                                     $122,958,722   124,124,405
Less current portion...............................    (4,624,260)   (4,624,260)
                                                     ------------  ------------
                                                     $118,334,462  $119,500,145
                                                     ============  ============

   On December 19, 1997, Richmont Marketing issued $100,000,000 of 10 1/8% Senior Subordinated Notes due 2007 (the "Notes"). The proceeds, net of a $3,000,000 underwriting commission, were $97,000,000. In connection with the issuance of the Notes, Richmont Marketing incurred approximately $5,300,000 in deferred financing fees, which amount includes the underwriting commission. These fees are capitalized and are being amortized over the term of the Notes.

   Interest on the Notes is payable semiannually on June 15 and December 15 of each year, commencing June 15, 1998. The principal on the Notes is payable on December 15, 2007, the maturity date. Except as described below, Richmont Marketing may not redeem the Notes prior to December 15, 2002. On or after such date, Richmont Marketing may redeem the Notes, in whole or in part, at the following redemption prices: 2002--105.063%; 2003--103.375%; 2004--101.688%;
2005 or thereafter--100.000%, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 15, 2000, Richmont Marketing may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings by Richmont Marketing, at redemption price equal to 110.125% of the principal amount of the Notes

                      RICHMONT MARKETING SPECIALISTS INC.

to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon a change of control, each holder of the Notes will have the right to require Richmont Marketing to make an offer to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

   The Notes are unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of Richmont Marketing. The Notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each of Richmont Marketing's principal operating subsidiaries, all of which are wholly owned.

   Additionally, the terms on the Notes subject Richmont Marketing to certain limitations and restrictions primarily related to obtaining additional indebtedness, payments of dividends, and sales of assets and subsidiary stock.

   The Notes are also subject to an Exchange and Registration Rights Agreement whereby Richmont Marketing must file a registration statement with the Securities Exchange Commission within 16 months of the original date of issuance of the Notes. The registered notes must be identical in all material respects to the Notes, except for transfer restrictions relating to the Notes.

Deferred Payment and Compensation Plans

   In conjunction with acquisitions of other brokerage companies, deferred payment agreements are generally executed or assumed with the former owners and certain key employees of the acquired companies. Under these agreements, Richmont Marketing agrees to pay them certain amounts upon either termination or retirement of such executive or, in the event of their death, to their designated beneficiary. Terms vary; however, most payments are monthly and continue for a period of up to ten years. The amounts to be paid under most of these agreements are not based upon length of service, but are fixed amounts. The present value of these payments, discounted at rates varying from 8% to 10%, was capitalized as intangible assets at the date of the acquisition as a component of the purchase price.

   Beginning in 1991, Richmont Marketing also initiated deferred compensation agreements for certain key employees whereby Richmont Marketing has agreed to pay them a certain sum monthly for ten years upon the earlier of their retirement, termination, or death. Compensation expense and interest expense is accrued ratably over the employee's expected service period such that the accrual, at the anticipated vesting date, equals the then present value of the future benefits. These deferred compensation liabilities have been recorded at their net present value using imputed interest rates ranging from 8% to 10%.

Covenants Not to Compete

   Richmont Marketing is obligated to make payments under agreements with former owners of acquired companies and various other individuals for future consulting services and covenants not to compete. The costs associated with such agreements are recognized on a straight-line basis over the period in which the services are to be rendered, which typically ranges from seven to ten years.

5. Lease Restructuring

   During the second quarter of 1998, Richmont Marketing completed an assessment of its office facilities requirements in an effort to streamline its operations and improve its cost structure. In connection with this

                      RICHMONT MARKETING SPECIALISTS INC.

assessment, management approved a plan to consolidate redundant offices that had resulted from prior business acquisitions and to vacate the offices. Richmont Marketing vacated these offices prior to June 30, 1998. The lease terminations occurred in Dallas, Houston and San Antonio, Texas, as well as in Charlotte, North Carolina. The employees and related assets were consolidated into other offices in the same geographic area. Richmont Marketing recorded a charge of $1.7 million for the rental payments under the respective lease agreements because the abandoned office space had no substantive future benefit to Richmont Marketing. At March 31, 1999, the remainder of this reserve for future payments totals $1.3.

6. Income Taxes

   Richmont Marketing utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

   Richmont Marketing recorded a deferred tax benefit of $375,861 for the quarter ended March 31, 1999. Richmont Marketing's income tax provision varies from the statutory rate primarily because of the non-deductibility of certain portions of meal and entertainment expenses and officer's life insurance premiums, the difference in book and tax treatment of intangible assets, state income taxes imposed by the various states on Richmont Marketing's operations, and the valuation allowance provided for deferred tax assets which may not be deductible in the future.

7. Subsequent Events

   On April 28, 1999, Richmont Marketing signed a definitive merger agreement (the "Merger Agreement") with Merkert American Corporation, a Canton, Massachusetts-based food broker. The merger is expected to create one of the largest food brokers in the country with operations throughout the United States.

   Under the terms of the Merger Agreement, Richmont Marketing stockholders will receive approximately 6.7 million shares of Merkert American common stock in exchange for their shares of common stock of Richmont Marketing. Merkert American will be the surviving corporation in the merger, and will be treated as the acquiring entity for accounting purposes.

   The merger is subject to customary conditions and approvals and is expected to be consummated in the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Richmont Marketing Specialists Inc.

   We have audited the accompanying consolidated balance sheets of Richmont Marketing Specialists Inc. (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richmont Marketing Specialists Inc. at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 26, 1999

                      RICHMONT MARKETING SPECIALISTS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $ 26,633,832  $ 41,393,614
  Accounts receivable, net of allowance for
   doubtful accounts of $5,225,079 and $3,161,148
   as of December 31, 1998 and 1997,
   respectively....................................   28,295,152    26,193,450
  Current portion of notes receivable..............      110,438       119,689
  Deferred taxes...................................    1,932,286     1,702,362
  Prepaid expenses and other current assets........      967,164       949,200
                                                    ------------  ------------
    Total current assets...........................   57,938,872    70,358,315
Other assets.......................................    7,047,070     8,964,954
Property and equipment, net........................   23,019,089    22,168,367
Intangible assets..................................   86,756,991   110,037,865
                                                    ------------  ------------
    Total assets................................... $174,762,022  $211,529,501
                                                    ============  ============
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:...............................
  Accounts payable................................. $  5,085,651  $  4,377,949
  Accrued expenses.................................    8,980,959     7,309,829
  Income taxes payable.............................          --        750,629
  Promotional advances.............................    1,566,308     1,695,319
  Current portion of long-term obligations.........    9,434,064    10,736,870
                                                    ------------  ------------
    Total current liabilities......................   25,066,982    24,870,596
Deferred taxes.....................................   10,025,601    10,170,702
Long-term obligations less current portion:........
  Notes payable....................................  119,500,145   124,042,842
  Covenants not to compete.........................   10,550,070    10,744,398
  Deferred compensation liabilities and payment
   agreements......................................   30,324,378    30,382,121
  Capital lease obligations........................    1,421,609     2,010,013
                                                    ------------  ------------
    Total long-term obligations....................  161,796,202   167,179,374
Other liabilities..................................      901,075           --
Commitments and contingencies (Note 7).............          --            --
Redeemable common stock (Note 11)..................          --            --
Shareholders' equity (deficit):
  Common stock, $.01 stated value:
  Authorized shares--10,000,000
  Issued and outstanding shares--197,474 as of
   December 31, 1998 and 1997......................        1,975         1,975
  Additional paid-in capital.......................   31,305,469    31,305,469
  Retained deficit.................................  (52,829,915)  (20,493,248)
  Treasury stock at cost--59,839 shares as of
   December 31, 1998 and 1997......................   (1,505,367)   (1,505,367)
                                                    ------------  ------------
    Total shareholders' equity (deficit)...........  (23,027,838)    9,308,829
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $174,762,022  $211,529,501
                                                    ============  ============

                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1998          1997         1996
                                        ------------  ------------  -----------
Revenue................................ $218,294,383  $155,932,228  $73,447,480
Expenses:
  Salaries.............................  117,358,921    90,075,054   42,305,511
  Fringe benefits......................   18,575,818     7,960,622    4,180,124
  Automobiles and related expenses.....   18,989,156    14,476,865    6,944,402
  Sales and marketing..................   13,866,026    11,122,139    5,181,416
  Lease termination charge.............    1,700,000           --           --
  General and administrative...........   31,827,238    22,005,526   10,804,094
  Depreciation and amortization........   32,734,666    14,355,384    5,553,999
                                        ------------  ------------  -----------
    Total expenses.....................  235,051,825   159,995,590   74,969,546
                                        ------------  ------------  -----------
Operating loss.........................  (16,757,442)   (4,063,362)  (1,522,066)
Other income (expense):
  Interest expense.....................  (17,488,710)   (5,408,717)  (2,670,656)
  Other income.........................    1,835,829       876,201      508,518
                                        ------------  ------------  -----------
Loss before income taxes...............  (32,410,323)   (8,595,878)  (3,684,204)
Income tax benefit.....................      (73,656)   (1,168,861)    (551,638)
                                        ------------  ------------  -----------
Net loss............................... $(32,336,667) $ (7,427,017) $(3,132,566)
                                        ============  ============  ===========
Net loss per share..................... $    (234.95) $     (53.96) $    (34.80)
                                        ============  ============  ===========


                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                          Common Stock    Additional
                         ---------------    Paid-in     Retained     Treasury
                         Shares   Amount    Capital     Deficit        Stock        Total
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1995.................. 141,645  $1,416  $   599,636 $ (7,933,719) $(1,505,367) $ (8,838,034)
 Proceeds from sale of
  shares................  61,311     613   25,705,833          --           --     25,706,446
 Shares repurchased and
  canceled..............  (5,482)    (54)         --    (1,999,946)         --     (2,000,000)
 Net loss...............     --      --           --    (3,132,566)         --     (3,132,566)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1996.................. 197,474   1,975   26,305,469  (13,066,231)  (1,505,367)   11,735,846
 Contribution to capi-
  tal...................     --      --     5,000,000          --           --      5,000,000
 Net loss...............     --      --           --    (7,427,017)         --     (7,427,017)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1997.................. 197,474   1,975   31,305,469  (20,493,248)  (1,505,367)    9,308,829
 Net loss...............     --      --           --   (32,336,667)               (32,336,667)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1998.................. 197,474  $1,975  $31,305,469 $(52,829,915) $(1,505,367) $(23,027,838)
                         =======  ======  =========== ============  ===========  ============



                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         --------------------------------------
                                             1998         1997         1996
                                         ------------  -----------  -----------
Operating Activities
Net loss...............................  $(32,336,667) $(7,427,017) $(3,132,566)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
Provision for losses on accounts
 receivable............................    11,404,800    6,271,190    2,569,294
Compensation expense for stock
 appreciation rights...................       223,614          --           --
Compensation expense related to
 deferred compensation plans...........       270,768      117,722      117,722
Restructure expense related to lease
 obligations...........................     1,700,000          --           --
Amortization of intangible assets......    27,349,844   10,483,724    3,163,227
Depreciation...........................     5,384,822    3,871,660    2,390,772
Imputed interest expense on deferred
 compensation and deferred payment
 agreements and covenants not to
 compete...............................     1,949,205    2,086,578    1,327,639
Amortization of debt issue costs.......       531,271          --           --
(Gain) loss on disposal of property and
 equipment.............................       112,907     (216,980)     105,816
Deferred income taxes..................      (171,394)  (1,389,252)    (827,249)
Changes in operating assets and
 liabilities:
  Accounts and notes receivable........   (13,079,969)  (9,320,470)  (1,327,134)
  Prepaid expenses and other current
   assets..............................       (36,219)     420,861     (429,510)
  Other assets.........................       (79,451)    (712,627)    (921,735)
  Accounts payable and accrued
   expenses............................      (570,798)  (3,533,561)   1,884,878
  Income taxes payable.................      (871,508)    (354,855)    (158,288)
  Promotional advances.................      (129,011)     (78,037)     (99,843)
                                         ------------  -----------  -----------
    Net cash provided by operating
     activities........................     1,652,214      218,936    4,663,023
Investing Activities
Purchases of property and equipment....    (6,843,238)  (2,784,156)  (1,489,485)
Proceeds from sale of equipment........     2,265,006      840,976          --
Cash paid in purchases of businesses,
 net of cash acquired..................           --   (33,919,031) (26,059,659)
                                         ------------  -----------  -----------
    Net cash used in investing
     activities........................    (4,578,232) (35,862,211) (27,549,144)
Financing Activities
Net change in line of credit...........           --    (5,195,894)     280,000
Proceeds from debt issuance to
 stockholders..........................           --           --     1,050,000
Principal payments on debt and capital
 lease obligations.....................    (5,631,368)  (8,997,574)  (2,265,882)
Proceeds from debt offering, net of
 underwriting commission...............           --    97,000,000          --
Payments on covenants not to compete,
 and deferred payment agreements.......    (5,891,829)  (6,131,030)  (1,906,938)
Payment of professional fees related to
 issuance of senior subordinated
 notes.................................      (310,567)  (2,038,613)         --
Issuance of common stock...............           --           --    25,706,446
Cash contribution to capital...........           --     2,400,000          --
                                         ------------  -----------  -----------
    Net cash provided by (used in)
     financing activities..............   (11,833,764)  77,036,889   22,863,626
                                         ------------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................   (14,759,782)  41,393,614      (22,495)
Cash and cash equivalents at beginning
 of period.............................    41,393,614          --        22,495
                                         ------------  -----------  -----------
Cash and cash equivalents at end of
 period................................  $ 26,633,832  $41,393,614  $       --
                                         ============  ===========  ===========
Supplemental Disclosures of Non-Cash
 Activities
  Conversion of notes payable to
   shareholders to equity..............           --     2,600,000          --
  Capital leases entered into during
   the period..........................           --           --       375,583
  Issuance of notes payable for
   repurchase of common stock..........           --           --     2,000,000

                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1. Summary of Significant Accounting Policies

 Description of Business

   In October 1997, the shareholders of Marketing Specialists Sales Company ("MSSC") exchanged all of their common stock for an equal number of shares of common stock of Richmont Marketing Specialists Inc. ("Richmont Marketing"). Accordingly, Richmont Marketing became the holding company of MSSC. References in these Notes to Consolidated Financial Statements to the "Company" refer to Richmont Marketing and, for any period before October 1997, to MSSC.

   Richmont Marketing is one of the largest food brokers in the United States, with extensive operations covering the west, southwest, and southeast regions of the country and expanding operations in the midwest. Richmont Marketing provides a comprehensive array of sales, marketing, merchandising, and order management services to over 1700 manufacturers, known as principals, of consumer-packaged goods and markets the products of these principals to leading retailers and wholesalers, known as customers, operating in a variety of trade channels, including grocery stores, mass merchandisers, membership warehouses, drug stores, and convenience stores.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Richmont Marketing and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

   Revenue is earned from commissions on sales of food products on behalf of manufacturers and producers ("principals"). Commission revenue is recorded as income when product shipment has occurred and notification of such shipment is received from the principals.

 Fair Value of Financial Instruments

   The fair values of cash and cash equivalents, accounts receivable, trade payables and short-term debt approximate carrying value at December 31, 1998 due to the short period of time to maturity. Management estimates the fair value of long-term debt to approximate the carrying value at December 31, 1998 based upon current market interest rates in relation to the imputed interest rate of each instrument and the relative liquidity of each instrument.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share

   The net loss per share is computed based upon the weighted average number of shares outstanding of 137,635, 137,635 and 90,006 for the years ended December 31, 1998, 1997 and 1996, respectively. The weighted average number of shares outstanding for the year ended December 31, 1996 includes the effect of the 61,311 shares issued November 7, 1996.

                      RICHMONT MARKETING SPECIALISTS INC.

 Statement of Cash Flows

   Richmont Marketing considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Concentration of Credit Risk

   Financial instruments which potentially subject Richmont Marketing to a concentration of credit risk principally consist of accounts and notes receivable. As of December 31, 1998 and 1997, no individual principal represents a significant concentration of accounts receivable. Richmont Marketing generally does not require collateral on accounts and notes receivable as Richmont Marketing's customers are generally large, well-established companies. Richmont Marketing periodically performs credit evaluations of its principals and maintains reserves for potential losses. The established reserves and the credit losses have historically been within Company estimates. Richmont Marketing wrote off accounts receivable of approximately $10,698,000, $6,632,000, and $1,072,000 for the years ended
December 31, 1998, 1997 and 1996, respectively.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are computed using accelerated methods over the estimated useful lives.

 Intangible Assets

   Intangible assets include goodwill, covenants not to compete, principal relationships, and trained workforce. Goodwill represents the excess of the purchase price over the fair value of net assets of various businesses acquired. Effective January 1, 1998, Richmont Marketing revised the estimated useful life of its goodwill related to prior acquisitions from ten to five years. Acquisitions prior to January 1, 1993 with unamortized goodwill at January 1, 1998 were written off in the first quarter. The net loss for the year of 1998 would have decreased by $9.4 million without this change. In addition, the net loss per share for the year ended December 31, 1998 would have decreased $68.30 without this change.

   Covenants not to compete are recorded at fair value based on independent appraisal and are being amortized over the term of the related agreement, generally three to ten years. Principal relationships and trained workforce are recorded at fair value based on independent appraisals and are amortized over periods ranging from one to seven years.

   Periodically, the carrying value of intangible assets is reviewed if the facts and circumstances suggest that they may be impaired. If the review indicates that the intangible assets will not be recoverable, as determined by the undiscounted cash flow method, the asset will be reduced to its estimated recoverable value. At December 31, 1998, Richmont Marketing does not believe that an impairment of assets has occurred.

 Promotional Advances

   Promotional advances represent amounts received from principals for the future promotion of their products. Such amounts are recorded as liabilities until they are spent on behalf of and under the direction of the principals.

 Prior Year Reclassification

   Certain prior year balances have been reclassified to conform to current year presentation.

                      RICHMONT MARKETING SPECIALISTS INC.

2. Property and Equipment

   Property and equipment consists of the following:

                                             December 31,
                                        ------------------------  Useful Lives
                                           1998         1997        (Years)
                                        -----------  -----------  ------------
Land...................................  $4,152,316  $ 3,789,058          --
Buildings and leasehold improvements...   9,495,972    8,427,954           40
Furniture, fixtures and equipment......  16,515,027   15,713,850          5-7
Purchased software.....................   2,904,115          --             3
Assets under capital leases............   5,481,986    5,481,986   Lease term
                                        -----------  -----------
                                         38,549,416   33,412,848
                                        -----------  -----------
Less accumulated depreciation and
 amortization.......................... (15,530,327) (11,244,481)
                                        -----------  -----------
                                        $23,019,089  $22,168,367
                                        ===========  ===========

3. Intangible Assets

   Intangible assets consist of the following:

                                                            December 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------  ------------
Goodwill............................................. $66,003,306  $ 63,016,815
Covenants not to compete.............................  30,881,946    30,216,051
Principal relationships..............................  29,106,749    29,106,749
Trained workforce....................................   5,251,000     5,251,000
Other................................................     433,679       433,679
                                                      -----------  ------------
                                                      131,676,680   128,024,294
Less accumulated amortization........................ (44,919,689)  (17,986,429)
                                                      -----------  ------------
                                                      $86,756,991  $110,037,865
                                                      ===========  ============

   Amortization expense related to intangible assets for the years ended December 31, 1998, 1997 and 1996 was, $27,349,844, $10,483,724 and $3,163,227
respectively.

4. Accrued Expenses

   Accrued expenses consist of the following:

                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Salaries, bonus, taxes and benefits...................... $3,343,593 $4,753,174
Insurance................................................  1,065,400    969,788
Software maintenance.....................................  1,091,700        --
Tax reserve..............................................  1,000,000        --
Lease restructure, current portion.......................    723,000        --
Interest.................................................    505,159    375,314
Other....................................................  1,252,107  1,211,553
                                                          ---------- ----------
                                                          $8,980,959 $7,309,829
                                                          ========== ==========

                      RICHMONT MARKETING SPECIALISTS INC.

5. Lines of Credit

   On October 14, 1997, Richmont Marketing entered into a bank credit facility. On December 18, 1997, this facility was amended and restated and further amended on August 12, 1998 effective June 30, 1998 and on March 5, 1999 effective October 1, 1998 (collectively, the "Credit Agreement"). The Credit Agreement provides for borrowings not to exceed the lesser of $25,000,000 or a maximum borrowing base calculated on certain percentages of eligible accounts receivable. The available borrowings will be reduced for any outstanding letters of credit. Borrowings under the facility will be used to provide working capital for Richmont Marketing, to finance certain permitted acquisitions, and to facilitate other general corporate purposes. Borrowings under the Credit Agreement bear interest at the prime rate plus a margin of between 0.00% and 0.75% or the LIBOR rate plus a margin of between 1.00% and 2.50%, based upon defined calculations, at the option of Richmont Marketing. Richmont Marketing is required to pay commitment fees under the facility at a rate range from .25% to .5625%, based upon defined calculations. The facility will mature on October 14, 2002. The facility also places restrictions and limitations on dividends, redemptions, and repurchases of capital stock, additional indebtedness, capital expenditures, mergers and asset sales of Richmont Marketing.

   The Credit Agreement requires Richmont Marketing to maintain certain financial ratios and meet certain indebtedness tests. Amounts outstanding under this facility are collateralized by substantially all of Richmont Marketing's assets.

   On December 31, 1998, there were no borrowings under the facility; however, a $1.4 million letter of credit was outstanding. The amount available under the facility as amended was approximately $12.1 million.

6. Long-Term Obligations

 Debt

   Debt consists of the following:

                                                           December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Senior Subordinated Notes, unsecured, bearing
 interest at 10 1/8% payable semi-annually and
 principal due December 15, 2007...................  $100,000,000  $100,000,000
Unsecured notes payable to other entities, bearing
 interest at rates ranging from 5.6% to 12%,
 principal and interest payable under various
 arrangements over terms ranging from one to
 fourteen years....................................     6,953,790     8,364,915
Unsecured notes payable to related parties, bearing
 interest at rates ranging from 7.5% to 8.5%,
 principal and interest payable on demand..........           --        661,310
Unsecured notes payable to former owners of Atlas,
 bearing interest at 10%, principal and interest
 payable monthly in the amount of $262,500 over
 terms ranging from one to five years..............    11,655,660    12,109,121
Unsecured notes payable to related parties, bearing
 interest at rates ranging from 6.5% to 8.5%,
 principal and interest payable under various
 arrangements over terms ranging from one to ten
 years.............................................     5,514,955     8,312,358
                                                     ------------  ------------
                                                      124,124,405   129,447,704
Less current portion...............................    (4,624,260)   (5,404,862)
                                                     ------------  ------------
                                                     $119,500,145  $124,042,842
                                                     ============  ============

                      RICHMONT MARKETING SPECIALISTS INC.

   The combined aggregate maturities of debt at December 31, 1998, are as follows:

   1999............................................................ $  4,624,260
   2000............................................................    4,708,231
   2001............................................................    4,454,929
   2002............................................................    3,994,225
   2003............................................................    1,003,016
   Thereafter......................................................  105,339,744
                                                                    ------------
                                                                    $124,124,405
                                                                    ============

   On December 19, 1997, Richmont Marketing issued $100,000,000 of 10 1/8% Senior Subordinated Notes due 2007 (the "Notes"). The proceeds, net of a $3,000,000 underwriting commission, were $97,000,000. In connection with the issuance of the Notes, Richmont Marketing incurred approximately $5,300,000 in deferred financing fees, which amount includes the underwriting commission. These fees are capitalized and are being amortized over the term of the Notes.

   Interest on the Notes is payable semiannually on June 15 and December 15 of each year, commencing June 15, 1998. The principal on the Notes is payable on December 15, 2007, the maturity date. Except as described below, Richmont Marketing may not redeem the Notes prior to December 15, 2002. On or after such date, Richmont Marketing may redeem the Notes, in whole or in part, at the following redemption prices: 2002--105.063%; 2003--103.375%; 2004--101.688%;
2005 or thereafter--100.000%, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 15, 2000, Richmont Marketing may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings by Richmont Marketing, at redemption price equal to 110.125% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon a change of control, each holder of the Notes will have the right to require Richmont Marketing to make an offer to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

   The Notes are unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of Richmont Marketing. The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each of Richmont Marketing's principal operating subsidiaries, all of which are wholly owned. Audited financial statements of the guarantor subsidiaries have been omitted from these financial statements because the indebtedness is guaranteed by all direct subsidiaries of the parent which has no operations or assets separate from its investments in its subsidiaries.

   Additionally, the terms on the Notes subject Richmont Marketing to certain limitations and restrictions primarily related to obtaining additional indebtedness, payments of dividends, and sales of assets and subsidiary stock.

   The Notes are also subject to an Exchange and Registration Rights Agreement whereby Richmont Marketing must file a registration statement with the Securities and Exchange Commission within 16 months of the original date of issuance of the Notes. The registered notes must be identical in all material respects to the Notes, except for transfer restrictions relating to the Notes.

                      RICHMONT MARKETING SPECIALISTS INC.

 Covenants Not to Compete

   Richmont Marketing is obligated to make payments under agreements with former owners of acquired companies and various other individuals for future consulting services and covenants not to compete. The costs associated with such agreements are recognized on a straight-line basis over the period in which the services are to be rendered, which typically ranges from seven to ten years.

   Future payments under these agreements at December 31, 1998 are as follows:

   1999............................................................ $ 4,581,568
   2000............................................................   2,509,730
   2001............................................................   2,336,242
   2002............................................................   1,932,052
   2003............................................................   1,721,184
   Thereafter......................................................   2,513,052
                                                                    -----------
     Total payments................................................  15,593,828
   Amount representing interest....................................  (2,486,774)
                                                                    -----------
                                                                     13,107,054
   Less current portion............................................  (2,556,984)
                                                                    -----------
                                                                    $10,550,070
                                                                    ===========

 Deferred Payment and Compensation Plans

   In conjunction with acquisitions of other brokerage companies, deferred payment agreements are generally executed or assumed with the former owners and certain key employees of the acquired companies. Under these agreements, Richmont Marketing agrees to pay them certain amounts upon either termination or retirement of such executive or, in the event of their death, to their designated beneficiary. Terms vary; however, most payments are monthly and continue for a period of up to ten years. The amounts to be paid under most of these agreements are not based upon length of service but are a fixed amount. The present value of these payments, discounted at rates varying from 8% to 10%, was capitalized as an intangible asset at the date of the acquisition as a component of the purchase price.

   Beginning in 1991, Richmont Marketing also initiated deferred compensation agreements for certain key employees whereby Richmont Marketing has agreed to pay them a certain sum monthly for ten years upon the earlier of their retirement, termination, or death. Compensation and interest expense is accrued ratably over the employees' expected service period such that the accrual, at the anticipated vesting date, equals the then present value of the future benefits. These deferred compensation liabilities have been recorded at their net present value using inputed interest rates ranging from 8% to 10%. Deferred compensation expense was $270,768, $117,722 and $117,722 for the years ended December 31, 1998, 1997 and 1996, respectively.

                      RICHMONT MARKETING SPECIALISTS INC.

   The future aggregate minimum payments for the deferred payment and compensation agreements at December 31, 1998 are as follows:

   1999........................................................... $  3,194,520
   2000...........................................................    5,054,968
   2001...........................................................    5,269,560
   2002...........................................................    5,259,182
   2003...........................................................    5,255,270
   Thereafter.....................................................   28,477,971
                                                                   ------------
     Total payments...............................................   52,511,471
   Amount representing interest...................................  (20,500,520)
                                                                   ------------
                                                                     32,010,951
   Less current portion...........................................   (1,686,573)
                                                                   ------------
                                                                   $ 30,324,378
                                                                   ============

 Leases

   Richmont Marketing leases its office facilities and certain office equipment under long-term capital and operating lease agreements, which expire in various years through 2007. Some of Richmont Marketing's leases provide for escalating minimum rent. Rent expense is recognized on a straight-line basis over the life of such leases. During the second quarter of 1998, Richmont Marketing completed an assessment of its office facilities requirements in an effort to streamline its operations and improve its cost structure. In connection with this assessment, management approved a plan to consolidate redundant offices that had resulted from prior business acquisitions and to vacate the offices. Richmont Marketing vacated these offices prior to June 30, 1998. The lease terminations occurred in Dallas, Houston and San Antonio, Texas, as well as in Charlotte, North Carolina. The employees and related assets were consolidated into other offices in the same geographic area. Richmont Marketing recorded a charge of $1.7 million for the rental payments under the respective lease agreements because the abandoned office space had no substantive future benefit to Richmont Marketing. At December 31, 1998, this reserve for future payments totals $1.4 million.

   The annual future minimum lease payments under all noncancelable capital leases, including leases for facilities which are no longer in use, at December 31, 1998 are as follows:

                                                                      Capital
                                                                       Leases
                                                                     ----------
   1999............................................................. $  704,208
   2000.............................................................    650,878
   2001.............................................................    465,497
   2002.............................................................    255,995
   2003.............................................................    105,396
   Thereafter.......................................................    142,169
                                                                     ----------
     Total minimum lease payments...................................  2,324,143
   Amounts representing interest....................................   (336,287)
                                                                     ----------
   Present value of minimum lease payments..........................  1,987,856
   Less current portion.............................................   (566,247)
                                                                     ----------
                                                                     $1,421,609
                                                                     ==========

                      RICHMONT MARKETING SPECIALISTS INC.

   The annual future minimum lease payments under all noncancelable operating leases, including leases for facilities no longer in use, at December 31, 1998 are as follows:

                                               Related
                                               Parties     Others       Total
                                              ---------- ----------- -----------
   1999...................................... $1,082,940 $ 5,832,248 $ 6,915,188
   2000......................................  1,082,940   4,431,145   5,514,085
   2001......................................    883,388   3,621,560   4,504,948
   2002......................................    771,054   2,588,457   3,359,511
   2003......................................    269,993   1,587,918   1,857,911
   Thereafter................................    192,000   1,504,996   1,696,996
                                              ---------- ----------- -----------
     Total................................... $4,282,315 $19,566,324 $23,848,639
                                              ========== =========== ===========

   Included under property and equipment are amounts that have been capitalized of $5,481,986 with accumulated amortization of $3,918,702 and $3,316,692 in 1998 and 1997, respectively. Amortization of leased assets is included in depreciation expense.

   Rent expense for the years ended December 31, 1998, 1997 and 1996 was $8,732,996, $6,223,182 and $2,636,246, respectively, of which $686,284,
$763,020 and $743,340, respectively, was paid to related parties. Payments under capital lease obligations to related parties was $353,400, $346,895 and $346,895 for the years ended December 31, 1998, 1997 and 1996, respectively.

   Richmont Marketing paid interest of approximately $14,243,142, $1,510,646, $811,506, in 1998, 1997 and 1996, respectively.

7. Income Taxes

   Richmont Marketing utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

   Significant components of the (benefit) for income taxes are as follows:

                                                      December 31,
                                             ---------------------------------
                                               1998        1997        1996
                                             ---------  -----------  ---------
   Current:
     Federal................................ $     --   $   177,828  $ 372,665
     State..................................    97,738       42,563    (97,054)
                                             ---------  -----------  ---------
                                                97,738      220,391    275,611
   Deferred:
     Federal................................   (32,700)  (1,170,631)  (651,590)
     State..................................  (138,694)    (218,621)  (175,659)
                                             ---------  -----------  ---------
                                              (171,394)  (1,389,252)  (827,249)
                                             ---------  -----------  ---------
       Total tax expense (benefit).......... $ (73,656) $(1,168,861) $(551,638)
                                             =========  ===========  =========

                      RICHMONT MARKETING SPECIALISTS INC.

   Richmont Marketing's provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

                                           1998         1997         1996
                                       ------------  -----------  -----------
   Benefit at U.S. statutory rates.... $(11,019,509) $(2,922,599) $(1,252,629)
   State income tax, net of federal
    tax benefit.......................      (75,213)    (116,198)    (179,991)
   Nondeductible amortization of in-
    tangibles.........................    2,982,376      777,293      246,111
   Nondeductible amortization of ex-
    penses............................      451,338      358,873      221,627
   Cancellation of indebtedness in-
    come..............................          --       680,000          --
   Change in valuation allowance on
    deferred tax assets...............    7,587,352                   492,957
   Other..............................          --        53,770      (79,713)
                                       ------------  -----------  -----------
   Income tax expense (benefit)....... $    (73,656) $(1,168,861) $  (551,638)
                                       ============  ===========  ===========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of Richmont Marketing's deferred tax liabilities and assets are as follows:

                                                    December 31,
                                        --------------------------------------
                                            1998         1997         1996
                                        ------------  -----------  -----------
   Deferred tax liabilities:
     Identified intangibles...........    $8,278,681  $ 9,949,858  $ 6,544,033
     Book over tax depreciation.......           --           --       631,100
     Revenue and expense recognition..           --       515,367          --
     Other............................     1,746,920    1,733,367          --
                                        ------------  -----------  -----------
       Total deferred tax
        liabilities...................    10,025,601   12,198,592    7,175,133
   Deferred tax assets:
     Net operating loss...............       549,359          --           --
     Deferred compensation
      agreements......................     1,714,657    2,148,016    1,047,049
     Allowance for doubtful accounts..     2,619,927      788,269      756,516
     Book over tax depreciation.......       411,956      290,227          --
     Intangible assets................     6,346,473    2,779,991    2,790,184
     Self insurance reserve...........     1,319,189      392,672      191,101
     Deferred state taxes.............           --       114,461       84,981
     Other............................       100,259      758,798      222,878
                                        ------------  -----------  -----------
                                          13,061,820    7,272,434    5,092,709
   Valuation allowance for deferred
    tax assets........................   (11,129,534)  (3,542,182)  (3,542,182)
                                        ------------  -----------  -----------
       Total deferred tax assets, net
        of valuation allowance........     1,932,286    3,730,252    1,550,527
                                        ------------  -----------  -----------
   Net deferred tax (liability).......  $ (8,093,315) $(8,468,340) $(5,624,606)
                                        ============  ===========  ===========

   The valuation allowance for deferred tax assets was not changed during 1997 and was increased by $7,587,352, and $492,957 during 1998 and 1996, respectively. Richmont Marketing paid income taxes of $752,286, $586,782 and $658,668 during 1998, 1997 and 1996, respectively.

   At December 31, 1998, Richmont Marketing had $1,615,761 of net operating loss carryforwards available to offset future taxable income for years 1999 through 2018.

                      RICHMONT MARKETING SPECIALISTS INC.

8. Commitments and Contingencies

   The Internal Revenue Service ("IRS") has asserted deficiencies in federal corporate income taxes for Atlas for tax years 1993 through 1995. The proposed adjustments relate to the deductibility of certain compensation and benefit expenses, and may result in additional federal and state tax liabilities as of December 31, 1998. Under the purchase agreement with Atlas, Richmont Marketing's exposure for contingent obligations, including the matter discussed herein, is limited to $1,000,000. As a result, as of December 31, 1998, Richmont Marketing has recorded a reserve of $1,000,000 to cover potential IRS claims associated with this matter with a corresponding increase to goodwill related to the Atlas acquisition.

   Richmont Marketing has guaranteed approximately $1,000,000 of long-term obligations related to a building it currently occupies that is leased from a previous owner of an acquired company.

   Richmont Marketing is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect Richmont Marketing's consolidated financial position or consolidated operating results.

9. Benefit Plans

 401(k) Savings Plan

   Richmont Marketing sponsors a 401(k) savings plan for all employees who have been employed by Richmont Marketing at least one year. Richmont Marketing matches employee contributions up to 3% of the employee's salary. Richmont Marketing made contributions totaling $2,015,903, $1,248,398 and $571,265 in 1998, 1997 and 1996, respectively.

 Incentive Plan

   In 1998, Richmont Marketing adopted an incentive plan ("Incentive Plan"), which allows the granting of senior management appreciation rights ("SMARTs") to employees of Richmont Marketing. Total SMARTs authorized for awards are 20,566 and 9,520 were granted and outstanding as of December 31, 1998.

   The SMARTs are exercisable in 20% annual increments for five consecutive years commencing on the fifth anniversary of the Grant Date, as defined under the Incentive Plan. If the recipient's employment with Richmont Marketing terminates for any reason prior to 100% vesting, all potential value of the SMARTs are forfeited. Any SMARTs that remain unexercised in the fifth year following full vesting will be paid to the holder in five equal annual installments. Richmont Marketing has the right to defer the exercisability of the SMARTs if payment on exercised amounts would cause a conflict with or a violation of any agreement or instrument to which Richmont Marketing is a party. The value of each SMARTs unit will fluctuate in accordance with the value of Richmont Marketing's equity, which will be determined annually. Future increases and decreases in the appraised value of Richmont Marketing will result in recognition of an increase or decrease in compensation expense.

   Upon termination of employment of any holder of SMARTs, the SMARTs that have been vested will be exchanged for the right to receive deferred compensation pursuant to a SMART Deferred Compensation Agreement. The amount of deferred compensation payable pursuant to such agreements will depend on the date of such termination, the reasons therefore, as well as Richmont Marketing's financial performance.

   The SMARTs and Deferred Compensation Agreements represent unfunded and unsecured obligations of Richmont Marketing. Outstanding amounts under the SMARTs and Deferred Compensation Agreements are due in full upon certain provisions of the respective agreements, including a change in control.

                      RICHMONT MARKETING SPECIALISTS INC.

   Non-cash compensation expense of $223,614 was recognized by Richmont Marketing for the year ended December 31, 1998 relating to the granting of SMARTs and is included in long term obligations.

10. Acquisitions

   On October 31, 1996, Richmont Marketing purchased all of the issued and outstanding stock of Bromar, Inc., a California based food broker corporation, in exchange for $26,005,000 cash paid at closing. Richmont Marketing received the following assets and liabilities from Bromar, Inc in the acquisition: $9.5 million of accounts receivable, $6.2 million of intangible assets, $11.6 million of fixed assets, $2.9 million of other assets, $4.1 million of accounts payable, and $16.5 million of assumed debt. The purchase price was allocated based on estimated fair values at the date of acquisition.

   On January 1, 1997, Richmont Marketing acquired substantially all of the assets and liabilities of Westexico Sales Co., Inc., a Texas-based food broker corporation, in exchange for a 6.31% note payable totaling $2,000,000 with a present value of $1,606,198.

   On March 1, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Gene Sanford & Associates, Inc., an Arizona-based food broker corporation, in exchange for $80,000 cash, two 6.2% notes payable totaling $143,987, and covenants not to compete with certain key employees totaling $2,604,000.

   On May 31, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Tower Marketing, Inc., a Texas-based food broker corporation, in exchange for 9.5% notes payable to Tower shareholders with a present value of $3,258,285 and covenants not to compete with certain key employees with a present value of approximately $11,110,000. In addition, liabilities of $10,605,000 were assumed in the acquisition. Of the total purchase price, for financial reporting purposes, approximately $8,170,000 has been allocated to principal relationships, $4,880,000 to covenants not to compete, $1,020,000 to trained workforce, $5,093,000 to assets, $3,615,000 to current liabilities, and $6,990,000 to long-term obligations, with the remaining amount allocated to goodwill. The purchase price was allocated based on estimated fair values at the date of acquisition. Obligations related to the covenants not to compete were initially recorded based on preliminary estimates of amounts due to key employees and officers. During the first quarter of 1998, the estimated liabilities were increased by approximately $2.0 million to reflect the final estimate of the liabilities associated with the covenants not to compete based on more complete information.

   On July 1, 1997, Richmont Marketing acquired substantially all of the principal contracts, agreements, and commitments of Pioneer Food Sales, Inc., a Washington-based food broker corporation, in exchange for a note payable totaling $340,000 with a present value of $250,749 (9.5% interest rate imputed) and covenants not to compete with certain key employees with a present value of $376,123.

   On July 1, 1997, Richmont Marketing acquired substantially all of the assets and liabilities of L'Amoreaux & Associates, a California-based food broker corporation, in exchange for various notes payable totaling $1,865,000 with a present value of $1,250,494 (9.5% interest rate imputed) and covenants not to compete with certain key employees with a present value of $402,304.

   On December 31, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Atlas, a North Carolina-based food broker corporation, for total consideration of approximately $45,700,000, which includes approximately $19,800,000 in cash, $12,100,000 in promissory notes to be issued to certain Atlas stockholders, and $13,800,000 to repay substantially all of the indebtedness of Atlas. In addition, liabilities of $6,373,000 were assumed in the acquisition. Of the total purchase price, for financial reporting purposes, approximately $10,750,000 has been allocated to principal relationships, $6,490,000 to covenants not to compete, $2,460,000 to trained workforce, $19,899,000 to assets, $6,228,000 to current liabilities, and

                      RICHMONT MARKETING SPECIALISTS INC.

$1,700,000 to long-term obligations, with the remaining amount allocated to goodwill. The purchase price was allocated based on estimated fair values.

   All of the acquisitions were accounted for under the purchase method. The operating results of the acquired companies have been included in the consolidated results of operations since the date of acquisition.

   The following represents the unaudited pro forma results of operations of Richmont Marketing as if the acquisitions of Bromar, Tower and Atlas had occurred on January 1, 1996 after giving effect to certain adjustments, including interest expense directly associated with the acquisitions and the proceeds of the Senior Subordinated Notes and amortization of intangibles:

                                                         1998          1997
                                                     ------------  ------------
                                                     (In thousands except per
                                                            share data)
   Revenue.......................................... $    216,068  $    211,022
   Net loss......................................... $    (27,878) $    (26,463)
   Loss per share................................... $    (202.55) $    (294.01)

   The above pro forma information assumes goodwill would be amortized over 10 years. As discussed previously in Note 1, effective January 1, 1998, Richmont Marketing revised the estimated useful life of its goodwill from 10 to 5 years. The net loss for 1997 and 1996 would be $(30,781,000) and $(31,067,000), respectively if goodwill was amortized over 5 years or a loss per share of $(223.64) and $(345.17), respectively.

   Pro forma results presented are not necessarily indicative of what actually would have occurred if the acquisitions had been consummated on January 1, 1996.

11. Shareholders' Equity

   During 1996, a series of transactions occurred through which an investor acquired 82,581 shares of Richmont Marketing's common stock (21,270 shares from existing shareholders (Minority Shareholders) in April and 61,311 newly issued shares in November) and Richmont Marketing became a majority-owned subsidiary of this privately held company. Net proceeds to Richmont Marketing were $25,706,446. In connection with the November transaction, the Minority Shareholders sold back to Richmont Marketing 5,482 shares of its common stock for $2,000,000 in notes payable. These shares were then canceled by Richmont Marketing. As a result of these transactions, the new investor has 60% ownership and the Minority Shareholders have 40% ownership of Richmont Marketing.

   On October 7, 1997, the majority shareholder, the Minority Shareholders and Richmont Marketing entered into an agreement (Shareholders Agreement) which provides for the buyback of the Minority Shareholders' shares under various circumstances. If, prior to the termination of the Shareholders Agreement, any Minority Shareholder desires to sell any of his shares to an independent third party, such selling Minority Shareholder must offer those shares on the same terms and conditions: first, to the majority shareholder; second, to Richmont Marketing; and finally, to the other Minority Shareholders before completing the sale to the third party.

   During the first 15 days of each fiscal quarter of Richmont Marketing occurring after December 31, 2000, but prior to December 31, 2003, each of the Minority Shareholders who is not an employee at such time shall have the option to sell to Richmont Marketing, and Richmont Marketing shall have the obligation to purchase, his shares for cash, promissory notes, or a combination of both, at a per share price based on a negotiated

                      RICHMONT MARKETING SPECIALISTS INC.

multiple (reflecting prevailing market and industry conditions) of earnings before interest, taxes, depreciation, amortization and extraordinary, non-recurring and discretionary expenses (EBITDA), less funded debt. Based on Richmont Marketing's interpretation of the Shareholder's Agreement, the amount of this obligation, if any, is not significant. As of December 31, 1998, Minority Shareholders owning an aggregate of 16.7% of Richmont Marketing's common stock were no longer employed by Richmont Marketing.

   Further, in the event of death or disability of a Minority Shareholder, a representative of the deceased or disabled Minority Shareholder can, at any time during the first 15 days of the second full fiscal quarter occurring after the death or disability, require Richmont Marketing to purchase the shares at the formula price described in the preceding paragraph.

   In addition, Richmont Marketing shall have the option to repurchase the shares of a Minority Shareholder in the event of the termination for cause, divorce, bankruptcy, disability or death of such Minority Shareholder, at a
5.25 multiple of EBITDA less funded debt. In the event any Minority Shareholder voluntarily ceases employment with Richmont Marketing, the Minority Shareholder shall retain certain rights as set forth in the Shareholders Agreement, including the right to sell his shares under the terms of the Shareholders Agreement.

   Notwithstanding the provisions described above, the Shareholders Agreement will automatically terminate on the earliest to occur of: (1) the effective date of an initial public offering of Richmont Marketing's capital stock, (2) a merger or consolidation in which a change of control occurs, (3) a sale of substantially all of Richmont Marketing's assets or capital stock, (4) the mutual consent of the parties or (5) April 2, 2021.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Atlas Marketing Company, Inc. and Subsidiaries

   We have audited the accompanying consolidated statements of operations and cash flows of Atlas Marketing Company, Inc. and Subsidiaries for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of Richmont Marketing's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Atlas Marketing Company, Inc. and Subsidiaries for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Charlotte, North Carolina
March 25, 1998

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
Revenue............................................. $ 46,971,606  $49,647,608
Expenses:
  Salaries..........................................   31,746,998   28,964,531
  Fringe benefits...................................    1,095,806    1,091,517
  Automobile and related expenses...................    2,517,489    1,618,823
  Sales and marketing...............................    3,159,831    2,506,793
  General and administrative........................    6,453,640    5,451,216
  Depreciation......................................    1,760,625    2,227,335
  Amortization......................................      999,450    1,108,171
  Bonus compensation................................    1,568,308    4,372,714
                                                     ------------  -----------
    Total expenses..................................   49,302,147   47,341,100
                                                     ------------  -----------
Operating income (loss).............................   (2,330,541)   2,306,508
Other income (expense):
  Interest expense..................................   (1,008,364)  (1,122,325)
  Other income......................................     (465,572)     157,228
                                                     ------------  -----------
Income (loss) before taxes..........................   (3,804,477)   1,341,411
Income tax expense (benefit)........................   (1,005,000)   1,460,100
                                                     ------------  -----------
Net (loss).......................................... $(2,799,477)  $  (118,689)
                                                     ============  ===========



                            See accompanying notes.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
Operating activities
Net income (loss)................................... $(2,799,477)  $  (118,689)
 Adjustments to reconcile net income (loss) to net
  cash
  provided by operating activities:
  Equity in income of affiliate.....................       (3,947)     (16,075)
  Depreciation......................................    1,760,625    2,227,335
  Amortization......................................      999,450    1,108,171
  Deferred taxes....................................   (1,116,000)     (98,800)
  Stock bonuses.....................................      378,125    1,191,663
  Allowance for doubtful accounts...................      600,000          --
  Gain on sale of property and equipment............      (89,478)    (106,542)
  Changes in assets and liabilities:
   Accounts receivable..............................      300,410     (293,872)
   Other current assets.............................      371,291      (19,734)
   Due to employees.................................      267,223          --
   Accounts payable.................................      463,497      258,920
   Accrued expenses.................................      363,572    1,268,520
   Income taxes payable.............................     (733,310)     526,459
   Market development funds payable.................       41,704       11,958
                                                     ------------  -----------
Cash provided by operating activities...............      803,685    5,939,314
Investing activities
  Proceeds from sale of property and equipment......      616,495      462,658
  Purchase of property and equipment................     (620,830)  (2,117,630)
  Cash paid in business acquisitions................          --       (31,027)
  Cash paid for non-compete agreement...............      (20,000)         --
  Cash paid for investment in affiliate.............     (375,000)     (90,000)
                                                     ------------  -----------
Cash used by investing activities...................     (399,335)  (1,775,999)
Financing activities
 Payments on notes payable..........................     (618,022)    (760,853)
 Principal payments on long-term borrowings.........  (14,832,228)  (3,123,737)
 Proceeds from borrowings from MSSC.................   16,043,658          --
 Purchase and retirement of common stock............          --      (271,684)
                                                     ------------  -----------
Cash provided by (used in) financing activities.....      593,408   (4,156,274)
                                                     ------------  -----------
Net increase (decrease) in cash.....................      997,758        7,041
Cash at beginning of period.........................       53,333       46,292
                                                     ------------  -----------
Cash at end of period............................... $  1,051,091  $    53,333
                                                     ============  ===========

                            See accompanying notes.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997

Merger Agreement

   Atlas Marketing was acquired by Marketing Specialists Sales Company ("MSSC") on December 19, 1997 for approximately $45.7 million. The accompanying consolidated financial statements reflect operations through December 31, 1997 and do not reflect the effects of purchase accounting pursuant to Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" ("APB16") as a result of the acquisition by MSSC.

1. Summary of Significant Accounting Policies

 Description of the Business

   Atlas Marketing Company, Inc. (the "Company") provides food brokerage services to various principals in the food supply industry through its operating offices in North Carolina, South Carolina, Georgia, Virginia and West Virginia, with representatives in North Carolina, South Carolina, Virginia, West Virginia, Maryland, Delaware, Tennessee, Florida, Louisiana, Alabama, Texas, Oklahoma, Kentucky, Ohio and Pennsylvania.

 Basis of Consolidation

   The consolidated financial statements include the accounts of Atlas Marketing and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Atlas Marketing had a 50% ownership investment in Meatmaster Brokerage, Inc., which was accounted for under the equity method up through December 19, 1997 at which point Atlas Marketing acquired the remaining interest.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   Revenue is earned from commissions or sales of products on behalf of manufactures and producers (principals). Commission revenue is recognized as income when product shipment has occurred and/or notification of such shipment is received from the principal.

 Concentration of Credit Risk

   Financial instruments which potentially subject Atlas Marketing to a concentration of credit risk principally consist of accounts and notes receivable. As of December 31, 1997 and 1996 and no individual principal represents a significant concentration of accounts receivable. Atlas Marketing generally does not require collateral on accounts and notes receivable as Atlas Marketing's customers are generally large, well established companies within the food supply industry. Atlas Marketing periodically performs credit evaluations of its principals and maintains reserves for potential losses.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

 Property and Equipment

   Depreciation on property and equipment is provided using accelerated methods over the following estimated useful lives:

   Building..........................................................   19 years
   Leasehold improvements............................................    5 years
   Equipment......................................................... 5 -7 years
   Data processing equipment.........................................    5 years
   Furniture and fixtures............................................ 5 -7 years
   Vehicles..........................................................    5 years

 Intangible Assets

   Intangible assets include goodwill, principal lists and covenants not to compete. Goodwill and principal lists represent the excess of the purchase price over the value of net tangible assets of various businesses acquired. These amounts are being amortized over a period of ten years based on the straight-line method. Covenants not to compete are recorded at the net present value of the payments to be made under the agreements and are being amortized over the term of the related agreement, generally three to five years. The carrying values of intangibles are reviewed if the facts and circumstances indicate impairment of their carrying value. Any impairment in the carrying value of such intangibles is recorded when identified.

 Marketing Development Funds Payable

   Marketing development funds payable represent amounts received from principals for the future promotion/marketing of their products. Such amounts are recorded as liabilities until they are spent on behalf and/or under the direction of the principals.

 Income Taxes

   Atlas Marketing utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

 Stock Based Compensation

   Atlas Marketing accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the estimated fair value, Atlas Marketing records compensation expense over the vesting period for the difference between the exercise price of the share and the estimated fair value. Compensation expense is recognized upon grant if the options vest immediately.

   In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that elect to continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income as if the fair value based method proscribed by SFAS 123 had been applied. Atlas Marketing continued to account for stock based compensation arrangements under APB No. 25. The SFAS 123 pro forma net income would not be materially different from the reported net loss.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

   The options outstanding at December 31, 1997 were issued in July 1993. Therefore the disclosure requirements of SFAS 123 are not applicable.

2. Intangible Assets

   Amortization expense charged against income was $999,450 and $1,108,171 for 1997 and 1996, respectively.

3. Employee Stock Ownership Plan

   Atlas Marketing maintains the Atlas Marketing Company, Inc. Employee Stock Ownership Plan covering all full-time employees with one year of service. Contributions are determined at the discretion of the Board of Directors. No contributions were made or accrued for in 1996 or 1997. The plan was terminated effective January 1, 1998 in connection with the purchase of Atlas Marketing by MSSC.

4. Employee Benefit Plans

   During 1995, Atlas Marketing established the Atlas Marketing Company, Inc. Employees 401(k) Plan and Trust covering all full-time employees with one year of service. Employer matching contributions are determined annually, in advance, at the discretion of the Board of Directors. For 1997 and 1996, the Board of Directors determined that employee contributions would be matched on a dollar for dollar basis up to a maximum of 6% of eligible compensation. Atlas Marketing recorded $1,088,566 and $1,066,484 of benefit plan expense in 1997 and 1996, respectively.

   Atlas Marketing also maintains the Atlas Marketing Company, Inc. Employee Benefit Plan and Trust, a self-insured medical benefits plan covering all full-time employees, with optional coverages available for part-time personnel. Atlas Marketing contributes an amount necessary to meet plan expenses, net of employee contributions for optional benefits. Atlas Marketing medical benefit plan contributions, included in general and administrative expenses, was $2,323,647 and $1,848,216 for 1997 and 1996, respectively.

5. Income Taxes

   Significant components of the provision (benefit) for income taxes are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------
   Current:
     Federal......................................... $     96,000  $ 1,274,700
     State...........................................       15,000      284,200
                                                      ------------  -----------
                                                           111,000    1,558,900
   Deferred:
     Federal.........................................     (973,000)     (86,100)
     State...........................................     (143,000)     (12,700)
                                                      ------------  -----------
                                                        (1,116,000)     (98,800)
                                                      ------------  -----------
       Total tax expense (benefit)...................  $(1,005,000) $ 1,460,100
                                                      ============  ===========

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

   Federal and state income tax expense as a percentage of income before income taxes was different than the statutory income tax rates for both years. The reasons for the differences between the actual tax expense and the "expected" tax expense for those years (computed by applying the federal corporate rate of 34%) are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------
   Computed "expected" tax expense................... $ (1,293,500) $   456,100
   State income taxes, net of federal benefit........     (133,000)     175,700
   Amortization of intangibles.......................      229,500      223,200
   Non-deductible expenses...........................      192,000      605,100
                                                      ------------  -----------
                                                      $ (1,005,000) $ 1,460,100
                                                      ============  ===========

   Atlas Marketing has received notices from the Internal Revenue Service (IRS) asserting deficiencies in federal corporate income taxes for Atlas Marketing's taxable years 1993 through 1995. The proposed adjustments, relating to the deductibility of certain compensation and benefit expenses, may result in additional federal and state tax liabilities as of December 31, 1997 of approximately $5.8 million plus interest. Atlas Marketing has analyzed these matters with tax counsel and believes that it has meritorious defenses and has filed a response protesting the proposed adjustments. No amount has been recorded in the financial statements relating to adjustments proposed by the IRS.

6. Related-Party Transactions

   In 1996, Atlas Marketing issued 240,740 shares to officers and directors for payment of compensation which had a value of $2.5 million. Atlas Marketing repurchased and retired 18,106 shares from officers and directors in 1996 at a cost of $187,000.

   Following is a summary of related-party balances at December 31, 1997 and 1996:

                                                            1997        1996
                                                         ----------- ----------
   Receivables from officers and directors.............. $     1,792 $    5,739
                                                         =========== ==========
   Due to MSSC.......................................... $16,330,583        --
   Accrued compensation payable to officers.............         --   1,784,070
   Notes due to officers................................         --     400,000
                                                         ----------- ----------
                                                         $16,330,583 $2,184,070
                                                         =========== ==========

   Additionally, Atlas Marketing has entered into several lease agreements for office facilities in which individuals who were officers and directors in 1997 and 1996 (prior to the purchase of Atlas Marketing by MSSC) have an ownership interest. Lease payments made to these individuals in 1997 and 1996 totaled $123,812 and $158,027, respectively.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

7. Leases

   Atlas Marketing has entered into various operating lease agreements primarily for the lease of vehicles, office and warehouse space. Annual future minimum lease payments required by noncancelable lease agreements at December 31, 1997 are as follows:

                                                 Related
                                                 Parties     Others     Total
                                                ---------- ---------- ----------
   1998........................................ $  367,648 $  828,455 $1,196,103
   1999........................................    431,004    395,679    826,683
   2000........................................    431,004     95,946    526,950
   2001........................................    431,004        --     431,004
   2002........................................    365,754        --     365,754
   Thereafter..................................    114,668        --     114,668
                                                ---------- ---------- ----------
                                                $2,141,082 $1,320,080 $3,461,162
                                                ========== ========== ==========

   Rent expense under noncancellable lease agreements was $680,728 and $586,624 for 1997 and 1996, respectively.

   Atlas Marketing has subleased certain office and warehouse facilities. The total minimum rentals to be received under the sublease is $29,360 in 1998.

8. Contingencies

   Atlas Marketing is subject to legal actions from time to time which have arisen in the ordinary course of business. Atlas Marketing intends to vigorously contest all such claims and, in the opinion of management, the resolution of such claims will not materially affect the financial position of Atlas Marketing.

9. Supplemental Cash Flow Disclosures

   Supplemental disclosures of cash flow information is provided below:

                                                       Year Ended December 31,
                                                       -----------------------
                                                          1997        1996
                                                       ----------- -----------
   Cash paid during the year for:
     Interest.........................................  $1,118,328 $ 1,115,281
     Income taxes.....................................     838,356   1,065,299
   Noncash investing and financing activities:
     Business acquisition through issuance of notes
      payable.........................................         --      503,951
     Purchase of stock through issuance of notes
      payable.........................................     881,358     239,147
     Business acquisition through increase in due to
      MSSC............................................     286,925         --
     Issuance of stock through receipt of notes.......     325,000         --
     Covenant not to compete through issuance of note
      payable.........................................     188,940         --

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Bromar, Inc. and Subsidiaries

   We have audited the accompanying consolidated statement of income and cash flows of Bromar Inc. and Subsidiaries for the ten months ended October 31, 1996. These financial statements are the responsibility of Bromar's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Bromar Inc. and Subsidiaries for the ten months ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Irvine, California
March 7, 1997

                         BROMAR, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   Ten Months
                                                                     Ended
                                                                October 31, 1996
                                                                ----------------
Total revenue..................................................   $56,048,862
Expenses:
Operating expenses:............................................
  Salaries.....................................................    30,364,770
  Fringe benefits..............................................     5,138,957
  Automobiles and related expenses.............................     4,846,270
  General and administrative...................................     6,163,433
  Occupancy and related expenses...............................     3,002,364
  Sales and marketing..........................................     2,481,575
  Depreciation and amortization................................     2,371,262
  Interest expense.............................................       700,030
  Bonus to employees...........................................       346,000
                                                                  -----------
    Total operating expenses...................................    55,414,661
                                                                  -----------
  Income before income taxes...................................       634,201
  Income taxes.................................................       407,000
                                                                  -----------
  Net income...................................................   $   227,201
                                                                  ===========


                            See accompanying notes.

                         BROMAR, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Ten Months
                                                                    Ended
                                                               October 31, 1996
                                                               ----------------
Operating activities
  Net income..................................................   $   227,201
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................     2,371,262
    Gain on disposal of property and equipment................      (431,107)
    Provision for doubtful accounts...........................        40,000
    Deferred income taxes.....................................       (90,438)
    changes in operating assets and liabilities:
    Accounts and notes receivable.............................      (141,497)
    Prepaid expenses and other current assets.................      (312,093)
    Accounts payable and accrued liabilities..................      (652,725)
    Other assets..............................................        92,525
                                                                 -----------
Net cash provided by operating activities.....................     1,103,128
Investing activities
  Purchases of property and equipment.........................    (1,174,436)
  Proceeds from sale of equipment.............................     1,019,844
  Payments on purchase agreements.............................    (1,265,657)
                                                                 -----------
Net cash used in investing activities.........................    (1,420,249)
Financing activities
  Net change in line of credit................................     1,762,410
  Proceeds from long-term debt................................       422,243
  principal payments on long-term debt and capital lease
   obligations................................................    (1,312,045)
  principal payments on retirement agreements.................       (55,028)
  Repurchase of common stock..................................      (630,001)
  Repayments on notes for common stock........................       132,754
                                                                 -----------
Net cash provided by financing activities.....................       320,333
                                                                 -----------
Increase in cash and cash equivalents.........................         3,212
Cash and cash equivalents at beginning of period..............        26,480
                                                                 -----------
Cash and cash equivalents at end of period....................   $    29,692
                                                                 ===========


                            See accompanying notes.

                         BROMAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                October 31, 1996

Merger Agreement

   Shareholders of record at October 15, 1996 of Bromar entered into a merger agreement effective October 31, 1996 with MSSC California, Inc. (MSSC), a wholly owned subsidiary of Marketing Specialists Sales Company. Upon consummation of the respective parties' obligations in accordance with terms of the agreement, 529,879 shares of common stock outstanding at October 31, 1996 will be converted into the right to receive an aggregate amount of $26,005,000 in cash whereupon Bromar will become a wholly owned subsidiary of Marketing Specialists. As a result of this merger, Bromar's operations will be consolidated with those of Marketing Specialists in future periods.

1. Summary of Significant Accounting Policies

 Business Description

   Bromar Inc. (the "Company") is a broker and wholesaler of food and related products to grocery retailers and food service outlets primarily in the western United States. Bromar's wholly owned subsidiaries include Brokerage Services, Inc., a food brokerage, and Service Assets Corporation, which leases vehicles to Bromar.

 Basis of Presentation

   The consolidated financial statements include the accounts of Bromar and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The preparation of Bromar's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. Actual results could differ from those estimates.

 Revenue Recognition

   Substantially all of Bromar's revenue is in the form of commissions earned from the food manufacturers and processors that it represents. Commissions are recognized as revenue when an order is placed with the manufacturers and processors as the earning process is substantially complete and the order is filled shortly thereafter by the manufacturer with no additional effort required on the part of Bromar.

 Property and Equipment

   Depreciation and amortization are computed using the straight-line method over the assets' useful lives, which range from three to forty years, or over the term of the lease, whichever is shorter.

 Goodwill

   Goodwill represents the excess of the purchase price over the value of net tangible assets of various businesses acquired. Goodwill is amortized on the straight-line method over a period of five to ten years. Amortization expense for goodwill was approximately $176,000 for the ten months ended October 31, 1996.

 Statements of Cash Flows

   Bromar considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          BROMAR, INC AND SUBSIDIARIES

   During the ten months ended October 31, 1996 Bromar purchased four brokerage companies for an aggregate purchase price of $2,722,500. These purchases were financed by Bromar and, accordingly, represent noncash transactions.

2. Property and Equipment

   Depreciation and amortization expense related to property and equipment was $1,128,672 for the ten months ended October 31, 1996. Amortization of assets purchased under capitalized lease agreements was included in depreciation and amortization expense.

3. Financing Arrangements

 Long-Term Debt

   Bromar paid interest of approximately $700,000 for the ten months ended October 31, 1996.

4. Income Taxes

   Bromar utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

   Significant components of the provision (benefit) for income taxes are as follows:

                                                                   Ten Months
                                                                     Ended
                                                                October 31, 1996
                                                                ----------------
   Current:
     Federal...................................................     $411,000
     State.....................................................       87,000
                                                                    --------
                                                                     498,000
   Deferred:
     Federal...................................................      (86,000)
     State.....................................................       (5,000)
                                                                    --------
                                                                     (91,000)
                                                                    --------
                                                                    $407,000
                                                                    ========

   Bromar's income tax provision varies from the statutory rate primarily because of the nondeductibility of certain portions of meal and entertainment expenses and state income taxes imposed by the various states on Bromar's operations.

   Bromar paid income taxes of $802,000 for the ten months ended October 31, 1996.

   Bromar is currently under examination by the Internal Revenue Service for the 1993 tax year.

5. Deferred Compensation and Retirement Plans

 Profit Sharing and Stock Plans

   Bromar has a profit sharing plan and a stock plan covering substantially all employees with one year or more of service. Total annual contributions to these plans is at management's discretion subject to certain

                          BROMAR, INC AND SUBSIDIARIES
limitations. No contributions were made to either the profit sharing plan or the stock plan for the ten months ended October 31, 1996.

 Retirement Agreements

   Bromar is committed, through unfunded retirement agreements with three former officers of Bromar, to provide retirement benefits in an amount equal to five times the average annual salary of the ten years preceding the retirement of each officer. Payments under such agreements are to be made in 240 equal semimonthly installments and are to begin the month following retirement. In the event of their death, any unpaid benefits are paid to the officer's beneficiary.

   Under the agreement, payments are allocated between retirement benefits and consulting services. Charges to expense under the retirement portion of the agreements were recorded during the period of active employment and were calculated to result in an accrued amount at the officers' retirement date equal to the then present value of one-half of the estimated payments. Future obligations under the retirement portion of the agreement are as follows at October 31, 1996:

   1997................................................................ $ 66,492
   1998................................................................   79,096
   1999................................................................   69,198
   2000................................................................   75,272
   2001................................................................   81,880
   Thereafter..........................................................  164,132
                                                                        --------
                                                                        $536,070
                                                                        ========

   Under the agreements, the officers and their surviving spouses are obligated to render consulting and other services at Bromar's request and, therefore, the remaining one-half of the payments are considered to be applicable to such services to be performed by the officer and his surviving spouse after retirement and will be charged to expense in the year of payment. If an officer and his surviving spouse die before all payments are received by them, Bromar will accrue the amount equal to the then present value of the remaining payments to be made to such officer's designated beneficiary or estate. Compensation expense incurred relating to the consulting portion of the agreement was approximately $175,000 for the ten months ended October 31, 1996.

6. Employee Stock Plans

   Bromar has adopted a stock option plan under which certain key employees may be offered the opportunity to purchase varying amounts of Bromar's capital stock. There were 150,000 shares reserved for grant under this plan. All options granted under this plan have been granted at the fair market value of Bromar's common stock at the date of grant. Bromar had no shares of common stock available for future grant under the stock option plan during the ten month period ended October 31, 1996.

                          BROMAR, INC AND SUBSIDIARIES

7. Commitments and Contingencies

 Leases

   Bromar occupies certain buildings and uses certain office equipment under long-term operating lease agreements, which expire in various years through 2001. The annual future minimum lease payments for such leases (with initial or remaining terms in excess of one year) are as follows:

   1997.............................................................. $3,130,939
   1998..............................................................  1,689,546
   1999..............................................................  1,067,830
   2000..............................................................    297,308
                                                                      ----------
                                                                      $6,185,623
                                                                      ==========

   Rent expense was $2,475,019 for the ten months ended October 31, 1996.

 Covenants Not to Compete

   Bromar is contingently obligated to make payments under agreements with various individuals for future consulting services when such services are performed and upon compliance with covenants not to compete. The costs associated with such agreements are recognized on the straight-line basis over the period in which the services are to be rendered, which typically ranges from seven to ten years. The timing of payments due under these agreements are specifically defined in each agreement and as such, the payment stream does not necessarily correspond with the amortization period. Estimated future payments under these agreements and the estimated related cost to be charged to operations are as follows at October 31, 1996, actual payments and costs may differ based on future events:

                                                                   Payments Due
                                                                   on Agreements
                                                                   -------------
   1997...........................................................  $1,017,933
   1998...........................................................     819,386
   1999...........................................................     801,948
   2000...........................................................     771,689
   2001...........................................................     628,698
   Thereafter.....................................................   2,243,181
                                                                    ----------
                                                                    $6,282,835
                                                                    ==========

 Contingencies

   Bromar is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect Bromar's consolidated financial position, consolidated operating results or cash flows.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         MERKERT AMERICAN CORPORATION,

                      RICHMONT MARKETING SPECIALISTS INC.

                                      and

                              THE STOCKHOLDERS OF

                      RICHMONT MARKETING SPECIALISTS INC.

                           Dated as of April 28, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1.  THE MERGER.................................................    A-5
    1.1      The Merger.................................................    A-5
    1.2      The Closing................................................    A-5
    1.3      Effective Time.............................................    A-6
    1.4      Ancillary Agreements.......................................    A-6
             Certificate of Incorporation and Bylaws of the Surviving
    1.5      Corporation................................................    A-6
    1.6      Board of Directors of Surviving Corporation................    A-6
    1.7      Officers of Surviving Corporation..........................    A-7
    1.8      Change of Name.............................................    A-7
 ARTICLE 2.  EXCHANGE OF STOCK..........................................    A-7
    2.1      Outstanding Common Stock of Merkert........................    A-7
    2.2      Conversion of RMSI Stock...................................    A-7
    2.3      Lost or Stolen Certificates................................    A-9
    2.4      Dissenters' Rights.........................................   A-10
 ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF RMSI.....................   A-10
    3.1      Existence; Good Standing; Authority; Compliance With Law...   A-10
    3.2      Authorization, Validity and Effect of Agreements...........   A-11
    3.3      Capital Stock of RMSI......................................   A-11
    3.4      Real Property..............................................   A-12
    3.5      Contracts..................................................   A-13
    3.6      Transactions with Interested Persons.......................   A-14
    3.7      Employee Benefit Programs..................................   A-14
    3.8      Intentionally Omitted......................................   A-16
    3.9      No Payments to Employees, Officers and Directors...........   A-16
    3.10     Taxes......................................................   A-16
    3.11     Tax-Free Treatment.........................................   A-17
    3.12     Proxy Statement............................................   A-17
    3.13     SEC Documents..............................................   A-17
    3.14     No Brokers.................................................   A-18
    3.15     Litigation.................................................   A-18
    3.16     Absence of Certain Changes.................................   A-18
    3.17     Disclosure.................................................   A-18
    3.18     Undisclosed Liabilities....................................   A-18
    3.19     Customers and Principals...................................   A-19
    3.20     Receivables................................................   A-19
    3.21     Definition of RMSI's Knowledge.............................   A-19
    3.22     Ownership of Merkert Common Stock..........................   A-19
 ARTICLE 4.  INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE RMSI
             STOCKHOLDERS...............................................   A-19
    4.1      Investment Representations.................................   A-19
    4.2      Registration...............................................   A-19
    4.3      Ownership of Merkert Common Stock..........................   A-20
 ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF MERKERT..................   A-20
    5.1      Existence; Good Standing; Authority; Compliance With Law...   A-20
    5.2      Authorization, Validity and Effect of Agreements...........   A-21

                                                                           Page
                                                                           ----
    5.3     Capital Stock of Merkert.....................................  A-22
    5.4     Real Property................................................  A-22
    5.5     Contracts....................................................  A-23
    5.6     Transactions with Interested Persons.........................  A-24
    5.7     Employee Benefit Programs....................................  A-24
    5.8     Intentionally Omitted........................................  A-25
    5.9     No Payments to Employees, Officers and Directors.............  A-25
    5.10    Taxes........................................................  A-25
    5.11    Tax-Free Treatment...........................................  A-26
    5.12    Proxy Statement..............................................  A-26
    5.13    SEC Documents................................................  A-27
    5.14    No Brokers...................................................  A-27
    5.15    Litigation...................................................  A-27
    5.16    Absence of Certain Changes...................................  A-27
    5.17    Disclosure...................................................  A-28
    5.18    Undisclosed Liabilities......................................  A-28
    5.19    Customers and Principals.....................................  A-28
    5.20    Receivables..................................................  A-28
    5.21    Definition of Merkert's Knowledge............................  A-28
    5.22    Opinion of Financial Advisor.................................  A-28

 ARTICLE 6. COVENANTS....................................................  A-28
    6.1     Acquisition Proposals........................................  A-28
    6.2     Conduct of Businesses........................................  A-30
    6.3     Meeting of Stockholders......................................  A-32
    6.4     Filings; Other Action........................................  A-33
    6.5     Access to Information........................................  A-33
    6.6     Publicity....................................................  A-34
    6.7     Proxy Statement..............................................  A-34
    6.8     Listing Application..........................................  A-34
    6.9     Further Action...............................................  A-35
    6.10    Affiliates of RMSI...........................................  A-35
    6.11    Expenses.....................................................  A-35
    6.12    Notice of Default............................................  A-35
    6.13    Filings Under Hart-Scott-Rodino Act..........................  A-36
    6.14    Tax-Free Treatment...........................................  A-36
    6.15    Nonsolicitation..............................................  A-36
    6.16    Financing....................................................  A-36
    6.17    RMSI Employees...............................................  A-36
    6.18    Exchange Offer Registration Statement........................  A-37
    6.19    Option Registration Statement................................  A-37
    6.20    Ancillary Agreements.........................................  A-37
    6.21    Spousal Consent..............................................  A-37

 ARTICLE 7. CONDITIONS...................................................  A-37
    7.1     Conditions to Each Party's Obligation to Effect the Merger...  A-37
    7.2     Conditions to Obligations of RMSI to Effect the Merger.......  A-38
    7.3     Conditions to Obligation of Merkert to Effect the Merger.....  A-39

                                                                           Page
                                                                           ----
 ARTICLE 8. TERMINATION; AMENDMENT; WAIVER...............................  A-40
    8.1     Termination..................................................  A-40
    8.2     Effect of Termination........................................  A-40
    8.3     Extension; Waiver............................................  A-41
 ARTICLE 9. GENERAL PROVISIONS...........................................  A-41
    9.1     Nonsurvival of Representations, Warranties and Agreements....  A-41
    9.2     Notices......................................................  A-41
    9.3     Assignment; Binding Effect; Benefit..........................  A-42
    9.4     Entire Agreement.............................................  A-42
    9.5     Amendment....................................................  A-42
    9.6     Governing Law................................................  A-42
    9.7     Counterparts.................................................  A-43
    9.8     Headings.....................................................  A-43
    9.9     Interpretation...............................................  A-43
    9.10    Waivers......................................................  A-43
    9.11    Incorporation................................................  A-43
    9.12    Severability.................................................  A-43
    9.13    Enforcement of Agreement.....................................  A-43
    9.14    Certain Definitions..........................................  A-43

EXHIBITS

 Exhibit A   Certificate of Merger
 Exhibit B-1 Form of Merkert Voting Agreement
 Exhibit B-2 Form of RMSI Voting Agreement
 Exhibit C-1 Form of Charter Amendment for Changes to Board of Directors
 Exhibit C-2 Form of Charter Amendment for Name Change
 Exhibit D   Form of Affiliate Letter
 Exhibit E   Form of SMART Cancellation Consent
 Exhibit F   Form of Spousal Consent
 Exhibit G   Form of Post-Merger Voting Agreement
 Exhibit H   Form of Advisory Agreement
 Exhibit I-1 Registration Rights Agreement for RMSI Stockholders
 Exhibit I-2 Form of Registration Rights Agreement for Merkert Stockholders

SCHEDULES

 Schedule 7.2(g)       List of Merkert Required Consents
 Schedule 7.3(i)       List of RMSI Required Consents
 Schedule 6.2(a)(xiii) Pending Transactions

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of April 28, 1999, by and among Merkert American Corporation, a Delaware corporation ("Merkert"), Richmont Marketing Specialists Inc., a Delaware corporation ("RMSI"), and MS Acquisition Limited, a Texas limited partnership, Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey and Jeffrey A. Watt (collectively, the "RMSI Stockholders").

                                    RECITALS

   WHEREAS, the boards of directors of Merkert and RMSI have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which RMSI would merge with and into Merkert and Merkert would be the surviving corporation (the "Merger");

   WHEREAS, the boards of directors of Merkert and RMSI, respectively, have determined that the Merger is in the best interests of their respective companies and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

   WHEREAS, contemporaneously with the execution of this Agreement, the RMSI Stockholders are entering into an agreement with Merkert in which they have agreed to vote their shares of common stock, par value $.01 per share, of RMSI ("RMSI Common Stock") subject to the terms contained therein;

   WHEREAS, contemporaneously with the execution of this Agreement, Monroe & Company II, LLC, Joseph T. Casey, Glenn F. Gillam, Douglas H. Holstein, Gerald
R. Leonard, Sidney D. Rogers, Jr. and Thomas R. Studer (the "Management Stockholders"), are entering into an agreement with RMSI in which they have agreed to vote their shares of common stock, par value $.01 per share, of Merkert ("Merkert Common Stock") and their shares of restricted common stock, par value $.01 per share, of Merkert ("Merkert Restricted Common Stock"), subject to the terms contained therein; and

   WHEREAS, Merkert, RMSI and the RMSI Stockholders desire to make certain representations, warranties and agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1. THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), RMSI shall be merged with and into Merkert in accordance with this Agreement, and the separate corporate existence of RMSI shall thereupon cease. Merkert shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect specified in Section 259 of the Delaware General Corporation Law (the "DGCL"). It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All of the parties to this Agreement agree to report the Merger, for all purposes, in a manner which is consistent with the preceding sentence.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, at 10:00 a.m., local time, on the date which is the first business day immediately following the day on which the last of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree. Unless the parties shall otherwise agree, the parties shall use their reasonable best efforts to cause the Closing to occur as soon as possible after the meetings of stockholders of RMSI and Merkert held pursuant to Section 6.3. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all of the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall promptly cause a Certificate of Merger satisfying the requirements of the DGCL and in substantially the form attached hereto as Exhibit A (the "Certificate of Merger"), to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

   1.4 Ancillary Agreements. As an inducement to Merkert and RMSI to enter into this Agreement, the following agreements are being executed contemporaneously with the execution of this Agreement: the voting agreement dated as of the date hereof by and among Merkert and the each of the RMSI Stockholders in the form attached hereto as Exhibit B-1 (the "RMSI Voting Agreement") and the voting agreement by and among RMSI and each of the Management Stockholders in the form attached hereto as Exhibit B-2 (the "Merkert Voting Agreement"). In addition, Merkert agrees to use commercially reasonable efforts to obtain a Voting Agreement in the form attached hereto as Exhibit B-2 from Eugene F. Merkert, the Eugene F. Merkert 1984 Revocable Trust and the Eugene F. Merkert 1991 Charitable Remainder Unitrust.

   1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (a) Charter. The Second Amended and Restated Certificate of Incorporation of Merkert in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, as amended as provided in Sections 1.6(b) and 1.8 of this Agreement and until duly amended in accordance with applicable law and such certificate of incorporation (the "Surviving Corporation Charter").

     (a) Bylaws. The bylaws of Merkert in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, the Surviving Corporation Charter and such bylaws.

   1.6 Board of Directors of Surviving Corporation.

     (a) As of the Effective Time, the number of directors of Merkert shall be fixed at nine (9). As of the Effective Time, four (4) of the directors of Merkert shall be Gerald R. Leonard, Edward P. Grace III, James L. Monroe and James A. Schlindwein (the foregoing four (4) individuals being referred to herein collectively as the "Merkert Designees"). As of the Effective Time, the remaining five (5) directors of Merkert shall be John P. Rochon, Nick G. Bouras, Timothy M. Byrd and Ronald D. Pedersen and one (1) individual (the "Independent Director") designated by RMSI prior to the Effective Time who shall not be an employee of either RMSI or Merkert and shall otherwise be reasonably acceptable to Merkert (the foregoing five (5) individuals being referred to herein collectively as the "RMSI Designees").

     (b) At the Effective Time, the Second Amended and Restated Certificate of Incorporation of Merkert shall be amended as set forth in Exhibit C-1 attached hereto (the "Board Amendment") so that the Board of Directors of Merkert shall be divided into three (3) classes, and the directors of each class of the Board of Directors of Merkert shall be as follows (subject to the provisions of this Section 1.6):

      Class   Designee             Term Expires
      -----   --------             ------------
       I      Ronald D. Pedersen       2000
       I      Timothy M. Byrd          2000
       I      James A. Schlindwein     2000
       II     Nick G. Bouras           2001
       II     Gerald R. Leonard        2001
       II     Edward P. Grace III      2001
       III    John P. Rochon           2002
       III    James L. Monroe          2002
       III    Independent Director     2002

     (c) Merkert and RMSI agree that in the event that any Merkert Designee is unable or otherwise fails to serve, for any reason, as a director of Merkert at the Effective Time, Merkert shall have the right to designate another individual to serve as a director of Merkert at the Effective Time in place of such Merkert Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Merkert shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to RMSI. Merkert and RMSI shall each cause such designee of Merkert to be elected to the Board of Directors of Merkert at the Effective Time in place of such Merkert Designee.

     (d) Merkert and RMSI agree that in the event that any RMSI Designee is unable or otherwise fails to serve, for any reason, as a director of Merkert at the Effective Time, RMSI shall have the right to designate another individual to serve as a director of Merkert at the Effective Time in place of such RMSI Designee (or if a vacancy shall be deemed to have occurred in respect thereof, RMSI shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Merkert. Merkert and RMSI shall each cause such designee of RMSI to be elected to the Board of Directors of Merkert at the Effective Time in place of such RMSI Designee.

   1.7 Officers of Surviving Corporation. At the Effective Time, the officers of Merkert shall include, but not be limited to, Ronald D. Pedersen, who shall be Chairman of the Board of Directors, Gerald R. Leonard, who shall be Chief Executive Officer and President, Bruce A. Butler, who shall be Chief Operating Officer, Joseph T. Casey, who shall be Chief Financial Officer,
Douglas H. Holstein, who shall be Executive Vice President--Sales, and Jeffrey Hill, who shall be an Executive Vice President--New Business Development.

   1.8 Change of Name. At the Effective Time, Article I of the Second Amended and Restated Certificate of Incorporation of Merkert shall be amended to change the name of the Surviving Corporation to "Marketing Specialists Corporation" as set forth in Exhibit C-2 attached hereto.

ARTICLE 2. EXCHANGE OF STOCK

   2.1 Outstanding Common Stock of Merkert. At and after the Effective Time, each share of Merkert Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.

   2.2 Conversion of RMSI Stock.

     (a) The maximum aggregate number of shares of Merkert Common Stock issuable to the holders of RMSI Common Stock in the Merger shall be 6,705,551. At the Effective Time, each share of RMSI Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of RMSI Common Stock to be canceled pursuant to Section 2.2(c) below and except as otherwise provided in Section 2.4 below with respect to Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Merkert or RMSI or the holders of any of the securities of either of such corporations, be converted into that number of fully paid and nonassessable shares of Merkert Common Stock equal to the quotient (the "Exchange Ratio") obtained by dividing (i) 6,705,551 by (ii) the total number of shares of RMSI Common Stock issued and outstanding immediately prior to the Effective Time; provided, however, that no fractional shares of Merkert Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Merkert Common Stock pursuant to this Agreement, each holder of RMSI Common Stock upon surrender of a certificate representing ownership of RMSI Common Stock for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the average closing price of Merkert Common Stock on the Nasdaq National Market on the five (5) trading days immediately preceding the second day prior to the Closing Date by (ii) the fractional amount of the shares which such holder would otherwise be entitled to receive under this Article 2. The term "Merger Consideration" shall mean the total number of shares of Merkert Common Stock to be issued to holders of RMSI Common Stock in the Merger, together with the total amount of cash delivered in lieu of fractional shares pursuant to this
Section 2.2(a).

     (b) As a result of the Merger and without any action on the part of the holders thereof, all shares of RMSI Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate" and, collectively, the "Certificates") representing any shares of RMSI Common Stock (other than those shares of RMSI Common Stock to be canceled pursuant to Section 2.2(c) below and except as otherwise provided in Section 2.4 below with respect to Dissenting Shares (as defined below)) shall thereafter cease to have any rights with respect to such shares of RMSI Common Stock, except, without interest, such holder's proportionate share of the Merger Consideration in accordance with Section 2.2(a) upon the surrender of such Certificate.

     (c) Each share of RMSI Common Stock issued and held in RMSI's treasury or owned by Merkert immediately prior to the Effective Time, if any, by virtue of the Merger shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

     (d) At the Effective Time, the stock transfer books of RMSI shall be closed, and there shall be no further registration of transfers of shares of RMSI Common Stock thereafter on the records of RMSI. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided and the holder of such Certificates shall also be entitled to receive any and all dividends and distributions (whether in the form of cash, stock or otherwise) payable in respect of the Merger Consideration with a record date after the Effective Time and prior to the cancellation of such Certificates. Certificates surrendered for exchange by any person constituting an "affiliate" of RMSI for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Merkert has received an affiliate letter in the form attached hereto as Exhibit D (the "Affiliate Letter") from such person.

     (e) At the Effective Time, and subject to the consent of the holder thereof, RMSI's obligations with respect to each senior management appreciation right (collectively, the "SMARTs") outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, the holders of such SMARTs shall be entitled to receive incentive options to purchase shares of Merkert Common Stock issued pursuant to Merkert's Amended and Restated 1998 Stock Option and Incentive Plan (such plan, the "Merkert Option Plan," and such options, the "Rollover Options") upon the surrender and cancellation of the agreements representing their SMARTs and delivery of an instrument substantially in the form attached hereto as Exhibit E, by which such holder represents its good title to such SMART and agrees to its cancellation upon the terms hereof ("SMART Cancellation Consent"). Each Rollover Option shall be an "incentive stock option" within the meaning of Section 422(b) of the Code (the "qualified options"). No interest shall accrue with respect to any of the SMARTs. Each Rollover Option shall (i) be exercisable for that number of whole shares of Merkert Common

Stock equal to the product of the number of SMARTs held by such holder immediately prior to the Effective Time multiplied by the greater of (x) the quotient obtained by dividing (A) 405,000 by (B) the total number of SMARTs issued and outstanding immediately prior to the Effective Time (the "SMART Ratio"), and (y) the product of (A) the SMART Ratio and (B) the quotient obtained by dividing (1) the lesser of (a) the Fair Market Value (defined below) of the Merkert Common Stock as of the Effective Time, and (b) $20.00, by
(2) $13.50, and rounding the resulting number to the nearest whole number of shares of the Merkert Common Stock, (ii) be vested or vest with respect to 20% of the shares underlying such option on each anniversary of the original date of grant of the corresponding SMARTs, and be fully vested upon the fifth anniversary of the original date of grant of the corresponding SMARTs, (iii) have a per share exercise price equal to the greater of (x) Fair Market Value (defined below) of the Merkert Common Stock as of the Effective Time, and (y) $13.50, and (iv) otherwise be in substantially the form customarily used for option grants under the Merkert Option Plan. In the event that any holder of SMARTs shall not have executed a SMART Cancellation Consent prior to the Effective Time, such SMART shall remain outstanding and be an obligation of the Surviving Corporation. In addition, at the Effective Time, Merkert shall issue non-qualified options to purchase 167,500 shares of the Merkert Common Stock under the Merkert Option Plan to John P. Rochon and non-qualified options to purchase 55,833 shares of Merkert Common Stock under the Merkert Option Plan to each of Nick G. Bouras, Timothy M. Byrd and Thomas Reynolds (the "New Options"). Each New Option will (i) vest with respect to 20% of the shares underlying such option on each anniversary of the date of grant and be fully vested upon the fifth anniversary of the date of grant and (ii) have a per share exercise price equal to the greater of (x) Fair Market Value of the Merkert Common Stock as of the Effective Time, and (y) $13.50. The parties acknowledge that, pursuant to the terms of the Merkert Option Plan, each of John P. Rochon, Nick G. Bouras, Timothy M. Byrd and the Independent Director shall be granted non-qualified options to purchase 20,000 shares of Merkert Common Stock on the fifth day following the Closing Date (the "Director Options") in addition to the New Options. Each Director Option will (i) vest with respect to 20% of the shares underlying such option on each anniversary of the date of grant and be fully vested upon the fifth anniversary of the date of grant and (ii) have an exercise price per share equal to Fair Market Value of the Merkert Common Stock as of the date of grant. Merkert shall reserve for issuance the number of shares of Merkert Common Stock that will become issuable upon the exercise of such Rollover Options, New Options and the Director Options pursuant to this Section 2.2(e) and shall cause a valid registration statement (such as Form S-8 or other appropriate form) to be in effect to cover the issuance of shares of Merkert Common Stock upon the exercise of the Rollover Options, the New Options and the Director Options (the "Option Registration Statement"). Merkert shall seek stockholder approval to the extent required to reserve additional shares for issuance upon the exercise of that number of Rollover Options, New Options and Director Options, in the aggregate, in excess of the total number of shares available for issuance under the Merkert Option Plan as of the date hereof (the "Merkert Option Approval"). For the purposes of this section, "Fair Market Value" on any given date means the last reported sale price at which Merkert Common Stock is traded on the date immediately preceding such given date or, if no Merkert Common Stock is traded on such date, the next preceding date on which Merkert Common Stock was traded, as reflected on the principal stock exchange or, if applicable, any other national stock exchange on which the Merkert Common Stock is traded or admitted to trading.

     (f) All Merger Consideration issued or paid, as the case may be, upon the surrender for exchange of Certificates representing shares of RMSI Common Stock in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of RMSI Common Stock exchanged for Merger Consideration theretofore represented by such Certificates.

   2.3 Lost or Stolen Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Merkert, the posting by such person of a bond in such reasonable amount as Merkert may direct as indemnity against any claim that may be made against it with respect to such Certificate, Merkert will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such person is entitled under Section 2.2(a).

   2.4 Dissenters' Rights.

     (a) Subject to the RMSI Voting Agreement, notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of RMSI Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by RMSI Stockholders who in accordance with Section 262 of the DGCL have properly exercised and perfected their rights of appraisal, shall not be converted into the right to receive the Merger Consideration, unless and until such RMSI Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such RMSI Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of RMSI Common Stock held by such RMSI Stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration pursuant to
Section 2.2 hereof. Holders of shares of RMSI Common Stock who become entitled pursuant to the provisions of the DGCL to payment for such shares under the provisions thereof shall receive payment from the Surviving Corporation and such shares shall be canceled.

     (b) RMSI shall give Merkert (i) prompt notice of any demands for appraisal received by RMSI, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the DGCL and received by RMSI and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL consistent with the obligations of RMSI thereunder. RMSI shall not, except with the prior written consent of Merkert,
(x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF RMSI

   As a material inducement to Merkert to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the disclosure letter delivered at or prior to the execution hereof to Merkert (the "RMSI Disclosure Letter"), RMSI hereby represents and warrants to Merkert as follows; provided, however, that (i) none of the representations and warranties contained in this Article 3 reflect any matter relating to any of the entities, assets, businesses or operations acquired or to be acquired by RMSI or any RMSI Subsidiary in connection with any of the pending or completed acquisitions disclosed on Schedule 6.2(a)(xiii) hereto (the "RMSI Acquisition Matters") and
(ii) no RMSI Acquisition Matter will in any event constitute or be deemed to constitute a breach of any of the representations or warranties contained in this Article 3.

   3.1 Existence; Good Standing; Authority; Compliance With Law

     (a) RMSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. RMSI is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not have a material adverse effect on the combined business, assets, results of operations or financial condition of RMSI and the RMSI Subsidiaries taken as a whole (a "RMSI Material Adverse Effect"). RMSI has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted or proposed to be conducted.

     (b) Each RMSI Subsidiary is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted or proposed to be conducted, and, is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a RMSI Material Adverse Effect. Except as set forth in Section 3.1(b) of the RMSI Disclosure Letter, all of the outstanding shares of capital stock of, or partnership or other equity interests in, each RMSI Subsidiary are owned beneficially and of record by RMSI free of any lien, restriction or encumbrance and such shares, partnership interests or other equity interests have been duly and validly issued and are outstanding, fully paid and non-assessable. Except as set forth in Section 3.1(b) of the RMSI Disclosure Letter, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other equity interests in, any of the RMSI Subsidiaries, or outstanding warrants, options or other rights to acquire any such convertible securities.

     (c) Copies of the certificate of incorporation or other charter documents and bylaws (and in each case, all amendments thereto) of RMSI as they exist on the date hereof have been delivered or made available to Merkert and its counsel. All such copies are true, correct and complete and no amendments thereto are pending. None of RMSI or any of the RMSI subsidiaries are in violation of their respective certificates of incorporation or bylaws.

   3.2 Authorization, Validity and Effect of Agreements. RMSI has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Merkert Voting Agreement. The Board of Directors of RMSI has unanimously approved and declared advisable this Agreement, the Merger, and the other documents and transactions contemplated by this Agreement. The execution by RMSI of this Agreement and the Merkert Voting Agreement and the consummation of the transactions contemplated by this Agreement and the Merkert Voting Agreement have been duly authorized by all requisite corporate action on the part of RMSI and no other action on the part of RMSI is required in connection therewith (except for stockholder approval). This Agreement and the Merkert Voting Agreement constitute the valid and legally binding obligations of RMSI, enforceable against RMSI, in accordance with their respective terms. The execution, delivery and performance by RMSI of this Agreement and each such agreement, document and instrument

     (a) does not and will not violate any provision of the certificate of incorporation or bylaws of RMSI, as applicable;

     (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to RMSI or require RMSI to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and except as contemplated by Section 6.13 of this Agreement; and

     (c) except as set forth in Section 3.2 of the RMSI Disclosure Letter, does not and will not (A) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which RMSI is a party or by which the property of RMSI is bound or affected, except for such breaches, defaults, accelerations or rights of termination which, individually or in the aggregate, could not reasonably be expected to have a RMSI Material Adverse Effect or hinder the consummation of the transaction contemplated by this Agreement, or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of RMSI's assets or its capital stock.

   3.3 Capital Stock of RMSI. The authorized capital stock of RMSI consists of 1,000,000 shares of RMSI Common Stock of which 137,635 shares are issued and outstanding and no shares are held in treasury. The authorized capital stock of RMSI does not include any preferred stock. As of the date hereof, all of the outstanding shares of RMSI Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in Section 3.3 of the RMSI Disclosure Letter, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale by RMSI of, or outstanding securities convertible into, any additional shares of capital stock of any class of RMSI or outstanding warrants, options or other rights to acquire any such convertible securities or stock appreciation rights or other instrument whose value is derived from the capital stock of RMSI, except for that certain warrant dated October 7, 1997 and held by William B. Robinson (the "Robinson Warrant"). Except as set forth in Section 3.3 of the RMSI Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of RMSI Common Stock to which RMSI or, to RMSI's knowledge, any of its stockholders is a party. The RMSI Stockholders own of record all of the issued and outstanding shares of capital stock of RMSI, in the amounts set forth in
Section 3.3 of the RMSI Disclosure Letter, except for the Robinson Warrant.

   3.4 Real Property.

     (a) Title. RMSI and each of the RMSI Subsidiaries has good, clear, record and marketable title to all of the real property owned by RMSI or any of the RMSI Subsidiaries (referred to in this Section as the "Owned Real Property"), free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, "Encumbrances"), other than:

       (i) easements, covenants, restrictions and similar encumbrances that do not materially interfere with the use of the Owned Real Property as currently used and improved,

       (ii) minor encroachments that do not materially adversely affect the value or use of the Owned Real Property as currently used and improved and that could be removed without material cost, and

       (iii) liens for Taxes (as defined in Section 3.10) not yet due or delinquent or being contested in good faith by appropriate means and statutory liens arising in the ordinary course of business by operation of law that are not yet due or delinquent.

((i), (ii) and (iii) are collectively referred to as "Permitted Encumbrances"), except as set forth in Section 3.4 of the RMSI Disclosure Letter. To the knowledge of RMSI, the lessors of all of the real property leased by RMSI or any of the RMSI Subsidiaries (referred to in this Section as the "Leased Real Property", and together with the Owned Real Property, the "Real Property") have good, clear, record and marketable title to the Leased Real Property, and RMSI and the RMSI Subsidiaries have good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances, subject only to the right of reversion of the lessor, except as set forth in Section 3.4 of the RMSI Disclosure Letter.

     (b) Status of Leases. Each of the leases of the Real Property has been duly authorized and executed by RMSI and is in full force and effect, except where the failure to be so would not have an RMSI Material Adverse Effect. To the knowledge of RMSI, each of said leases has been duly authorized and executed by the other party to each of said leases. Neither RMSI nor any of the RMSI Subsidiaries is in default under any material provision of any such said lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of RMSI, the other party to each of said leases is not in default under any material provision of any such lease and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

     (c) Consents. Except as set forth in Section 3.4 of the RMSI Disclosure Letter, (i) no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property, from the holder of any Encumbrance on any Owned Real Property, and (ii) no filing with any regulatory authority is required in connection with the Real Property, and to the extent that any such consents, approvals or filings are required, RMSI will use commercially reasonable efforts to obtain or complete them before the Closing.

     (d) Condition of Real Property. Except as set forth in Section 3.4 of the RMSI Disclosure Letter, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair.

     (e) Compliance with the Law. To the best of RMSI's knowledge, neither RMSI nor any RMSI Subsidiary has received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Real Property and no such violation exists, in either case, which could reasonably be expected to have a RMSI Material Adverse Effect. All improvements located on or constituting part of the Real Property and their use and operation by RMSI and the RMSI Subsidiaries are in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, except as set forth in Section 3.4 of the RMSI Disclosure Letter. No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Real Property or its use or operations, except where the failure to obtain such approval or consent would not have a RMSI Material Adverse Effect. Neither RMSI nor any RMSI Subsidiary has received any notice of any material real estate tax deficiency or assessment which has not been satisfied or is aware of any proposed material deficiency, claim or assessment with respect to any of the Real Property, or any pending or threatened condemnation thereof.

   3.5 Contracts. Except as set forth in Section 3.5 of the RMSI Disclosure Letter, neither RMSI nor any of the RMSI Subsidiaries is in default under any RMSI Material Contract or has any knowledge of conditions or facts which, with notice or the passage of time, or both, would give rise to such a default, except for such defaults which, individually or in the aggregate, could not reasonably be expected to have a RMSI Material Adverse Effect. To the knowledge of RMSI, no third party under any RMSI Material Contract is in default thereunder and there is no event which, with notice or the passage of time, or both, would give rise to such a default. Except as set forth in Section 3.5 of the RMSI Disclosure Letter, each RMSI Material Contract has been duly authorized and executed by RMSI, is in full force and effect and is enforceable by RMSI in accordance with its terms, except where the failure to be so would not have an RMSI Material Adverse Effect. For purposes of this Agreement, the term "RMSI Material Contract" shall include the following:

     (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

     (b) any employment contract or contract for services which is not terminable within 30 days by RMSI or an RMSI Subsidiary without liability for any penalty or severance payment;

     (c) any contract or agreement under which, as of the date of this Agreement, RMSI or any of the RMSI Subsidiaries has unpaid obligations of $100,000 or more, except contracts and agreements specifically disclosed elsewhere under this Agreement;

     (d) any contract or agreement involving more than $100,000 of unpaid obligations of RMSI or any of the RMSI Subsidiaries as of the date of this Agreement which, by its terms, does not terminate or is not terminable without penalty by RMSI or an RMSI Subsidiary or their successors within one year after the date hereof;

     (e) any contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

     (f) any contract containing covenants limiting the freedom of RMSI or any of the RMSI Subsidiaries to compete in any line of business or with any person or entity other than as is standard in the food brokerage industry;

     (g) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

     (h) any license agreement (as licensor or licensee);

     (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money not otherwise disclosed in the RMSI SEC Report (including, if applicable, a description on any prepayment penalties or similar obligations); or

     (j) any contract or agreement with any officer, employee, director or stockholder of RMSI or any of the RMSI Subsidiaries or with any persons or organizations controlled by or affiliated with any of them.

   3.6 Transactions with Interested Persons. Except as disclosed in the RMSI SEC Report (as hereinafter defined) or as set forth in Section 3.6 of the RMSI Disclosure Letter hereto, neither RMSI, nor any affiliate of RMSI, (i) owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of RMSI or any of the RMSI Subsidiaries, or any organization which has a material contract or arrangement with RMSI or any of the RMSI Subsidiaries or (ii) has directly or indirectly engaged in any transaction involving any lease or transfer any material (measured at the time of such transaction or as of the date hereof) cash, property or rights to or from RMSI or any of the RMSI Subsidiaries from, to or for the benefit of any affiliate of RMSI or any of the RMSI Subsidiaries.

   3.7 Employee Benefit Programs Employee Benefit Programs.

     (a) Section 3.7 of the RMSI Disclosure Letter sets forth a list of every material and significant Employee Program that is currently maintained by RMSI or an Affiliate of RMSI ("RMSI Affiliate") ("RMSI Employee Programs").

     (b) Each RMSI Employee Program which has been intended to qualify under
Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and except as disclosed in Section 3.7 of the RMSI Disclosure Letter has, in fact, been qualified under the applicable section of the Code from the effective date of such RMSI Employee Program through and including the Closing Date (or, if earlier, the date that such RMSI Employee Program was terminated). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

     (c) Neither RMSI nor any RMSI Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the RMSI Employee Programs. With respect to any RMSI Employee Program, there has been no (i) "prohibited transaction," as defined in
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject RMSI or any RMSI Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of RMSI, threatened with respect to any such RMSI Employee Program.

     (d) Except as disclosed in Section 3.7 of the RMSI Disclosure Letter, during the last 3 years, neither RMSI nor any RMSI Affiliate (i) has maintained any Employee Program which has been subject to title IV of ERISA or Code
Section 412 (a "RMSI Title IV Plan"), including, but not limited to, any Multiemployer Plan, (ii) has provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA), or has promised to provide such post-termination benefits, for a period of longer than 12 months or (iii) has provided health care or any other non-pension benefits to any individuals who were previously employed by entities acquired by RMSI prior to the date of this Agreement for a period of longer than 12 months.

     (e) With respect to each RMSI Employee Program, complete and correct copies of the following documents (if applicable to such RMSI Employee Program) have previously been delivered or made available to Merkert: (i) all documents embodying or governing such RMSI Employee Program, and any funding medium for the RMSI Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such RMSI Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such RMSI Employee Program; (v) the summary plan description for such RMSI Employee Program (or other descriptions of such RMSI Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such RMSI Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three years.

     (f) Each RMSI Employee Program may be amended, terminated, or otherwise modified by RMSI to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any RMSI Employee Program and no condition exists which would limit the right of RMSI or the RMSI Affiliate to so amend, terminate or otherwise modify such RMSI Employee Program.

     (g) For purposes of this Section and Section 5.7:

       (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) material stock option or equity-based plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other material employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the Code. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such trust or organization.

       (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

       (iii) An entity is an "Affiliate" of a person if it would have ever been considered a single employer under ERISA Section 4001(b) or part of the same "controlled group" as such person for purposes of ERISA Section 302(d)(8)(C).

       (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     (h) No liability under Title IV or Section 302 of ERISA has been incurred by RMSI or any RMSI Affiliate that has not been satisfied in full and no condition exists that presents a material risk to RMSI or any

RMSI Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (the "PBGC") (which premiums have been paid when due).

     (i) The PBGC has not instituted proceedings to terminate any RMSI Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     (j) With respect to each RMSI Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (k) No RMSI Title IV Plan or any trust established there under has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each RMSI Title IV Plan ended prior to the Closing Date.

     (l) No amounts payable under the RMSI Employee Programs will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1), 162(m) or 280G of the Code.

   3.8 Intentionally Omitted

   3.9 No Payments to Employees, Officers and Directors. Section 3.9 of the RMSI Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which any cash or non-cash payments or other obligation will become payable, accelerate the time of payment or vesting or increase any amount currently payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of RMSI or any RMSI Subsidiary as a result of the Merger (assuming no termination of service).

   3.10 Taxes. Except as set forth in Section 3.10 of the RMSI Disclosure
Letter:

     (a) RMSI and each of the RMSI Subsidiaries have timely filed all income and other material Tax Returns required to be filed by them through the date hereof in a manner correct and complete in all material respects and have timely paid or caused to be paid all Taxes shown as due on such Tax Returns and all income and other material Taxes otherwise required to be paid by them through the date hereof whether disputed or not.

     (b) On or before the Closing Date, RMSI and each of the RMSI Subsidiaries shall have paid all income and other material Taxes (whether or not shown on any Tax Return) required to be paid by them on or before the Closing Date whether disputed or not and shall have accrued or made full, adequate and complete provision on their books as required by U.S. generally accepted accounting principles ("GAAP") for all income and other material Taxes (whether or not shown on any Tax Return) not required to be paid by them on or before the Closing Date.

     (c) No Tax Authority is now asserting or, to the best knowledge of RMSI, threatening to assert against RMSI or any of the RMSI Subsidiaries any deficiency or claim for Taxes. No claim for unpaid income taxes or for other unpaid material Taxes has become a lien or encumbrance of any kind against any material asset of RMSI or any of the RMSI Subsidiaries except for statutory liens for such Taxes that are not yet due. Neither RMSI nor any of the RMSI Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code after December 31, 1990.

     (d) RMSI and the RMSI Subsidiaries have previously delivered or made available to Merkert complete and accurate copies of (1) all audit reports, revenue agent reports, requests for letter rulings, letter rulings, technical advice memoranda and similar documents issued by all Tax Authorities relating to Taxes, (2) all income Tax Returns filed by RMSI or any of the RMSI Subsidiaries with respect to taxable periods beginning after December 31, 1990 and (3) any closing agreements (and any exhibits thereto) entered into by

RMSI or any of the RMSI Subsidiaries as of the date hereof. RMSI will deliver or make available to Merkert any documents mentioned in the preceding sentence that become available to RMSI or any of the RMSI Subsidiaries after the date hereof and on or before the Closing Date.

     (e) There has not been any audit of any tax return filed by RMSI or any of the RMSI Subsidiaries with respect to any taxable year beginning after December 31, 1990, no such audit is in progress, and neither RMSI nor any of the RMSI Subsidiaries has been notified by any Tax Authority that any such audit is contemplated or pending. Neither RMSI nor any of the RMSI Subsidiaries has requested or received an extension of time with respect to any date on which a tax return was or is to be filed by RMSI or any of the RMSI Subsidiaries and there is no extension, waiver or agreement for the extension of time for the assessment or payment of any Taxes owed (or alleged to be owed) by RMSI or any of the RMSI Subsidiaries.

     (f) No power of attorney has been granted by or with respect to RMSI or any of the RMSI Subsidiaries with respect to any matter relating to Taxes.

     (g) There are no agreements or understandings relating to Taxes between RMSI or any of the RMSI Subsidiaries and any other party affecting or which could affect RMSI or any of the RMSI Subsidiaries by which RMSI or any of the RMSI Subsidiaries will be bound after the Closing Date or which could affect the computation of Taxes by RMSI or any of the RMSI Subsidiaries.

     (h) For purposes of this Agreement, all references (1) to the "Code" shall include any similar provisions of state, local or foreign law, (2) "Taxes" shall include all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, interest, fines, penalties and other additions to tax, (3) "Tax Returns" shall mean all returns, reports, declarations, information, estimates, schedules, filings and documents (including any related or supporting information) filed or required by any Tax Authority to be filed with respect to Taxes, including, without limitation, all information returns, claims for refund, amended returns, declarations of estimated tax and requests for extensions of time to file any item described in this paragraph, and (4) "Tax Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the collection or administration of Taxes.

   3.11 Tax-Free Treatment. Neither RMSI nor any of the RMSI Subsidiaries has taken or caused to be taken any action which would cause the Merger to fail to qualify as a Reorganization under Section 368(a) of the Code.

   3.12 Proxy Statement. On the date the Proxy Statement (as defined in Section
6.7 hereof) is mailed to Merkert's stockholders, none of the information supplied in writing by or on behalf of RMSI for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the stockholders' meeting or the solicitation of proxies therefore which has become false or misleading. Notwithstanding the foregoing, RMSI makes no representation or warranty with respect to information supplied by Merkert or any of its affiliates or representatives in writing for inclusion in the Proxy Statement.

   3.13 SEC Documents. As of its date of filing, RMSI's registration statement on Form S-4, as amended by Amendment No. 1, in the form filed with the SEC on April 20, 1999 (the "RMSI SEC Report"), except as disclosed in Section 3.13 of the RMSI Disclosure Letter, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the parties hereto acknowledge that the RMSI SEC Report does not contain any information or disclosure relating to this Agreement and the transactions contemplated thereby, including the Merger. There is no material fact existing today directly relating to the business, operations or condition of RMSI (other than facts which relate to general economic trends or conditions or general conditions affecting the industries in which RMSI or the RMSI Subsidiaries operate) that is reasonably likely to have a RMSI Material Adverse Effect, that has not been set forth in the RMSI SEC Report or the RMSI Disclosure Letter; provided that the loss of, or a reduction in revenues from, one or more customers or principals shall be deemed not to have a RMSI Material Adverse Effect; provided, further, that, notwithstanding the foregoing proviso, a loss of, or reduction in revenues from, any customers or principals, individually or in the aggregate, which results in a reduction in the annual revenues of RMSI and Merkert taken on a consolidated pro forma basis of more than $25 million (a "Material Customer Loss"), shall be deemed to have an RMSI Material Adverse Effect. For the purpose of determining a Material Customer Loss, annual revenues, shall mean commission revenues plus gross margin on sales with respect to businesses in which sales are accounted for in a manner other than commission revenues. A true and complete copy of the RMSI SEC Report has been delivered to Merkert. Each of the consolidated balance sheets of RMSI included in or incorporated by reference into the RMSI SEC Report (including the related notes and schedules) fairly presents the consolidated financial position of RMSI and RMSI Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of RMSI included in or incorporated by reference into the RMSI SEC Report (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of RMSI and the RMSI Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   3.14 No Brokers. Except as disclosed in Section 3.14 of the RMSI Disclosure Letter, neither RMSI nor any RMSI Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity, RMSI or Merkert to pay any finder's fees, brokerage or agent's commissions, advisory fee or other like payments relating to or in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   3.15 Litigation. There is no litigation or governmental or administrative proceeding, arbitration or investigation pending or, to the knowledge of RMSI, threatened against RMSI or the RMSI Subsidiaries which, either individually or in the aggregate, is reasonably likely to have an RMSI Material Adverse Effect, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

   3.16 Absence of Certain Changes. Except as disclosed in Section 3.16 of the RMSI Disclosure Letter, since December 31, 1998, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of RMSI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a RMSI Material Adverse Effect; provided that the loss of, or reduction in revenues from, one or more customers or principals shall be deemed not to have a RMSI Material Adverse Effect under any provision of this Agreement, unless the loss of, or reduction in revenues from, such customers or principals, individually or in the aggregate, constitute a Material Customer Loss.

   3.17 Disclosure. Subject to the terms thereof, the representations, warranties and statements contained or referred to in this Agreement and in the certificates, exhibits and the RMSI Disclosure Letter delivered by RMSI pursuant to this Agreement (including the RMSI SEC Report) to Merkert do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

   3.18 Undisclosed Liabilities. Except as and to the extent reflected, reserved against or otherwise specifically disclosed in the RMSI SEC Report and the RMSI Disclosure Letter, neither RMSI nor any RMSI Subsidiary has any liabilities or obligations of any kind required to be disclosed in accordance with GAAP applied on a basis consistent with past practice, whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise which could reasonably be expected to have, individually or in the aggregate, a RMSI Material Adverse Effect.

   3.19 Customers and Principals. Except as disclosed in Section 3.19 of the RMSI Disclosure Letter, as of the date hereof, RMSI has no knowledge of (i) any loss since December 31, 1998 or any currently threatened loss of any material customer or principal, other than losses or threatened losses arising out of, resulting from or relating to the execution or consummation of this Agreement or the transactions contemplated thereby, or (ii) any pending bankruptcy filing, insolvency or material adverse change in the financial position of any material customer or principal.

   3.20 Receivables. All of RMSI's accounts receivable arose from bona fide transactions in the ordinary course of business, are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counter-claim, except for the amount reserved for doubtful accounts set forth on (i) prior to the availability of RMSI's consolidated unaudited financial statements for the quarter ended March 31, 1999, RMSI's consolidated audited financial statements for the year ended December 31, 1998, and (ii) after RMSI's consolidated unaudited financial statements for the quarter ended March 31, 1999 become available, RMSI's consolidated unaudited financial statements for the quarter ended March 31, 1999 (the "RMSI Financials"). RMSI's accounts receivable are reflected on the RMSI Financials in accordance with GAAP applied on a basis consistent with past practice. Since the date of the RMSI Financials, there have not been any material write-offs as uncollectible of any of RMSI's accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice.

   3.21 Definition of RMSI's Knowledge. As used in this Agreement, the phrase "to the knowledge of RMSI" or "to the best knowledge of RMSI" (or words of similar import) means the actual knowledge of Nick G. Bouras, Timothy M. Byrd, Ronald D. Pedersen or Bruce A. Butler.

   3.22 Ownership of Merkert Common Stock. Except as set forth in Section 3.22 of the RMSI Disclosure Letter, neither RMSI nor, to the knowledge of RMSI, any RMSI Stockholder or any of their affiliates owns, beneficially or of record, any shares of Merkert Common Stock, any option to acquire or sell any shares of Merkert Common Stock, or any warrants, rights, commitments, preemptive rights or agreements of any kind for the acquisition or sale of, any shares of Merkert Common Stock, and is not a party to any voting trusts, voting agreement, proxies or other agreements, instruments or undertakings with respect to the voting of Merkert Common Stock, except for the Post-Merger Voting Agreement.

ARTICLE 4. INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE RMSI STOCKHOLDERS

   Each RMSI Stockholder hereby severally represents and warrants to Merkert that with respect to such RMSI Stockholder's receipt of Merkert Common Stock hereunder:

   4.1 Investment Representations. Such RMSI Stockholder is acquiring the Merkert Common Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. The jurisdiction of residence of such RMSI Stockholder is the State of Texas and the offer and sale of the Merkert Common Stock to such RMSI Stockholder will take place in such jurisdiction. Such RMSI Stockholder is an "accredited investor" as defined in the Securities Act and is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Merkert Common Stock pursuant to the Agreement, is able to bear the economic risk of loss of its investment in Merkert, has been granted the opportunity to investigate the affairs of Merkert and to ask questions of its officers and employees, and has availed itself of such opportunity either directly or through its authorized representative. Such RMSI Stockholder has received and reviewed a copy of this Agreement and all exhibits, schedules and appendices hereto (including without limitation the Merkert Disclosure Letter) as well as copies of the Merkert SEC Report.

   4.2 Registration. Such RMSI Stockholder understands that because the Merkert Common Stock issued as part of the Merger Consideration has not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, he cannot dispose of any or all of the shares of such Merkert Common Stock unless such shares of Merkert Common Stock are subsequently registered under the Securities Act or exemptions from such registration are available. Such RMSI Stockholder acknowledges and understands that, except as provided in the Registration Rights Agreement (as defined in Section 7.2(e)), he, she or it has no independent right to require Merkert to register the Merkert Common Stock. Such RMSI Stockholder further understands that Merkert may, as a condition to the transfer of any of the Merkert Common Stock issued in the Merger, require that the request for transfer be accompanied by an opinion of counsel as described below. Such RMSI Stockholder understands that each certificate representing the Merkert Common Stock issued in the Merger will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

      THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

   4.3 Ownership of Merkert Common Stock. Except as set forth on Section 4.3 of the RMSI Disclosure Letter, neither such RMSI Stockholder nor any of his or its respective family members or affiliates own, beneficially or of record, any shares of Merkert Common Stock, any option to acquire or sell any shares of Merkert Common Stock, or any warrants, rights, commitments, preemptive rights or agreements of any kind for the acquisition or sale of, any shares of Merkert Common stock, and is not a party to any voting trusts, voting agreement, proxies or other agreements, instruments or undertakings with respect to the voting of Merkert Common Stock, except for the Post-Merger Voting Agreement.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MERKERT

   As a material inducement to RMSI to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the disclosure letter delivered at or prior to the execution hereof to RMSI (the "Merkert Disclosure Letter"), Merkert hereby represents and warrants to RMSI as follows; provided, however, that (i) none of the representations and warranties contained in this Article 5 reflect any matter relating to any of the entities, assets, businesses or operations acquired or to be acquired by Merkert or any Merkert Subsidiary in connection with any of the pending or completed acquisitions disclosed on Schedule 6.2(a)(xiii) hereto (the "Merkert Acquisition Matters") and (ii) no Merkert Acquisition Matter will in any event constitute or be deemed to constitute a breach of any of the representations or warranties contained in this Article 5.

   5.1 Existence; Good Standing; Authority; Compliance With Law.

     (a) Merkert is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merkert is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not have a material adverse effect on the combined business, assets, results of operations or financial condition of Merkert and the Merkert Subsidiaries taken as a whole (a "Merkert Material Adverse Effect"). Merkert has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted or proposed to be conducted.

     (b) Each Merkert Subsidiary is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted or proposed to be conducted, and, except as set forth on Section 5.1 of the Merkert Disclosure Letter, is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Merkert Material Adverse Effect. Except as set forth in Section 5.1(b) of the Merkert Disclosure Letter, all of the outstanding shares of capital stock of, or partnership or other equity interests in, each Merkert Subsidiary are owned beneficially and of record by Merkert free of any lien, restriction or encumbrance and such shares, partnership interests or other equity interests have been duly and validly issued and are outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other equity interests in, any of the Merkert Subsidiaries, or outstanding warrants, options or other rights to acquire any such convertible securities.

     (c) Copies of the certificate of incorporation or other charter documents and by-laws (and in each case, all amendments thereto) of Merkert as they exist on the date hereof have been delivered or made available to RMSI and its counsel. All such copies are true, correct and complete and no amendments thereto are pending. Merkert is not in violation of its certificate of incorporation or bylaws.

   5.2 Authorization, Validity and Effect of Agreements. Merkert has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the RMSI Voting Agreement. The Board of Directors of Merkert has unanimously approved and declared advisable this Agreement, the Merger, and the other documents and transactions contemplated by this Agreement. A committee comprised of the independent directors of the Board of Directors of Merkert (the "Special Committee") has recommended to the Merkert Board of Directors the advisability of entering into this Agreement. The execution by Merkert of this Agreement and the RMSI Voting Agreement and the consummation of the transactions contemplated by this Agreement and the RMSI Voting Agreement have been duly authorized by all requisite corporate action on the part of Merkert and no other action on the part of Merkert is required in connection therewith (except for stockholder approval). Except for stockholder approval, Merkert has taken all actions necessary to permit the Merger, this Agreement, the Voting Agreements and the other documents, instruments and transactions contemplated by this Agreement to be executed and consummated in accordance with and permitted by the provisions of Section 203 of the DGCL, including, without limitation, the approval of the Merger, this Agreement, the Voting Agreements and the other documents, instruments and transactions contemplated by this Agreement by the Board of Directors of Merkert prior the execution of this Agreement, the Voting Agreements and the other documents, instruments and transactions contemplated by this Agreement. This Agreement, the RMSI Voting Agreement and the other documents contemplated by the Agreement constitute the valid and legally binding obligations of Merkert, enforceable against Merkert, in accordance with their respective terms. The execution, delivery and performance by Merkert of this Agreement and each such agreement, document and instrument

     (a) does not and will not violate any provision of the certificate of incorporation or bylaws of Merkert, as applicable;

     (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Merkert or require Merkert to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, a proxy statement with the U.S. Securities and Exchange Commission and except as contemplated by Section 6.13 of this Agreement; and

     (c) except as set forth in Section 5.2 of the Merkert Disclosure Letter, does not and will not (A) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Merkert is a party or by which the property of Merkert is bound or affected, except for such breaches, defaults, accelerations or rights of termination which, individually or in the aggregate, could not reasonably be expected to have a Merkert Material Adverse Effect or hinder the consummation of the transaction contemplated by this Agreement, or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Merkert's assets or its capital stock.

   5.3 Capital Stock of Merkert. The authorized capital stock of Merkert consists of (i) 1,000,000 shares of preferred stock, par value $.01 per share, of which none are outstanding, (ii) 50,000,000 shares of Merkert Common Stock of which 7,172,300 shares are outstanding and no shares are held in treasury and (iii) 4,000,000 shares of Restricted Common Stock of which 335,700 shares are outstanding and no shares are held in treasury. As of the date hereof, all of the outstanding shares of Merkert Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in Section
5.3 of the Merkert Disclosure Letter, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale by Merkert of, or outstanding securities convertible into, any additional shares of capital stock of any class of Merkert or outstanding warrants, options or other rights to acquire any such convertible securities or stock appreciation rights or other instrument whose value is derived from the capital stock of Merkert. Except as set forth in Section 5.3 of the Merkert Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of Merkert Common Stock to which Merkert or, to Merkert's knowledge, any of its stockholders is a party.

   5.4 Real Property.

     (a) Title. Merkert and each of the Merkert Subsidiaries has good, clear, record and marketable title to all of the real property owned by Merkert or any of the Merkert Subsidiaries (referred to in this Section as the "Owned Real Property"), free and clear of all Encumbrances, other than Permitted Encumbrances, except as set forth in Section 5.4 of the Merkert Disclosure Letter. To the knowledge of Merkert, the lessors of all of the real property leased by Merkert or any of the Merkert Subsidiaries (referred to in this Section as the "Leased Real Property", and together with the Owned Real Property, the "Real Property") have good, clear, record and marketable title to the Leased Real Property, and Merkert and the Merkert Subsidiaries have good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances, subject only to the right of reversion of the lessor, except as set forth in Section 5.4 of the Merkert Disclosure Letter.

     (b) Status of Leases. Each of the leases of the Real Property has been duly authorized and executed by Merkert and is in full force and effect, except where the failure to be so would not have a Merkert Material Adverse Effect. To the knowledge of Merkert, each of said leases has been duly authorized and executed by the other party to each of said leases. Neither Merkert nor any of the Merkert Subsidiaries is in default under any material provision of any such said lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of Merkert, the other party to each of said leases is not in default under any material provision of any such lease and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

     (c) Consents. Except as set forth in Section 5.4 of the Merkert Disclosure Letter, (i) no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property, from the holder of any Encumbrance on any Owned Real Property, and (ii) no filing with any regulatory authority is required in connection with the Real Property, and to the extent that any such consents, approvals or filings are required, Merkert will use commercially reasonable efforts to obtain or complete them before the Closing.

     (d) Condition of Real Property. Except as set forth in Section 5.4 of the Merkert Disclosure Letter, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair.

     (e) Compliance with the Law. To the best of Merkert's knowledge, neither Merkert nor any Merkert Subsidiary has received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Real Property and no such violation exists, in either case, which could reasonably be expected to have a Merkert Material Adverse Effect. All improvements located on or constituting part of the Real Property and their use and operation by Merkert and the Merkert Subsidiaries are in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, except as set forth in Section 5.4 of the Merkert Disclosure Letter. No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Real Property or its use or operations, except where the failure to obtain such approval or consent would not have a Merkert Material Adverse Effect. Neither Merkert nor any Merkert Subsidiary has received any notice of any material real estate tax deficiency or assessment which has not been satisfied or is aware of any proposed material deficiency, claim or assessment with respect to any of the Real Property, or any pending or threatened condemnation thereof.

   5.5 Contracts. Except as set forth in Section 5.5 of the Merkert Disclosure Letter, neither Merkert nor any of the Merkert Subsidiaries is in default under any Merkert Material Contract or has any knowledge of conditions or facts which, with notice or the passage of time, or both, would give rise to such a default, except for such defaults which, individually or in the aggregate, could not reasonably be expected to have a Merkert Material Adverse Effect. To the knowledge of Merkert, no third party under any Merkert Material Contract is in default thereunder and there is no event which, with notice or the passage of time, or both, would give rise to such a default. Except as set forth in
Section 5.5 of the Merkert Disclosure Letter, each Merkert Material Contract has been duly authorized and executed by Merkert, is in full force and effect and is enforceable by Merkert in accordance with its terms, except where the failure to be so would not have a Merkert Material Adverse Effect. For purposes of this Agreement, the term "Merkert Material Contract" shall include the following:

     (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

     (b) any employment contract or contract for services which is not terminable within 30 days by Merkert or an Merkert Subsidiary without liability for any penalty or severance payment;

     (c) any contract or agreement under which, as of the date of this Agreement, Merkert or any of the Merkert Subsidiaries has unpaid obligations of $100,000 or more, except contracts and agreements specifically disclosed elsewhere under this Agreement;

     (d) any contract or agreement involving more than $100,000 of unpaid obligations of Merkert or any of the Merkert Subsidiaries as of the date of this Agreement which, by its terms, does not terminate or is not terminable without penalty by Merkert or an Merkert Subsidiary or their successors within one year after the date hereof;

     (e) any contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

     (f) any contract containing covenants limiting the freedom of Merkert or any of the Merkert Subsidiaries to compete in any line of business or with any person or entity other than as is standard in the food brokerage industry;

     (g) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

     (h) any license agreement (as licensor or licensee);

     (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money not otherwise disclosed in the Merkert SEC Reports (including, if applicable, a description on any prepayment penalties or similar obligations); or

     (j) any contract or agreement with any officer, employee, director or stockholder of Merkert or any of the Merkert Subsidiaries or with any persons or organizations controlled by or affiliated with any of them.

   5.6 Transactions with Interested Persons. Except as disclosed in the Merkert SEC Report (as hereinafter defined) or as set forth in Section 5.6 of the Merkert Disclosure Letter hereto, neither Merkert, nor any affiliate of Merkert, (i) owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Merkert or any of the Merkert Subsidiaries, or any organization which has a material contract or arrangement with Merkert or any of the Merkert Subsidiaries or (ii) has directly or indirectly engaged in any transaction involving any lease or transfer of any material (measured at the time of such transaction or as of the date hereof) cash, property or rights to or from Merkert or any of the Merkert Subsidiaries from, to or for the benefit of any affiliate of Merkert or any of the Merkert Subsidiaries.

   5.7 Employee Benefit Programs Employee Benefit Programs.

     (a) Section 5.7 of the Merkert Disclosure Letter sets forth a list of every material and significant Employee Program that is currently maintained by Merkert or an Affiliate of Merkert (a "Merkert Affiliate") ("Merkert Employee Programs").

     (b) Each Merkert Employee Program which has been intended to qualify under
Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and except as disclosed in Section 5.7 of the Merkert Disclosure Letter has, in fact, been qualified under the applicable section of the Code from the effective date of such Merkert Employee Program through and including the Closing Date (or, if earlier, the date that such Merkert Employee Program). No event or omission has occurred which would cause any such Merkert Employee Program to lose its qualification under the applicable Code section.

     (c) Neither Merkert nor any Merkert Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Merkert Employee Programs. With respect to any Merkert Employee Program, there has been no (i) "prohibited transaction," as defined in Section 406 of ERISA or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Merkert or any Merkert Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Merkert, threatened with respect to any such Merkert Employee Program.

     (d) Except as disclosed in Section 5.7 of the Merkert Disclosure Letter, during the last 3 years, neither Merkert nor any Merkert Affiliate (i) has maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 (a "Merkert Title IV Plan"), including, but not limited to, any Multiemployer Plan, (ii) has provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA), or has promised to provide such post-termination benefits, for a period longer than 12 months or
(iii) has provided health care or any other non-pension benefits to any individuals who were previously employed by entities acquired by Merkert prior to the date of this Agreement for a period longer than 12 months.

     (e) With respect to each Merkert Employee Program, complete and correct copies of the following documents (if applicable to such Merkert Employee Program) have previously been delivered to RMSI: (i) all documents embodying or governing such Merkert Employee Program, and any funding medium for the Merkert Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Merkert Employee Program under Code
Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto;
(iv) the three most recent actuarial valuation reports completed with respect to such Merkert Employee Program; (v) the summary plan description for such Merkert Employee Program (or other descriptions of such Merkert Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Merkert Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three years.

     (f) Each Merkert Employee Program may be amended, terminated, or otherwise modified by Merkert to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Merkert Employee Program and, except as disclosed on Section 5.7 of the Merkert Disclosure Letter, no condition exists which would limit the right of Merkert or the Merkert Affiliate to so amend, terminate or otherwise modify such Merkert Employee Program.

     (g) No liability under Title IV or Section 302 of ERISA has been incurred by Merkert or any Merkert Affiliate that has not been satisfied in full and no condition exists that presents a material risk to Merkert or any Merkert Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due).

     (h) The PBGC has not instituted proceedings to terminate any Merkert Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     (i) Except as disclosed in Section 5.7 of the Merkert Disclosure Letter, with respect to each Merkert Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (j) No Merkert Title IV Plan or any trust established there under has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Merkert Title IV Plan ended prior to the Closing Date.

     (k) No amounts payable under the Merkert Employee Programs will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1), 162(m) or 280G of the Code.

   5.8 Intentionally Omitted

   5.9 No Payments to Employees, Officers and Directors. Section 5.9 of the Merkert Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which any cash or non-cash payments or other obligation will become payable, accelerate the time of payment or vesting or increase any amount currently payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Merkert or any Merkert Subsidiary as a result of the Merger (assuming no termination of service).

   5.10 Taxes. Except as set forth in Section 5.10 of the Merkert Disclosure
Letter:

     (a) Merkert and each of the Merkert Subsidiaries have timely filed all income and other material Tax Returns required to be filed by them through the date hereof in a manner correct and complete in all material respects and have timely paid or caused to be paid all Taxes shown as due on such Tax Returns and all income and other material Taxes otherwise required to be paid by them through the date hereof whether disputed or not.

     (b) On or before the Closing Date, Merkert and each of the Merkert Subsidiaries shall have paid all income and other material Taxes (whether or not shown on any Tax Return) required to be paid by them on or before the Closing Date whether disputed or not and shall have accrued or made full, adequate and complete provision on their books as required by GAAP for all income and other material Taxes (whether or not shown on any Tax Return) not required to be paid by them on or before the Closing Date.

     (c) No Tax Authority is now asserting or, to the best knowledge of Merkert, threatening to assert against Merkert or any of the Merkert Subsidiaries any deficiency or claim for Taxes. No claim for unpaid income taxes or for other unpaid material Taxes has become a lien or encumbrance of any kind against any material asset of Merkert or any of the Merkert Subsidiaries except for statutory liens for such Taxes that are not yet due. Neither Merkert nor any of the Merkert Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code after December 31, 1990.

     (d) Merkert and the Merkert Subsidiaries have previously delivered or made available to RMSI complete and accurate copies of (1) all audit reports, revenue agent reports, requests for letter rulings, letter rulings, technical advice memoranda and similar documents issued by all Tax Authorities relating to Taxes, (2) all income Tax Returns filed by Merkert or any of the Merkert Subsidiaries with respect to taxable periods beginning after December 31, 1990 and (3) any closing agreements (and any exhibits thereto) entered into by Merkert or any of the Merkert Subsidiaries as of the date hereof. Merkert will deliver or make available to RMSI any documents mentioned in the preceding sentence that become available to Merkert or any of the Merkert Subsidiaries after the date hereof and on or before the Closing Date.

     (e) There has not been any audit of any tax return filed by Merkert or any of the Merkert Subsidiaries with respect to any taxable year beginning after December 31, 1990, no such audit is in progress, and neither Merkert nor any of the Merkert Subsidiaries has been notified by any Tax Authority that any such audit is contemplated or pending. Neither Merkert nor any of the Merkert Subsidiaries has requested or received an extension of time with respect to any date on which a tax return was or is to be filed by Merkert or any of the Merkert Subsidiaries and there is no extension, waiver or agreement for the extension of time for the assessment or payment of any Taxes owed (or alleged to be owed) by Merkert or any of the Merkert Subsidiaries.

     (f) No power of attorney has been granted by or with respect to Merkert or any of the Merkert Subsidiaries with respect to any matter relating to Taxes.

     (g) There are no agreements or understandings relating to Taxes between Merkert or any of the Merkert Subsidiaries and any other party affecting or which could affect Merkert or any of the Merkert Subsidiaries by which Merkert or any of the Merkert Subsidiaries will be bound after the Closing Date or which could affect the computation of Taxes by Merkert or any of the Merkert Subsidiaries.

   5.11 Tax-Free Treatment. Neither Merkert nor any of the Merkert Subsidiaries has taken or caused to be taken any action which would cause the Merger to fail to qualify as a Reorganization under Section 368(a) of the Code.

   5.12 Proxy Statement. On the date the Proxy Statement (as defined in Section
6.7 hereof) is mailed to Merkert's stockholders, none of the information supplied in writing by or on behalf of Merkert for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the stockholders' meeting or the solicitation of proxies therefore which has become false or misleading. Notwithstanding the foregoing, Merkert makes no representation or warranty with respect to information supplied by RMSI or any of its affiliates or representatives in writing for inclusion in the Proxy Statement.

   5.13 SEC Documents. As of the date it was declared effective by the SEC, Merkert's Registration Statement on Form S-1 (Registration No. 333-53419), as amended (the "S-1"), (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of its date of filing, Merkert's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC on March 31, 1999 (the "Merkert SEC Report") (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the parties hereto acknowledge that the Merkert SEC Report does not contain any information or disclosure relating to this Agreement and the transactions contemplated thereby, including the Merger. There is no material fact existing today directly relating to the business, operations or condition of Merkert (other than facts which relate to general economic trends or conditions or general conditions affecting the industries in which Merkert or the Merkert Subsidiaries operate) that is reasonably likely to have a Merkert Material Adverse Effect, that has not been set forth in the Merkert SEC Report or the Merkert Disclosure Letter; provided that the loss of, or a reduction in revenues from, one or more customers or principals shall be deemed not to have a Merkert Material Adverse Effect, unless the loss of, or reductions in revenues from, such customers or principals, individually or in the aggregate, constitute a Material Customer Loss. A true and complete copy of the Merkert SEC Report has been delivered to RMSI. Each of the consolidated balance sheets of Merkert included in or incorporated by reference into the Merkert SEC Report and the S-1 (including the related notes and schedules) fairly presents the consolidated financial position of Merkert and the Merkert Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Merkert included in or incorporated by reference into the Merkert SEC Report and the S-1 (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Merkert and the Merkert Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

   5.14 No Brokers. Except as disclosed in Section 5.14 of the Merkert Disclosure Letter, neither Merkert nor any Merkert Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity, RMSI or Merkert to pay any finder's fees, brokerage or agent's commissions, advisory fee or other like payments relating to or in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.15 Litigation. There is no litigation or governmental or administrative proceeding, arbitration or investigation pending or, to the knowledge of Merkert, threatened against Merkert or the Merkert Subsidiaries which, either individually or in the aggregate, is reasonably likely to have a Merkert Material Adverse Effect on Merkert and the Merkert Subsidiaries taken as a whole, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

   5.16 Absence of Certain Changes. Except as disclosed in Section 5.16 of the Merkert Disclosure Letter, since December 31, 1998 there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Merkert, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Merkert Material Adverse Effect;

provided that no decrease in the reported price of Merkert Common Stock shall in any event constitute a Merkert Material Adverse Effect under any provision of this Agreement; provided further that the loss of, or a reduction in revenues from, one or more customers or principals shall be deemed not to have a Merkert Material Adverse Effect under any provision of this Agreement, unless the loss of, or reduction in revenues from, such customers or principals, individually or in the aggregate, constitute a Material Customer Loss.

   5.17 Disclosure. The representations, warranties and statements contained or referred to in this Agreement and in the certificates, exhibits and the Merkert Disclosure Letter delivered by Merkert pursuant to this Agreement (including the Merkert SEC Report) to RMSI do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

   5.18 Undisclosed Liabilities. Except as and to the extent reflected, reserved against or otherwise specifically disclosed in the Merkert SEC Report and the Merkert Disclosure Letter, neither Merkert nor any Merkert Subsidiary has any liabilities or obligations of any kind required to be disclosed in accordance with GAAP applied on a basis consistent with past practice, whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise which could reasonably be expected to have, individually or in the aggregate, a Merkert Material Adverse Effect.

   5.19 Customers and Principals. Except as disclosed in Section 5.16 of the Merkert Disclosure Letter, as of the date hereof, Merkert has no knowledge of
(i) any loss since December 31, 1998 or any currently threatened loss of any material customer or principal, other than losses or threatened losses arising out of, resulting from or relating to the execution or consummation of this Agreement or the transactions contemplated thereby, or (ii) any pending bankruptcy filing, insolvency or material adverse change in the financial position of any material customer or principal.

   5.20 Receivables. All of Merkert's accounts receivable arose from bona fide transactions in the ordinary course of business, are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counter-claim, except for the amount reserved for doubtful accounts set forth on (i) prior to the availability of Merkert's consolidated unaudited financial statements for the quarter ended March 31, 1999, Merkert's consolidated audited financial statements for the year ended December 31, 1998, and (ii) after Merkert's consolidated unaudited financial statements for the quarter ended March 31, 1999 become available, Merkert's consolidated unaudited financial statements for the quarter ended March 31, 1999 (the "Merkert Financials"). Merkert's accounts receivable are reflected on the Merkert Financials in accordance with GAAP (as defined herein) applied on a basis consistent with past practice. Since the date of the Merkert Financials, there have not been any material write-offs as uncollectible of any of Merkert's accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice.

   5.21 Definition of Merkert's Knowledge. As used in this Agreement, the phrase "to the knowledge of Merkert" or "to the best knowledge of Merkert" (or words of similar import) means the actual knowledge of Gerald R. Leonard, James
L. Monroe, Joseph T. Casey or Sidney D. Rogers.

   5.22 Opinion of Financial Advisor. The Special Committee has received the opinion of Tucker Anthony Cleary Gull, its financial advisor, substantially to the effect that the Merger is fair to Merkert from a financial point of view, a copy of which will be provided to RMSI.

ARTICLE 6. COVENANTS

   6.1 Acquisition Proposals.

     (a) RMSI represents and warrants that it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). From and after the date hereof until the termination of this Agreement, RMSI shall not, nor shall it permit any of the RMSI

Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent, advisor or representative of RMSI or any of the RMSI Subsidiaries to, directly or indirectly (i) solicit, initiate or encourage the submission of, any inquiries, proposals or offers from any person relating to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal.

     (b) Merkert represents and warrants that it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). From and after the date hereof until the termination of this Agreement, Merkert shall not, nor shall it permit any of the Merkert Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent, advisor or representative of Merkert or any of the Merkert Subsidiaries to, directly or indirectly (i) solicit, initiate or encourage the submission of, any inquiries, proposals or offers from any person relating to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Merkert may (A) furnish information to, or participate in discussions or negotiations with, any person or entity that makes bona fide, written, unsolicited Acquisition Proposal for which financing, to the extent required to consummate the Acquisition Proposal, is then fully and unconditionally committed in writing or is, in the good faith judgment of the Merkert Board of Directors, likely to be obtained, with respect to Merkert if the Board of Directors of Merkert determines in good faith (i) after receiving the advice of outside counsel and (ii) after receiving the advice of the financial advisor to the directors that such Acquisition Proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal and that would, if consummated, result in a transaction more favorable to Merkert's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal, a "Superior Proposal"); provided, however, that prior to Merkert's furnishing such information or participating in such discussions or negotiations, such person or entity shall have executed a confidentiality and standstill agreement with Merkert having terms substantially similar to those contained in that certain exclusivity/confidentiality agreement, dated March 10, 1999 between Merkert and RMSI (the "Confidentiality Agreement"), and (B) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

     (c) As used herein, the term "Acquisition Proposal" shall mean, with respect to any person, any proposal or offer for a (i) merger, consolidation or similar transaction involving such person, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of such person or their subsidiaries representing 15% or more of the consolidated assets of such person and their subsidiaries,
(iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of such person, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of such person's capital stock or (v) recapitalization, restructuring, liquidation or dissolution with respect to such person or their subsidiaries; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

     (d) Merkert and RMSI shall immediately advise the other party orally and in writing of any Acquisition Proposal made to it or made after the date hereof, including the terms thereof and any changes thereto and any termination thereof, or any inquiry, proposal or discussion regarding any such Acquisition Proposal, the identity of the person making such Acquisition Proposal or inquiry, proposal or discussion, the material terms thereof. After the receipt by Merkert of an Acquisition Proposal, Merkert shall, unless prohibited by law from doing so, keep RMSI informed on a current basis of the status of any such inquiry, proposal or discussion.

     (e) Prior to the vote on this Agreement at the Merkert Stockholders Meeting, the Board of Directors of Merkert, at any time 48 hours following notification to RMSI of Merkert's intention to do so and only if Merkert shall have otherwise complied with its obligations under this Section 6.1, may withdraw or modify its approval or recommendation of the Merger, terminate this Agreement, and cause Merkert to enter into any agreement with respect to a Superior Proposal, provided it shall pay or cause to be paid to RMSI the Termination Amount. If Merkert shall have notified RMSI of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence, and has otherwise complied with that sentence, Merkert may enter into an agreement with respect to such Superior Proposal (with the person making the Superior Proposal and on terms no less favorable than those specified in the notification to RMSI) after the expiration of such 48 hour period.

   6.2 Conduct of Businesses.

     (a) Conduct by Merkert and RMSI. Prior to the Effective Time, unless the other party has consented in writing thereto or unless otherwise specifically permitted by this Agreement and except for those matters set forth in Schedule
6.2 attached hereto, Merkert and RMSI:

       (i) shall use their respective reasonable best efforts, and shall cause each of their respective subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective executive officers and material employees, their customers and principals and others having business relations with Merkert or RMSI, as applicable;

       (ii) shall confer on a regular basis with one or more representatives of the other party to report on material operational matters and any proposals to engage in material transactions;

       (iii) shall promptly notify the other party of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

       (iv) shall promptly deliver to the other party true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement and copies of all correspondence with the SEC relating thereto;

       (v) shall, and shall cause each of their respective subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and refrain from changing or introducing any method of financial or tax accounting, management or operations except in the ordinary course of business and consistent with past practices, subject to clauses (vi)-(xix) below;

       (vi) shall not amend their respective certificate of incorporation or bylaws, and shall cause each of their respective subsidiaries not to amend their charter, bylaws, joint venture documents, partnership agreements or equivalent documents;

       (vii) shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant any stock appreciation rights, (C) increase any compensation, other than in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of their present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock appreciation right, stock benefit or stock purchase plan) or amend any of their benefit plans in any material respect, except for changes which are not more favorable to participants in such plans or are otherwise required to comply with applicable law;

       (viii) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of their respective capital stock or capital stock of any or their respective subsidiaries, or make any commitment for any such action;

       (ix) shall not, and shall cause all of their respective subsidiaries not to, sell, lease or otherwise dispose of, or agree to the sale, lease or other disposition of any of their assets or properties which are material, individually or in the aggregate, or any of the capital stock of, or partnership or other interests owned by, Merkert, RMSI or any of their subsidiaries except in the ordinary course of business;

       (x) shall not, and shall not authorize or give any of their respective subsidiaries consent to, make any loans, advances or capital contributions to, or investments in, any other person other than loans and advances to employees relating to the incurrence of expenses in the ordinary course consistent with past practices;

       (xi) shall not, and shall not permit any of their respective subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of RMSI included in the RMSI SEC Report or of Merkert included in the Merkert SEC Reports, as applicable, or incurred in the ordinary course of business consistent with past practice or entered into in accordance with this Agreement or the settlement of claims and litigation in the ordinary course of business;

       (xii) shall not, and shall cause all of their respective subsidiaries not to, enter into any commitment not provided for in their respective capital expenditure budgets which may result in total payments or liability by it in excess of $100,000 per year (provided, however, that nothing contained in this clause (xii) shall permit Merkert or RMSI, as applicable, or any of their respective subsidiaries to take any action prohibited by the other provisions of this Section 6.2), other than commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the transactions contemplated by this Agreement or, if and to the extent consistent with this Agreement, any Acquisition Proposal; and

       (xiii) shall not, and shall cause all of their respective subsidiaries not to, engage in any discussions relating to, make any proposal or offer relating to, or enter into any agreement with respect to, any acquisition or purchase by Merkert or RMSI, as applicable, or any of their respective subsidiaries of all or a significant portion of the assets of, or any capital stock or other equity interest in, any entity, or any merger, consolidation, business combination or similar transaction involving Merkert or RMSI, as applicable, or any of their respective subsidiaries, other than in connection with the pending transactions listed on Schedule 6.2(a)(xiii) contained in their respective Disclosure Letters;

       (xiv) shall not, and shall cause all of their respective subsidiaries not to, make any purchase of any product, asset or property other than in the ordinary course of business, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets other than in the ordinary course of business, other than in connection with the pending transactions listed on Schedule 6.2(a)(xiii) contained in their respective Disclosure Letters;

       (xv) shall not, and shall cause all of their respective subsidiaries not to, incur any contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other indebtedness or contingent or fixed obligations or liabilities except in the ordinary course of business;

       (xvi) shall not, and shall cause all of their respective subsidiaries not to, make any change in the compensation payable or to become payable to any of their respective officers, employees, agents or independent contractors other than increases in the ordinary course of business consistent with past practices, provided that no compensation payable to any of Merkert's or RMSI's officers, employees, agents, or independent contractors shall be increased by more than 5% of the compensation received by such person for the calendar year ending December 31, 1998;

       (xvii) shall have, and shall cause all of their respective subsidiaries to have, in effect and maintain at all times all insurance of the kind and in the amount it currently carries or equivalent insurance with any substitute insurers approved in writing by the other party;

       (xviii) shall permit, and shall cause all of their respective subsidiaries to permit the other party and its authorized representatives to have full access to all its properties, assets, records, Tax Returns, contracts and documents and furnish to the other party or its authorized representatives such financial and other information with respect to its business or properties as the other party may from time to time reasonably request; and

       (xix) shall not, and shall cause all of their respective subsidiaries not to, make any material Tax elections, settle or compromise any Tax liability with any Taxing Authority or file any amended Tax Return or claim for refund.

   Any request for consent of Merkert under this Section 6.2 shall be directed to Gerald R. Leonard at the address set forth for Merkert in Section 9.2 hereof, with copies to Stuart M. Cable, P.C. at the address set forth for Goodwin, Procter & Hoar LLP set forth in Section 9.2 hereof. Any request for consent of RMSI under this Section 6.2 shall be directed to Ronald D. Pedersen at the address set forth for RMSI in Section 9.2 hereof, with copies to Eileen Nugent Simon, Esq. at the address set forth for Skadden, Arps, Slate, Meagher & Flom LLP set forth in Section 9.2 hereof.

   6.3 Meeting of Stockholders. Promptly following execution of this Agreement, each of Merkert and RMSI will take all action necessary in accordance with applicable law and their respective charter and bylaws to convene a meeting of their respective stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Board of Directors of each of Merkert and RMSI has recommended that their respective stockholders approve this Agreement and the transactions contemplated hereby and each of Merkert and RMSI shall use their reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the Proxy Statement (as defined in Section 6.7 hereof) to Merkert's stockholders; provided, however, that nothing contained in this
Section 6.3 shall prohibit the Board of Directors of Merkert from changing such recommendation or using their reasonable best efforts to obtain such approval if the Board of Directors of Merkert has determined in good faith, after consultation with and in reliance upon the advice of Goodwin, Procter & Hoar LLP, or another nationally recognized firm selected by Merkert, that the failure to do so would be a violation of such Board of Directors' fiduciary duties to its stockholders under applicable law. It shall be a condition to the mailing of the Proxy Statement that (i) Merkert shall have received a "comfort" letter from Ernst & Young, L.L.P., independent public accountants for RMSI, dated as of a date within two business days before the date on which the Proxy Statement, with respect to the financial statements of RMSI included or incorporated in the Proxy Statement is first mailed to stockholders, in form and substance reasonably satisfactory to Merkert, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement; and (ii) RMSI shall have received a "comfort" letter from Arthur Andersen LLP, independent public accountants for Merkert, dated as of a date within two business days before the date on which the Proxy Statement, with respect to the financial statements of Merkert included or incorporated in the Proxy Statement is first mailed to stockholders, in form and substance reasonably satisfactory to RMSI, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, RMSI and Merkert shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger and the transactions contemplated hereby and by the Ancillary Agreements, including without limitation the required consents set forth on Schedule 7.3(g), in form and substance reasonably satisfactory to each of RMSI and Merkert; and (c) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, and the other Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement or the Ancillary Agreements, the proper officers and directors of Merkert and RMSI shall take all such necessary action. Merkert and RMSI shall cooperate with all reasonable requests of the other parties hereto and their counsel in connection with the consummation of the transactions contemplated hereby.

   6.5 Access to Information.

     (a) Upon reasonable notice to the other, Merkert and RMSI shall (and shall cause their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the others, reasonable access, during normal business hours during the period from the date hereof to the Effective Time, to all its properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require, and during such period, Merkert and RMSI shall (and cause their respective subsidiaries to) furnish promptly to the others all information concerning its business, properties, personnel and accountants as the others may reasonably request.

     (b) RMSI agrees that, unless and until the Closing has been consummated, RMSI and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Merkert with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information that (i) is or becomes generally available to the public as a result of disclosure by Merkert or its representatives, (ii) was available to RMSI on a non-confidential basis prior to its disclosure to RMSI by Merkert, (iii) becomes available to RMSI on a non-confidential basis from a source other than Merkert or its representatives provided that such source is not bound by a confidentiality Agreement with Merkert or its representatives or (iv) was developed by RMSI independently and without any use of information provided by or obtained from Merkert shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, RMSI will return to Merkert (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available to RMSI in connection with the transaction.

     (c) Merkert agrees that, unless and until the Closing has been consummated, Merkert and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from RMSI with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information that (i) is or becomes generally available to the public as a result of disclosure by RMSI or its representatives, (ii) was available to Merkert on a non-confidential basis prior to its disclosure to Merkert by RMSI, (iii) becomes available to Merkert on a non-confidential basis from a source other than RMSI or its representatives provided that such source is not bound by a confidentiality agreement with RMSI or its representatives or (iv) was developed by Merkert independently and without any use of information provided by or obtained from RMSI shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Merkert will return to RMSI (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available to Merkert in connection with the transaction.

   6.6 Publicity. Merkert and RMSI shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements, or any transaction contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement as may be required (i) in the opinion of counsel under any applicable law or regulation or pursuant to the rules of any exchange or the NASDAQ National Market or (ii) in response to any legal process, including, without limitation, any interrogatories, documents subpoena or civil investigative demand.

   6.7 Proxy Statement. Merkert shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a proxy statement and form of proxies (such proxy statement and form of proxy, together with any amendments to supplements thereto, the "Proxy Statement") relating to the stockholder meeting of Merkert and the vote of the stockholders of Merkert with respect to this Agreement (the "Merkert Stockholders Meeting"). Merkert and RMSI will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Merkert, on the one hand, and RMSI, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement. Merkert shall use its reasonable best efforts, and RMSI will cooperate with them, to have the Proxy Statement cleared with the SEC as promptly as practicable. Each of Merkert and RMSI, agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Merkert's stockholders, in each case as and to the extent required by applicable federal and state securities laws and the DGCL. Each of Merkert and RMSI agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Merkert and RMSI will advise the other parties, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Proxy Statement (ii) any responses thereto and (iii) notice of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, the issuance of any stop order.

   6.8 Listing Application. Merkert and RMSI shall cooperate and promptly prepare and submit to the Nasdaq National Market all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Merkert Common Stock issuable in the Merger or that will be reserved for issuance at the Effective Time to be listed for trading on the Nasdaq National Market. Each of Merkert and RMSI shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the such Nasdaq National Market listing process. Each of Merkert and RMSI agree promptly to correct any information provided by it for use in the Nasdaq National Market listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Merkert and RMSI will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the Nasdaq National Market for amendment of any submitted materials or comments thereon and responses thereto or requests by the Nasdaq National Market for additional information.

   6.9 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement, and the Ancillary Agreements. In connection with the Closing, RMSI and each RMSI Subsidiary shall use its reasonable best efforts to deliver to Merkert such deeds, bills of sale, assignments, certificates, affidavits, indemnities and other agreements and documents as are reasonably required to effectuate consummation of the transactions described herein.

   6.10 Affiliates of RMSI.

     (a) RMSI shall use its reasonable best efforts to deliver or cause to be delivered to Merkert, prior to the Closing Date, from each of the RMSI Stockholders ("Affiliates"), an Affiliate Letter in the form attached hereto as Exhibit D. Merkert shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any shares to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the shares, consistent with the terms of such affiliate letters.

     (b) Merkert shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and shall take such further action as any Affiliate of RMSI may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

   6.11 Expenses. All costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a) the filing fees in connection with the filing of the Proxy Statement with the SEC, (b) the filing fee in connection with the listing of the shares of Merkert Common Stock issuable in the Merger and issuable upon exercise of the Rollover Options and the New Options on the Nasdaq National Market, if any, (c) the expenses incurred for printing the Proxy Statement, and (d) the filing fee in connection with the filing(s), if any, under the HSR Act, shall be shared equally by RMSI, on the one hand, and Merkert, on the other hand. All costs and expenses for professional services rendered in connection with the transactions contemplated by this Agreement and the Ancillary Agreements including, but not limited to, investment banking and legal services ("Professional Expenses"), will be paid by each party incurring such costs and expenses. Notwithstanding anything in this Agreement to the contrary, in the event that the Merger is consummated, all costs and expenses incurred by Merkert, RMSI and the RMSI Stockholders in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including, without limitation, any and all Professional Expenses) shall be paid by the Surviving Corporation; provided, however, that the Surviving Corporation shall not be obligated to pay any expenses incurred by Mr. Pedersen, Mr. Butler, Mr. Guffey or Mr. Watt in an amount not to exceed $10,000 in the aggregate.

   6.12 Notice of Default.

     (a) Promptly upon the occurrence of, or promptly upon RMSI becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the RMSI prior to the date hereof, of any of the representations, warranties or covenants of RMSI contained in or referred to in this Agreement, the RMSI Disclosure Letter or in any Exhibit referred to in this Agreement, RMSI shall give detailed written notice thereof to Merkert and RMSI shall use its best efforts to prevent or promptly remedy the same.

     (b) Promptly upon the occurrence of, or promptly upon Merkert becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Merkert prior to the date hereof, of any of the representations, warranties or covenants of Merkert contained in or referred to in this Agreement, the Merkert Disclosure Letter or in any Exhibit referred to in this Agreement, Merkert give detailed written notice thereof to RMSI and Merkert shall use its best efforts to prevent or promptly remedy the same.

   6.13 Filings Under Hart-Scott-Rodino Act. As soon as practicable, each of Merkert and RMSI shall, if required, file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which filings and supplemental information will comply in all material respects with the requirements of the Hart-Scott-Rodino Act. Each of Merkert and RMSI shall cooperate fully with the other in connection with the preparation of any such filings and shall use their respective best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the Hart-Scott-Rodino Act shall be borne and paid by one half by Merkert and one half by RMSI.

   6.14 Tax-Free Treatment. Neither Merkert nor RMSI nor any of the Merkert Subsidiaries nor any of the RMSI Subsidiaries shall take or cause to be taken any action, whether before or after Closing, which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

   6.15 Nonsolicitation. Prior to the Effective Time and, in the event that this Agreement is terminated for any reason, for a period of one (1) year following the Effective Time, neither Merkert nor RMSI nor any of the Merkert Subsidiaries nor any of the RMSI Subsidiaries shall directly, or indirectly, solicit for employment or hire any employee of the other party, or any of their respective subsidiaries, with whom such party has had contact or who became known to such party in connection with the Merger; provided, however, that the foregoing provision shall not prohibit (i) the employment of an employee who contacts the hiring party of his or her own initiative and without any direct or indirect solicitation by such hiring party or (ii) general advertisement in newspapers or other periodicals in the ordinary course of business.

   6.16 Financing.

     (a) RMSI and Merkert agree to use commercially reasonable efforts to refinance their existing senior debt and credit facilities with Chase Manhattan Bank and First Union National Bank, respectively (the "Senior Debt"), to the extent required, on terms which are commercially reasonable based upon the business, operations and financial condition of RMSI and Merkert (including any potential Tax liability of RMSI or the Surviving Corporation incurred in connection with the consummation of the Merger (the "Relevant Factors")) at the time, as determined independently by Merkert and RMSI in their respective good faith judgment.

     (b) Merkert agrees to use commercially reasonable efforts to assume RMSI's 10 1/8% Senior Subordinated Notes due 2007 (the "RMSI Notes") and RMSI and Merkert will if necessary, use commercially reasonable efforts to obtain any consents or waivers required to permit the assumption of the RMSI Notes by Merkert; provided, however, that if Merkert and RMSI mutually agree to repurchase and refinance the RMSI Notes, Merkert and RMSI shall use commercially reasonable efforts to consummate such repurchase and refinancing on terms which are commercially reasonable based upon the Relevant Factors at the time, as determined independently by Merkert and RMSI in their respective good faith judgment.

     (c) Merkert agrees to use commercially reasonable efforts to assist RMSI in completing the exchange offer relating to, and registration of, the RMSI Notes, including assisting RMSI in the preparation of pro forma financial statements and providing RMSI with any other information reasonably required to complete the exchange offer and the registration of the RMSI Notes.

   6.17 RMSI Employees. Each employee of RMSI who was an employee of RMSI immediately prior to the Closing shall (i) be entitled to participate in the Merkert Employee Programs (or any similar or successor program) to the same extent as similarly situated employees of Merkert, (ii) shall receive credit for such employee's past service with RMSI as of the Closing for all purposes under such plans and programs, (iii) to the extent permitted under the terms of such plans and programs, not to be subject to any waiting periods or limitations on benefits for pre-existing conditions and shall be given credit for amounts paid under corresponding plans during the appropriate period prior to the Closing and (iv) shall be given credit for all accrued but unused vacation time credited to such employee as of the Closing. Notwithstanding the foregoing, nothing contained in this Section 6.19 shall confer any rights, remedies, obligations or liabilities upon any party other than the parties hereto.

   6.18 Exchange Offer Registration Statement. RMSI shall use reasonable best efforts to take all actions necessary, including without limitation, preparing and filing any additional amendments to its Registration Statement on Form S-4 initially filed on March 10, 1999 (the "RMSI Registration Statement") relating to the RMSI Notes, to have the RMSI Registration Statement declared effective with the SEC under the Securities Act and to consummate the exchange offer contemplated therein as promptly as practicable thereafter and prior to the Effective Time. RMSI will cause the RMSI Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Merkert, on the one hand, and RMSI, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the RMSI Registration Statement. RMSI shall use its reasonable best efforts, and Merkert will cooperate with them, to have the RMSI Registration Statement declared effective by the SEC as promptly as practicable but in any event prior to the Effective Time. Each of Merkert and RMSI agrees promptly to correct any information provided by it for use in the RMSI Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the RMSI Registration Statement and to cause the RMSI Registration Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the holders of the RMSI Notes. Each of Merkert and RMSI agrees that the information provided by it in writing for inclusion in the RMSI Registration Statement and each amendment or supplement thereto, at the time of mailing thereof, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Merkert and RMSI will advise the other party, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the RMSI Registration Statement, (ii) any responses thereto and (iii) notice of the time when the RMSI Registration Statement has been declared effective or any supplement or amendment has been filed, the issuance of any stop order.

   6.19 Option Registration Statement. Merkert shall prepare and file with the SEC under the Securities Act the Option Registration Statement relating to the registration of shares of Merkert Common Stock issuable upon the exercise of the Rollover Options, the New Options and the Director Options. Merkert and RMSI will cause the Option Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Merkert shall use its reasonable best efforts to have the Option Registration Statement declared effective as promptly as practicable following the Effective Time.

   6.20 Ancillary Agreements. The parties shall use their reasonable best efforts (i) to enter into a voting agreement in the form attached hereto as Exhibit D (the "Post-Merger Voting Agreement") by and among each of the RMSI Stockholders, Monroe & Company, LLC, and JLM Management Company, LLC, (ii) to obtain an executed SMART Cancellation Consent from each holder of SMARTs and the agreements representing such holder's SMARTs, (iii) enter into an advisory agreement in the form attached hereto as Exhibit F (the "Joint Advisory Agreement") by and among Merkert, Monroe & Company, LLC and Richmont Capital Partners I, L.P. and (iv) to enter into the Registration Rights Agreement (as defined in Section 7.2(e)).

   6.21 Spousal Consent. RMSI, Mr. Butler and Mr. Guffey shall use their respective best efforts to obtain, no later than seventy-two hours following the date hereof, a consent in substantially the form attached hereto as Exhibit F from the spouses of each of Mr. Butler and Mr. Guffey.

ARTICLE 7. CONDITIONS

   7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

     (a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of RMSI and this Agreement, the Merger and the Board Amendment shall have been approved and adopted by the requisite vote of the stockholders of Merkert.

     (b) Hart-Scott-Rodino. All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

     (c) Listing. Merkert shall have obtained the approval for the listing of the shares issuable in the Merger on the Nasdaq National Market, subject to official notice of issuance.

     (d) Refinancing. (a) The Senior Debt shall have been refinanced to the extent required on terms which are commercially reasonable based upon the Relevant Factors at the time, as determined independently by Merkert and RMSI in their respective good faith judgment, (b) (i) Merkert shall have assumed the RMSI Notes, (ii) Merkert and RMSI shall have obtained any consents or waivers required for Merkert to assume the RMSI Notes on commercially reasonable terms as determined independently by both RMSI and Merkert in their respective good faith judgment and Merkert shall have assumed the RMSI Notes, or (iii) the RMSI Notes shall have been repurchased and refinanced on terms which are commercially reasonable based upon the Relevant Factors at the time, as determined independently by Merkert and RMSI in their respective good faith judgment ((a) and (b) together, the "Financing"), and (c) after giving effect to the Merger and the Financing, RMSI and Merkert, on a consolidated pro forma basis, shall have available funds to pay all expenses relating to the consummation of the Merger.

     (e) Ancillary Agreements. The Post-Merger Voting Agreement and the Joint Advisory Agreement shall have been entered into by the parties thereto.

     (f) No Injunction. No United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

   7.2 Conditions to Obligations of RMSI to Effect the Merger. The obligation of RMSI to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by RMSI:

     (a) Representations and Warranties. Each of the representations and warranties of Merkert contained in this Agreement qualified as to materiality or Merkert Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Merkert contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and RMSI shall have received a certificate, dated the Closing Date, signed on behalf of Merkert by the President of Merkert to the foregoing effect; provided, however, that (A) representations and warranties expressly made as of an earlier date need only be true and correct in all material respects as of such earlier date, (B) no decrease in the reported price of Merkert Common Stock, and no loss of any customers or principals shall be taken into account when determining the truth or accuracy of any representation or warranty, except to the extent that the loss of such customers or principals, individually or in the aggregate, constitute a Material Customer Loss.

     (b) Performance of Obligations. Merkert shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Merkert at or prior to the Closing.

     (c) Certificate from Officers. Merkert shall have delivered to RMSI a certificate of its respective President or Chief Financial Officer dated the Closing Date to the effect that the statements set forth in paragraphs (a) and
(b) above with respect to Merkert in this Section 7.2 are true and correct.

     (d) Opinion of Counsel. RMSI shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or another nationally recognized law firm selected by RMSI, subject to customary conditions and qualifications (including reliance, in part, on a certificate from an authorized officer of each of Merkert and RMSI (collectively, the "Tax Certificates") to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     (e) Registration Rights. Merkert and the RMSI Stockholders and shall have entered into a registration rights agreement in the form attached hereto as
Exhibit I-1 (the "Registration Rights Agreement").

     (f) Consents. Merkert shall have obtained the consents set forth on
Schedule 7.2(g) hereto in a form satisfactory to RMSI.

     (g) Option Approval. Merkert shall have obtained the Merkert Option Approval from the stockholders of Merkert to the extent necessary.

   7.3 Conditions to Obligation of Merkert to Effect the Merger. The obligations of Merkert to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Merkert:

     (a) Representations and Warranties. Each of the representations and warranties of RMSI contained in this Agreement qualified as to materiality or RMSI Material Adverse Effect and in Section 3.22 shall be true and correct in all respects and the representations and warranties of RMSI contained in this Agreement that are not so qualified (except for the representations in Section 3.22) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Merkert shall have received a certificate, dated the Closing Date, signed on behalf of RMSI by the President of RMSI to the foregoing effect; provided, however, that (A) representations and warranties expressly made as of an earlier date need only be true and correct in all material respects as of such earlier date, and (B) the loss of any customer or principal shall not be taken into account when determining the truth or accuracy of any representation or warranty, except to the extent that the loss of such customers or principals, individually or in the aggregate, constitute a Material Customer Loss.

     (b) Performance of Obligations. RMSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by RMSI, at or prior to the Closing.

     (c) Certificate from Officers. RMSI shall have delivered to Merkert a certificate of the Chairman of the Board, the President or the Chief Financial Officer of RMSI dated the Closing Date to the effect that the statements set forth in paragraphs (a) and (b) above in this Section 7.3 are true and correct.

     (d) Opinion of Counsel. Merkert shall have received the opinion of Goodwin, Procter & Hoar LLP, or another nationally recognized law firm selected by Merkert, subject to customary conditions and qualifications (including reliance, in part, on the Tax Certificates (as defined in Section 7.2(d) to the effect that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code), which opinion shall not have been withdrawn or modified in any material respect.

     (e) Consents. RMSI shall have obtained the consents set forth on Schedule 7.3(g) hereto in a form satisfactory to Merkert.

     (f) Registration Rights Agreement. Merkert and certain stockholders of Merkert attached hereto as Exhibit I-2.

ARTICLE 8. TERMINATION; AMENDMENT; WAIVER

   8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of RMSI and
Merkert:

     (a) by mutual written consent of Merkert and RMSI;

     (b) by Merkert or RMSI, if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

     (c) by RMSI, if Merkert has failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by RMSI;

     (d) by Merkert, if RMSI shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Merkert;

     (e) by RMSI, if the Board of Directors of Merkert or the Special Committee withdraws or modifies in a manner adverse to RMSI its approval or recommendation of the Merger, or (ii) by Merkert or RMSI, if the Board of Directors of Merkert, or any independent or special committee of the Board of Directors of Merkert formed for the purpose of evaluating a Superior Proposal, recommends a Superior Proposal as provided in Section 6.1(e);

     (f) by either Merkert or RMSI, if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Merkert upon the holding of a duly convened stockholder meeting; or

     (g) by either Merkert or RMSI, if the Merger shall not have been consummated on or before December 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective
Time).

   8.2 Effect of Termination.

     (a) In the event of termination of this Agreement by either RMSI or Merkert as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of RMSI or Merkert, other than the provisions of Sections 6.5(b), 6.5(c), 6.6, 6.11, 6.15, 8.2, 8.3 and 9.4 and the last sentence of Section 9.3. Nothing contained in this Section 8.2 shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement or any RMSI Voting Agreement or Merkert Voting Agreement.

     (b) If Merkert or RMSI terminates this Agreement pursuant to Section 8.1(e), then Merkert shall pay to RMSI an amount in cash equal to $2,500,000 plus out-of-pocket costs and expenses, in connection with this Agreement and the transactions contemplated hereby, including without limitation Professional Expenses (the "Termination Amount"). Payment of such Termination Amount shall be RMSI's exclusive remedy relating to such termination and, upon Merkert's payment of such amount, RMSI shall have no right to any further damages.

     (c) If at any time prior to or within one year after termination of this Agreement pursuant to Section 8.1(f), Merkert enters into an agreement relating to a Post-Termination Acquisition Proposal (as hereinafter defined) with a person other than RMSI or Merkert's Board of Directors recommends or resolves to recommend to Merkert's stockholders approval or acceptance of a Post-Termination Acquisition Proposal with a person other than RMSI, then, upon the entry into such agreement or the making of such recommendation or resolution, Merkert shall pay to RMSI the Termination Amount which amount shall be reduced by any monies previously paid by Merkert to RMSI pursuant to this Section 8.2. Payment of such Termination Amount shall be RMSI's exclusive remedy relating to such termination and, upon Merkert's payment of such amount, RMSI shall have no right to any further damages. For purposes of this Agreement, "Post-Termination Acquisition Proposal" shall mean, with respect to any person, any Acquisition Proposal made after the termination of this Agreement.

     (d) At any time prior to or within one year after termination of this Agreement, Merkert shall not enter into any agreement relating to a Post-Termination Acquisition Proposal with a Person other than RMSI unless such agreement provides that such Person shall, upon the execution of such agreement, pay any Termination Amount otherwise due RMSI under this Section 8.2.

   8.3 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first sentence of Section 9.5, waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that if either party waives in writing any inaccuracies in the representations or warranties contained in this Agreement or any breaches thereof, or the sole remedy of such party (the "Determining Party") shall be to consummate the Merger; provided, further, that whether or not the Merger is consummated, the Determining Party may not seek any damages or other payments from the other party hereto arising out of or relating to any such inaccuracies or breaches. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9. GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 2, and Sections 6.5, 6.9, 6.11, 6.17, 6.19, 8.3 and this Article 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

   If to Merkert:

       Merkert American Corporation
       490 Turnpike Street
       Canton, MA 02021
       Attn: Gerald R. Leonard

     With copies to:

       Goodwin, Procter & Hoar LLP
       Exchange Place
       Boston, MA 02109
       Attn: Stuart M. Cable, P.C.

   If to RMSI:

       Richmont Marketing Specialists Inc.
       17855 North Dallas Parkway
       Dallas, Texas 75287
       Attn: Nancy Jagielski, Esq.

     With copies to:

       Richmont Capital Partners I, L.P.
       17855 North Dallas Parkway
       Dallas, Texas 75287
       Attn: Nick G. Bouras

         and:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue, 46th Floor
       New York, New York 10022
       Attn: Eileen Nugent Simon, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 and Sections 6.9 and 6.11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.4 Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Ancillary Agreements, the RMSI Disclosure Letter and the Merkert Disclosure Letter and any documents expressly identified in this Agreement as having been delivered by the parties in connection herewith including, without limitation, the Merkert SEC Report and the RMSI SEC Report, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the partes with respect thereto except that the Confidentiality Agreement shall remain in effect and shall be binding upon the parties hereto and thereto in accordance with their respective terms; provided, however, to the extent, any of the terms of the Confidentiality Agreement are inconsistent with this Agreement or any of the Ancillary Agreements, this Agreement and such Ancillary Agreements shall be controlling. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Merkert and the stockholders of RMSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. RMSI and Merkert hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

   9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

   9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.11 Incorporation. The RMSI Disclosure Letter, the Merkert Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

   9.14 Certain Definitions.

     (a) As used in this Agreement, the term "Merkert Subsidiary" or "Merkert Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the economic interest in such entity.

     (b) As used in this Agreement, the term "RMSI Subsidiary" or "RMSI Subsidiaries" means when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the economic interest in such entity.

     (c) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

     (d) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     (e) As used in this agreement, the phrase "transactions contemplated by this Agreement" shall include without limitation, each act and transaction to be performed or completed under this Agreement or any of the Ancillary Agreements by any party hereto or thereto.

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          MERKERT AMERICAN CORPORATION

                                          By: /s/ Gerald R. Leonard
                                            _____________________________
                                            Name: Gerald R. Leonard
                                            Title:  President & Chief
                                             Executive Officer

                                          RICHMONT MARKETING SPECIALISTS INC.

                                          By: /s/ Ronald D. Pedersen
                                            _____________________________
                                            Name: Ronald D. Pedersen
                                            Title:  President and Chief
                                             Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                          RMSI STOCKHOLDERS:

                                          MS ACQUISITION LIMITED

                                          By: MS Acquisition Corporation, its
                                             General Partner

                                          By: /s/ Nick Bouras
                                            _____________________________
                                            Name: Nick Bouras
                                            Title:  Vice President

                                          /s/ Ronald D. Pedersen
                                          _______________________________
                                          Ronald D. Pedersen

                                          /s/ Bruce A. Butler
                                          _______________________________
                                          Bruce A. Butler

                                          /s/ Gary R. Guffey
                                          _______________________________
                                          Gary R. Guffey

                                          /s/ Jeffrey A. Watt
                                          _______________________________
                                          Jeffrey A. Watt

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                AMENDMENT NO. 1

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         MERKERT AMERICAN CORPORATION,

                      RICHMONT MARKETING SPECIALISTS INC.

                                      and

                              THE STOCKHOLDERS OF

                      RICHMONT MARKETING SPECIALISTS INC.

                            Dated as of July 8, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AMENDMENT NO. 1 TO

                          AGREEMENT AND PLAN OF MERGER

   This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated April 28, 1999, by and among Merkert American Corporation, a Delaware corporation ("Merkert"), Richmont Marketing Specialists Inc., a Delaware corporation ("RMSI"), and MS Acquisition Limited, a Texas limited partnership, Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey and Jeffrey A. Watt (collectively, the "RMSI Stockholders") is made and entered into as of July 8, 1999. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

                                    RECITALS

   WHEREAS, the parties entered into the Merger Agreement providing for the statutory merger of the two companies and desire to amend the agreement to restructure certain of the conditions to the parties'obligations to consummate the merger.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1. Section 1.6(b) of the Merger Agreement is amended in its entirety to read as follows:

   "(a) Following the merger, the Board of Directors of Merkert shall have the following committees, with the following individuals (or their designated replacement pursuant to Section 1.6(c) or (d)) serving on such committees:

   Audit Committee:       Edward P. Grace, III
                          James A. Schlindwein
                          Independent Director
   Compensation
    Committee:            Edward P. Grace, III
                          James A. Schlindwein
                          Independent Director"

ARTICLE 2. Section 1.8 of the Merger Agreement is hereby deleted in its entirety.

ARTICLE 3. Article 6 of the Merger Agreement is amended to add the following Sections 6.22 and 6.23.

   "6.22 Board Amendment. Merkert shall use its reasonable best efforts to obtain stockholder approval of an amendment to the Second Amended and Restated Certificate of Incorporation of Merkert in the form set forth in Exhibit C-1 attached hereto (the "Board Amendment") so that, immediately following the Effective Time, the Board of Directors of Merkert shall be divided into three
(3) classes, and the directors of each class of the Board of Directors of Merkert shall be as follows (subject to the provisions of Section 1.6):

           Class   Designee             Term Expires
           -----   --------             ------------
            I      Ronald D. Pedersen       2000
            I      Timothy M. Byrd          2000
            I      James A. Schlindwein     2000
           II      Nick G. Bouras           2001
           II      Gerald R. Leonard        2001
           II      Edward P. Grace III      2001
           III     John P. Rochon           2002
           III     James L. Monroe          2002
           III     Independent Director     2002

   6.23 Change of Name. Merkert shall use its reasonable best efforts to obtain stockholder approval of an amendment to Article I of the Second Amended and Restated Certificate of Incorporation of Merkert in the from set forth in Exhibit C-2 attached hereto, which would change the name of the Surviving Corporation to "Marketing Specialists Corporation"."

ARTICLE 4. Section 7.1(a) shall be amended in its entirety to read as follows:

   "7.1(a) Stockholder Approvals. This Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of RMSI and either (i) the Board Amendment shall have been approved and adopted by the requisite vote of the stockholders of Merkert or (ii) subject to the consummation of the Merger, the size of the Merkert Board shall have been increased to nine (9) and the resulting vacancies shall be filled with Messrs. Pedersen, Byrd, Bouras, Rochon and the Independent Director."

ARTICLE 5. Exhibit A to the Merger Agreement is amended in its entirety to be in the form attached as Exhibit A to this Amendment.

ARTICLE 6. Except as modified by this Amendment, all other terms and conditions of the Merger Agreement, as in effect prior to the execution of this Amendment, shall remain in full force and effect and the same are hereby reaffirmed and ratified as if fully set forth herein.

                       [SIGNATURE PAGE TO AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER]

   IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          MERKERT AMERICAN CORPORATION

                                          By: /s/ Gerald R. Leonard
                                            _____________________________
                                             Gerald R. Leonard
                                             President and Chief Executive
                                              Officer

                                          RICHMONT MARKETING SPECIALISTS INC.

                                          By: /s/ Ronald D. Pedersen
                                            _____________________________
                                             Ronald D. Pedersen
                                             President and Chief Executive
                                              Officer

                       [SIGNATURE PAGE TO AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER]

                                          RMSI STOCKHOLDERS:

                                          MS ACQUISITION LIMITED

                                          By: MS Acquisition Corporation, its
                                             General Partner

                                          By: /s/ Nick Bouras
                                            _____________________________
                                             Nick Bouras
                                             Vice President

                                          /s/ Ronald D. Pedersen
                                          _______________________________
                                          Ronald D. Pedersen

                                          /s/ Bruce A. Butler
                                          _______________________________
                                          Bruce A. Butler

                                          /s/ Gary R. Guffey
                                          _______________________________
                                          Gary R. Guffey

                                          /s/ Jeffrey A. Watt
                                          _______________________________
                                          Jeffrey A. Watt

                                   EXHIBIT A

                           CERTIFICATE OF MERGER OF
                      RICHMONT MARKETING SPECIALISTS INC.
                       INTO MERKERT AMERICAN CORPORATION

   The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

   DOES HEREBY CERTIFY:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

   NAME                                 STATE OF INCORPORATION
   ----                                 ----------------------
   Richmont Marketing Specialists Inc.         Delaware
   Merkert American Corporation                Delaware

   SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 251 of the General Corporation Law of Delaware.

   THIRD: That Merkert American Corporation shall be the surviving corporation.

   FOURTH: That the Certificate of Incorporation of Merkert American Corporation, shall constitute the Certificate of Incorporation of the surviving corporation.

   FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 490 Turnpike Street, Canton, MA 02021.

   SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

   Dated:              , 1999
                                            MERKERT AMERICAN CORPORATION,
                                            a Delaware Corporation

                                            -----------------------------------
                                            By:
                                            Its:

                                    ANNEX B
                      FIRST AMENDMENT TO MERKERT AMERICAN
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   2. Section 3 of Article VI of the Certificate is hereby deleted in its entirety and replaced with the following:

     Section 3. Terms of Directors.

     The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible, as provided in this Article VI.3. The initial Class I Directors shall be Ronald D. Pedersen, Timothy M. Byrd and James A. Schlindwein. The initial Class II Directors shall be Nick G. Bouras, Gerald R. Leonard and Edward P. Grace III. The initial Class III Directors shall be John
P. Rochon, James L. Monroe and Michael J. Merriman. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 1999 fiscal year, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 2000 fiscal year and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 2001 fiscal year. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting (other than Directors elected by any series of Undesignated Preferred Stock) shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class (other than Directors elected by any series of Undesignated Preferred Stock) shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

     Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 3.

     During any period when the holders of any series of Undesignated Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Undesignated Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and
(ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Undesignated Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

                                    ANNEX C
                      SECOND AMENDMENT TO MERKERT AMERICAN
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   1. Article I of the Certificate is hereby deleted in its entirety and replaced with the following:

                                      NAME

     The name of the Corporation is Marketing Specialists Corporation.

                                                                         ANNEX D
                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          MERKERT AMERICAN CORPORATION
                      1998 STOCK OPTION AND INCENTIVE PLAN

   This First Amendment (the "Amendment") to the Amended and Restated Merkert American Corporation ("Merkert" or the "Company") 1998 Stock Option and Incentive Plan, dated July 1, 1998 (the "Plan"), was adopted by the Board of Directors (the "Board") of the Company on April 27, 1999.

   WHEREAS, the Board believes that the availability of an adequate number of shares of common stock, $.01 par value per share (the "Stock"), under the Plan has been, and in the future will be, an important factor in attracting and retaining the highest caliber directors, executives, employees and consultants of the Company;

   WHEREAS, the Board has determined that, in light of the proposed merger of Richmont Marketing Specialists Inc. with and into the Company and the proposed issuance of options to purchase 800,000 shares of Stock to employees and other persons associated with Richmont subject to adjustment, the number of shares of Stock available for issuance under the Plan is currently insufficient; and

   WHEREAS, the Board has determined that approximately 13% of the Company's outstanding Stock should be reserved for issuance under the Plan.

   NOW WHEREFORE, the Plan is hereby amended in the following manner:

   Section 3 (a) is amended in its entirety as follows:

     "(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan (the "Maximum Share Number") shall be such aggregate number of shares of Stock as does not exceed the sum of (i) 1,847,762 shares (subject to adjustment in accordance with Section 3(b) hereof); plus (ii) as of January 1, 2000 and each January 1 thereafter, 13.0 percent of any net increase since the date of this Amendment in the total number of shares of Stock actually outstanding. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be granted under the Plan shall not exceed 1,847,762 shares reduced by the aggregate number of shares subject to outstanding Awards granted under the Plan. For purposes of this limitation, if any portion of an Award is forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, Stock Options or Stock Appreciation Rights with respect to no more than 250,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company."

                                                                        ANNEX E


April 27, 1999

Special Committee of the Board of Directors
Merkert American Corporation
490 Turnpike Street
Canton, MA 02021

Board of Directors
Merkert American Corporation
490 Turnpike Street
Canton, MA 02021

Gentlemen:

We understand that Merkert American Corporation ("Merkert"), Richmont Marketing Specialists Inc. ("RMSI") and the stockholders of RMSI propose to enter into an Agreement and Plan of Merger dated April 28, 1999 (the "Merger Agreement"), which provides for, among other matters, the merger (the "Merger") of RMSI with and into Merkert with Merkert as the surviving corporation renamed as "Marketing Specialists Corporation." Pursuant to the Merger, each share of common stock, par value $.01 per share, of RMSI ("RMSI Common Stock") outstanding immediately prior to the effectiveness of the Merger (the "Effective Time") will be converted into that number of shares of common stock, par value $.01 per share, of Merkert ("Merkert Common Stock") equal to the quotient (the "Exchange Ratio") obtained by dividing (i) 6,705,551 by (ii) the total number of shares of RMSI Common Stock outstanding immediately prior to the Effective Time. We understand that options to purchase a total of 405,000 shares of Merkert Common Stock will be granted to key employees of RMSI in exchange for cancellation of their senior management appreciation rights and that options to purchase an additional 394,999 shares of Merkert Common Stock will be granted to certain directors and officers of RMSI in connection with the Merger. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement and related documents.

You have requested our opinion with respect to the fairness to Merkert, from a financial point of view, of the Exchange Ratio. In conducting our analyses and arriving at our opinion, we have:

  (i) reviewed the financial terms and conditions of the Merger Agreement as set forth in the draft Merger Agreement dated April 27, 1999;

  (ii) analyzed certain historical business and financial information relating to Merkert and RMSI;

  (iii) reviewed RMSI's Registration Statement on Form S-4 for an exchange offer of its senior subordinated notes;

  (iv) reviewed current financial projections, forecasts and analyses data provided to us by Merkert and RMSI, respectively;

   Tucker Anthony Cleary Gull 233 South Wacker Drive, Suite 3410 Chicago, IL
                             60606 . 312.466.4860
 Boston . Chicago . Denver . Milwaukee . New York . Portland . Washington D.C.

  (v) reviewed and discussed the business and prospects of Merkert and RMSI with representatives of Merkert's and RMSI's management, respectively;

  (vi) reviewed public information with respect to certain other companies in lines of business we believed to be appropriate for general comparison to the business of Merkert and RMSI;

  (vii) reviewed the historical prices and trading volumes of the Merkert Common Stock;

  (viii) had discussions with members of senior management of Merkert and RMSI regarding the operations, financial conditions and prospects of RMSI and Merkert individually and as a combined entity following the Merger, including the timing of realization and amount of synergies and cost savings anticipated to result from the Merger;

  (ix) calculated the range of values a financial investor might be willing to pay in theory to acquire all of the equity of Merkert and of RMSI if it were interested in pursuing such transactions;

  (x) analyzed the valuation of Merkert and of RMSI by comparison to publicly-traded companies and public business combination transactions in lines of businesses we believe to be appropriate for general comparison to the business of Merkert and RMSI; and

  (xi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

In arriving at our opinion, we have also considered the financial impact of the Merger on Merkert's future earnings per share, conducted an unleveraged after-tax discounted cash flow analysis of both Merkert and RMSI, and conducted an analysis of the relative contributions to the sales and pro forma operating results for the combined entity resulting from the Merger compared to the implied percentage ownership interest of holders of RMSI Common Stock in Merkert after giving effect to the Merger.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate for purposes of this opinion. We have also relied upon the reasonableness and accuracy of the current financial projections and forecasts, and analyses provided to us for each of RMSI and Merkert, and of the strategic, financial and operational benefits including the timing of realization and amount of cost savings and synergies anticipated from the Merger described for us by Merkert and RMSI; we have assumed in each case that they have been reasonably prepared on bases reflecting the best estimates and judgments of the prospects of Merkert and RMSI, respectively. We have also relied upon the assessment by the managements of Merkert and RMSI of their ability to retain key executives of both Merkert and RMSI. With respect to the outstanding indebtedness of Merkert and RMSI, we have assumed that in the event that the instruments underlying such indebtedness require the consent of the holders to the Merger, either such holders will consent to the Merger without additional cost to Merkert or RMSI or that Merkert will be able to timely refinance such indebtedness on generally the same terms and conditions as the existing indebtedness without additional cost. In addition, we have assumed that the Merger will be accounted for as a purchase in accordance with U.S. General Accepted Accounting Principles and will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Merkert or RMSI or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. Finally, we have assumed that the executed Merger Agreement will be in substantially the same form as the draft Merger Agreement reviewed by us and the Merger will be consummated on the terms described in the Merger Agreement without any waiver or amendment of any material terms thereof.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and we do not undertake to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Merkert Common Stock will trade at any future time, or as to the advisability of buying, holding or selling Merkert Common Stock at any time.

In connection with our engagement, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Merkert or any of its assets, or any alternative transaction to the Merger. We have not acted as financial advisor to Merkert or otherwise been involved in the transaction except for being engaged to render a fairness opinion. Our opinion does not in any manner address Merkert's underlying business decision to proceed with or effect the Merger.

We have been engaged by the Special Committee of the Board of Directors of Merkert (the "Special Committee") to render this fairness opinion to the Special Committee, and if requested by the Special Committee, to the Board of Directors of Merkert (the "Board") and will receive a fee for our services. Our fee is not contingent upon the contents of this opinion or the consummation of the Merger. In addition, Merkert has also agreed to indemnify us for certain liabilities that may arise out of our engagement by Merkert. We acted as co-manager of Merkert's initial public stock offering in December 1998 and received customary compensation for our services. We have since that time provided research coverage of Merkert. In the ordinary course of business, we also trade Merkert's Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We currently make a market in the Merkert Common Stock on the NASDAQ National Market.

This opinion is exclusively for the information of the Special Committee and the Board and is rendered to the Special Committee and the Board in connection with their respective consideration of the Merger. It may not be used for any other purpose, without our prior written consent except that this letter may be included in its entirety in any proxy statement filed by Merkert with the Securities and Exchange Commission and sent to Merkert's stockholders with respect to the Merger Agreement and the Merger. We are not making any recommendation regarding whether or not it is advisable for stockholders of Merkert to vote in favor of the Merger Agreement and Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair to Merkert from a financial point of view.

                                       Very truly yours,

                                       Tucker Anthony Cleary Gull

                                       By:

                                       Scott P. George
                                       Managing Director

 PROXY

                          MERKERT AMERICAN CORPORATION
                490 Turnpike Street, Canton Massachusetts 02021

 Proxy for the Special Meeting in lieu of the Annual Meeting of Stockholders to be held on August 18, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Gerald R. Leonard, Joseph T. Casey and Sidney D. Rogers, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock and restricted common stock of Merkert American Corporation (the "Company") held of record by the undersigned as of the close of business on July 1, 1999, on behalf of the undersigned at the Special Meeting in lieu of the Annual Meeting of Stockholders to be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, Exchange Place, Boston, Massachusetts 02109 at 10:00 a.m. local time, on August 18, 1999, and at any adjournments or postponements thereof.

    When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). The failure to vote or a vote to abstain will effectively count as a vote against Proposals 1, 2, and 3. A failure to vote will not count as a vote against Proposal 4 but a vote to abstain will have the same legal effect as a vote against this proposal. The failure to vote or a vote to abstain will not count as a vote against Proposal 5. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Special Meeting in lieu of the Annual Meeting and any adjournments or postponements thereof as well as on matters related to the conduct of the meeting. A stockholder wishing to vote in accordance with the Board of Directors' recommendation should mark "For"on each of proposals, sign and date this proxy, and return it in the enclosed envelope.

    Please vote and sign on reverse side and return promptly in the enclosed envelope.

                                See Reverse Side
 ---------------------------------------------------------------------------

 [X]PLEASE MARK VOTES AS IN THIS EXAMPLE

 Proposals 1 and 4 are conditions to the merger and must be adopted by the stockholders for the merger to be completed unless the conditions are waived.

    1. To adopt the Agreement and Plan of Merger, dated as of April 28, 1999, among the Company, Richmont Marketing Specialists Inc. and the stockholders of Richmont Marketing Specialists Inc., as amended, as described in the Proxy Statement dated July 12, 1999 delivered with this proxy.

     [_] FOR                  [_] AGAINST              [_] ABSTAIN

    2. To adopt an amendment to the Company's Second Amended and Restated Certificate of Incorporation to change the structure and classification of the Board of Directors so that, conditional upon adoption of Proposal 1 and completion of the merger, the Company will have a nine member Board of Directors classified into three classes with staggered three-year terms, as described in the Proxy Statement dated July 12, 1999 delivered with this proxy.

     [_] FOR                  [_] AGAINST              [_] ABSTAIN

    3. To adopt an amendment to the Company's Second Amended and Restated Certificate of Incorporation so that, conditional upon adoption of Proposal 1 and completion of the merger, the name of the Company shall be changed to "Marketing Specialists Corporation," as described in the Proxy Statement dated July 12, 1999 delivered with this proxy.

     [_] FOR                  [_] AGAINST              [_] ABSTAIN

    4. To adopt an amendment to the Company's Amended and Restated 1998 Stock Option and Incentive Plan, conditional upon adoption of Proposal 1 and completion of the merger, as described in the Proxy Statement dated July 12, 1999 delivered with this proxy.

     [_] FOR                  [_] AGAINST              [_] ABSTAIN

    5. To elect two members of the Company's Board of Directors, to serve until the earlier of the completion of the merger or the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Nominees:

     Gerald R. Leonard        [_] FOR                  [_] WITHHELD
     James A. Schlindwein     [_] FOR                  [_] WITHHELD

    6. To consider and act upon any other matters that may properly be brought before the Special Meeting in lieu of the Annual Meeting of Stockholders or any postponement or adjournment thereof as well as on matters related to the conduct of the meeting.

    The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting in lieu of the Annual Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

                                          NOTE: Please sign exactly as name
 Dated: ____________________________            appears hereon. Joint owners
 -----------------------------------            should each sign. When
 Signature                                      signing as attorney,
 -----------------------------------            executor, administrator,
 Signature                                      trustee or guardian, please
                                                give full title as such.



                                       2